As filed with the Securities and Exchange Commission on May 4, 2026
Registration No. 333-295076

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Esquire Financial Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6029 (Primary Standard Industrial Classification Code Number)	27-5107901 (I.R.S. Employer Identification No.)
100 Jericho Quadrangle
Suite 100
Jericho, New York 11753
(516) 535-2002
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew C. Sagliocca
Vice Chairman, Chief Executive Officer, and President
Esquire Financial Holdings, Inc.
100 Jericho Quadrangle
Suite 100
Jericho, New York 11753
(516) 535-2002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John J. Gorman, Esq. Marc P. Levy, Esq. Gregory M. Sobczak, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Gary Lax, Esq. Senior Vice President and Chief Legal Officer Esquire Financial Holdings, Inc. 100 Jericho Quadrangle Suite 100 Jericho, New York 11753 (516) 535-2002	Michael G. O’Rourke President and Chief Executive Officer Signature Bancorporation, Inc. 9450 W. Bryn Mawr, Suite 300 Rosemont, Illinois 60018 (847) 268-1001	James W. Morrissey, Esq. Jennifer Durham King, Esq. Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 (312) 609-7500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)           ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 4, 2026

To the Stockholders of Esquire Financial Holdings, Inc. and the Shareholders of Signature Bancorporation, Inc.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of Esquire Financial Holdings, Inc. (“Esquire”) and Signature Bancorporation, Inc. (“Signature”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed combination of Esquire and Signature. We are requesting that you take certain actions as a holder of Esquire common stock (a “Esquire stockholder”) or as a holder of Signature common stock (a “Signature shareholder”).
On March 11, 2026, Esquire, Esquire Merger Sub, Inc., a direct, wholly owned subsidiary of Esquire (“Merger Sub”), and Signature entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Esquire and Signature have agreed to combine their respective businesses in two mergers.
Under the merger agreement, Merger Sub will merge with and into Signature, with Signature as the surviving entity (the “merger”), and immediately following the merger, Signature will merge with and into Esquire, with Esquire as the surviving entity (the “second-step merger”). Immediately following the second-step merger, Signature Bank, an Illinois state-chartered bank and a wholly owned subsidiary of Signature (“Signature Bank”), will merge with and into Esquire Bank, a national banking association and a wholly owned subsidiary of Esquire (“Esquire Bank”), with Esquire Bank as the surviving bank (the “bank merger” and, together with the merger and the second-step merger, the “mergers”).
Under the terms and subject to the conditions set forth in the merger agreement, Signature shareholders will receive 2.630 shares of Esquire common stock for each share of Signature common stock they own (the “exchange ratio”), subject to adjustment (the “merger consideration”). Under the terms of the merger agreement, the exchange ratio is subject to adjustment based on the disposition of four loans held by Signature Bank prior to the closing based on the proceeds from the sale of such loans, with a maximum possible exchange ratio of 2.800 and a minimum possible exchange ratio of 2.500. Based on the disposition of two of these four loans as of the date of this joint proxy statement/prospectus, the maximum obtainable exchange ratio is 2.715. No fractional shares of Esquire common stock will be issued in the mergers, and holders of Signature common stock will be entitled to receive cash in lieu of fractional shares. Based on the closing price of Esquire’s common stock on the Nasdaq Capital Market of $99.04 on March 11, 2026, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $260.48 in value for each share of Signature common stock, representing a merger consideration of approximately $348.4 million on an aggregate basis. Based on the closing price of Esquire’s common stock on the Nasdaq Capital Market of $107.01 as of May 1, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $281.44 in value for each share of Signature common stock, representing a merger consideration of approximately $377.3 million on an aggregate basis.
Esquire stockholders will continue to own their existing shares of Esquire common stock. The value of the Esquire common stock at the time of completion of the merger could be greater than, less than or the same as the value of Esquire common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Esquire common stock (Nasdaq trading symbol “ESQ”).
We expect the merger and the second-step merger, taken together, will qualify as a reorganization for federal income tax purposes. Accordingly, Signature shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Signature common stock for Esquire common stock or in the merger, except with respect to any cash received by such holders in lieu of fractional shares of Esquire common stock.
Based on the maximum obtainable exchange ratio of 2.715 and the number of shares of Signature common stock outstanding or reserved for issuance for Signature equity awards outstanding as of April 29,

2026, Esquire expects to issue approximately 3.76 million shares of Esquire common stock to Signature shareholders in the aggregate in the merger. Based on the maximum obtainable exchange ratio of 2.715, we estimate that former Signature shareholders will own approximately thirty percent (30%) and existing Esquire stockholders will own approximately seventy percent (70%) of the common stock of Esquire following the completion of the merger.
Esquire and Signature will each hold a special meeting of our respective stockholders in connection with the merger. At our respective special meetings, in addition to other business, Esquire will ask its stockholders to approve the issuance of its common stock to holders of Signature common stock pursuant to the merger agreement, and Signature will ask its stockholders to approve the merger agreement. Information about these meetings and the mergers is contained in this document. We urge you to read this document carefully and in its entirety.
The special meeting of Signature shareholders will be held at 9450 W. Bryn Mawr, 1st Floor, Rosemont, Illinois 60018 on June 23, 2026 at 4:00 p.m., Central Time.
The special meeting of Esquire stockholders will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753 on June 23, 2026 at 10:00 a.m., Eastern Time.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains or references information about Esquire and Signature and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 31 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Esquire from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.
On behalf of the Esquire and Signature boards of directors, thank you for your prompt attention to this important matter.
Sincerely,

Andrew C. Sagliocca Vice Chairman, Chief Executive Officer and President Esquire Financial Holdings, Inc.	Michael G. O’Rourke President and Chief Executive Officer Signature Bancorporation, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Esquire or Signature, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated May [  ], 2026, and is first being mailed to holders of Esquire common stock and holders of Signature common stock on or about May [  ], 2026.

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about Esquire from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov. You will also be able to obtain these documents free of charge from Esquire by accessing Esquire’s website, www.esquirebank.com, under the heading “Investor Relations.” You may also request these documents in writing or by telephone, at the address below:
Esquire Financial Holdings, Inc.
Attn: Gary Lax
Senior Vice President, Chief Legal Officer and Corporate Secretary
100 Jericho Quadrangle, Suite 100, Jericho, New York 11753
Telephone: (516) 535-2002
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Esquire common stock requesting documents must do so by June 15, 2026, in order to receive them before the Esquire special meeting, and holders of Signature common stock requesting documents must do so by June 15, 2026, in order to receive them before the Signature special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [       ], 2026, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of Esquire common stock or holders of Signature common stock, nor the issuance by Esquire of shares of Esquire common stock pursuant to the merger agreement will create any implication to the contrary.
The information on Esquire’s website is not part of this document. References to Esquire’s website in this document are intended to serve as textual references only.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Esquire has been provided by Esquire and information contained in this document regarding Signature has been provided by Signature.
See “Where You Can Find More Information” beginning on page 141 of the accompanying joint proxy statement/prospectus for further information.

Esquire Financial Holdings, Inc.
100 Jericho Quadrangle, Suite 100
Jericho, New York 11753
NOTICE OF SPECIAL MEETING OF ESQUIRE STOCKHOLDERS
To Esquire Financial Holdings, Inc. Stockholders:
On March 11, 2026, Esquire Financial Holdings, Inc. (“Esquire”), Esquire Merger Sub, Inc., a direct, wholly owned subsidiary of Esquire (“Merger Sub”), and Signature Bancorporation, Inc. (“Signature”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Esquire common stock (the “Esquire special meeting”) will be held on June 23, 2026 at 10:00 a.m., Eastern Time. We are pleased to notify you of, and invite you to, the Esquire special meeting which will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753. If you choose not to attend the Esquire special meeting, stockholders can call into the following number to listen to the meeting live: 800-715-9871, conference code: 9572322.
At the Esquire special meeting, you will be asked to vote on the following matters:
1.
A proposal to approve the issuance of Esquire common stock to holders of Signature common stock pursuant to the merger agreement (the “Esquire share issuance proposal”); and

2.
A proposal to adjourn the Esquire special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Esquire share issuance proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Esquire common stock (the “Esquire adjournment proposal”).

The board of directors of Esquire has fixed the close of business on April 29, 2026 as the record date for the Esquire special meeting. Only holders of record of Esquire common stock as of the close of business on the record date for the Esquire special meeting are entitled to notice of the Esquire special meeting or any adjournment or postponement thereof. Only holders of record of Esquire common stock will be entitled to vote at the Esquire special meeting or any adjournment or postponement thereof.
Esquire has determined that holders of Esquire common stock are not entitled to appraisal rights with respect to the proposed merger under the provisions of the Maryland General Corporation Law, as amended.
The Esquire board of directors unanimously recommends that holders of Esquire common stock vote “FOR” the Esquire share issuance proposal and “FOR” the Esquire adjournment proposal.
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless holders of Esquire common stock approve the Esquire share issuance proposal. The affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of Esquire common stock at the Esquire special meeting is required to approve the Esquire share issuance proposal. Whether or not you plan to attend the Esquire special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors
Andrew C. Sagliocca
Vice Chairman, Chief Executive Officer and President
Esquire Financial Holdings, Inc.
[        ], 2026

Signature Bancorporation, Inc.
9450 W. Bryn Mawr, Suite 300
Rosemont, Illinois 60018
NOTICE OF SPECIAL MEETING OF SIGNATURE SHAREHOLDERS
To Signature Bancorporation, Inc. Shareholders:
On March 11, 2026, Esquire Financial Holdings, Inc. (“Esquire”), Esquire Merger Sub, Inc., a direct, wholly owned subsidiary of Esquire (“Merger Sub”), and Signature Bancorporation, Inc. (“Signature”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Signature common stock (the “Signature special meeting”) will be held on June 23, 2026 at 4:00 p.m., Central Time. We are pleased to notify you of and invite you to attend the Signature special meeting, which will be held at 9450 W. Bryn Mawr, 1st Floor, Rosemont, Illinois 60018.
At the Signature special meeting, holders of Signature common stock will be asked to vote on the following matters:
1.
A proposal to approve the Agreement and Plan of Merger, dated as of March 11, 2026, by and among Esquire, Merger Sub and Signature, and the transactions contemplated by that agreement, pursuant to which Merger Sub will merge with and into Signature, as more fully described in the accompanying joint proxy statement/prospectus (the “Signature merger proposal”).

2.
A proposal to adjourn the Signature special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Signature merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Signature common stock (the “Signature adjournment proposal”).

The board of directors of Signature has fixed the close of business on April 29, 2026 as the record date for the Signature special meeting. Only holders of record of Signature common stock as of the close of business on the record date for the Signature special meeting are entitled to notice of the Signature special meeting or any adjournment or postponement thereof. Only holders of record of Signature common stock will be entitled to vote at the Signature special meeting or any adjournment or postponement thereof.
Under Illinois law, if the merger is completed, Signature shareholders of record who do not vote to approve the Signature merger proposal, and otherwise comply with the applicable provisions of Illinois law pertaining to objecting shareholders, will be entitled to exercise dissenters’ rights and obtain payment in cash for the fair value of their shares of Signature common stock by following the procedures set forth in this joint proxy statement/prospectus and under the applicable provisions of Illinois law. A copy of the section of the Illinois Business Corporation Act of 1983, as amended, pertaining to dissenters’ rights is included as Annex B to this joint proxy statement/prospectus.
The Signature board of directors unanimously recommends that holders of Signature common stock vote “FOR” the Signature merger proposal and “FOR” the Signature adjournment proposal.
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless holders of Signature common stock approve the Signature merger proposal. The affirmative vote of at least two-thirds of the votes of the shares entitled to vote at the special meeting is required to approve the Signature merger proposal. Whether or not you plan to attend the Signature special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
By Order of the Board of Directors
Michael G. O’Rourke President and Chief Executive Officer Signature Bancorporation, Inc.
[ ], 2026

i

ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the mergers and the Esquire special meeting or the Signature special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the Esquire special meeting or the Signature special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 141.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•
“Esquire” refers to Esquire Financial Holdings, Inc., a Maryland corporation;

•
“Esquire Bank” refers to Esquire Bank, a national banking association and a wholly owned subsidiary of Esquire;

•
“Esquire bylaws” refer to the amended and restated bylaws of Esquire Financial Holdings, Inc.;

•
“Esquire charter” refers to the articles of incorporation of Esquire Financial Holdings, Inc.;

•
“Esquire common stock” refers to the common stock of Esquire, par value $0.01 per share;

•
“Esquire special meeting” refers to the special meeting of Esquire stockholders to be held on June 23, 2026 to consider and vote on the Esquire share issuance proposal and the Esquire adjournment proposal.

•
“Esquire stockholders” refer to holders of shares of Esquire common stock both prior to and following the completion of the merger;

•
“Merger Sub” refers to Esquire Merger Sub, Inc., a Maryland corporation and a direct, wholly owned subsidiary of Esquire;

•
“Signature” refers to Signature Bancorporation, Inc., an Illinois corporation;

•
“Signature Bank” refers to Signature Bank, an Illinois state-chartered bank and a wholly owned subsidiary of Signature;

•
“Signature bylaws” refer to the amended and restated bylaws of Signature Bancorporation, Inc.;

•
“Signature articles of incorporation” refers to the articles of incorporation of Signature Bancorporation, Inc.;

•
“Signature common stock” refers to the common stock of Signature, par value $1.00 per share;

•
“Signature shareholders” refer to holders of shares of Signature common stock; and

•
“Signature special meeting” refers to the special meeting of Signature shareholders to be held on June 23, 2026 to consider and vote on the Signature merger proposal and the Signature adjournment proposal;

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because Esquire, Merger Sub and Signature have entered into an Agreement and Plan of Merger, dated March 11, 2026 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Merger Sub will merge with and into Signature, with Signature as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Signature will merge with and into Esquire, with Esquire as the surviving entity (the “second-step merger”). Immediately following the second-step merger, Signature Bank will merge with and into Esquire Bank, with Esquire Bank as the surviving bank (the “bank merger,” and together with the merger and the second-step merger, the “mergers”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the merger as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:
•
Esquire stockholders must approve the issuance of Esquire common stock to Signature shareholders pursuant to the merger agreement (the “Esquire share issuance proposal”); and

•
Signature shareholders must approve the merger agreement (the “Signature merger proposal”).

Esquire is holding a special meeting of Esquire stockholders (the “Esquire special meeting”) to obtain approval of the Esquire share issuance proposal.
In addition, Esquire stockholders will be asked to approve a proposal to adjourn the Esquire special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Esquire special meeting to approve the Esquire share issuance proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Esquire stockholders (the “Esquire adjournment proposal”).
Signature is holding a special meeting of Signature shareholders (the “Signature special meeting”) to obtain approval of the Signature merger proposal.
In addition, Signature shareholders will be asked to approve a proposal to adjourn the Signature special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Signature special meeting to approve the Signature merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Signature shareholders (the “Signature adjournment proposal”).
This document is also a prospectus that is being delivered to Signature shareholders because, pursuant to the merger agreement, Esquire is offering shares of Esquire common stock to Signature shareholders.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Esquire and Signature special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, Merger Sub will merge with and into Signature, with Signature as the surviving entity. In the second-step merger, which will occur immediately following the merger, Signature, as the surviving entity of the merger, will merge with and into Esquire, with Esquire as the surviving entity. In the bank merger, which will occur immediately following the second-step merger, Signature Bank will merge with and into Esquire Bank, with Esquire Bank as the surviving bank.

Each share of Signature common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), except for dissenting shares and shares of Signature common stock owned by Signature as treasury stock or owned by Signature or Esquire (in each case, other than shares of Signature common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Signature or Esquire in respect of debts previously contracted), will be converted into the right to receive 2.630 shares (the “exchange ratio”) of Esquire common stock, subject to adjustment (the “merger consideration”). Under the terms of the merger agreement, the exchange ratio is subject to adjustment based on the disposition of four loans held by Signature Bank prior to the closing based on the proceeds from the sale of such loans, with a maximum possible exchange ratio of 2.800 and a minimum possible exchange ratio of 2.500. Based on the disposition of two of these four loans as of the date of this joint proxy statement/prospectus, the maximum obtainable exchange ratio is 2.715. Based on the closing price of Esquire’s common stock on the Nasdaq Capital Market on March 11, 2026, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $260.48 in value for each share of Signature common stock, representing a merger consideration of approximately $348.4 million on an aggregate basis. Based on the closing price of Esquire’s common stock on the Nasdaq Capital Market of $107.01 as of May 1, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $281.44 in value for each share of Signature common stock, representing a merger consideration of approximately $377.3 million on an aggregate basis.
After completion of the mergers, Signature will cease to exist. After the completion of the mergers, Esquire stockholders will continue to own their existing shares of Esquire common stock. See the information provided in the section entitled “The Merger Agreement — Structure of the Merger” beginning on page 99 and the merger agreement for more information about the merger.
Q:
Can the exchange ratio be adjusted?

A:
The 2.630 exchange ratio is subject to adjustment, based on the aggregate sale proceeds received by Signature on the sale of four loans, which loans total approximately $70 million, prior to the closing (the “Schedule A Loans”). The merger agreement provides that if any Schedule A Loans are sold prior to closing, then the exchange ratio will be adjusted based on the aggregate loan sales proceeds relative to the aggregate outstanding principal amount of such loans (the “Aggregate Schedule A Loan Balance’) with a maximum exchange ratio of 2.80, based on the sale of all Schedule A Loans and on a one hundred percent recovery of the Aggregate Schedule A Loan Balance, and a minimum Exchange Ratio of 2.50, based on a ten percent or less aggregate recovery from the sale of the Schedule A Loans (or no sales of Schedule A Loans) prior to closing. Any sale of a Schedule A Loan must qualify as an arms-length, non-recourse true sale under GAAP with no seller financing and no retention of seller ownership interest. Signature has initiated a sale process as to the Schedule A Loans.

The following table illustrates the application of this exchange ratio adjustment mechanism in the merger agreement based on certain illustrative recovery rates of the Aggregate Schedule A Loan Balance:
Schedule A Loans Recovery Rate	Implied Exchange Ratio
100%	2.800x
95%	2.783x
90%	2.766x
85%	2.749x
80%	2.732x
75%	2.715x
70%	2.698x
65%	2.681x
60%	2.664x
55%	2.647x
50%	2.630x
45%	2.614x
40%	2.598x
35%	2.581x
30%	2.565x
25%	2.549x
20%	2.533x
15%	2.516x
10% or less	2.500x
Based on the closing price of Esquire’s common stock on the Nasdaq Capital Market on March 11, 2026, the last trading day before the public announcement of the merger, the maximum possible exchange ratio under the terms of the merger agreement of 2.80 represented approximately $277.3 in value for each share of Signature common stock, representing a merger consideration of approximately $371.6 million on an aggregate basis.
Based on the closing price of Esquire’s common stock on the Nasdaq Capital Market on March 11, 2026, the last trading day before the public announcement of the merger, the minimum possible exchange ratio under the terms of the merger agreement of 2.50 represented approximately $247.6 in value for each share of Signature common stock, representing a merger consideration of approximately $330.7 million on an aggregate basis.
As of the date of this joint proxy statement/prospectus, two of the Schedule A Loans, having an aggregate principal balance of $30.3 million, have been sold, with aggregate sales proceeds totaling $12.6 million, for an aggregate recovery rate of 42%. Assuming that the remaining two Schedule A Loans, totaling $40 million, are sold prior to closing and that 100% of the principal balance of these unsold Schedule A Loans is recovered, the exchange ratio would be 2.715. If no further Schedule A Loans are sold prior to closing, or if the recovery rate on the sale of the remaining Schedule A Loans is 10% or less, the exchange ratio would be 2.544.
No assurance can be made as to whether Signature will successfully sell the remaining Schedule A Loans prior to closing and what proceeds, if any, Signature would receive upon the sale of either of the remaining Schedule A Loans. Therefore, at the time of the Esquire special meeting and the Signature special meeting, Esquire stockholders and Signature shareholders may not know the exact exchange ratio nor the exact market value of the merger consideration that Signature shareholders will receive at the effective time.
Q:
When and where will each of the special meetings take place?

A:
The Esquire special meeting will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, on June 23, 2026 at 10:00 a.m., Eastern Time.

The Signature special meeting will be held at 9450 W. Bryn Mawr, 1st Floor, Rosemont, Illinois 60018 on June 23, 2026 at 4:00 p.m., Central Time.
Even if you plan to attend your respective company’s special meeting, Esquire and Signature recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.
Q:
What matters will be considered at each of the special meetings?

A:
At the Esquire special meeting, Esquire stockholders will be asked to consider and vote on the following proposals:

•
Esquire Proposal 1: The Esquire share issuance proposal; and

•
Esquire Proposal 2: The Esquire adjournment proposal.

At the Signature special meeting, Signature shareholders will be asked to consider and vote on the following proposals:
•
Signature Proposal 1: The Signature merger proposal; and

•
Signature Proposal 2: The Signature adjournment proposal.

In order to complete the merger, among other things, Esquire stockholders must approve the Esquire share issuance proposal and Signature shareholders must approve the Signature merger proposal. Neither the approval of the Esquire adjournment proposal nor the Signature adjournment proposal is a condition to the obligations of Esquire or Signature to complete the merger.
Q:
What will Signature shareholders receive in the merger?

A:
In the merger, Signature shareholders will receive 2.630 shares of Esquire common stock for each share of Signature common stock held immediately prior to the completion of the merger, subject to adjustment. Under the terms of the merger agreement, the exchange ratio is subject to adjustment based on the disposition of the Schedule A Loans prior to the closing based on the proceeds from the sale of such loans, with a maximum possible exchange ratio of 2.800 and a minimum possible exchange ratio of 2.500. Based on the disposition of two of the four Schedule A Loans as of the date of this joint proxy statement/prospectus, the maximum obtainable exchange ratio is 2.715. Esquire will not issue any fractional shares of Esquire common stock in the merger. Signature shareholders who would otherwise be entitled to a fractional share of Esquire common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale price per share of Esquire common stock on Nasdaq for the consecutive period of five (5) full trading days ending on the day preceding the closing date (the “Esquire closing share value”) by the fraction of a share (after taking into account all shares of Signature common stock held by such holder immediately prior to the completion of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Esquire common stock that such shareholder would otherwise be entitled to receive.
Q:
What will Esquire stockholders receive in the merger?

A:
In the merger, Esquire stockholders will not receive any consideration, and their shares of Esquire common stock will remain outstanding and will constitute shares of Esquire following the merger. Following the merger, shares of Esquire common stock will continue to be traded on Nasdaq.

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. In addition to the exchange ratio adjusting between the maximum exchange ratio and the minimum exchange ratio, the value of the merger consideration will also fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Esquire common stock. Any fluctuation in the market price of Esquire common stock will change the value of the shares of Esquire common stock that Signature shareholders will receive.

However, Signature may exercise its right to terminate the merger agreement if, at any time during the five business-day period commencing on the date on which the last required regulatory approval is obtained for consummation of this merger and the bank merger have been obtained (disregarding any waiting period) (the “Determination Date”) if both of the following conditions are satisfied:
•
(i) the number obtained by dividing (x) the volume weighted average price of Esquire common stock on Nasdaq for the twenty (20) consecutive full trading days ending on the fifth trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent, by (y) the closing price of Esquire common stock on Nasdaq on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement (the “Purchaser Ratio”), is less than 0.80; and

•
(ii) (x) the Purchaser Ratio is less than (y) the number obtained by dividing the average of the Nasdaq Bank Index closing prices for the twenty (20) consecutive full trading days ending on the fifth trading day immediately prior to the Determination Date by the closing price of the Nasdaq Bank Index on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement, and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to as the “Index Ratio”).

However, if Signature chooses to exercise this termination right, Esquire has the option, within five business days of receipt of notice from Signature, to adjust the exchange ratio and prevent termination under this provision.
Q:
How will the merger affect Signature equity awards?

A:
The merger agreement provides that, at the effective time, each option to purchase shares of Signature common stock (each such stock option, a “Signature Option”) granted under the Signature Stock Incentive Plan that is outstanding immediately prior to the effective time, shall vest (except for any Signature Option granted after the date of the merger agreement) and be assumed by Esquire (such, Signature Option, an “Assumed Option”) and converted into a stock option that is exercisable for a number of shares of Esquire common stock equal to the number of shares of Signature common stock underlying the Signature Option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share, with an exercise price per share of Esquire common stock equal to the exercise price applicable to the underlying Signature Option immediately prior to the effective time divided by the exchange ratio, rounded up to the nearest cent. Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Signature Option immediately prior to the effective time.
Q:
How will the merger affect the Signature Bank 401(k) plan?

A:
The merger agreement provides that unless otherwise agreed between Esquire and Signature at least ten (10) days prior to the closing, Signature will terminate the Signature Bank 401(k) Plan (the “401(k) Plan”) to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. At least two (2) business days prior to the closing, Signature will provide Esquire with resolutions adopted by Signature’s board of directors terminating the 401(k) Plan, the form and substance of which will be subject to the prior written approval of Esquire, which will not be unreasonably withheld. Esquire and Signature will take any and all actions as may be required, including amendments to the Esquire 401(k) plan, to permit the continuing employees to make rollover contributions to the Esquire 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Signature 401(k) plan in the form of cash, in kind benefits (if permitted by the Esquire 401(k) plan), outstanding participant loans or a combination thereof.

Q:
How does the Esquire board of directors recommend that I vote at the Esquire special meeting?

A:
The Esquire board of directors unanimously recommends that you vote “FOR” the Esquire share issuance proposal and “FOR” the Esquire adjournment proposal.

In considering the recommendations of the Esquire board of directors, Esquire stockholders should be aware that Esquire directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Esquire stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Certain Esquire Directors and Executive Officers in the Merger” beginning on page 90.
Q:
How does the Signature board of directors recommend that I vote at the Signature special meeting?

A:
The Signature board of directors unanimously recommends that you vote “FOR” the Signature merger proposal and “FOR” the Signature adjournment proposal.

In considering the recommendations of the Signature board of directors, Signature shareholders should be aware that Signature directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Signature shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Certain Signature Directors and Executive Officers in the Merger” beginning on page 90.
Q:
Who is entitled to vote at the Esquire special meeting?

A:
The record date for the Esquire special meeting is April 29, 2026. All Esquire stockholders who held shares at the close of business on the record date for the Esquire special meeting are entitled to receive notice of, and to vote at, the Esquire special meeting.

Each Esquire stockholder is entitled to cast one (1) vote on each matter properly brought before the Esquire special meeting for each share of Esquire common stock that such holder owned of record as of the record date. As of April 29, 2026, there were 8,639,431 outstanding shares of Esquire common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Esquire Special Meeting — Proxies” beginning on page 46 for instructions on how to vote your shares of Esquire common stock without attending the Esquire special meeting.

Q:
Who is entitled to vote at the Signature special meeting?

A:
The record date for the Signature special meeting is April 29, 2026. All Signature shareholders who held shares at the close of business on the record date for the Signature special meeting are entitled to receive notice of, and to vote at, the Signature special meeting.

Each Signature shareholder is entitled to cast one (1) vote on each matter properly brought before the Signature special meeting for each share of Signature common stock that such holder owned of record as of the record date. As of April 29, 2026, there were 1,290,525 outstanding shares of Signature common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Signature Special Meeting — Proxies” beginning on page 46 for instructions on how to vote your shares of Signature common stock without attending the Signature special meeting.
Q:
What constitutes a quorum for the Esquire special meeting?

A:
The presence at the Esquire special meeting, or by proxy, of holders of a majority of the total number of outstanding shares of Esquire common stock entitled to vote at the Esquire special meeting will constitute a quorum for the transaction of business at the Esquire special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:
What constitutes a quorum for the Signature special meeting?

A:
The presence at the Signature special meeting, or by proxy, of holders of a majority of the total number of outstanding shares of Signature common stock entitled to vote at the Signature special meeting will constitute a quorum for the transaction of business at the Signature special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:
What vote is required for the approval of each proposal at the Esquire special meeting?

A:
Esquire Proposal 1: Esquire share issuance proposal.   Approval of the Esquire share issuance proposal requires the affirmative vote of a majority of the votes cast or negatively by the holders of outstanding shares of Esquire common stock at the Esquire special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Esquire share issuance proposal.

Esquire Proposal 2: Esquire adjournment proposal.   If a quorum is present at the Esquire special meeting, (i) approval of the Esquire adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the Esquire stockholders at the Esquire special meeting and (ii) an abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Esquire adjournment proposal. In the absence of a quorum at the Esquire special meeting, (i) approval of the Esquire adjournment proposal requires the affirmative vote of a majority of the shares of Esquire common stock present at the Esquire special meeting and entitled to vote on the Esquire adjournment proposal, (ii) an abstention will have the same effect as a vote “AGAINST” the proposal and (iii) a broker non-vote or other failure to vote will have no effect on the outcome of the Esquire adjournment proposal.
Q:
What vote is required for the approval of each proposal at the Signature special meeting?

A:
Signature Proposal 1: Signature merger proposal.   Approval of the Signature merger proposal requires the affirmative votes of at least two-thirds of the votes of the shares entitled to vote at the Signature special meeting. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Signature merger proposal.

Signature Proposal 2: Signature adjournment proposal.   If a quorum is present at the Signature special meeting, (i) approval of the Signature adjournment proposal requires the affirmative vote of the majority of the shares represented at the meeting and entitled to vote, and (ii) an abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Signature adjournment proposal. In the absence of a quorum at the Signature special meeting, (i) approval of the Signature adjournment proposal requires the affirmative vote of a majority of the shares of Signature common stock present at the Signature special meeting and entitled to vote on the Signature adjournment proposal, (ii) an abstention will have the same effect as a vote “AGAINST” the proposal, and (iii) a broker non-vote or other failure to vote will have no effect on the outcome of the Signature adjournment proposal.
Q:
Are there any Signature shareholders already committed to voting in favor of the Signature merger proposal?

A:
Yes. Each director and certain executive officers of Signature, solely in such director’s or executive officer’s capacity as a shareholder of Signature, has entered into a voting agreement with Esquire requiring each of them to vote all shares of Signature common stock owned by such director or officer in favor of the Signature merger proposal. As of the record date, these directors and officers held 225,169 shares of Signature common stock, which represented approximately 17.45% of the outstanding shares of Signature common stock.

Q:
What if I hold shares in both Esquire and Signature?

A:
If you hold shares of both Esquire common stock and Signature common stock, you will receive separate packages of proxy materials. A vote cast as an Esquire stockholder will not count as a vote cast as a Signature shareholder, and a vote cast as a Signature shareholder will not count as a vote cast as an Esquire stockholder. Therefore, please submit separate proxies for your shares of Esquire common stock and your shares of Signature common stock.

Q:
How can I attend, vote and ask questions at the Esquire special meeting or the Signature special meeting?

A:
Record Holders.   If you hold shares directly in your name as the holder of record of Esquire common stock or Signature common stock, you are a “record holder” and your shares may be voted at the Esquire special meeting or the Signature special meeting by you, as applicable. If you choose to vote your shares in person at the Esquire special meeting or Signature special meeting, as applicable, you must present proof of identification and proof of Esquire common stock ownership or Signature common stock ownership as of the applicable record date and fill out a ballot at the meeting.

Beneficial Owners.   If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Esquire special meeting or the Signature special meeting, as applicable, by you as described below. If you choose to vote your shares of Esquire common stock or Signature common stock in person at the Esquire special meeting or Signature special meeting, as applicable, you must present a copy of a brokerage statement reflecting your stock ownership as of the record date and a legal proxy from your bank, broker, trustee or other nominee.
Even if you plan to attend the Esquire special meeting or the Signature special meeting in person, Esquire and Signature recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Additional information on attending the special meetings can be found under the section entitled “The Esquire Special Meeting — Attending the Special Meeting” on page 39 and under the section entitled “The Signature Special Meeting — Attending the Special Meeting” on page 44.
Q:
How can I vote my shares without attending my respective special meeting?

A:
Whether you hold your shares directly as the holder of record of Esquire common stock or Signature common stock or beneficially in “street name,” you may direct your vote by proxy without attending the Esquire special meeting or the Signature special meeting, as applicable.

If you are a record holder of Esquire common stock, you can vote your shares by proxy over the internet or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Esquire common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you are a record holder of Signature common stock, you can vote your shares by proxy through the mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Signature common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Additional information on voting procedures can be found under the section entitled “The Esquire Special Meeting — Attending the Special Meeting” on page 39 and under the section entitled “The Signature Special Meeting — Attending the Special Meeting” on page 44.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of Esquire common stock or Signature common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or, if you are an Esquire stockholder, by submitting your proxy through the internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:
If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:
No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:
What is a “broker non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Esquire special meeting and the Signature special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Esquire special meeting or the Signature special meeting. If your bank, broker, trustee or other nominee holds your shares of Esquire common stock or Signature common stock in “street name,” such entity will vote your shares of Esquire common stock or Signature common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
If you are a beneficial owner of Esquire common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Esquire common stock:
•
Esquire share issuance proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Esquire share issuance proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•
Esquire adjournment proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Esquire adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of Signature common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Signature common stock:
•
Signature merger proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Signature merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and

•
Signature adjournment proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Signature adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:
What if I fail to vote or abstain?

A:
For purposes of the Esquire special meeting, an abstention occurs when an Esquire stockholder attends the Esquire special meeting and does not vote or returns a proxy with an “abstain” instruction.

•
Esquire share issuance proposal:   An abstention will have no effect on the outcome of the Esquire share issuance proposal. If an Esquire stockholder is not present at the Esquire special meeting and does not respond by proxy, it will also have no effect on the outcome of the Esquire share issuance proposal; and

•
Esquire adjournment proposal:   If a quorum is present at the Esquire special meeting, an abstention will have no effect on the outcome of the Esquire adjournment proposal. In the absence of a quorum at the Esquire special meeting, an abstention will have the same effect as a vote “AGAINST” the Esquire adjournment proposal. If an Esquire stockholder is not present at the Esquire special meeting and does not respond by proxy, it will also have no effect on the outcome of the Esquire adjournment proposal.

For purposes of the Signature special meeting, an abstention occurs when a Signature shareholder attends the Signature special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
Signature merger proposal:   An abstention will have the same effect as a vote “AGAINST” the Signature merger proposal. If a Signature shareholder is not present at the Signature special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Signature merger proposal; and

•
Signature adjournment proposal:   If a quorum is present at the Signature special meeting, an abstention will have no effect on the outcome of the Signature merger proposal. In the absence of a quorum at the Signature special meeting, an abstention will have the effect of a vote “AGAINST” the Signature adjournment proposal. If a Signature shareholder is not present at the Signature special meeting and does not respond by proxy, it will also have no effect on the outcome of the Signature adjournment proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Esquire or Signature to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that each of its board of directors is recommending and seeking. To approve the Esquire share issuance proposal, the holders of a majority of the outstanding shares of Esquire common stock entitled to vote at the Esquire special meeting must be present, in person or by proxy. To approve the Signature merger proposal, the holders of a majority of the outstanding shares of Signature common stock entitled to vote at the Signature special meeting must be present, in person or by proxy. Your failure to submit a proxy or vote in person at your respective special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of Esquire common stock or Signature common stock from being counted towards the quorum for the Esquire special meeting or Signature special meeting, as applicable.

The Esquire board of directors unanimously recommend that you vote “FOR” the Esquire share issuance proposal, and the Signature board of directors unanimously recommend that you vote “FOR” the Signature merger proposal. The Esquire board of directors and the Signature board of directors also unanimously recommend that you vote “FOR” the other proposals to be considered at the Esquire special meeting and the Signature special meeting, respectively.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Esquire common stock represented by your proxy will be voted as recommended by the Esquire board of directors with respect to such proposals, or the shares of Signature common stock represented by your proxy will be voted as recommended by the Signature board of directors with respect to such proposals, as the case may be.

Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
If you directly hold shares of Esquire common stock or Signature common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of Esquire or Signature, as applicable;

•
signing and returning a proxy card with a later date;

•
attending the special meeting in person and voting at the special meeting; or

•
in the case of Esquire stockholders, voting by the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•
contacting your bank, broker, trustee or other nominee; or

•
attending the special meeting and voting your shares in person. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:
Will Signature be required to submit the Signature merger proposal to its shareholders even if the Signature board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Signature special meeting, Signature is required to submit the Signature merger proposal to its shareholders even if the Signature board of directors has withdrawn, modified or qualified its recommendation.

Q:
Are Esquire stockholders entitled to appraisal rights?

A:
No. Esquire stockholders are not entitled to appraisal rights under the provisions of the Maryland General Corporation Law, as amended (the “MGCL”). For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 96.

Q:
Are Signature shareholders entitled to dissenters’ rights of appraisal?

A:
Yes. Signature shareholders who do not vote in favor of the Signature merger proposal and otherwise comply with all of the procedures of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), will be entitled to receive payment in cash of the “fair value” of their shares of Signature common stock as ultimately determined under the statutory process. This “fair value” could be more than the merger consideration but could also be less. A copy of the applicable section of the IBCA is attached as Annex B to this document. For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 96.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Esquire share issuance proposal, the Signature merger proposal, or the other proposals to be considered at the Esquire special meeting and the Signature special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 31. You also should read and carefully consider the risk factors of Esquire and Signature contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
What are the material U.S. federal income tax consequences of the merger and the second-step merger to Signature shareholders?

A:
The merger and the second-step merger have been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Esquire and Signature receives a legal opinion to the effect that the merger and the second-step merger will so qualify. Accordingly, Signature shareholder generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Signature common stock for Esquire common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Esquire common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 117.

Q:
When is the merger expected to be completed?

A:
Neither Esquire nor Signature can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Signature must first obtain the approval of Signature shareholders for the Signature merger proposal, and Esquire must obtain the approval of Esquire stockholders for the Esquire share issuance proposal. Esquire and Signature must also obtain requisite regulatory approvals and satisfy certain other closing conditions. Esquire and Signature expect the merger to be completed promptly once Esquire and Signature have obtained their respective shareholders’ approvals noted above, have obtained requisite regulatory approvals and have satisfied certain other closing conditions.

Q:
What are the conditions to complete the merger?

A:
The obligations of Esquire and Signature to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by Esquire stockholders of the Esquire share issuance proposal, approval by Signature shareholders of the Signature merger proposal, authorization for listing on Nasdaq of the shares of Esquire common stock to be issued in the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, absence of legal restraint prohibiting the merger, and accuracy of the representations and warranties made in the merger agreement subject to certain materiality qualification. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 114.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Signature shareholders will not receive any consideration for their shares of Signature common stock in connection with the merger. Instead, Signature will remain an independent company and Esquire will not complete the issuance of shares of Esquire common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $15.0 million will be payable by Signature to Esquire. See “The Merger Agreement — Termination Fee” beginning on page 115 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid by Signature.
Q:
If the merger is consummated, are certain Signature executive officers limited in selling shares of Esquire common stock that they received in the merger?

A:
Yes. Simultaneously with the execution of the merger agreement, Esquire entered into a lock-up agreement (a “lock-up agreement”) with each of the executive officers of Signature (the “Executives”). Pursuant to the lock-up agreement, each Executive has agreed, among other things, to (i) other than with respect to 5% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement, not sell or dispose of any shares of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement for 365 days following the effective time; (ii) not sell or dispose of more than 33% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement between 366 days and 730 days following the effective time; and (iii) not sell or dispose of more than 66% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement between 731 days and 1,095 days following the effective time. See “The Merger — Lock-Up Agreements with Signature Executives” beginning on page 98.

Q:
What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:
Each of the Esquire and Signature record date is earlier than the date of the Esquire special meeting and the Signature special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Esquire common stock or Signature common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Signature common stock, you will not have the right to receive the merger consideration to be received by Signature shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Signature common stock through the completion of the merger.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Esquire and acceptable to Signature (the “exchange agent”) will send you instructions for exchanging Signature stock certificates for the consideration to be received in the merger. See “The Merger Agreement — Exchange of Shares” beginning on page 101.

Q:
What should I do if I receive more than one set of voting materials for the same special meeting?

A:
If you are a beneficial owner and hold shares of Esquire common stock or Signature common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of Esquire common stock or Signature common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders.   For shares held directly, please complete, sign, date and return each proxy card (or if you are an Esquire stockholder, cast your vote by internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Esquire common stock or Signature common stock are voted.
Beneficial Owners.   For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:
Who can help answer my questions?

A:
Esquire stockholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Esquire’s proxy solicitor, Laurel Hill Advisory Group, LLC, at the following address: 2 Robbins Lane, Suite 201, Jericho, NY 11753, or by telephone at (888) 742-1305.

Signature shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Michael G. O’Rourke, Signature’s President and Chief Executive Officer, at the following address: Signature Bancorporation, Inc., 9450 W. Bryn Mawr, Suite 300, Rosemont, Illinois 60018, or by telephone at (847) 268-1001.
Q:
Where can I find more information about Esquire and Signature?

A:
You can find more information about Esquire and Signature from the various sources described under “Where You Can Find More Information” beginning on page 141.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two (2) or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Esquire common stock and Signature common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Esquire common stock or Signature common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the Esquire and Signature special meetings. In addition, we incorporate by reference important business and financial information about Esquire into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into or otherwise included with this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.
Information about the Companies (pages 49 and 53)
Esquire Financial Holdings, Inc.
Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York and registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Esquire Bank, National Association is Esquire’s wholly owned bank subsidiary and is a full service commercial bank dedicated to serving the financial needs of the legal and small business communities on a national basis, as well as commercial and retail customers in the New York and Los Angeles metropolitan markets. Esquire Bank offers tailored banking products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners, both on a national basis. It also offers traditional banking products for businesses and consumers in its local market areas (subsets of the New York and Los Angeles metropolitan markets). Esquire believes these activities, anchored by its legal community focus, generate a stable source of low cost core deposits and a diverse asset base to support its overall operations. Esquire Bank’s commercial loans tailored to the litigation market come with low cost core operating and escrow deposits, enhancing the overall yield on Esquire Bank’s loan portfolio, and enabling it to earn attractive risk-adjusted net interest margins. Additionally, its payment processing activities to small businesses nationally generate a relatively stable source of fee income.
As of December 31, 2025, Esquire had total consolidated assets of approximately $2.37 billion, total loans of approximately $1.76 billion, total deposits of approximately $2.06 billion and total consolidated stockholders’ equity of approximately $289.6 million.
Esquire’s principal executive offices are located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, its phone number is (516) 535-2002 and its website is www.esquirebank.com. Additional information about Esquire and its subsidiaries is included in the documents incorporated by reference in this joint proxy statement/prospectus.
Signature Bancorporation, Inc.
Signature Bancorporation, Inc. is the parent bank holding company of Signature Bank, a business-focused bank headquartered in Rosemont, Illinois. Founded in 2006, Signature Bank is dedicated to providing tailored financial solutions to middle-market businesses. Signature Bank serves a diverse range of business clients — including law firms, medical practices, manufacturers, technology firms, and professional service firms — through a comprehensive suite of commercial lending, treasury management, SBA lending, wealth management, and fraud protection services, delivered through a combination of relationship-based banking and innovative financial technology.
As of December 31, 2025, Signature had total consolidated assets of approximately $2.00 billion, total loans of approximately $1.28 billion, total deposits of approximately $1.72 billion and total consolidated shareholders’ equity of approximately $219.8 million.
Signature’s principal executive offices are located at 9450 W. Bryn Mawr, Suite 300 Rosemont, Illinois 60018, its phone number is (847) 268-1001 and its website is www.signaturebank.bank.
Merger Sub
Merger Sub, a direct, wholly owned subsidiary of Esquire, is a Maryland corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Signature, with Signature surviving as a direct, wholly owned subsidiary of Esquire and the separate corporate existence of Merger Sub will cease.
Merger Sub’s principal administrative office is located at c/o Esquire Financial Services, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, its phone number is (516) 535-2002.
The Merger and the Merger Agreement (pages 55 and 99)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Signature, with Signature as the surviving entity. Immediately following the merger, the second-step merger will occur in which Signature will merge with and into Esquire, with Esquire as the surviving entity. The merger agreement further provides that immediately following the second-step merger, the bank merger will occur in which Signature Bank will merge with and into Esquire Bank, with Esquire Bank as the surviving bank.
This summary and the copy of the merger agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.
Merger Consideration (pages 100)
Each share of Signature common stock issued and outstanding immediately prior to the effective time, except for dissenting shares or certain shares owned by Esquire or Signature, will be converted into the right to receive 2.630 shares of Esquire common stock, subject to adjustment. Signature shareholders who would otherwise be entitled to a fraction of a share of Esquire common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Esquire closing share value.
The 2.630 exchange ratio is subject to adjustment, based on the aggregate sale proceeds received by Signature on the sale of four loans, which loans total approximately $70 million, prior to the closing (the “Schedule A Loans”). The merger agreements provides that if any Schedule A Loans are sold prior to closing, then the exchange ratio will be adjusted based on the aggregate loan sales proceeds relative to the aggregate outstanding principal amount of such loans (the “Aggregate Schedule A Loan Balance’) with a maximum Exchange Ratio of 2.80, based on the sale of all Schedule A Loans and on a one hundred percent recovery of the Aggregate Schedule A Loan Balance, and a minimum Exchange Ratio of 2.50, based on a ten percent or less aggregate recovery from the sale of the Schedule A Loans (or no sales of Schedule A Loans) prior to closing. Any sale of a Schedule A Loan must qualify as an arms-length, non-recourse true sale under GAAP with no seller financing and no retention of seller ownership interest. Signature has initiated a sale process as to the Schedule A Loans.

The following table illustrates the application of this exchange ratio adjustment mechanism in the merger agreement based on certain illustrative recovery rates of the Aggregate Schedule A Loan Balance:
Schedule A Loans Recovery Rate	Implied Exchange Ratio
100%	2.800x
95%	2.783x
90%	2.766x
85%	2.749x
80%	2.732x
75%	2.715x
70%	2.698x
65%	2.681x
60%	2.664x
55%	2.647x
50%	2.630x
45%	2.614x
40%	2.598x
35%	2.581x
30%	2.565x
25%	2.549x
20%	2.533x
15%	2.516x
10% or less	2.500x
As of the date of this joint proxy statement/prospectus, two of the Schedule A Loans, having an aggregate principal balance of $30.3 million, have been sold, with aggregate sales proceeds totaling $12.6 million, for an aggregate recovery rate of 42%. Assuming that the remaining two Schedule A Loans, totaling $40 million, are sold prior to closing and that 100% of the principal balance of these unsold Schedule A Loans is recovered, the exchange ratio would be 2.715. If no further Schedule A Loans are sold prior to closing, or if the recovery rate on the sale of the remaining Schedule A Loans is 10% or less, the exchange ratio would be 2.544.
No assurance can be made as to whether Signature will successfully sell the remaining Schedule A Loans prior to closing and what proceeds, if any, Signature would receive upon the sale of either of the remaining Schedule A Loans. Therefore, at the time of the Esquire special meeting and the Signature special meeting, Esquire stockholders and Signature shareholders may not know the exact exchange ratio nor the exact market value of the merger consideration that Signature shareholders will receive at the effective time.
Esquire common stock is listed on Nasdaq under the symbol “ESQ.” Signature common stock is not listed or quoted on any exchange.
The following table shows the closing sale prices of Esquire common stock as reported on Nasdaq on March 11, 2026, the last trading day before the public announcement of the merger agreement, and on May 1, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows (1) the implied value of the merger consideration to be issued in exchange for each share of Signature common stock, which was calculated by multiplying the closing price of Esquire common stock on those dates by the exchange ratio of 2.630; (2) the minimum implied value of the merger consideration to be issued in exchange for each share of Signature common stock as set forth in the merger agreement, which was calculated by multiplying the closing price of Esquire common stock on those dates by the minimum possible exchange ratio as set forth in the merger agreement of 2.500; (3) the maximum implied value of the merger consideration to be issued in exchange for each share of Signature common stock as set forth in the merger agreement, which was calculated by multiplying the closing price of Esquire common stock on those dates by the maximum exchange ratio of 2.800 and (4) the maximum obtainable implied value of the merger consideration to be issued in exchange for each share of Signature common stock given the proceeds of sale received by Signature Bank on the disposition of two of the four Schedule A Loans prior to the date of this joint proxy statement/prospectus, which was calculated by multiplying the closing price of Esquire common stock on those dates by the maximum obtainable exchange ratio of 2.715.
	Esquire Common Stock	Implied Value of One Share of Signature Common Stock(1)	Implied Value of One Share of Signature Common Stock(2)	Implied Value of One Share of Signature Common Stock(3)	Implied Value of One Share of Signature Common Stock(4)
March 11, 2026	$99.04	$260.48	$247.60	$277.32	$268.89
May 1, 2026	$107.01	$281.44	$267.53	$299.63	290.53

(1)
Calculated by multiplying the closing price of Esquire common stock on those dates by the exchange ratio of 2.630.

(2)
Calculated by multiplying the closing price of Esquire common stock on those dates by the minimum exchange ratio possible under the terms of the merger agreement of 2.500.

(3)
Calculated by multiplying the closing price of Esquire common stock on those dates by the maximum exchange ratio possible under the terms of the merger agreement of 2.800.

(4)
Calculated by multiplying the closing price of Esquire common stock on those dates by an exchange ratio of 2.715, which is the maximum exchange ratio obtainable taking into account the proceeds received from the sale of two of the four Schedule A Loans prior to the date of this joint proxy statement/prospectus.

For more information on the exchange ratio, see the section entitled “The Merger — Terms of the Merger” beginning on page 55 and “The Merger Agreement — Merger Consideration” beginning on page 100.
Treatment of Signature Equity Awards (page 101)
The merger agreement provides that, at the effective time, each Signature Option granted under the Signature Stock Incentive Plan that is outstanding immediately prior to the Effective Time, shall vest (except for any Signature Option granted after the date of the merger agreement) and be assumed by Esquire (such, Signature Option, an “Assumed Option”) and converted into a stock option that is exercisable for a number of shares of Esquire common stock equal to the number of shares of Signature common stock underlying the Signature Option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share, with an exercise price per share of Esquire common stock equal to the exercise price applicable to the underlying Signature Option immediately prior to the effective time divided by the exchange ratio, rounded up to the nearest cent. Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Signature Option immediately prior to the effective time.
For more information see “The Merger — Treatment of Signature Equity Awards” beginning on page 101.
Material U.S. Federal Income Tax Consequences of the Merger (page 117)
The merger and the second-step merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Esquire and Signature to complete the merger that each of Esquire and Signature receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely shares of Esquire common stock (or receives Esquire common stock and cash solely in lieu of a fractional share) in exchange for shares of Signature common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Esquire common stock. You should be aware that the tax consequences of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.

For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 117.
The United States federal income tax consequences described above may not apply to all Signature shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Esquire’s Reasons for the Merger; Recommendation of Esquire’s Board of Directors (page 62)
After careful consideration, the Esquire board of directors, at a special meeting held on March 11, 2026, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Esquire common stock, are advisable and fair to and in the best interests of Esquire and its shareholders and (ii) approved and adopted the merger agreement and the transactions contemplated thereby (including the merger, the issuance of Esquire common stock and the bank merger agreement). The Esquire board of directors unanimously recommends that Esquire stockholders vote “FOR” the Esquire share issuance proposal, and “FOR” the Esquire adjournment proposal. For a more detailed discussion of the Esquire board of directors’ recommendation, see “The Merger — Esquire’s Reasons for the Merger; Recommendation of Esquire’s Board of Directors” beginning on page 62.
Opinion of Esquire’s Financial Advisor (page 65)
Piper Sandler & Co. (“Piper Sandler”) acted as financial advisor to Esquire’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 11, 2026 meeting at which Esquire’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on March 11, 2026, to the effect that, as of such date, the maximum exchange ratio was fair to Esquire from a financial point of view. Piper Sandler’s opinion speaks only as of the date of the opinion. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.
Piper Sandler’s opinion was for the information of, and was directed to, the Esquire board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Esquire to engage in the merger or enter into the merger agreement, nor did Piper Sandler’s opinion constitute a recommendation to the Esquire board of directors in connection with the merger. Piper Sandler’s opinion does not constitute a recommendation to any holder of Esquire common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. Esquire stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For more information, see “The Merger — Opinion of Esquire’s Financial Advisor,” beginning on page 65, and Annex C.
Signature’s Reasons for the Merger; Recommendation of Signature’s Board of Directors (page 75)
After careful consideration, at a meeting held on March 11, 2026, the Signature board determined that the merger agreement and the transactions contemplated thereby (including the merger agreement and the bank merger agreement) are both fair and in the best interests of Signature and its shareholders. Accordingly, the Signature board approved and adopted the merger agreement and unanimously recommends that the Signature shareholders vote “FOR” the Signature merger proposal.
In reaching its decision to approve and adopt the merger agreement and recommend that the Signature shareholders vote “FOR” the Signature merger proposal, the Signature board consulted with the senior management of Signature, as well as Signature’s financial and legal advisors, and considered a number of factors in reaching its decision, including, without limitation, the Signature board’s assessment of the strategic options available to Signature and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for Signature’s shareholders than the value to be paid by Esquire in the merger; the trading market for Esquire’s common stock on Nasdaq, which will provide Signature shareholders with liquidity with respect to the shares of Esquire common stock received as merger consideration in the merger; Esquire’s history of paying quarterly dividends and its dividend yield; the market value of Esquire’s common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock; the Signature board’s belief that Signature shareholders and customers will benefit from combining with a similar like-minded financial institution, including potentially being better able, as a larger combined financial institution, to respond to economic and financial services industry developments and better positioned to develop and build on its position in existing markets; information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels, liquidity levels, loan portfolio and asset quality of Signature and Esquire, both individually and as a combined company; the Signature board’s familiarity with, and understanding of, Signature’s business, results of operations, asset quality, operating markets, financial and market position, and expectations regarding Signature’s future earnings and prospects; the satisfactory results of Signature’s management’s reverse due diligence of Esquire; the lack of overlap of Signature’s geographic footprint with that of Esquire and the potential expansion of product and service availability to the customers of and communities currently served by Signature; the complementary aspects and cultures of Signature’s and Esquire’s businesses, including customer focus, business orientation and operations, Esquire’s strong deposit market share, low cost of funds and Esquire’s strengths in relationship-based commercial lending; the fact that Signature’s senior management team is entering into employment agreements to remain with the combined entity as senior officers of the combined entity and that two of Signature’s current directors will be appointed to the board of directors of the combined entity following closing; the benefits agreed to be provided to Signature’s employees by Esquire; the Signature board’s understanding of the current and prospective environment in which Signature and Esquire operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the perceived risks and uncertainties attendant to Signature’s operation as an independent banking organization; the opinion of Signature’s financial advisor as to the fairness, from a financial point of view, to the holders of Signature common stock of the merger consideration; the potential synergies expected from the merger; the right of the Signature shareholders to exercise dissenter rights; the financial and other terms of the merger agreement, which were the product of arms-length negotiations between the parties; and the fact that the Signature board is permitted to change its recommendation that Signature shareholders approve the merger agreement in certain circumstances.
In considering these, and other reasons, the Signature board also weighted a variety of potential risks, including, without limitation, the risk that the anticipated benefits of the proposed transaction, including the expected synergies, may not be realized, the risk that the per share stock consideration to be paid to Signature shareholders in accordance with the merger agreement could be adversely affected by a decrease in the trading price of Esquire common stock before the effective time, risks associated with the combined business and the integration of Signature and Esquire, risks associated with the adjustment to the exchange ratio and the risk that the merger could distract Signature from other opportunities.
For a more detailed discussion of the Signature board of directors’ recommendation, see “The Merger — Signature’s Reasons for the Merger; Recommendation of Signature’s Board of Directors” beginning on page 75.
Opinion of Signature’s Financial Advisor (page 78)
At the March 11, 2026 meeting of the Signature board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the Signature board of directors, dated March 11, 2026, that, as of such date, the adjusted exchange ratio to be received by the holders of Signature common stock (other than shares of Signature Common Stock that constitute “excluded shares,” meaning dissenting shares and shares of Signature common stock owned by Signature as treasury shares or owned by Esquire, Signature or Merger Sub (in each case other than shares of Signature common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Signature, Esquire or Merger Sub in respect of debts previously contracted)), which adjusted exchange ratio, pursuant to the merger agreement, is subject to adjustment based on the aggregate sale proceeds of the Schedule A Loans and which, based on indicative pricing of approximately 79% of par for such loans provided by a third-party loan valuation firm in late January 2026 and with Signature’s consent, Raymond James assumed such adjusted exchange ratio to be 2.73 for purposes of its analyses and opinion, was fair, from a financial point of view, to such holders. For a more detailed discussion of Raymond James’s March 11, 2026 analysis, please see page 76 of the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 previously filed by Esquire on April 15, 2026.
At the request of Signature, Raymond James has updated its March 11, 2026 opinion by rendering a subsequent oral opinion, which was subsequently confirmed by delivery of a written opinion to the Signature board of directors, dated May 4, 2026, that, as of such date, the adjusted exchange ratio to be received by the holders of Signature common stock (other than excluded shares), which adjusted exchange ratio, pursuant to the merger agreement, is subject to adjustment based on the aggregate proceeds of the Schedule A Loans and which, based on the completed sales of two of the Schedule A Loans and an assumed scenario for the remaining Schedule A Loans, valued at 10% of par, with such amounts together reflecting an aggregate valuation of approximately 24% of par, and with Signature’s consent, Raymond James assumed such adjusted exchange ratio to be 2.544 for purposes of its analyses and opinion, was fair, from a financial point of view to such holders.
The full text of the written opinion of Raymond James, dated May 4, 2026, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of the review undertaken, is attached as Annex D to this document. Raymond James provided its opinion for the information and assistance of the Signature board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Transaction, and Raymond James’ opinion addresses only whether the adjusted exchange ratio to be received by the holders of Signature common stock (other than excluded shares) in the transaction pursuant to the merger agreement was fair, from a financial point of view, to such holders as of May 4, 2026. The opinion of Raymond James did not address any other term or aspect of the merger agreement, or the Transaction contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Signature board of directors, or to any Signature shareholder or Esquire stockholder, as to how the Signature board of directors, such shareholder or stockholder or any other person should act with respect to the transaction or any other matter.
Interests of Certain Esquire Directors and Executive Officers in the Merger (page 90)
In considering the recommendation of Esquire’s board of directors with respect to the merger, Esquire’s shareholders should be aware that the directors and executive officers of Esquire have certain interests in the merger that may be different from, or in addition to, the interests of Esquire’s shareholders generally. These interests include, among others, the following:
•
at the effective time, all Esquire directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company;

Esquire’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Esquire’s stockholders vote to approve the Esquire share issuance proposal. For more information, see “The Merger — Background of the Merger” beginning on page 56 and “The Merger — Esquire’s Reasons for the Merger; Recommendation of Esquire’s Board of Directors” beginning on page 62. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger — Interests of Certain Esquire Directors and Executive Officers in the Merger” beginning on page 90.
Interests of Certain Signature Directors and Executive Officers in the Merger (page 90)
In considering the recommendations of the Signature board, Signature’s shareholders should be aware that Signature’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Signature shareholders generally. These interests include, among others, the following:
•
At the effective time of the merger, each Signature Option granted under the Signature Stock Incentive Plan that is outstanding immediately prior to the effective time, will vest (except for any Signature Option granted after the date of the merger agreement) and be assumed by Esquire and converted into a stock option that is exercisable for a number of shares of Esquire common stock equal to the number of shares of Signature common stock underlying the Signature Option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share, with an exercise price per share of Esquire common stock equal to the exercise price applicable to the underlying Signature Option immediately prior to the effective time divided by the exchange ratio, rounded up to the nearest cent;
•
Each of Messrs. O’Rourke, Bastuga and Duncan, as executive officers of Signature and Signature Bank, previously entered into employment agreements with Signature that included certain change in control provisions and pursuant to the change in control provisions of these employment agreements, each of Messrs. O’Rourke, Bastuga and Duncan will be entitled to receive a change in control payment of $4,249,000 upon closing of the merger;

•
In connection with the mergers, Mr. O’Rourke, Co-Founder, President and Chief Executive Officer of Signature, will join Esquire Bank as President of Signature, a division of Esquire Bank, Mr. Bastuga, Co-Founder and Executive Vice President of Signature, will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank, and Mr. Duncan, Co-Founder and Executive Vice President of Signature, will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank and in connection with these roles, Esquire Bank has entered into an employment agreement with each of Messrs. O’Rourke, Bastuga and Duncan, each of which will become effective upon the completion of the merger;

•
Each of Messrs. O’Rourke, Bastuga and Duncan also entered into a Lock-Up Agreement with Esquire pursuant to which each executive agreed to refrain from selling certain of the shares of Esquire common stock that they receive as merger consideration in the transaction, including shares of Esquire common stock underlying options that were converted to options to acquire Esquire common stock at closing, for a three year period following the closing of the transaction;

•
Signature’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement; and

•
In the case of each of two directors of Signature, a seat on the Esquire and Esquire Bank boards of directors, and any related compensation for such services on the Esquire board of directors or the Esquire Bank board of directors, if applicable.

Signature’s board of directors was aware of these interests, including the material terms thereof, and considered them, among other matters, in making its recommendation that Signature’s shareholders vote to approve the Signature merger proposal. For more information, see “The Merger — Background of the Merger” beginning on page 56 and “The Merger — Signature’s Reasons for the Merger; Recommendation of Signature’s Board of Directors” beginning on page 75. These interests, among others, are described in more detail, and certain of them are quantified, in the section entitled “The Merger — Interests of Certain Signature’s Directors and Executive Officers in the Merger” beginning on page 90.
Governance of the Combined Company After the Merger (page 93)
Boards of Directors
The merger agreement provides that, prior to the effective time of the second-step merger (the “second step effective time”), Esquire will take all actions necessary to cause the number of directors that will comprise the full board of directors of the surviving corporation at the second step effective time to be increased by two members and will appoint to the board of directors of the surviving corporation Michael G. O’Rourke and Leonard Caronia (such directors the “New Board Members”). At the next annual meeting of stockholders of Esquire, and subject to its applicable fiduciary duties, the Esquire board of directors will use reasonable best efforts to nominate (and recommend to Esquire’s stockholders) the New Board Members to serve a three year term; provided that if it is not reasonably practicable to nominate one or both of the New Board Members to a three year term as a result of Esquire reasonably seeking to have the number of directors in each class be as equal in number as is reasonably possible, then Esquire will nominate such New Board Member(s) to a two year or one year term, provided that, subject to its applicable fiduciary duties, at subsequent annual meetings of stockholders of Esquire, the Esquire board of directors will nominate and recommend to Esquire’s stockholders the re-election of such New Board Member(s) as necessary so that each New Board Member serves no less than three years on the Esquire board of directors (subject to election by the Esquire stockholders) following such New Board Member’s initial appointment to the Esquire board of directors.
Esquire Bank will take all actions necessary to cause the number of directors that will comprise the full board of directors of the surviving bank at the effective time of the bank merger (the “bank merger effective time”) to be increased by two members and will appoint to the board of directors of the surviving bank the New Board Members. The Esquire Bank board of directors will appoint each of the New Board Member for a term to expire at the next annual meeting of the shareholders of Esquire Bank and, subject to its fiduciary duties, at subsequent annual shareholder meetings the Esquire Bank board of directors will nominate and recommend to Esquire Bank’s sole shareholder, Esquire, and Esquire will vote to approve, each of the New Board Members for election to the Esquire Bank Board of Director, such that each New Board Member will serve no less than three years on the board of directors of Esquire Bank following such New Board Member’s initial appointment to the Esquire Bank board of directors.
The officers of Esquire as of immediately prior to the second step effective time will be the officers of the surviving corporation. At Esquire Bank, as the continuing bank, the officers will be the officers of Esquire Bank as of immediately prior to the bank merger effective time. Additionally, in connection with the mergers, Michael G. O’Rourke, President and Chief Executive Officer of Signature, will join Esquire Bank as President of Signature, a division of Esquire Bank, Kevin P. Bastuga, Co-Founder and Executive Vice President of Signature, will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank, and Bryan D. Duncan, Co-Founder and Executive Vice President of Signature, will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank. In connection with these roles, Esquire Bank has entered into an employment agreement with each of Messrs. O’Rourke, Bastuga and Duncan, each of which agreement will become effective upon the completion of the mergers.
Regulatory Approvals (page 94)
Subject to the terms of the merger agreement, Esquire and Signature have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals (as defined in “The Merger — Regulatory Approvals”), use their reasonable best efforts to make such filings within forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger, the second-step merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. Approval, or waiver of formal application and approval requirements, by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the merger and the second-step merger, and the Office of the Comptroller of the Currency (the “OCC”) for the bank merger, is required prior to the mergers. The initial submission of the regulatory application to the OCC occurred on April 10, 2026. Esquire will seek a waiver from the Federal Reserve Board from application requirements associated with the merger and the second-step merger pursuant to 12 C.F.R. § 225.12(d). If the Federal Reserve Board does not provide this waiver, Esquire will seek the requisite approval from the Federal Reserve Board to consummate the merger and the second-step merger.
Although neither Esquire nor Signature knows of any reason why it cannot obtain the requisite regulatory approvals or waivers in a timely manner, Esquire and Signature cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals or waivers will not involve the imposition of conditions on the completion of the merger, the second-step merger or the bank merger.
Expected Timing of the Merger
Neither Esquire nor Signature can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Signature must first obtain the approval of Signature shareholders for the Signature merger proposal, and Esquire must first obtain the approval of Esquire stockholders for the Esquire share issuance proposal. Esquire and Signature must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Esquire and Signature expect the merger to be completed promptly once Esquire and Signature have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions.
Conditions to Complete the Merger (page 114)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
the requisite Esquire vote and the requisite Signature vote having been obtained. See “The Merger Agreement — Meetings; Recommendation of Esquire’s and Signature’s Boards of Directors” beginning on page 111 for additional information regarding the “requisite Esquire vote” and the “requisite Signature vote”;

•
the shares of Esquire common stock that are issuable pursuant to merger agreement having been admitted for listing on Nasdaq, subject to official notice of issuance;

•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “The Merger — Regulatory Approvals” beginning on page 111 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the second-step merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the second-step merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the second-step merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the dissenting shares not representing more than ten percent (10%) of the outstanding shares of Signature common stock.

Termination of the Merger Agreement (page 114)
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Signature vote or the requisite Esquire vote, in the following circumstances:
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by mutual written consent of Esquire and Signature;

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by either Esquire or Signature if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the second-step merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the second-step merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Esquire or Signature if the merger has not been completed on or before March 11, 2027 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Esquire or Signature (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Signature, in the case of a termination by Esquire, or on the part of Esquire, in the case of a termination by Signature, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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by Esquire, if (i) Signature or the Signature board of directors has made a recommendation change or (ii) Signature or the Signature board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Signature board recommendation, see “The Merger Agreement — Meetings; Recommendation of Esquire’s and Signature’s Boards of Directors” beginning on page 111 for additional information regarding the “recommendation change”;

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by Esquire or Signature, following the Esquire special meeting (including any adjournments or postponements thereof), if Esquire failed to obtain the requisite Esquire vote at the Esquire special meeting or at any adjournment or postponement thereof at which a vote on the adoption of merger agreement was taken;

•
by Esquire or Signature, following the Signature special meeting (including any adjournments or postponements thereof), if Signature (i) has not breached in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Signature board recommendation, and (ii) failed to obtain the requisite Signature vote at the Signature special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken; or

•
by Signature, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied: (i) the Purchaser Ratio is less than 0.80; and (ii) the Purchaser Ratio is less than the Index Ratio; provided that if Signature chooses to exercise this termination right, Esquire has the option, within five business days of receipt of notice from Signature, to adjust the exchange ratio and prevent termination under this provision.

Termination Fee (page 115)
If the merger agreement is terminated under certain circumstances, Signature will be required to pay a termination fee to Esquire equal to $15.0 million.
Accounting Treatment (page 94)
The merger will be accounted for as an acquisition of Signature by Esquire under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Rights of Signature shareholders Will Change as a Result of the Merger (page 128)
The rights of Signature shareholders are governed by Illinois law and the Signature articles of incorporation and the Signature bylaws. In the merger, Signature shareholders will become Esquire stockholders, and their rights will be governed by Maryland law and the Esquire charter and the Esquire bylaws. Signature shareholders will have different rights once they become Esquire stockholders due to differences between the Signature governing documents and Illinois law, on the one hand, and the Esquire governing documents and Maryland law, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of Esquire stockholders and Signature shareholders” beginning on page 128.
Listing of Esquire Common Stock (page 96)
The shares of Esquire common stock to be issued in the merger will be listed for trading on Nasdaq. Following the merger, shares of Esquire common stock will continue to be traded on Nasdaq.
The Esquire Special Meeting (page 39)
The Esquire special meeting will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753 on June 23, 2026 at 10:00 a.m., Eastern Time. At the Esquire special meeting, Esquire stockholders will be asked to vote on the following matters:
•
the Esquire share issuance proposal; and

•
the Esquire adjournment proposal.

You may vote at the Esquire special meeting if you owned shares of Esquire common stock at the close of business on April 29, 2026. As of April 29, 2026, there were 8,639,431 shares of Esquire common stock outstanding.
As of the close of business on the record date, Esquire’s directors and executive officers and their affiliates were entitled to vote an aggregate of 1,148,523 shares of Esquire common stock at the special meeting, which represents approximately 13.3% of the issued and outstanding shares of Esquire common stock entitled to vote at the special meeting.
The Esquire share issuance proposal will be approved if a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Esquire common stock at the Esquire special meeting are voted in favor of such proposal. If an Esquire stockholder present at the Esquire special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. If an Esquire stockholder is not present at the Esquire special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.
If a quorum is present at the Esquire special meeting, (i) the Esquire adjournment proposal will be approved if a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Esquire common stock at the Esquire special meeting are voted in favor of such proposal, (ii) if an Esquire stockholder present at the Esquire special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal and (iii) if an Esquire stockholder is not present at the Esquire special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal. In the absence of a quorum at the Esquire special meeting, (i) the Esquire adjournment proposal will be approved if a majority of the shares of Esquire common stock present at the Esquire special meeting and entitled to vote on the Esquire adjournment proposal are voted in favor of such proposal, (ii) if an Esquire stockholder present at the Esquire special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal and (iii) if an Esquire stockholder is not present at the Esquire special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.

The Signature Special Meeting (page 44)
The Signature special meeting will be held at 9450 W. Bryn Mawr, 1st Floor, Rosemont, Illinois 60018 on June 23, 2026 at 4:00 p.m., Central Time. At the Signature special meeting, Signature shareholders will be asked to vote on the following matters:
•
the Signature merger proposal; and

•
the Signature adjournment proposal.

You may vote at the Signature special meeting if you owned shares of Signature common stock at the close of business on April 29, 2026. As of April 29, 2026, there were 1,290,525 shares of Signature common stock outstanding.
As of the close of business on the record date, Signature directors and executive officers and their affiliates were entitled to vote an aggregate of 225,169 shares of Signature common stock at the special meeting, which represents approximately 17.45% of the issued and outstanding shares of Signature common stock entitled to vote at the special meeting.
Each director and executive officer of Signature, solely in such director’s and executive officer’s capacity as a shareholder of Signature, has entered into a voting agreement with Esquire requiring each of them to vote all shares of Signature common stock owned by such director and executive officer in favor of the Signature merger proposal. As of the record date, these directors and executive officers held 222,523 shares of Signature common stock, which represented approximately 17.24% of the outstanding shares of Signature common stock subject to the voting agreement and entitled to vote at the Signature special meeting.
The Signature merger proposal will be approved with the affirmative votes of at least two-thirds of the votes of the shares entitled to vote at the special meeting. If a Signature shareholder present at the Signature special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal. If a Signature shareholder is not present at the Signature special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote “AGAINST” such proposal.
If a quorum is present at the Signature special meeting, (i) the Signature adjournment proposal will be approved with the affirmative vote of the majority of the shares represented at the special meeting and entitled to vote (ii) if a Signature shareholder present at the Signature special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal and (iii) if a Signature shareholder is not present at the Signature special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal. In the absence of a quorum at the Signature special meeting, (i) the Signature adjournment proposal will be approved if a majority of the shares of Signature common stock present at the Signature special meeting and entitled to vote on the Signature adjournment proposal are voted in favor of such proposal, (ii) if a Signature shareholder present at the Signature special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal and (iii) if a Signature shareholder is not present at the Signature special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.
Appraisal or Dissenters’ Rights in the Merger (page 96)
Esquire stockholders are not entitled to appraisal rights under the MGCL.
If you are a holder of Signature common stock, you may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the IBCA, receive cash in the amount of the “fair value” of your shares instead of the merger consideration. A copy of the sections of the IBCA pertaining to dissenters’ rights is attached as Annex B to this joint proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. For more information, see “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 96.

Lock-Up Agreements with Signature Executives
Simultaneously with the execution of the merger agreement, Esquire entered into a lock-up agreement (a “lock-up agreement”) with each of the executive officers of Signature (the “Executives”). Pursuant to the lock-up agreement, each Executive has agreed, among other things, to (i) other than with respect to 5% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement, not sell or dispose of any shares of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement for 365 days following the effective time; (ii) not sell or dispose of more than 33% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement between 366 days and 730 days following the effective time; and (iii) not sell or dispose of more than 66% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement between 731 days and 1,095 days following the effective time. See “The Merger — Lock-Up Agreements with Signature Executives” beginning on page 98.
Risk Factors (page 31)
In evaluating the merger agreement, the merger or the issuance of shares of Esquire common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 31.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to Esquire’s and Signature’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.
Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Esquire’s and Signature’s businesses, beliefs of Esquire’s and Signature’s management and assumptions made by Esquire and Signature’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict, change over time, and many of which are beyond the control of Esquire and Signature. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
Future Factors include, among others:
•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among Esquire, Signature and Merger Sub;

•
the outcome of any legal proceedings that may be instituted against Esquire or Signature;

•
the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);

•
the ability of Esquire and Signature to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

•
the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Esquire common stock;

•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two (2) organizations or as a result of the strength of the economy and competitive factors in the areas where Esquire and Signature do business;

•
certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•
the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
diversion of management’s attention from ongoing business operations and opportunities;

•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Signature’s operations and those of Esquire;

•
such integration may be more difficult, time consuming or costly than expected;

•
revenues following the proposed transaction may be lower than expected;

•
Esquire’s and Signature’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•
the dilution caused by Esquire’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•
effects of the announcement, pendency or completion of the proposed transaction on the ability of Esquire and Signature to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; and

•
risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of Esquire and Signature.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which Esquire, Signature or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents included with or incorporated by reference into this joint proxy statement/prospectus, Esquire and Signature claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Esquire nor Signature undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Esquire has filed with the SEC as described under “Where You Can Find More Information” beginning on page 141.
Esquire and Signature expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29, Esquire stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Esquire share issuance proposal and Signature shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Signature merger proposal.
Risks Relating to the Consummation of the Merger and Esquire Following the Merger
Because the market price of Esquire common stock may fluctuate, Signature shareholders cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of Signature common stock issued and outstanding immediately prior to the effective time, except for dissenting shares and shares of Signature common stock owned by Signature as treasury stock or owned by Signature or Esquire (in each case, other than shares of Signature common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Signature or Esquire in respect of debts previously contracted), will be converted into 2.630 shares of Esquire common stock, subject to adjustment. This exchange ratio will not be adjusted for changes in the market price of either Esquire common stock or Signature common stock. Changes in the price of Esquire common stock between now and the time of the merger will affect the value that Signature shareholders will receive in the merger.
Stock price changes may result from a variety of factors, including general market and economic conditions, such as inflation, trade policies and tariffs, volatility in the capital markets, volatility in real estate markets, interest and currency rate fluctuations, labor availability, supply chain disruptions, global pandemics and public health crises and the responses thereto, weather catastrophes and geopolitical instability, including shutdowns and threats of shutdowns of the U.S. federal government, political instability and political violence, changes in Esquire’s and Signature’s businesses, operations and prospects, regulatory considerations and tax laws, many of which are beyond Esquire’s and Signature’s control.
Therefore, at the time of the Esquire special meeting and the Signature special meeting, Esquire stockholders and Signature shareholders will not know the market value of the consideration that Signature shareholders will receive at the effective time. You should obtain current market quotations for shares of Esquire common stock (Nasdaq: ESQ).
Because the exchange ratio is subject to adjustment, at the time of the shareholder meeting Signature shareholders may not be certain of the exact number of shares of Esquire common stock that they will receive in the merger.
Under the terms of the merger agreement, the exchange ratio is subject to adjustment based on the proceeds, if any, received by Signature prior to closing on the disposition of the Schedule A Loans, with a maximum possible exchange ratio of 2.800 and a minimum possible exchange ratio of 2.500. As of the date of this joint proxy statement/prospectus, and based on the disposition of two of the four Schedule A loans, the maximum obtainable exchange ratio is 2.715 and the minimum possible exchange ratio is 2.544.
While Signature is continuing with its sale process for the Schedule A Loans, no assurance can be made on whether Signature will successfully sell the remaining Schedule A Loans and what proceeds, if any, Signature will receive upon the sale of the remaining Schedule A Loans, nor whether any sale of the remaining Schedule A Loans will occur prior to the Esquire special meeting or the Signature special meeting. Therefore, at the time of the Esquire special meeting and the Signature special meeting, Esquire stockholders and Signature shareholders may not know the exact exchange ratio nor the exact market value of the merger consideration that Signature shareholders will receive at the effective time. See “The Merger — Terms of the Merger” beginning on page 54 for additional details on the adjustment to the exchange ratio.

The market price of Esquire common stock after the merger may be affected by factors different from those currently affecting the shares of Esquire common stock or Signature common stock.
In the merger, Signature shareholders will become Esquire stockholders. Esquire’s business differs from that of Signature and certain adjustments may be made to Esquire’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of Esquire common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Esquire and Signature. For a discussion of the businesses, and certain factors to consider in connection with those businesses, for Esquire see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 141 and for Signature see “Risk Factors — Risks Related to Signature’s Business.”
There has been no public market for Signature common stock and the lack of a public market may make it more difficult to determine the fair value of Signature common stock than if there were such a public market.
The outstanding shares of Signature common stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair value of Signature than if the outstanding shares of Signature common stock were traded publicly. The consideration to be paid to Signature shareholders in the merger was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of Signature common stock may have traded on a public market. Prior to approving the merger agreement, the Signature board of directors received an opinion of Raymond James to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the merger consideration to be paid to the holders of Signature common stock in the merger was fair, from a financial point of view, to Signature’s shareholders. For further information, see the section entitled “The Merger — Opinion of Signature’s Financial Advisor.”
The opinion delivered by Piper Sandler to Esquire’s board of directors and the opinion delivered by Raymond James to Signature’s board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.
The opinion from Piper Sandler, Esquire’s financial advisor, to Esquire’s board of directors, was delivered on and dated March 11, 2026, and the original opinion from Raymond James, Signature’s financial advisor, to Signature’s board of directors was delivered on and dated March 11, 2026, which was subsequently updated and delivered on and dated May 4, 2026. Changes in the operations and prospects of Esquire or Signature, general market and economic conditions and other factors which may be beyond the control of Esquire and Signature, including global macroeconomic conditions caused by volatility and market factors related to or caused by tariffs and trade policies, political instability, military conflicts, health crises, global political conflict, interest rates, labor market volatility, and volatility in financial markets on such market and economic conditions, and the market prices of Esquire and Signature, may have altered the value of Esquire or Signature or the prices of shares of Esquire common stock or shares of Signature common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.
Esquire and Signature are expected to incur substantial costs related to the merger and integration.
Esquire and Signature have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Esquire or Signature regardless of whether the merger is completed. See “The Merger Agreement — Expenses and Fees” beginning on page 116.
Following the closing, Esquire is expected to incur substantial costs related to the integration of Esquire’s and Signature’s businesses, including facilities and systems consolidation costs and employment-related costs. Esquire and Signature may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Esquire and Signature have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Anticipated future merger and integration-related pre-tax costs are currently estimated to be approximately $35.5 million.
Combining Esquire and Signature may be more difficult, costly or time-consuming than expected, and Esquire and Signature may fail to realize the anticipated benefits of the merger.
This is a merger transaction combining two financial institutions of relatively similar asset size. The success of the merger will depend, in part, on the ability to realize the benefits from combining the businesses of Esquire and Signature. To realize the anticipated benefits from the merger, Esquire and Signature must successfully integrate and combine their businesses in a manner that permits those benefits to be realized, without adversely affecting current revenues and future growth. If Esquire and Signature are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.
Esquire and Signature have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Esquire and Signature during this transition period and for an undetermined period after completion of the merger on the combined company.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase beyond the current size of either Esquire’s or Signature’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.
The combined company may be unable to retain Esquire and/or Signature personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Esquire and Signature. It is possible that these employees may decide not to remain with Esquire or Signature, as applicable, while the merger is pending or with the combined company after the merger is consummated. If Esquire and Signature are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Esquire and Signature could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. Esquire and Signature also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “The Merger — Governance of the Combined Company After the Merger” beginning on page 93.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger, second-step merger and the bank merger may be completed, various approvals, waivers, consents and/or non-objections must be obtained from regulatory authorities. In determining whether to grant these approvals or waivers, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 94. These approvals or waivers could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing or any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.
Even if the approvals and waivers are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the continuing corporation’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the continuing corporation following the mergers or otherwise reduce the anticipated benefits of the mergers. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
Despite the parties’ commitments to using their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, Esquire is not required, under the terms of the merger agreement, to take any action, commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving entity and its subsidiaries, taken as a whole, after giving effect to the merger, second-step merger, and the bank merger.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Signature identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of Signature as of the date of the completion of the merger. The unaudited pro forma combined financial information reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the recent developments and events in the financial services industry and related market volatility. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document and no assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 120.
Certain of Esquire’s and Signature’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Esquire stockholders and Signature shareholders.
Esquire’s stockholders and Signature’s shareholders should be aware that some of Esquire’s and Signature’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of Esquire stockholders and Signature shareholders. These interests may create potential conflicts of interest. The Esquire and Signature boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that, in the case of the Esquire board of directors, Esquire stockholders vote to approve the share issuance and, in the case of the Signature board of directors, Signature shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger — Interests of Certain Esquire Directors and Executive Officers in the Merger” beginning on page 90 and “The Merger — Interests of Certain Signature Directors and Executive Officers in the Merger” beginning on page 90.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval by Esquire stockholders of the Esquire share issuance proposal and approval by Signature shareholders of the Signature merger proposal; (ii) admission for listing on Nasdaq of the shares of Esquire common stock to be issued in the merger, subject to official notice of issuance; (iii) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board and the OCC; (iv) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the second-step merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the second-step merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, and (c) the receipt by each party of an opinion from its counsel to the effect that the merger and the second-step merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals, or Esquire or Signature may elect to terminate the merger agreement in certain other circumstances.
Failure to complete the merger could negatively impact Esquire or Signature.
If the merger is not completed for any reason, including as a result of Esquire stockholders failing to approve the Esquire share issuance proposal, or Signature shareholders failing to approve the Signature merger proposal, there may be various adverse consequences and Esquire and/or Signature may experience negative reactions from the financial markets and from their respective customers and employees. For example, Esquire’s or Signature’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Esquire common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. Esquire and/or Signature also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Esquire or Signature to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, Signature may be required to pay a termination fee of $15.0 million to Esquire.
Additionally, each of Esquire and Signature has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Esquire and Signature would have to pay these expenses without realizing the expected benefits of the merger.
Esquire and Signature will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Esquire and Signature. These uncertainties may impair Esquire’s or Signature’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Esquire or Signature to seek to change existing business relationships with Esquire or Signature. In addition, subject to certain exceptions, Esquire and Signature have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Esquire and/or Signature from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 104 for a description of the restrictive covenants applicable to Esquire and Signature.
The announcement of the proposed merger could disrupt Esquire’s and Signature’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on Esquire’s and Signature’s businesses include the following:
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their employees may experience uncertainty about their future roles, which might adversely affect Esquire’s and Signature’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which Esquire and Signature maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with Esquire and Signature or fail to extend an existing relationship with Esquire and Signature; and

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Esquire and Signature have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.
Interest rate volatility may adversely impact the fair value adjustments of loans acquired in the merger.
Upon the closing of the merger, the surviving corporation will need to adjust the fair value of Signature’s loan portfolio. Volatility in the interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the surviving corporation’s capital ratios, which may result in the continuing corporation taking steps to strengthen its capital position.

The merger agreement limits Signature’s abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Signature.
The merger agreement contains “no shop” covenants that restrict Signature’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by Signature’s respective board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $15.0 million termination fee payable by Signature to Esquire under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Signature from considering or proposing that acquisition. For more information, see “The Merger Agreement — Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement — Meetings; Recommendation of Signature’s Boards of Directors” beginning on pages 99 and 111 respectively.
The shares of Esquire common stock to be received by Signature shareholders as a result of the merger will have different rights from the shares of Signature common stock.
In the merger, Signature shareholders will become Esquire stockholders and their rights as shareholders will be governed by Maryland law and the governing documents of the combined company following the merger. The rights associated with Esquire common stock are different from the rights associated with Signature common stock. See “Comparison of the Rights of Esquire stockholders and Signature shareholders” beginning on page 128 for a discussion of the different rights associated with Esquire common stock.
Esquire stockholders and Signature shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.
Esquire stockholders and Signature shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Esquire and Signature, respectively. When the merger is completed, each Esquire stockholder and each Signature shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either Esquire or Signature individually, as applicable, prior to the consummation of the merger. Based on the number of shares of Esquire common stock and Signature common stock outstanding as of the close of business on the respective record dates, and based on the maximum number of shares of Esquire common stock expected to be issued in the merger (taking into account the disposition of two of the four Schedule A Loans as of the date of this joint proxy statement/prospectus), the former Signature shareholders, as a group, are estimated to own approximately thirty percent (30%) of the fully diluted shares of the combined company immediately after the merger and current Esquire stockholders as a group are estimated to own approximately seventy percent (70%) of the fully diluted shares of the combined company immediately after the merger. Because of this, Signature shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Signature, and Esquire stockholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Esquire.
Issuance of shares of Esquire common stock in connection with the merger may adversely affect the market price of Esquire common stock.
In connection with the payment of the merger consideration and based on the maximum obtainable exchange ratio of 2.715 given the sales proceeds received on the sale of two of the four Schedule A Loans prior to the date of this joint proxy statement/prospectus, Esquire expects to issue approximately 3.76 million shares of Esquire common stock to Signature shareholders. The issuance of these new shares of Esquire common stock may result in fluctuations in the market price of Esquire common stock, including a stock price decrease.

Certain Signature common shareholders have executed a voting agreement that requires each such shareholder to vote in favor of the Signature merger proposal.
Each director and executive officer of Signature has entered into a voting agreement with Esquire. Pursuant to the voting agreement, among other things, each such director or officer has agreed to vote his or her shares of Signature common stock in favor of the Signature merger proposal, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. As of the record date for the Signature special meeting, these directors and officers collectively and beneficially owned approximately 17.24% of the outstanding shares of Signature common stock subject to the voting agreements.
Signature common shareholders have dissenters’ rights in the merger.
If the Signature merger proposal is approved by Signature common shareholders, Signature common shareholders who do not vote in favor of the adoption of the Signature merger proposal and who properly demand payment of fair cash value of their shares of common stock will be entitled to dissenters’ rights in connection with the merger under Sections 11.65 and 11.70 of the IBCA. Neither Esquire nor Signature can predict the number of Signature common shareholders who will seek payment of fair cash value of their shares. See “The Merger — Signature Common Shareholder Dissenters’ Rights.”
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Esquire and Signature.
Shareholders of Esquire and/or of Signature may file lawsuits against Esquire, Signature and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the second-step merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Esquire or Signature defendants from completing the merger, the second-step merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Esquire and/or Signature, including any cost associated with the indemnification of directors and officers of each company. Esquire and Signature may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Esquire and Signature and could prevent or delay the completion of the merger.
Risks Relating to Esquire’s Business
You should read and consider risk factors specific to Esquire’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Esquire’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE ESQUIRE SPECIAL MEETING
This section contains information for Esquire stockholders about the special meeting that Esquire has called to allow Esquire stockholders to consider and vote on the Esquire share issuance proposal and the Esquire adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Esquire special meeting, and a form of proxy card that the Esquire board of directors is soliciting for use by Esquire stockholders at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Esquire special meeting will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753 on June 23, 2026 at 10:00 a.m., Eastern Time. If you choose not to attend the Esquire special meeting in person, stockholders can call into the following number to listen to the meeting live: 800-715-9871, conference code: 9572322.
Matters to Be Considered
At the Esquire special meeting, Esquire stockholders will be asked to consider and vote upon the following proposals:
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the Esquire share issuance proposal; and

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the Esquire adjournment proposal.

Recommendation of Esquire’s Board of Directors
The Esquire board of directors recommends that you vote “FOR” the Esquire share issuance proposal and “FOR” the Esquire adjournment proposal. See “The Merger — Esquire’s Reasons for the Merger; Recommendation of Esquire’s Board of Directors” beginning on page 62 for a more detailed discussion of the Esquire board of directors’ recommendation.
Record Date and Quorum
The Esquire board of directors has fixed the close of business on April 29, 2026 as the record date for the determination of Esquire stockholders entitled to notice of and to vote at the Esquire special meeting. As of the Esquire record date, there were 8,639,431 shares of Esquire common stock outstanding.
Holders of a majority of the outstanding shares of Esquire common stock entitled to vote at the Esquire special meeting must be present, either in person at the Esquire special meeting or by proxy, to constitute a quorum at the Esquire special meeting. If you fail to submit a proxy prior to the special meeting or to vote in person at the Esquire special meeting, your shares of Esquire common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.
Under the Esquire bylaws, if a quorum is not present at the Esquire special meeting, the holders of a majority of the shares of Esquire common stock entitled to vote who are present or by proxy at the Esquire special meeting may adjourn the Esquire special meeting.
At the Esquire special meeting, each share of Esquire common stock is entitled to one (1) vote on all matters properly submitted to Esquire stockholders.
As of the close of business on the record date, Esquire’s directors and executive officers and their affiliates were entitled to vote an aggregate of 1,148,523 shares of Esquire common stock at the special meeting, which represents approximately 13.3% of the issued and outstanding shares of Esquire common stock entitled to vote at the special meeting.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Esquire special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Esquire special meeting. If your bank, broker, trustee or other nominee holds your shares of Esquire common stock in “street name,” such entity will vote your shares of Esquire common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
Esquire share issuance proposal:
Vote required:   Approval of the Esquire share issuance proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Esquire common stock at the Esquire special meeting. Approval of the Esquire share issuance proposal is a condition to the completion of the merger.
Effect of abstentions and failure to vote:   If you are present at the Esquire special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. If you are not present at the Esquire special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of such proposal.
Esquire adjournment proposal:
Vote required:   If a quorum is present at the Esquire special meeting, approval of the Esquire adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the Esquire stockholders at the Esquire special meeting. In the absence of a quorum at the Esquire special meeting, approval of the Esquire adjournment proposal requires the affirmative vote of a majority of the shares of Esquire common stock present at the Esquire special meeting and entitled to vote on the Esquire adjournment proposal.
Effect of abstentions and failure to vote:   If a quorum is present at the Esquire special meeting, if you are present at the Esquire special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. In the absence of a quorum at the Esquire special meeting, if you are present at the Esquire special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the proposal. Whether or not a quorum is present at the Esquire special meeting, if you are not present at the Esquire special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of such proposal.
Voting in Person at the Esquire Special Meeting
Esquire common shares held directly in your name as the shareholder of record may be voted in person at the Esquire special meeting. If you choose to vote your Esquire common shares in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Esquire special meeting, we recommend that you vote your Esquire common shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.
If your shares are registered in “street name” in the name of a broker or other nominee and you wish to vote at the special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the meeting. See “— Shares Held in Street Name” below for further information.

Proxies
A holder of Esquire common stock may vote by proxy or in person at the Esquire special meeting. If you hold your shares of Esquire common stock in your name as a record holder, to submit a proxy, you, as a holder of Esquire common stock, may use one of the following methods:
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through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

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by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Esquire requests that Esquire stockholders vote over the internet or by completing and signing the accompanying proxy card and returning it to Esquire as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Esquire common stock represented by it will be voted at the Esquire special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Esquire share issuance proposal and “FOR” the Esquire adjournment proposal.
If you are a beneficial owner, the holder should check the voting form used by your bank, broker, trustee or other nominee to determine whether the holder may vote by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet, whether or not you plan to attend the Esquire special meeting. Sending in your proxy card or voting on the internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of Esquire common stock on behalf of their customers may not give a proxy to Esquire to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Esquire special meeting, including the Esquire share issuance proposal and the Esquire adjournment proposal.
Revocability of Proxies
If you directly hold shares of Esquire common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:
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submitting a written statement that you would like to revoke your proxy to the corporate secretary of Esquire;

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signing and returning a proxy card with a later date prior to the Esquire special meeting;

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attending the Esquire special meeting and voting at the Esquire special meeting; or

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voting by the internet at a later time prior to the Esquire special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.
Attendance at the Esquire special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Esquire after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to: Esquire Financial Holdings, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, Attention:

Corporate Secretary. If the Esquire special meeting is postponed or adjourned, it will not affect the ability of Esquire stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Esquire stockholders residing at the same address, unless such Esquire stockholders have notified Esquire of their desire to receive multiple copies of the joint proxy statement/prospectus.
Esquire will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Esquire stockholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Esquire’s proxy solicitor, Laurel Hill Advisory Group, LLC at the following address: 2 Robbins Lane, Suite 201, Jericho, NY 11753, or by calling toll-free at (888) 742-1305.
Solicitation of Proxies
Esquire and Signature will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Esquire has retained Laurel Hill Advisory Group, LLC, and will pay them a fee of $7,500 which includes expenses for these services. Esquire and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Esquire common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Esquire. No additional compensation will be paid to Esquire’s directors, officers or employees for solicitation.
Other Matters to Come Before the Esquire Special Meeting
Esquire management knows of no other business to be presented at the Esquire special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Esquire board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Esquire’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Esquire Financial Holdings, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, telephone (516) 535-2002, or Esquire’s proxy solicitor, Laurel Hill Advisory Group, LLC at the following address: 2 Robbins Lane, Suite 201, Jericho, NY 11753, or by calling toll-free at (888) 742-1305.

ESQUIRE PROPOSALS
PROPOSAL 1: ESQUIRE SHARE ISSUANCE PROPOSAL
Pursuant to the merger agreement, Esquire is asking Esquire stockholders to approve issuance of Esquire common stock to Signature shareholders. Esquire stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Esquire board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Esquire and Esquire stockholders. See “The Merger — Esquire’s Reasons for the Merger; Recommendation of Esquire’s Board of Directors” beginning on page 62 for a more detailed discussion of the Esquire board of directors’ recommendation.
The approval of the Esquire share issuance proposal by Esquire stockholders is a condition to the completion of the merger.
The Esquire board of directors unanimously recommends a vote “FOR” the Esquire share issuance proposal.
PROPOSAL 2: ESQUIRE ADJOURNMENT PROPOSAL
The Esquire special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Esquire special meeting to approve the Esquire share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Esquire stockholders. If, at the Esquire special meeting, the number of shares of Esquire common stock present or represented and voting in favor of Esquire share issuance proposal is insufficient to approve the Esquire share issuance proposal, Esquire intends to move to adjourn the Esquire special meeting in order to enable the Esquire board of directors to solicit additional proxies for approval of the Esquire share issuance proposal. In that event, Esquire will ask Esquire stockholders to vote upon the Esquire adjournment proposal, but not the Esquire share issuance proposal.
In this proposal, Esquire is asking Esquire stockholders to authorize the holder of any proxy solicited by the Esquire board of directors, on a discretionary basis (i) if there are not sufficient votes at the time of the Esquire special meeting to approve the Esquire share issuance proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Esquire stockholders, to vote in favor of adjourning the Esquire special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Esquire stockholders who have previously voted. Pursuant to the Esquire bylaws, the Esquire special meeting may be adjourned to a date not more than 120 days after the original record date without new notice being given, but if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.
The approval of the Esquire adjournment proposal by Esquire stockholders is not a condition to the completion of the merger.
The Esquire board of directors unanimously recommends a vote “FOR” the Esquire adjournment proposal.

THE SIGNATURE SPECIAL MEETING
This section contains information for Signature shareholders about the special meeting that Signature has called to allow Signature shareholders to consider and vote on the Signature merger proposal and the Signature adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Signature special meeting and a form of proxy card that the Signature board of directors is soliciting for use by Signature shareholders at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Signature special meeting will be held at 9450 W. Bryn Mawr, 1st Floor, Rosemont, Illinois 60018 on June 23, 2026 at 4:00 p.m., Central Time.
Matters to Be Considered
At the Signature special meeting, Signature shareholders will be asked to consider and vote upon the following proposals:
•
the Signature merger proposal; and

•
the Signature adjournment proposal.

Recommendation of Signature’s Board of Directors
The Signature board of directors recommends that you vote “FOR” the Signature merger proposal and “FOR” the Signature adjournment proposal. See “The Merger — Signature’s Reasons for the Merger; Recommendation of Signature’s Board of Directors” beginning on page 75 for a more detailed discussion of the Signature board of directors’ recommendation.
Record Date and Quorum
The Signature board of directors has fixed the close of business on April 29, 2026 as the record date for the determination of Signature shareholders entitled to notice of and to vote at the Signature special meeting. As of the Signature record date, there were 1,290,525 shares of Signature common stock outstanding.
Holders of a majority of the outstanding shares of Signature common stock entitled to vote at the Signature special meeting must be present, either in attendance or by proxy, to constitute a quorum at the Signature special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the Signature special meeting in person, your shares of Signature common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.
At the Signature special meeting, each share of Signature common stock is entitled to one (1) vote on all matters properly submitted to Signature shareholders.
As of the close of business on the record date, Signature directors and executive officers and their affiliates were entitled to vote an aggregate of 225,169 shares of Signature common stock at the special meeting, which represents approximately 17.45% of the issued and outstanding shares of Signature common stock entitled to vote at the special meeting.
Each director and executive officer of Signature, solely in such director’s or executive officer’s capacity as a shareholder of Signature, has entered into a voting agreement with Esquire requiring each of them to vote all shares of Signature common stock owned by such director or executive officer in favor of the Signature merger proposal. As of the record date, these directors and executive officers held 222,523 shares of Signature common stock, which represented approximately 17.24% of the outstanding shares of Signature common stock subject to voting agreements.

Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Signature special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Signature special meeting. If your bank, broker, trustee or other nominee holds your shares of Signature common stock in “street name,” such entity will vote your shares of Signature common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
Signature merger proposal:
Vote required:   Approval of the Signature merger proposal requires the affirmative votes of at least two-thirds of the votes of the shares entitled to vote at the special meeting. Approval of the Signature merger proposal is a condition to the completion of the merger.
Effect of abstentions and failure to vote:   If you are present at the Signature special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Signature merger proposal. If you are not present at the Signature special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote “AGAINST” the merger proposal.
Signature adjournment proposal:
Vote required:   If a quorum is present at the Signature special meeting, approval of the Signature adjournment proposal requires the affirmative vote of the majority of the shares represented at the special meeting and entitled to vote. In the absence of a quorum at the Signature special meeting, approval of the Signature adjournment proposal requires the affirmative vote of a majority of the shares of Signature common stock present at the Signature special meeting and entitled to vote on the Signature adjournment proposal.
Effect of abstentions and failure to vote:   If a quorum is present at the Signature special meeting, if you are present at the Signature special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. In the absence of a quorum at the Signature special meeting, if you are present at the Signature special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the proposal. Whether or not a quorum is present at the Signature special meeting, if you are not present at the Signature special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of such proposal.
Voting in Person at the Signature Special Meeting
Signature common shares held directly in your name as the shareholder of record may be voted in person at the Signature special meeting. If you choose to vote your Signature common shares in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Signature special meeting, we recommend that you vote your Signature common shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.
If your shares are registered in “street name” in the name of a broker or other nominee and you wish to vote at the special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the meeting. See “— Shares Held in Street Name” below for further information.

Proxies
A holder of Signature common stock may vote by proxy or at the Signature special meeting. If you hold your shares of Signature common stock in your name as a record holder, to submit a proxy, you, as a holder of Signature common stock, may complete and return the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
Signature requests that Signature shareholders vote by completing and signing the accompanying proxy card and returning it to Signature as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Signature common stock represented by it will be voted at the Signature special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Signature merger proposal and “FOR” the Signature adjournment proposal.
If you are a beneficial owner, the holder should check the voting form used by your bank, broker, trustee or other nominee to determine whether the holder may vote by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card whether or not you plan to attend the Signature special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of Signature common stock on behalf of their customers may not give a proxy to Signature to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Signature special meeting, including the Signature merger proposal and the Signature adjournment proposal.
Revocability of Proxies
If you directly hold shares of Signature common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:
•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of Signature;

•
signing and returning a proxy card with a later date prior to the Signature special meeting; or

•
attending the Signature special meeting and voting at the Signature special meeting; or

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.
Attendance at the Signature special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Signature after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to Signature Bancorporation, Inc., 9450 W. Bryn Mawr, Suite 300, Rosemont, Illinois 60018, Attention: John T. McEnroe, Corporate Secretary. If the Signature special meeting is postponed or adjourned, it will not affect the ability of Signature shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Signature shareholders residing at the same address, unless such Signature shareholders have notified Signature of their desire to receive multiple copies of the joint proxy statement/prospectus.
Signature will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Signature shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Michael G. O’Rourke, Signature’s President and Chief Executive Officer, at the following address: Signature Bancorporation, Inc., 9450 W. Bryn Mawr, Suite 300, Rosemont, Illinois 60018, or by telephone at (847) 268-1001.
Solicitation of Proxies
Esquire and Signature will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Signature may also request banks, brokers, trustees and other intermediaries holding shares of Signature common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Signature. No additional compensation will be paid to Signature’s directors, officers or employees for solicitation.
You should not send in any Signature stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Signature shareholders as soon as practicable after completion of the merger.
Other Matters to Come Before the Signature Special Meeting
Signature management knows of no other business to be presented at the Signature special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Signature board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Signature’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Signature Bancorporation, Inc., 9450 W. Bryn Mawr, Suite 300, Rosemont, Illinois 60018, telephone (847) 268-1001.

SIGNATURE PROPOSALS
PROPOSAL 1: SIGNATURE MERGER PROPOSAL
Pursuant to the merger agreement, Signature is asking Signature shareholders to approve the merger agreement. Signature shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Signature board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Signature and Signature shareholders. See “The Merger — Signature’s Reasons for the Merger; Recommendation of Signature’s Board of Directors” beginning on page 75 for a more detailed discussion of the Signature board of directors’ recommendation.
The approval of the Signature merger proposal by Signature shareholders is a condition to the completion of the merger.
The Signature board of directors unanimously recommends a vote “FOR” the Signature merger proposal.
PROPOSAL 2: SIGNATURE ADJOURNMENT PROPOSAL
The Signature special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Signature special meeting to approve the Signature merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Signature shareholders.
If, at the Signature special meeting, the number of shares of Signature common stock present or represented and voting in favor of the Signature merger proposal is insufficient to approve the Signature merger proposal, Signature intends to move to adjourn the Signature special meeting in order to enable the Signature board of directors to solicit additional proxies for approval of the Signature merger proposal. In that event, Signature will ask Signature shareholders to vote upon the Signature adjournment proposal, but not the Signature merger proposal.
In this proposal, Signature is asking Signature shareholders to authorize the holder of any proxy solicited by the Signature board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the Signature special meeting to approve the Signature merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Signature shareholders, to vote in favor of adjourning the Signature special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Signature shareholders who have previously voted. Pursuant to the Signature bylaws, if less than a majority of the outstanding shares entitled to vote on a matter is represented at the special meeting, a majority of such shares so represented may adjourn the meeting from time to time without further notice.
The approval of the Signature adjournment proposal by Signature shareholders is not a condition to the completion of the merger.
The Signature board of directors unanimously recommends a vote “FOR” the Signature adjournment proposal.

INFORMATION ABOUT THE COMPANIES
Esquire Financial Holdings, Inc.
Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York and registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Esquire Bank, National Association is Esquire’s wholly owned bank subsidiary and is a full service commercial bank dedicated to serving the financial needs of the legal and small business communities on a national basis, as well as commercial and retail customers in the New York and Los Angeles metropolitan markets. Esquire Bank offers tailored banking products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners, both on a national basis. It also offers traditional banking products for businesses and consumers in its local market areas (subsets of the New York and Los Angeles metropolitan markets). Esquire believes these activities, anchored by its legal community focus, generate a stable source of low cost core deposits and a diverse asset base to support its overall operations. Esquire Bank’s commercial loans tailored to the litigation market come with low cost core operating and escrow deposits, enhancing the overall yield on Esquire Bank’s loan portfolio, and enabling it to earn attractive risk-adjusted net interest margins. Additionally, its payment processing activities to small businesses nationally generate a relatively stable source of fee income.
As of December 31, 2025, Esquire had total consolidated assets of approximately $2.37 billion, total loans of approximately $1.76 billion, total deposits of approximately $2.06 billion and total consolidated stockholders’ equity of approximately $289.6 million.
Esquire’s principal executive offices are located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, its phone number is (516) 535-2002 and its website is www.esquirebank.com. Additional information about Esquire and its subsidiaries is included in the documents incorporated by reference in this joint proxy statement/prospectus.
Merger Sub
Merger Sub, a direct, wholly owned subsidiary of Esquire, is a Maryland corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Signature, with Signature surviving as a direct, wholly owned subsidiary of Esquire and the separate corporate existence of Merger Sub will cease.
Merger Sub’s principal administrative office is located at c/o Esquire Financial Services, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, its phone number is (516) 535-2002.
Signature Bancorporation, Inc.
Description of Business
Signature Bancorporation, Inc. is the parent bank holding company of Signature Bank, a business-focused bank headquartered in Rosemont, Illinois. Founded in 2006, Signature Bank is dedicated to providing tailored financial solutions to middle-market businesses. Signature Bank serves a diverse range of business clients — including law firms, medical practices, manufacturers, technology firms, and professional service firms — through a comprehensive suite of commercial lending, treasury management, SBA lending, wealth management, and fraud protection services, delivered through a combination of relationship-based banking and innovative financial technology.
As of December 31, 2025, Signature had total consolidated assets of approximately $2.00 billion, total loans of approximately $1.28 billion, total deposits of approximately $1.72 billion and total consolidated stockholders’ equity of approximately $219.8 million.
Signature’s principal executive offices are located at 9450 W. Bryn Mawr, Suite 300 Rosemont, Illinois 60018, its phone number is (847) 268-1001 and its website is www.signaturebank
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Signature’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Annex E to this joint proxy statement/prospectus.

Beneficial Ownership of Common Stock by Principal Shareholders and Management
The information contained herein has been obtained from Signature’s records and from information furnished directly to Signature by each individual or entity. Applicable percentage ownership in each of the tables is based on 1,290,525 shares of Signature common stock outstanding as of April 29, 2026, the record date for the Signature special meeting. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual’s spouse). As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act; however, the inclusion of shares in the table below will not be deemed an admission of beneficial ownership of all the reported shares for any purpose. Except as otherwise indicated, the address for each shareholder listed in the table below is c/o Signature Bancorporation, Inc., 9450 W. Bryn Mawr, Suite 300, Rosemont, IL 60018.
Directors, Executive Officers and Principal Shareholders
The following tables set forth, as of April 29, 2026, the record date for the Signature special meeting, holdings of Signature common stock by (i) each director of Signature; (ii) each executive officer of Signature; and (iii) all directors and executive officers of Signature as a group.
Name of Beneficial Owner	Shares of Signature Common Stock Beneficially Owned(1)	Stock Options(1)	Total Beneficial Ownership(1)	Percent of Beneficial Ownership(1)
Directors and Executive Officers
Michael O’Rourke	31,957	8,741	40,698	3.1%
John McEnroe	11,380	3,398	14,778	1.1
Kevin Bastuga	31,957(2)	8,741	40,698(2)	3.1
Bryan Duncan	31,957	8,741	40,698	3.1
Kelly Douglass	2,000	462	2,462	*
John Waller	44,014	3,398	47,412	3.6
George Cochran	34,890	3,398	38,288	3.0
Leonard Caronia	37,014	3,398	40,412	3.1
All Directors and Executive Officers as a group (8 in number)	225,169	40,277	265,446	20.1%

*
Denotes less than 1.0%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table of any shares of Signature common stock if he or she has or shares voting or investment power with respect to such shares, or has a right to acquire beneficial ownership at any time within 60 days from April 29, 2026, the record date for the Signature special meeting. For purposes of calculating each person’s percentage ownership, shares issuable pursuant to stock options exercisable within 60 days from April 29, 2026 are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)
Includes 2,646 shares held by Mr. Bastuga’s wife individually; Mr. Bastuga disclaims beneficial ownership of, and has no voting or dispositive power over, such shares.

Information Regarding Signature’s Executive Officers and Certain Directors
The following section provides biographical information regarding Signature’s Co-Founder, President and Chief Executive Officer, Mr. O’Rouke, and Signature’s Chairman, Leonard S. Caronia, each of whom will be appointed to the boards of Esquire and Esquire Bank as of the effective date of the merger.

Michael “Mick” G. O’Rourke, Co-Founder, President, Chief Executive Officer and Director
Mr. O’Rourke (57) has served as President and CEO of Signature since 2006. He has more than 30 years of experience in the banking industry, including serving as Executive Vice President of Associated Bank from 2001 until 2005 before organizing Signature. Mr. O’Rourke is the Treasurer of the Western Golf Association and Evans Scholar Foundation, and serves on the board of several organizations, including the Federal Home Loan Bank of Chicago, St. Angela School, and Chicagoland Chamber of Commerce. Mr. O’Rourke holds a Bachelor’s degree from Marquette University and a Masters degree from Loyola University in Chicago.
Leonard “Len” S. Caronia, Chairman of the Board
Mr. Caronia (74) is the Chairman of the Board of Signature and Signature Bank. He previously served as Global Head of Financial Institutions and Co-Chairman of the Financial Institutions Group at Macquarie Capital, which he joined in 2009 following Macquarie’s acquisition of Fox-Pitt Kelton Cochran Caronia Waller, an investment banking firm at which he also served as Chairman and was a co-founder. Previously, he served for 12 years at First Chicago Corp, where he was Corporate Senior VP and Head of Investment Banking. He established the investment banking practice and served as Managing Director of Coopers & Lybrand Securities. He holds Master’s and Bachelor’s degrees in finance with high honors from the University of Illinois.
Executive and Director Compensation
Summary Compensation Table
The following table shows the compensation paid to or earned by Mr. O’Rourke, Signature’s named executive officer who is expected to serve as an executive officer or director of the continuing company, for the fiscal years ended December 31, 2025 and 2024.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Michael G. O’Rourke President and Chief Executive Officer	2025	386,000	1,730,000	82,225	54,921	2,253,146
	2024	371,880	1,650,000	54,523	47,431	2,123,834

(1)
In accordance with FASB ASC Topic 718, the reported amount represents the full grant date fair value of each stock option award. Options vest at 20% as of the first anniversary of the grant date and an additional 20% of the option is exercisable at each successive anniversary of the grant date. Mr. O’Rourke did not recognized any income from the awards during 2024 or 2025, but would recognize income in future years as the options are exercised. The assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements. Amounts reported are the grant date fair value (present value of the estimated future benefit to the option holder) of each option grant using the Black-Scholes option pricing model, and the actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value of an option realized will be at or near the value shown above.

(2)
Represents reimbursement of annual club dues and car and cell phone allowances.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements
Mr. O’Rourke is a party to an existing employment agreement with Signature and Signature Bank, dated April 1, 2021. Mr. O’Rourke’s existing employment agreement will terminate at the effective time of the merger, upon which Mr. O’Rourke’s new employment agreement with Esquire Bank, as described above, will become effective. Under Mr. O’Rourke’s existing employment agreement with Signature and in connection with the merger, he will receive certain compensation benefits as a result of a change of control of Signature, which are described in detail under the section captioned “The Merger — Interests of Certain Signature Directors and Executive Officers in the Merger”.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding the outstanding options that have been previously awarded to Mr. O’Rourke, the Signature named executive officer who is expected to serve as an executive officer or director of the continuing company, and which remain outstanding as of December 31, 2025.
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Michael G. O’Rourke	10/1/2016	2,229	—	52.25	10/1/2026
	8/1/2017	1,800	—	59.85	8/1/2027
	7/1/2018	1,549	—	79.20	7/1/2028
	10/1/2019	1,000	—	98.10	10/1/2029
	10/1/2020	740	—	94.50	10/1/2030
	7/1/2021	600	150	114.75	7/1/2031
	7/1/2022	408	272	139.50	7/1/2032
	7/1/2023	276	414	166.50	7/1/2033
	7/1/2024	139	556	189.00	7/1/2034
	7/1/2025	—	697	216.00	7/1/2035

(1)
Options vest at 20% as of the first anniversary of the grant date and an additional 20% of the option is exercisable at each successive anniversary of the grant date.

Director Compensation Table
The following table sets forth for the year ended December 31, 2025, certain information as to total compensation paid to Mr. Caronia, the non-employee director of Signature who is expected to serve as a director of the continuing company.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Leonard S. Caronia	65,750	41,997	107,747

(1)
In accordance with FASB ASC Topic 718, the reported amount represents the full grant date fair value of the stock option award. Options vest at 20% as of the first anniversary of the grant date and an additional 20% of the option is exercisable as of each successive anniversary of the grant date. Mr. Caronia did not recognized any income from the awards during 2025, but would recognize income in future years as the options are exercised. The assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements. Amounts reported are the grant date fair value (present value of the estimated future benefit to the option holder) of the option grant using the Black-Scholes option pricing model, and the actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value of an option realized will be at or near the value shown above.

Related Party Transactions
In the ordinary course of Signature’s business, we have engaged and expect to continue engaging through our bank in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any such loan is and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features to us.
There have been no other transactions since January 1, 2025, to which Signature has been a party, in which the amount involved exceeded or will exceed $120,000 or 1% of the average of Signature’s total assets as of the end of the last two completed fiscal years and in which either Mr. O’Rourke or Mr. Caronia, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Recent Developments
Esquire Results at and for the Quarter Ended March 31, 2026
On April 23, 2026, Esquire announced unaudited preliminary results for the quarter ended March 31, 2026. The discussion below presents highlights of the unaudited preliminary results of operations and financial condition as of and for the period indicated. While Esquire believes the following financial information fairly presents, in all material respects, its disclosed results of operations and financial condition as of and for the period ending March 31, 2026, the preparation of Esquire’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, that it will file with the SEC could result in changes to the unaudited preliminary financial results presented below. The financial information from Esquire constitutes preliminary financial results and is not a comprehensive statement of its financial results as of and for such period and has not been audited by its independent registered public accounting firm.
The following should be read in conjunction with Esquire’s consolidated financial statements and related notes, as well as management’s discussion and analysis of financial condition and results of operations, incorporated by reference herein, as well as the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this joint proxy statement/prospectus and any other documents incorporated by reference herein or included in the annexes hereto.
On April 23, 2026, Esquire reported its unaudited preliminary financial results for the quarter ended March 31, 2026. Esquire reported first quarter 2026 net income of $12.2 million, or $1.40 per diluted common share, compared to $11.4 million, or $1.33 per diluted share for the same period in 2025.
Esquire’s total assets were $2.42 billion at March 31, 2026 compared to $2.37 billion at December 31, 2025. Total gross loans and total deposits were approximately $1.82 billion and $2.10 billion, respectively, at March 31, 2026, compared to approximately $1.76 billion and $2.06 billion, respectively, at December 31, 2025.
Esquire’s allowance for credit losses at March 31, 2026, was $23.5 million, or 1.30% of total loans.
As of March 31, 2026, Esquire Bank’s tier 1 leverage ratio, common equity tier 1 capital ratio, tier 1 capital ratio and total capital ratio were 11.85%, 14.25%, 14.25% and 15.48%, respectively, and significantly above the well-capitalized requirements.
On February 2, 2026, Esquire announced that the Esquire board of directors declared an increase to its regular quarterly dividend by 14% to $0.20 per share of common stock and was paid on March 2, 2026, to each stockholder of record on February 13, 2026.
On April 30, 2026, Esquire announced that the Esquire board of directors declared a $0.20 per share of common stock regular cash dividend to be paid on June 1, 2026, to each stockholder of record on May 15, 2026.
Signature Results at and for the Quarter Ended March 31, 2026
The discussion below presents highlights of the unaudited preliminary results of operations and financial condition as of and for the quarter ended March 31, 2026. While Signature believes the following financial information fairly presents, in all material respects, its disclosed results of operations and financial condition as of and for the three months ended March 31, 2026, the preparation of Signature’s audited consolidated financial statements and related notes could result in changes to the unaudited preliminary financial results presented below. The financial information from Signature constitutes preliminary financial results and is not a comprehensive statement of its financial results as of and for such period and has not been audited by its independent registered public accounting firm.
The following should be read in conjunction with Signature’s consolidated financial statements and related notes, as well as management’s discussion and analysis of financial condition and results of operations, included herein, as well as the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this joint proxy statement/prospectus and any other documents incorporated by reference herein or included in the annexes hereto.
Signature’s net income was $7.1 million, or $5.16 per diluted share, for the quarter ended March 31, 2026, compared to net income of $9.6 million, or $6.99 per diluted share, for the quarter ended March 31, 2025. Net interest income was $18.8 million for the quarter ended March 31, 2026, compared to $19.8 million for the quarter ended March 31, 2025.
Total interest income was $24.2 million for the quarter ended March 31, 2026, compared to $27.7 million for the quarter ended March 31, 2025, and interest expense was $5.5 million for the quarter ended March 31, 2026, compared to $7.8 million for the quarter ended March 31, 2025. Noninterest income was $2.6 million for the quarter ended March 31, 2026, compared to $2.1 million for the quarter ended March 31, 2025, and noninterest expense was $10 million for the quarter ended March 31, 2026, compared to $9 million for the quarter ended March 31, 2025. The provision for credit losses was $1.8 million for the quarter ended March 31, 2026, compared to a $150 thousand recovery for the quarter ended March 31, 2025.
Signature’s total assets were $2.0 billion at March 31, 2026, compared to $2.0 billion at December 31, 2025. Net loans and total deposits were approximately $1.4 billion and $1.7 billion, respectively, at March 31, 2026, compared to approximately $1.3 billion and $1.7 billion, respectively, at December 31, 2025.
Signature’s allowance for credit losses was $14.9 million, or 1.09% of total loans, at March 31, 2026, compared to $13.0 million, or 1.02% of total loans, at December 31, 2025.
As of March 31, 2026 and December 31, 2025, Signature Bank maintained Basel III capital ratios in excess of the “well capitalized” standards established by the Federal Reserve regulatory framework. As of March 31, 2026, Signature Bank’s total risk-based capital ratio was 17.05% compared to 17.20% at December 31, 2025, and its Tier 1 risk-based capital ratio was 16.09% at March 31, 2026, compared to 16.31% at December 31, 2025.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, Esquire incorporates important business and financial information into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 141.
Terms of the Merger
Each of Esquire’s and Signature’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, (i) Merger Sub will merge with and into Signature, with Signature as the surviving entity, (ii) immediately thereafter, Signature, as the surviving entity of the merger, will merge with and into Esquire, with Esquire as the surviving entity, and (iii) immediately thereafter, Signature Bank will merge with and into Esquire Bank, with Esquire Bank as the surviving bank.
Each share of Signature common stock issued and outstanding immediately prior to the effective time, except for dissenting shares and shares of Signature common stock owned by Signature as treasury stock or owned by Signature or Esquire (in each case, other than shares of Signature common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Signature or Esquire in respect of debts previously contracted), will be converted into the right to receive 2.630 shares of Esquire common stock, subject to adjustment. Signature shareholders who would otherwise be entitled to a fraction of a share of Esquire common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Esquire closing share value.
Each share of Signature common stock issued and outstanding immediately prior to the effective time, except for dissenting shares or certain shares owned by Esquire or Signature, will be converted into the right to receive 2.630 shares of Esquire common stock, subject to adjustment. Signature shareholders who would otherwise be entitled to a fraction of a share of Esquire common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Esquire closing share value.
The 2.630 exchange ratio is subject to adjustment, based on the aggregate sale proceeds received by Signature on the sale of four loans, which loans total approximately $70 million, prior to the closing (the “Schedule A Loans”). The merger agreement provides that if any Schedule A Loans are sold prior to closing, then the exchange ratio will be adjusted based on the aggregate loan sales proceeds relative to the aggregate outstanding principal amount of such loans (the “Aggregate Schedule A Loan Balance’) with a maximum Exchange Ratio of 2.80, based on the sale of all Schedule A Loans and on a one hundred percent recovery of the Aggregate Schedule A Loan Balance, and a minimum Exchange Ratio of 2.50, based on a ten percent or less aggregate recovery from the sale of the Schedule A Loans (or no sales of Schedule A Loans) prior to closing. Any sale of a Schedule A Loan must qualify as an arms-length, non-recourse true sale under GAAP with no seller financing and no retention of seller ownership interest. Signature has initiated a sale process as to the Schedule A Loans.
The following table illustrates the application of this exchange ratio adjustment mechanism in the merger agreement based on certain illustrative recovery rates of the Aggregate Schedule A Loan Balance:
Schedule A Loans Recovery Rate	Implied Exchange Ratio
100%	2.800x
95%	2.783x
90%	2.766x
85%	2.749x

Schedule A Loans Recovery Rate	Implied Exchange Ratio
80%	2.732x
75%	2.715x
70%	2.698x
65%	2.681x
60%	2.664x
55%	2.647x
50%	2.630x
45%	2.614x
40%	2.598x
35%	2.581x
30%	2.565x
25%	2.549x
20%	2.533x
15%	2.516x
10% or less	2.500x
As of the date of this joint proxy statement/prospectus, two of the Schedule A Loans, having an aggregate principal balance of $30.3 million, have been sold, with aggregate sales proceeds totaling $12.6 million, for an aggregate recovery rate of 42%. Assuming that the remaining two Schedule A Loans, totaling $40 million, are sold prior to closing and that 100% of the principal balance of these unsold Schedule A Loans is recovered, the exchange ratio would be 2.715. If no further Schedule A Loans are sold prior to closing, or if the recovery rate on the sale of the remaining Schedule A Loans is 10% or less, the exchange ratio would be 2.544.
No assurance can be made as to whether Signature will successfully sell the remaining Schedule A Loans prior to closing and what proceeds, if any, Signature would receive upon the sale of either of the remaining Schedule A Loans. Therefore, at the time of the Esquire special meeting and the Signature special meeting, Esquire stockholders and Signature shareholders may not know the exact exchange ratio nor the exact market value of the merger consideration that Signature shareholders will receive at the effective time.
Esquire common stock is listed on Nasdaq under the symbol “ESQ.” Signature common stock is not listed or quoted on any exchange.
Esquire stockholders are being asked to approve the Esquire share issuance proposal and Signature shareholders are being asked to approve the Signature merger proposal. See the section entitled “The Merger Agreement” beginning on page 99 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Signature’s board of directors and senior management regularly review and assess Signature’s business strategies and objectives, including strategic opportunities and challenges, and consider various strategic options potentially available, with the goal of enhancing value and providing liquidity for Signature’s shareholders, and with consideration of the effects of such options on Signature’s employees, customers and the communities in which its wholly owned banking subsidiary, Signature Bank, operates. These strategic discussions have focused on, among other things, the business, competitive and regulatory environment facing financial institutions generally, and Signature Bancorporation in particular, as well as conditions and ongoing consolidation in the financial services industry. In addition, Signature’s Chief Executive Officer received, from time to time, informal inquiries from representatives of other financial institutions about potential business combinations and Signature’s board of directors has been regularly updated regarding these contacts.

Similarly, Esquire’s board of directors and senior management have from time to time engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance Esquire’s performance and prospects in light of competitive, regulatory and other relevant developments, all with the goal of increasing long-term value for its shareholders. For Esquire, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions. In addition, as part of its review, Esquire also evaluated the feasibility and value of expanding to new geographic markets, including geographic markets with a robust legal market. In particular, Esquire identified the greater Chicagoland market, among others, as a desirable geographic location into which it could successfully expand.
Following its Annual Meeting of Shareholders in 2024, Signature’s board of directors continued to discuss various options for enhancing shareholder value and providing liquidity to its shareholders. Based on such discussions, Signature’s board of directors reached out to certain investment banking firms to discuss strategic alternatives for Signature Bank. Specifically, between December 2024 and January 2025, certain representatives of Signature reached out to Raymond James and three other investment banking firms to explore such options. As part of these discussions, Signature’s board of directors received feedback from each of the investment banking firms regarding the feasibility of various alternatives for maximizing shareholder value and providing liquidity to shareholders, including potential merger transactions, such as merging with a smaller publicly-traded bank, a merger of equals or a sale to an upstream partner, a listing of Signature’s shares of common stock, an initial public offering, and other capital raising or recapitalization transactions. In addition, in late February 2025, Signature had additional discussions with representatives from Raymond James to discuss various potential merger and non-merger transactions that Signature could consider pursuing. Following these discussions, the board of directors further discussed and considered these strategic alternatives.
Over the next several months of 2025, Signature continued to operate its business in the normal course, which included responding to a few inbound inquiries from public banking institutions. Management also continued to have conversations with Raymond James and the other investment banking firms as to the viability of non-merger-related options for shareholder liquidity.
In June 2025, in connection with the periodic review of its strategic alternatives, Signature’s board of directors invited representatives of Raymond James to attend a meeting of the board of directors for discussion of various strategic options. On June 17, 2025, at the Board’s invitation, Raymond James attended a board meeting at which Raymond James engaged in a discussion of shareholder liquidity options that included options involving a merger transaction as well as non-merger transactions. These discussions included Raymond James’ analysis of the potential relative value propositions for Signature shareholders under each scenario, both as a stand-alone entity and as part of a merger with another bank. At the conclusion of this meeting, the Board authorized management to begin a process to explore strategic alternatives, including a merger with an upstream merger partner. A Special Committee of the Signature board that included directors Leonard Caronia, Mick O’Rourke, Kevin Bastuga, Bryan Duncan and John McEnroe, was created to lead this effort and to report back to the full board with updates.
In the weeks that followed and with the permission of the Special Committee, Raymond James contacted seven banks on Signature’s behalf. In connection with this outreach, members of the Special Committee met with representatives from each of the seven parties. These meetings enabled the Committee to better understand the interest levels and strategic approaches to a merger for each of the parties. In addition, the Committee was able to better understand the impact that a merger with each of the parties would have on current Signature Bank customers and constituents as well as their ability to continue to grow the business as a pro forma company. Ultimately, six of the seven banks contacted expressed interest and signed non-disclosure agreements in June and July of 2025. All six institutions were then invited into a data room which contained a limited amount of public and non-public information about Signature. Each party was informed that the Signature Board had scheduled a meeting for early August and were encouraged to provide an update on their respective interest in a merger transaction with Signature ahead of that meeting.
The seven banks contacted by Raymond James included Esquire. Esquire was the only party contacted that did not already have a physical Midwest banking presence. Esquire was brought into the process after Raymond James had a meeting with Esquire’s Vice Chairman, Chief Executive Officer and President, Andrew Sagliocca, in June 2025 and learned of Esquire’s interest in exploring acquisitions of high performing, commercially-focused banks in markets like Chicago. After sharing Esquire’s potential interest with the Special Committee, Raymond James officially brought Esquire into the process. Esquire signed a Non-Disclosure Agreement in early July 2025. During the week of July 7, 2025, Mr. Sagliocca flew to Chicago and met with Messrs. O’Rourke and Caronia as well as a representative of Raymond James.
On July 25, 2025, Raymond James received a non-binding indication of interest from one of the five parties that entered into a confidentiality agreement, which we refer to as Bank A. Bank A proposed an all stock transaction pursuant to which it would issue shares of its publicly-traded common stock. Based on this party’s then-current stock price, the proposed per share merger consideration was approximately $243.00. In addition, a second party, which we refer to as Bank B, indicated that it would consider paying a per share merger price of between $240.00 to $250.00. A third party, which we refer to as Bank C, indicated that it was interested in pursuing a potential transaction, but due to the fact that it was currently working to complete certain pending transactions, it inquired as to the feasibility of submitting a bid in the fourth quarter of 2025. This party was informed that Signature intended to move forward with its current process, but would keep this party apprised of any relevant future developments. The two other parties that signed a confidentiality agreement each indicated that it did not think that it was then in a position to make an offer that would be compelling to Signature and its shareholders.
On July 23, 2025 the Strategic Oversight Committee of the Esquire board of directors held a special meeting, with management and Piper Sandler in attendance, and discussed financial and other terms of a possible merger transaction with Signature. The Strategic Oversight Committee authorized management to submit a non-binding indication of interest for an acquisition of Signature. On July 30, 2025, Esquire submitted an initial non-binding indication of interest pursuant to which it proposed an all stock merger transaction, with an exchange ratio of 3.1315 Esquire shares for each share of Signature common stock, resulting in a proposed per share merger price of approximately $304.51 based on Esquire’s then current stock price.
On August 5, 2025, Signature’s board of directors met with representatives from Raymond James and representatives from Signature’s outside counsel, Vedder Price P.C. During this meeting, Raymond James reviewed in detail the indications of interest received by the applicable parties as well as the status of the discussions with the other parties that executed confidentiality agreements. In addition, Raymond James provided the board with a summary of its view of a current valuation of Signature as a standalone entity, as well as information on the value of other comparable banking organizations, and reviewed pricing information for recent strategic transactions involving banking organizations that are similar to Signature. The board then engaged in further discussions regarding Signature’s value on a standalone basis as well as recent bank M&A transactions and the outlook for bank M&A going forward. Raymond James then noted that Signature could consider a number of possible next steps, including engaging in further discussions with each of the parties that submitted initial indications of interest to see if they could improve their offers, or deciding to remain as a standalone entity. Vedder Price also reviewed with the board of directors its fiduciary duties in connection with considering strategic alternatives. After discussing these alternatives in depth, the board of directors determined that it was in the best interest of Signature and its shareholders to continue discussions with the three parties that submitted an initial indication of interest and determine if such parties could refine and improve their indications of interest given Signature’s standalone value. In addition, the board also determined to continue to consider other strategic alternatives, including remaining independent and paying a dividend and/or engaging in a stock offering or stock repurchase transaction. Based on the foregoing, the board of directors asked Raymond James to follow up with the three parties that submitted an indication of interest and determine if they could refine and improve their offers.
As a result, during early to mid-August, Raymond James reached out to each of the three parties that had provided an indication of interest to determine if they could provide an updated offer. In particular, Esquire indicated that it was interested in engaging in further discussions with Signature about the terms of a potential transaction. As a result, the board of directors suggested that representatives of Esquire be invited to meet with the Signature board of directors, and on August 13, 2025, representatives of Esquire met with the Signature board to discuss Esquire’s offer and its potential fit and strategy with Signature.
On August 18, 2025, the board of directors met with representatives from Raymond James and Vedder Price to discuss the status of discussions with the three parties that provided an indication of interest. In particular, Raymond James noted that Bank A and Bank B each indicated that it would not be able to further refine or improve its offer at this time, due primarily to the level at which their respective publicly-traded common stock was currently trading. In addition, Raymond James reported that Bank C had contacted Raymond James and indicated a willingness to proceed towards a transaction in the range of $255.00 to $265.00 per share but would be unable to engage in formal discussions until some time in the following quarter. The board then discussed a possible transaction with Esquire. The board noted that its meeting with Esquire representatives on August 13, 2025 was positive, that Esquire’s management team was engaged during the meeting and that Esquire appeared interested in pursuing a potential transaction with Signature. The board determined that a merger with Esquire could be very attractive for Signature’s shareholders if they could reach agreement on the material terms of a transaction. After further reviewing and discussing Esquire’s initial indication of interest, the board of directors determined that it was appropriate to continue negotiations with Esquire, and directed the Special Committee to continue to explore a transaction with Esquire and authorized Raymond James to continue negotiations with Esquire and its financial advisor. In addition, the board also determined that it would conduct a further analysis of the other strategic alternatives previously considered by the board, including remaining independent and/or going public, to ensure that all stand-alone liquidity options had been explored and exhausted prior to moving forward with a potential sale of the Company. As a result, the board requested that Raymond James provide an updated analysis of a potential initial public offering for Signature.
On August 25, 2025, Signature’s board of directors met again to discuss the status of negotiations with Esquire and review an analysis prepared by Raymond James regarding a potential initial public offering transaction. With respect to a potential IPO, Raymond James discussed recent IPO transactions, potential pricing and post-transaction trading, and the general time line for an IPO transaction. The board then engaged in a discussion regarding an IPO transaction, noting that pricing may not be as favorable for shareholders as a merger transaction, the process could take 9-12 months or more to complete and would involve higher execution risk, and would likely require additional investments in risk, compliance and financial reporting activities. In addition, the board discussed the potential benefits associated with a transaction with Esquire based on the terms contained in the indication of interest provided by Esquire, and noted that Esquire’s management team planned to meet with Signature’s management team to further discuss the terms of a potential transaction. Based on its review and discussion, the board determined that it was in the best interests of Signature’s shareholders to further pursue a merger transaction rather than an IPO or similar transaction.
Throughout the remainder of August and early September, Signature and Raymond James continued to engage in discussions with Esquire and its financial advisor, Piper Sandler, regarding proposed deal terms. During this time, the parties discussed a proposed increase to the exchange ratio and certain other terms, including Esquire providing up to three board seats on its board for certain Signature directors and an exclusivity period during which the parties would negotiate the terms of a definitive agreement.
At a special meeting on September 2, 2025, the Esquire board directors met with Piper Sandler and Luse Gorman and discussed the submission of an updated non-binding indication of interest for an acquisition of Signature. On September 3, 2025, Esquire provided Signature with an updated non-binding indication of interest reflecting an exchange ratio of 3.2 Esquire shares for each share of Signature common stock. The updated indication of interest also included, among other things, a provision providing for up to three board seats on Esquire’s board for certain Signature directors and a binding period of exclusivity to allow for an appropriate due diligence period. On September 9, 2025, the Signature board of directors met and discussed the updated indication of interest. The board determined that the updated exchange ratio was acceptable and directed Raymond James to further negotiate certain non-financial terms.
Following additional negotiation of certain non-financial terms, Esquire submitted an updated indication of interest on September 16, 2025 that included, among other things, the proposed exchange ratio of 3.2, up to three board seats on Esquire’s board for Signature representatives, downside protection for Signature in the event of a material decrease in the price of Esquire’s common stock, and an exclusivity period to allow the parties to negotiate definitive agreements. Based on the revised exchange ratio and Esquire’s then-current stock price, the proposed per share merger consideration was approximately $313.92. Signature’s board of directors reviewed and approved the updated indication of interest on September 17, 2025 and Signature executed the updated indication of interest on September 18, 2025.
Following execution of the indication of interest, and continuing throughout October and early November 2025, Esquire engaged in an in-depth due diligence review of Signature, including an extensive third-party review of Signature’s loan portfolio. In addition, Signature began its reverse due diligence review of Esquire at this time.
During this due diligence process, Esquire identified a limited number of credits that it believed had begun to experience some stress, resulting in a higher risk profile for these credits. Based on the results of this loan review as well as discussions between the parties regarding these particular credits, which we refer to as the Schedule A Loans, it was agreed that Signature would take approximately 30 days to develop a plan for resolving these credits.
In early December, the parties engaged in further discussions regarding the plan for resolving the Schedule A loans. Signature indicated that it believed that the best opportunity for maximizing value for the Schedule A loans would involve a process that would take multiple months, as opposed to trying to sell the loans in the near term. As a result, and in the interest of continuing negotiations while the process for resolving the loans continued, rather than stopping negotiations during this time period, Esquire delivered an updated indication of interest on December 12, 2025. The updated indication included a revised exchange ratio of 2.60 Esquire shares for each share of Signature common stock, that would be reduced for any loss taken on the sale of the Schedule A Loans prior to the closing of a transaction. Based on a proposed exchange ratio of 2.60 and Esquire’s then-current stock price, the proposed per share merger consideration was approximately $278.28.
Following receipt of the December 12, 2025 indication of interest from Esquire, the Signature Special Committee and Raymond James met to discuss and analyze the revised offer. In addition, the Special Committee and Raymond James discussed the proposed plan for resolving the Schedule A Loans. Following these discussions, the Signature board of directors met on December 22, 2025 to discuss the December 12, 2025 indication of interest and proposed counter proposals to be made to Esquire. After discussing the December 12, 2025 indication of interest and the proposed plan for resolving the Schedule A Loans, the board directed Raymond James to propose a revised exchange ratio of 3.0 Esquire shares for each share of Signature common stock.
On December 24, 2025, Esquire delivered an updated indication of interest with a 2.80 exchange ratio, provided the Schedule A Loans were sold at par prior to closing, and if such loans were sold below par, then the exchange ratio would be reduced for any such loss taken on the sale of those loans prior to the closing of a transaction. Based on the updated exchange ratio and Esquire’s then current stock price, the proposed per share merger consideration was approximately $297.98. Signature’s board of directors subsequently met to discuss the updated indication of interest, and agreed that the revised exchange ratio was acceptable, and requested that certain changes be made to the indication of interest to reflect that Signature would obtain a report from a third party providing for indicative values for the Schedule A Loans. On January 4, 2026, the parties entered into an updated indication of interest that incorporated the 2.80 exchange ratio.
Pursuant to the January 4, 2026 indication of interest, Signature retained Clark Street Capital, a firm specializing in the valuation and sale of loans, to provide indicative values for the Schedule A Loans. These indicative values were received in early February and the aggregate value for all of the Schedule A Loans was equal to 79% of par for such loans.
At a regular meeting held on January 30, 2026 and at a special meeting held on February 11, 2026, with Piper Sandler in attendance at each meeting, the Esquire board again discussed with management the results of the due diligence investigation of Signature, including the Schedule A Loans and the Clark Report, the rationale for the transaction, and reviewed a financial analysis of an exchange ratio that took into account various recoveries on the Schedule A Loans prior to the closing of a transaction. Following these meetings, Esquire provided a further updated indication of interest to Signature on February 11, 2026. This indication of interest proposed a 2.63 exchange ratio that valued the Schedule A Loans, on an aggregate basis, at 50% of par. The exchange ratio would be subject to upward or downward adjustment based on whether the loans were sold for more or less than 50% of par, provided the exchange ratio would not exceed 2.80 as that exchange ratio was based on the loans being sold at 100% of par. Based on the updated exchange ratio of 2.63 and Esquire’s then current stock price, the proposed per share merger consideration was approximately $307.39. The Signature board of directors reviewed and approved the updated indication of interest with the revised exchange ratio, and the updated indication of interest was executed by the parties on February 14, 2026.

On February 15, 2026, Esquire’s counsel, Luse Gorman, provided to Signature’s counsel, Vedder Price P.C., initial drafts of the definitive merger agreement and ancillary documents, including the bank merger agreement, voting agreement and forms of the employment agreement and lock-up agreement to be entered into by Signature’s executive management team of Michael O’Rourke, Kevin Bastuga and Bryan Duncan.
Over the course of the following weeks, the parties and their respective financial and legal advisors negotiated the principal terms of the merger agreement. In particular the parties worked through due diligence issues requiring resolution prior to execution of the definitive agreement, discussed employment and related benefit plan matters, and negotiated the terms of representations and warranties for both sides, covenants for both sides and termination rights and fees. In addition, each party prepared drafts of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the merger agreement. While negotiating the definitive merger agreement, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and markets of the other party.
During this time, Signature Bancorporation and Esquire Financial continued to negotiate the terms of the transaction, including the treatment of any Schedule A Loan that was not sold prior to closing and the impact of such retained loan on the exchange ratio. The parties agreed that any such Schedule A Loan that is not sold prior to closing will be deemed to transfer to Esquire at a value equal to 10% of par. As a result, the parties agreed that the exchange ratio of 2.63 may be adjusted upward to a maximum exchange ratio of 2.80 or adjusted downward to a minimum exchange ratio of 2.50, depending on whether the Schedule A Loans are sold, and at what price, and/or retained at closing. In addition, the parties agreed that Signature may request to move the closing date back by up to 30 days following the receipt of all regulatory approvals and lapse of all required regulatory waiting periods, provided in no event will such extension go beyond September 1, 2026.
Throughout February and early March, the Signature Special Committee provided updates to the Signature board of directors regarding the status of the negotiation of the definitive agreements, and the board indicated that the Special Committee should continue the negotiation of the definitive agreements with Esquire.
As a result, the parties continued to work through open due diligence issues and negotiated the remaining open terms of the merger agreement and ancillary agreements, such as the voting agreement to be entered into by the directors and certain executive officers of Signature, the bank merger agreement for the merger of Signature Bank with and into Esquire Bank, and the employment and lock-up agreements for Signature’s executive management team. The parties and their respective advisors continued to review and exchange updated drafts of the definitive agreement, ancillary agreements and draft disclosure schedules.
On March 11, 2026, Signature’s board of directors met to review (i) a substantially final, negotiated version of the merger agreement and related ancillary agreements, (ii) a fiduciary duty outline prepared by Vedder Price regarding the board’s fiduciary duties in considering and voting on the proposed strategic transaction, (iii) a summary of the material terms of the merger agreement and related ancillary agreements prepared by Vedder Price, (iv) a financial presentation from Raymond James and (v) a draft board resolution relating to the proposed transaction. Vedder Price discussed the fiduciary obligations of Signature’s directors in considering a sale or merger of the company and answered director questions on the topic. Vedder Price also provided a comprehensive review of the proposed merger agreement. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered. Raymond James reviewed the financial aspects of the proposed merger, including financial analyses performed by Raymond James regarding the exchange ratio. For purposes of its analysis, Raymond James assumed an exchange ratio of 2.73, assuming the sale of the Schedule A Loans at an aggregate value equal to 79% of par. Based on this exchange ratio, Raymond James rendered to the Signature board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, such exchange ratio was fair, from a financial point of view, to the holders of Signature Bancorporation common stock.

The Signature board of directors then engaged in a detailed and extensive discussion of the merger agreement and Raymond James’ financial analyses. The Signature board considered the valuation of Signature as a stand-alone entity and discussed the attributes of Esquire’s common stock, including its recent market performance, its dividend payout ratio, its trading volume and its relative valuation compared to its peers. The board of directors also discussed Esquire’s commitment to build on Signature Bank’s commercial lending programs. The board also discussed Esquire’s business culture and philosophy. Following extensive discussion and questions and answers, including consideration of the factors described under “Recommendation of the Signature Bancorporation Board of Directors and Reasons for the Merger,” Signature’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of Signature and its shareholders and authorized Signature’s management to execute and deliver the merger agreement and applicable ancillary documents. Following the Signature board of directors meeting, representatives of Signature informed Esquire that the Signature board had approved the merger agreement and the proposed transaction.
On March 9, 2026, Esquire’s board of directors held a special meeting to discuss the proposed transaction and to review the merger agreement. Mr. Sagliocca provided an overview of the process that led to the transaction and the due diligence review of Signature. Representatives of Luse Gorman reviewed in detail the terms of the agreement, as well as other legal issues, including the board’s fiduciary duties. Further, representatives of Piper Sandler reviewed with the board of directors its analysis of the financial terms contained in the merger agreement and stated that it was prepared to deliver its opinion to the effect that the exchange ratio was fair, from a financial point of view, to Esquire. The board again discussed the advantages and rationales for proceeding with the transaction. On March 11, 2026, the Esquire board again held a special meeting to discuss the merger with Signature. Luse Gorman and Piper reviewed again the financial and legal terms of the merger agreement and related documents. Piper Sandler delivered to the board of directors its opinion to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to Esquire. Based on this and its previous discussions, the Esquire board of directors unanimously determined that it was in the best interests of Esquire’s shareholders to proceed with the transaction on the terms provided in the merger agreement and unanimously approved the merger agreement and the issuance of shares as part of the merger consideration as contemplated in the agreement. Representatives of Esquire reported the board’s actions to Signature’s representatives following the meeting.
Following the March 11 Esquire board meeting, the parties’ representatives finalized the merger agreement, ancillary agreements and disclosure schedules and the parties executed the merger agreement. On the morning of March 12, 2026, Signature and Esquire issued a joint press release announcing the transaction.
Esquire’s Reasons for the Merger; Recommendation of Esquire’s Board of Directors
After careful consideration, the Esquire board of directors, at a special meeting on March 11, 2026, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of Esquire common stock, are advisable and fair to and in the best interests of Esquire and its shareholders, (ii) approved and adopted the merger agreement, and the transactions contemplated thereby (including the merger, the second-step merger and the bank merger) and (iii) recommended the approval by Esquire stockholders of the Esquire share issuance proposal and the other matters to be voted on at the Esquire special meeting.
In reaching this decision, the Esquire board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Esquire’s senior management, as well as with Esquire’s legal and financial advisors, and considered a number of factors, including, but not limited to, the following:
•
each of Esquire’s and Signature’s business, operations, financial condition, asset quality, earnings and prospects;

•
the combined company’s anticipated position as a top-tier bank with greater national scale and geographic and business line diversification, including the fact that the merger reduces Esquire’s litigation vertical loan and funding concentrations from more than 70% to below 50%;

•
the lack of overlap between the footprints of Esquire and Signature, which will expand Esquire’s banking opportunities in the Chicago metropolitan market, which is the fourth largest law firm market in the country and the third largest for contingency fee law firms according to Esquire’s data;

•
Signature’s relationship focused and branch-lite business model, and the opportunities Signature is expected to bring to the continuing corporation, which will enhance its ability to serve customers by providing the products, technology and convenience of a larger bank, while maintaining a commercial relationship banking model experience;

•
the complementary nature of Esquire’s and Signature’s products, which Esquire believes should provide the opportunity to mitigate risks, generate additional capital and increase potential returns;

•
the ability to leverage Esquire’s investments in technology across a greater number of customers;

•
the expanded possibilities for growth that would be available to the continuing corporation, given its larger size, asset base, capital and footprint;

•
the complementary nature of the cultures and operational philosophies of the two companies, including with respect to their banking business model, strategic focus, target markets, client services, credit cultures, risk profiles and community commitment, and the Esquire board’s belief that the complementary cultures will facilitate the successful integration and implementation of the transaction;

•
the effectiveness of the merger as a method of implementing and accelerating Esquire’s strategies for growing and expanding the clients it is able to serve and support;

•
the anticipated pro forma financial impact of the merger on the continuing corporation, including the expected positive impact on financial metrics, including earnings per share and tangible book value;

•
its understanding of the current and prospective environment in the financial services industry, including national, regional and local economic conditions, the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Esquire’s potential growth, development, productivity and strategic options both with and without the merger;

•
its review of and discussions with Esquire’s senior management and advisors concerning Esquire’s due diligence examination of Signature, including the review of its loan portfolio, including the Schedule A Loans;

•
the fact that Esquire shareholders will own approximately 72% of the continuing corporation’s common stock;

•
the fact that the 2.630 exchange ratio is subject to adjustment based on the aggregate sale proceeds received by Signature on the sale of the Schedule A Loans;

•
the provisions of the merger agreement setting forth the corporate governance of the continuing corporation, including that upon the closing, the continuing corporation’s board of directors would be comprised of all of Esquire’s directors and two legacy Signature directors as of the effective time;

•
the support of the merger and the other transactions contemplated by the merger agreement by all of the directors of Esquire and Signature, and the fact that each of the Signature executive officers and directors entered into voting agreements pursuant to which, among other things, each agreed to (i) vote the shares of Signature common stock which he or she beneficially owns and/or is the registered owner of and has the sole right and power to vote or direct the disposition in favor of the Signature merger proposal and (ii) not transfer such shares of Signature common stock prior to the Signature special meeting, with certain limited exceptions;

•
the fact that Signature’s top three executive officers have signed new employment agreements with Esquire and will oversee commercial business development and operations in the Chicago metropolitan market;

•
the fact that each of the Signature executive officers entered into lock-up agreements pursuant to which, among other things, each agreed to (i) other than with respect to 5% of the Esquire common stock received by or to be received by the executive pursuant to the merger agreement, not sell or dispose of any shares of the Esquire common stock received by or to be received by the executive pursuant to the merger agreement for 365 days following the effective time; (ii) not sell or dispose of more than 33% of the Esquire common stock received by or to be received by the executive pursuant to the merger agreement between 366 days and 730 days following the effective time; and (iii) not sell or dispose of more than 66% of the Esquire common stock received by or to be received by the executive pursuant to the merger agreement between 731 days and 1,095 days following the effective time;

•
its expectation that Esquire will retain its strong capital position and asset quality upon completion of the merger;

•
its expectation that the requisite regulatory approvals and other approvals for the merger, the second-step merger and the bank merger could be obtained in a timely fashion;

•
the opinion, dated March 11, 2026, of Piper Sandler to Esquire’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Esquire of the exchange ratio in the merger, as more fully described below under “— Opinion of Esquire’s Financial Advisor”; and

•
its review with Esquire’s outside legal counsel of the material terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions.

The Esquire board of directors also considered the potential risks related to the proposed transaction. The board concluded that the anticipated benefits of combining with Signature were likely to outweigh these risks substantially. These potential risks included:
•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors in the areas where Esquire and Signature operate businesses;

•
the costs to be incurred in connection with the merger and the integration of Signature’s business into Esquire’s and the possibility that the proposed transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the merger’s effect on the continuing corporation’s regulatory capital levels;

•
the possibility of encountering difficulties in achieving anticipated cost savings in the amounts currently estimated or within the time frame currently contemplated;

•
the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Esquire and Signature and Esquire Bank and Signature Bank;

•
the risk of losing key Esquire or Signature employees during the pendency of the merger and following closing;

•
the diversion of management attention and resources from the operation of Esquire’s business while working to complete the merger and integrate the two companies;

•
the risks related to the sale of the Schedule A Loans, including (i) the fact that the exchange ratio may be adjusted upward, which would cause Esquire to issue additional shares of its capital stock in connection with the merger, and (ii) the possibility that no Schedule A Loans will be sold prior to closing thereby increasing the combined non-performing assets;

•
the risk that, because the exchange ratio under the merger agreement will not be adjusted for changes in the market price of Esquire common stock or Signature common stock, the value of the shares of Esquire common stock to be issued to Signature shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•
the risk that the regulatory and other approvals required in connection with the merger, second-step merger and the bank merger may not be received in a timely manner or at all or may impose disadvantageous conditions;

•
the dilution caused by Esquire’s issuance of additional shares of its capital stock in connection with the merger;

•
the potential for legal claims challenging the merger; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” in this joint proxy statement/prospectus on pages 31 and page 29, respectively.

The foregoing discussion of the information and factors considered by the Esquire board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Esquire board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, Esquire’s management and Esquire’s independent financial and legal advisors, and overall considered the factors to support its determination.
For the reasons set forth above, the Esquire board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers and the issuance of shares to the holders of Signature common stock) are advisable and fair to and in the best interests of Esquire and its shareholders.
Certain of Esquire’s directors and executive officers have other interests in the merger that are different from, or in addition to, those of Esquire’s shareholders generally, as discussed under the caption “The Merger — Interests of Esquire Directors and Executive Officers in the Merger,” below. The Esquire board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Esquire stockholders.
It should be noted that this explanation of the reasoning of the Esquire board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 29.
Opinion of Esquire’s Financial Advisor
Esquire retained Piper Sandler to act as financial advisor to Esquire’s board of directors in connection with Esquire’s consideration of a possible business combination with Signature. Esquire selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to Esquire’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 11, 2026 meeting at which Esquire’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on March 11, 2026, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to Esquire. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Esquire common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of Esquire in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any stockholder of Esquire as to how any such stockholder should vote at any meeting of stockholder called to consider and vote upon the approval of the merger and the merger agreement, or the transactions contemplated thereby, including the Esquire share issuance. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to Esquire and did not address the underlying business decision of Esquire to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Esquire or the effect of any other transaction in which Esquire might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Esquire or Signature, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
an execution copy of the merger agreement;

•
certain publicly available financial statements and other historical financial information of Esquire that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of Signature that Piper Sandler deemed relevant;

•
publicly available median analyst earnings per share estimates for Esquire for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual loan and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated annual dividends per share for Esquire for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Esquire;

•
certain financial projections for Signature for the year ending December 31, 2026, as well as estimated long-term annual loan and net income growth rates for the years ending December 31, 2027 through December 31, 2030, as provided by the senior management of Esquire;

•
the relative contribution of loans, assets, deposits and equity of Esquire and Signature to the combined company in the merger;

•
the pro forma financial impact of the merger on Esquire based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Esquire;

•
the publicly reported historical price and trading activity for Esquire common stock, including a comparison of certain stock market information for Esquire common stock and certain stock indices, as well as similar publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for Esquire and Signature with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Esquire the business, financial condition, results of operations and prospects of Esquire and held similar discussions with certain members of the senior management of Signature and its representatives regarding the business, financial condition, results of operations and prospects of Signature.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources,

that was provided to Piper Sandler by Esquire or Signature or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Esquire and Signature that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Esquire or Signature or any of their respective subsidiaries, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Esquire or Signature or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of Esquire or Signature, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Esquire or Signature or any of their respective subsidiaries. Piper Sandler assumed, with Esquire’s consent, that the respective allowances for credit losses for both Esquire and Signature were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available median analyst earnings per share estimates for Esquire for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual loan and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated annual dividends per share for Esquire for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Esquire. In addition, Piper Sandler used certain financial projections for Signature for the year ending December 31, 2026, as well as estimated long-term annual loan and net income growth rates for the years ending December 31, 2027 through December 31, 2030, as provided by the senior management of Esquire. Piper Sandler also received and used in its pro forma analysis certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Esquire. With respect to the foregoing information, the senior management of Esquire confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of senior management as to the future financial performance of Esquire and Signature, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Esquire or Signature since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Esquire and Signature would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with Esquire’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Esquire, Signature, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Piper Sandler expressed no opinion as to any legal, accounting or tax matters relating to the merger and the other transactions contemplated by the merger agreement. om
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Esquire common stock at any time, or what the value of Esquire common stock will be once it is actually received by the holders of Signature common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Esquire’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Esquire or Signature and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Esquire and Signature and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to Esquire on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Esquire, Signature, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Esquire’s board of directors at its March 11, 2026 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Esquire common stock or Signature common stock or the prices at which Esquire or Signature common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Esquire’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Esquire’s board of directors with respect to the fairness of the exchange ratio.
Summary of Proposed Exchange Ratio and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. As set forth in the merger agreement, each share of Signature common stock issued and outstanding immediately prior to the effective time of the transaction (other than certain shares of Signature common stock as set forth in the merger agreement) shall be converted into the right to receive 2.63 shares of Esquire common stock, subject to adjustment. The merger agreement provides, generally, that the exchange ratio shall be adjusted based on sales of the Schedule A Loans prior to the closing date and based on the aggregate loan sales proceeds relative to the aggregate Schedule A Loan balance, with a maximum exchange ratio of 2.80, based on the sale of all Schedule A Loans and on one hundred percent recovery of the aggregate Schedule A Loan balance, and a minimum exchange ratio of 2.50. At the direction of Esquire and with Esquire’s consent, Piper Sandler assumed for the purposes of its analyses and in rendering its opinion the maximum exchange ratio of 2.80. Piper Sandler calculated an aggregate implied transaction value of approximately $375.5 million and an implied purchase price per share of $280.17 based on the implied value of 1,290,275 shares of Signature common stock and 85,193 options with a weighted average exercise price of $115.74 and based on the closing price of Esquire common stock on March 10, 2026. Based upon financial information for Signature as of or for the last twelve months (“LTM”) ended December 31, 2025, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / Tangible Book Value Per Share	164%
Transaction Price Per Share / 2025 Earnings per Share	9.7x
Transaction Price Per Share / 2026 Estimated Earnings per Share(1)	9.7x
Tangible Book Premium / Core Deposits (CDs > $100K)(2)	9.1%
Tangible Book Premium / Core Deposits (CDs > $250K)(3)	9.1%

(1)
Signature 2026 estimated earnings per share as provided by Esquire management

(2)
Core deposits defined as total deposits less time deposits > $100k

(3)
Core deposits defined as total deposits less time deposits > $250k

Note: Assumes a fixed exchange ratio of 2.80x, as directed and approved by Esquire for purposes of Piper Sandler’s analysis
Contribution Analysis.
Piper Sandler reviewed the relative contribution of Esquire and Signature to the pro forma balance sheet and income of the combined entity. This analysis excluded mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of Esquire stockholders and Signature shareholders, respectively, in the combined company:
$ value in millions	Esquire		Signature
	$	%	$	%
Balance Sheet
Net loans	$1,734	58%	$1,265	42%
Total assets	$2,366	54%	$1,994	46%
Total deposits	$2,063	55%	$1,718	45%
Total non-interest bearing deposits	$576	50%	$579	50%
Total equity	$290	57%	$220	43%
Tangible common equity	$290	57%	$220	43%
Income Statement
2025 net income	$51	58%	$37	42%
Pro Forma Ownership(1)		71%		29%

(1)
Assuming a fixed exchange ratio of 2.80x, as directed and approved by Esquire for purposes of Piper Sandler’s analysis

Note: Financial data as of or for the period ending December 31, 2025
Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading price of Esquire common stock for the one-year and three-year periods ended March 10, 2026. Piper Sandler then compared the relationship between the movements in the price of Esquire common stock to movements in its peer group (as described below) as well as certain stock indices.

Esquire’s One-Year Stock Performance
	Beginning Value March 10, 2025	Ending Value March 10, 2026
Esquire	100%	141.4%
Esquire Peer Group	100%	111.7%
S&P 500 Index	100%	120.8%
NASDAQ Bank Index	100%	112.0%
Esquire’s Three-Year Stock Performance
	Beginning Value March 10, 2023	Ending Value March 10, 2026
Esquire	100%	254.6%
Esquire Peer Group	100%	146.9%
S&P 500 Index	100%	175.6%
NASDAQ Bank Index	100%	130.4%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for Esquire with a group of financial institutions selected by Piper Sandler. The Esquire peer group included banks and thrifts with common stock publicly traded on a major exchange (NASDAQ, NYSE) that are headquartered in the United States with total assets between $1.0 billion and $4.0 billion as of the most recently reported quarter and loans / deposits less than 100%, NPAs / assets less than 1.00%, and LTM ROAA greater than 1.50%, but excluded targets of announced merger transactions (the “Esquire Peer Group”). The Esquire Peer Group consisted of the following companies:
Bank7 Corp. First Community Bankshares, Inc. GBank Financial Holdings Inc. Northrim BanCorp, Inc.	Orange County Bancorp, Inc. Plumas Bancorp Timberland Bancorp, Inc.
The analysis compared publicly available financial information for Esquire with corresponding data for the Esquire Peer Group as of or for the year ended December 31, 2025 (unless otherwise noted) with pricing data as of March 10, 2026. The table below sets forth the data for Esquire and the median, mean, low and high data for the Esquire Peer Group.
Esquire Comparable Company Analysis
	Esquire	Esquire Peer Group Median	Esquire Peer Group Mean	Esquire Peer Group Low	Esquire Peer Group High
Total assets ($mm)	2,366	2,239	2,397	1,359	3.290
Loans / Deposits (%)	85.2	84.4	85.9	81.6	94.4
Non-performing assets(1) / Total assets (%)	0.37(2)	0.43	0.52	0.23	0.86
Tangible common equity/Tangible assets (%)	12.24	11.13	11.08	8.51	12.71
Tier 1 Leverage Ratio (%)	11.87(2)	12.61	11.83	8.77	13.42
Total RBC Ratio (%)	15.43(2)	16.70	17.07	13.95	21.26
CRE / Total RBC Ratio (%)	163.6(2)	276.0	293.1	195.8	431.7
LTM Return on average assets (%)	2.43	1.61	1.76	1.52	2.37
LTM Return on average tangible common equity (%)	19.4	15.3	17.1	12.7	26.3

	Esquire	Esquire Peer Group Median	Esquire Peer Group Mean	Esquire Peer Group Low	Esquire Peer Group High
LTM Net interest margin (%)	6.02	4.42	4.48	3.82	4.94
LTM Efficiency ratio (%)	48.7	55.4	53.8	40.2	61.1
Price / Tangible book value (%)	295	158	174	120	245
Price / LTM Earnings per share (x)	17.0	10.0	11.7	7.9	19.6
Price / 2026E Earnings per share (x)	15.8	9.3	10.3	8.7	13.7
Current Dividend Yield (%)	0.8	2.7	2.4	0.0	3.1
Market capitalization ($mm)	811	406	445	304	758

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

(2)
Reflects bank-level financials as of December 31, 2025

Piper Sandler used publicly available information to perform a similar analysis for Signature by comparing selected financial information for Signature with a group of financial institutions selected by Piper Sandler. The Signature peer group included banks and thrifts with common stock publicly traded on a major exchange (NASDAQ, NYSE) that are headquartered in the United States with total assets between $1.0 billion and $4.0 billion as of the most recently reported quarter and loans / deposits ratio less than 100%, LTM ROAA greater than 1.00%, and LTM efficiency ratio less than 55.0%, but excluded targets of announced merger transactions (the “Signature Peer Group”). The Signature Peer Group consisted of the following companies:
ACNB Corporation Bank7 Corp. Chain Bridge Bancorp, Inc. Esquire Financial Holdings, Inc.	Plumas Bancorp The First Bancorp, Inc. Timberland Bancorp, Inc.
The analysis compared publicly available financial information for Signature with corresponding data for the Signature Peer Group as of or for the year ended December 31, 2025 (unless otherwise noted) with pricing data as of March 10, 2026. The table below sets forth the data for Signature and the median, mean, low and high data for the Signature Peer Group.
Signature Comparable Company Analysis
	Signature	Signature Peer Group Median	Signature Peer Group Mean	Signature Peer Group Low	Signature Peer Group High
Total assets ($mm)	1,994	2,239	2.388	1,750	3,228
Loans / Deposits (%)	74.4	86.7	78.9	17.5	95.1
Non-performing assets(1) / Total assets (%)	1.90(2)	0.37	0.42	0.00	0.71
Tangible common equity/Tangible assets (%)	11.02	10.60	10.82	8.05	12.71
Tier 1 Leverage Ratio (%)	12.18(2)	11.40	11.28	8.84	12.82
Total RBC Ratio (%)	17.20(2)	16.04	20.88	14.02	47.66
CRE / Total RBC Ratio (%)	160.6(2)	221.1	196.7	20.6	276.0
LTM Return on average assets (%)	1.85(2)	1.52	1.63	1.08	2.43
LTM Return on average tangible common equity (%)	19.7(2)	14.5	15.4	12.7	19.5
LTM Net interest margin (%)	4.13(2)	4.23	4.28	2.63	6.02
LTM Efficiency ratio (%)	41.3	52.2	50.8	40.2	55.0
Price / Tangible book value (%)	—	148	162	120	295

	Signature	Signature Peer Group Median	Signature Peer Group Mean	Signature Peer Group Low	Signature Peer Group High
Price / LTM Earnings per share (x)	—	11.0	11.5	8.8	17.0
Price / 2026E Earnings per share (x)	—	9.3	10.4	8.4	15.7
Current Dividend Yield (%)	—	2.7	2.5	0.0	5.4
Market capitalization ($mm)	—	347	410	230	811

(1)
Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs

(2)
Reflects bank-level financials as of December 31, 2025

Analysis of Precedent Transactions.
Piper Sandler reviewed recent, nationwide merger and acquisition transactions. The nationwide group consisted of United States bank and thrift transactions announced between January 1, 2024 and March 10, 2026 with target total assets at announcement between $1 billion and $4 billion and target LTM ROAA at announcement greater than 1.00%, and excluded transactions with non-disclosed deal value (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Burke & Herbert Financial Services Corp.	LINKBANCORP, Inc.
Farmers National Banc Corp.	Middlefield Banc Corp.
National Bank Holdings Corporation	Vista Bancshares Inc.
Equity Bancshares, Inc.	Frontier Holdings, LLC
Prosperity Bancshares, Inc.	American Bank Holding Corporation
Glacier Bancorp, Inc.	Guaranty Bancshares, Inc.
FB Financial Corporation	Southern States Bancshares, Inc.
MetroCity Bankshares, Inc.	First IC Corporation
Glacier Bancorp, Inc.	Bank of Idaho Holding Company
German American Bancorp, Inc.	Heartland BancCorp
United Bankshares, Inc.	Piedmont Bancorp, Inc.
Wintrust Financial Corporation	Macatawa Bank Corporation
Southern California Bancorp	California BanCorp
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, pay-to-trade ratio, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	Esquire/ Signature	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	9.7(1)	12.3	12.3	8.3	17.3
Transaction Price / Tangible Book Value Per Share (%)	164(1)	157	162	117	226
Pay-to-Trade Ratio (%)	56(1)	93	94	74	127
Tangible Book Value Premium to Core Deposits (%)	9.1(1)	8.4	8.6	2.9	15.7
1-Day Market Premium (%)	—	26.6	36.6	(0.1)	81.7

(1)
Assuming a fixed exchange ratio of 2.80x, as directed and approved by Esquire for purposes of Piper Sandler’s analysis

Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of Esquire common stock assuming Esquire performed in accordance with publicly available median analyst earnings per share estimates for Esquire for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual loan and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated annual dividends per share for Esquire for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Esquire. To approximate the terminal value of a share of Esquire common stock at March 10, 2026, Piper Sandler applied price to 2030 earnings multiples ranging from 9.5x to 17.0x and multiples of December 31, 2030 tangible book value ranging from 160% to 260%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 11.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Esquire common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Esquire common stock of $55.05 to $115.34 when applying multiples of earnings and $68.41 to $131.06 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.5x	11.0x	12.5x	14.0x	15.5x	17.0x
7.0%	$65.87	$75.77	$85.66	$95.55	$105.45	$115.34
8.0%	$62.94	$72.38	$81.83	$91.27	$100.72	$110.16
9.0%	$60.17	$69.18	$78.20	$87.22	$96.24	$105.26
10.0%	$57.54	$66.16	$74.77	$83.39	$92.00	$100.62
11.0%	$55.05	$63.29	$71.52	$79.76	$87.99	$96.23
Tangible Book Value Per Share Multiples
Discount Rate	160%	180%	200%	220%	240%	260%
7.0%	$81.92	$91.75	$101.58	$111.40	$121.23	$131.06
8.0%	$78.26	$87.64	$97.02	$106.40	$115.79	$125.17
9.0%	$74.79	$83.75	$92.71	$101.67	$110.63	$119.59
10.0%	$71.51	$80.07	$88.64	$97.20	$105.76	$114.32
11.0%	$68.41	$76.59	$84.77	$92.95	$101.14	$109.32
Piper Sandler also considered and discussed with the Esquire board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Esquire’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Esquire’s common stock, applying the price to 2030 earnings multiples range of 9.5x to 17.0x referred to above and a discount rate of 9.22%.

Earnings Per Share Multiples
Annual Estimate Variance	9.5x	11.0x	12.5x	14.0x	15.5x	17.0x
(20.0)%	$48.26	$55.40	$62.54	$69.69	$76.83	$83.97
(10.0)%	$53.91	$61.95	$69.98	$78.02	$86.05	$94.09
0.0%	$59.57	$68.49	$77.42	$86.35	$95.28	$104.20
10.0%	$65.22	$75.04	$84.86	$94.68	$104.50	$114.32
20.0%	$70.88	$81.59	$92.30	$103.01	$113.72	$124.44
Piper Sandler also performed an analysis that estimated the net present value per share of Signature common stock, assuming Signature performed in accordance with certain financial projections for Signature for the year ending December 31, 2026, as well as estimated long-term annual loan and net income growth rates for the years ending December 31, 2027 through December 31, 2030, as provided by the senior management of Esquire. To approximate the terminal value of a share of Signature common stock at March 10, 2026, Piper Sandler applied price to 2030 earnings multiples ranging from 9.5x to 14.5x and multiples of 2030 tangible book value ranging from 130% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Signature common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Signature common stock of $201.07 to $368.09 when applying multiples of earnings and $248.35 to $389.53 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.5x	10.5x	11.5x	12.5x	13.5x	14.5x
8.0%	$241.16	$266.55	$291.93	$317.32	$342.70	$368.09
9.0%	$230.30	$254.54	$278.79	$303.03	$327.27	$351.51
10.0%	$220.02	$243.18	$266.34	$289.50	$312.66	$335.82
11.0%	$210.29	$232.42	$254.56	$276.69	$298.83	$320.96
12.0%	$201.07	$222.23	$243.40	$264.56	$285.72	$306.89
Tangible Book Value Per Share Multiples
Discount Rate	130%	140%	145%	155%	160%	170%
8.0%	$297.88	$320.79	$332.25	$355.16	$366.62	$389.53
9.0%	$284.46	$306.34	$317.28	$339.16	$350.11	$371.99
10.0%	$271.76	$292.67	$303.12	$324.03	$334.48	$355.38
11.0%	$259.74	$279.72	$289.71	$309.69	$319.68	$339.66
12.0%	$248.35	$267.45	$277.01	$296.11	$305.66	$324.77
Piper Sandler also considered and discussed with the Esquire board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Signature’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Signature common stock, applying the price to 2030 earnings multiples range of 9.5x to 14.5x referred to above and a discount rate of 10.86%.

Earnings Per Share Multiples
Annual Estimate Variance	9.5x	10.5x	11.5x	12.5x	13.5x	14.5x
(20.0%)	$169.27	$187.09	$204.91	$222.73	$240.54	$258.36
(10.0%)	$190.43	$210.48	$230.52	$250.57	$270.61	$290.66
0.0%	$211.59	$233.86	$256.13	$278.41	$300.68	$322.95
10.0%	$232.75	$257.25	$281.75	$306.25	$330.75	$355.25
20.0%	$253.91	$280.63	$307.36	$334.09	$360.82	$387.54
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on Esquire assuming the transaction closes on September 30, 2026. Piper Sandler utilized the following information and assumptions: (a) publicly available median analyst earnings per share estimates for Esquire for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual loan and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated annual dividends per share for Esquire for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Esquire, (b) certain financial projections for Signature for the year ending December 31, 2026, as well as estimated long-term annual loan and net income growth rates for the years ending December 31, 2027 through December 31, 2030, as provided by the senior management of Esquire, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Esquire. The analysis indicated that the transaction could be accretive to Esquire’s estimated earnings per share excluding one-time transaction costs and expenses in the years ending 2027 through 2029 and accretive to Esquire’s estimated tangible book value per share at close and through 2029.
In connection with this analysis, Piper Sandler considered and discussed with the Esquire board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as Esquire’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.15% of the aggregate transaction value, which advisory fee is contingent upon the closing of the merger. At the time of announcement of the transaction, Piper Sandler’s fee was approximately $4.0 million. Piper Sandler also received a $750,000 fee from Esquire upon rendering its opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Piper Sandler upon closing of the transaction. Esquire has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to Esquire. Piper Sandler did not provide any investment banking services to Signature in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Esquire, Signature and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Esquire, Signature and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Signature’s Reasons for the Merger; Recommendation of Signature’s Board of Directors
After careful consideration, at a meeting held on March 11, 2026, the Signature board determined that the merger agreement and the transactions contemplated thereby (including the merger agreement and the bank merger agreement) are both fair and in the best interests of Signature and its shareholders. Accordingly, the Signature board approved and adopted the merger agreement and unanimously recommends that Signature’s shareholders vote “FOR” the Signature merger proposal.
In reaching its decision to approve and adopt the merger agreement and recommend that Signature’s shareholders vote “FOR” the Signature merger proposal, the Signature board consulted with Signature’s senior management, as well as Signature’s financial and legal advisors, and considered a number of factors in reaching its decision, including, without limitation, the following:
•
the Signature board’s assessment of the strategic options available to Signature and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for Signature’s shareholders than the value to be paid by Esquire in the merger;

•
the trading market for Esquire’s common stock on Nasdaq, which will provide Signature shareholders with liquidity with respect to the shares of Esquire common stock received as merger consideration in the merger;

•
Esquire’s history of paying quarterly dividends and its dividend yield;

•
the market value of Esquire’s common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock;

•
the Signature board’s belief that Signature shareholders and customers will benefit from combining with a similar like-minded financial institution, including potentially being better able, as a larger combined financial institution, to respond to economic and financial services industry developments and better positioned to develop and build on its position in existing markets;

•
information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels, liquidity levels, loan portfolio and asset quality of Signature and Esquire, both individually and as a combined company;

•
the Signature board’s familiarity with, and understanding of, Signature’s business, results of operations, asset quality, operating markets, financial and market position, and expectations regarding Signature’s future earnings and prospects;

•
the satisfactory results of Signature’s management’s reverse due diligence of Esquire;

•
the lack of overlap of Signature’s geographic footprint with that of Esquire and the potential expansion of product and service availability to the customers of and communities currently served by Signature;

•
the complementary aspects and cultures of Signature’s and Esquire’s businesses, including customer focus, business orientation and operations, Esquire’s strong deposit market share, low cost of funds and Esquire’s strengths in relationship-based commercial lending;

•
the fact that Signature’s senior management team is entering into employment agreements to remain with the combined entity as senior officers of the combined entity and that two of Signature’s current directors will be appointed to the board of directors of the combined entity following closing;

•
the benefits agreed to be provided to Signature’s employees by Esquire;

•
the Signature board’s understanding of the current and prospective environment in which Signature and Esquire operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the perceived risks and uncertainties attendant to Signature’s operation as an independent banking organization;

•
the financial fairness of the transaction, supported by the financial analyses reviewed and discussed with the Signature board by representatives of Raymond James as well as the oral opinion of Raymond James rendered to the Signature board on March 11, 2026 (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated the same date), which opinion was subsequently updated to May 4, 2026, as to, as of such dates, the fairness, from a financial point of view, to the holders of Signature common stock of the merger consideration, as more fully described below under “The Merger — Opinion of Signature’s Financial Advisor”;
•
the potential synergies expected from the merger;

•
the right of the Signature shareholders to exercise dissenter rights, as more fully described under “The Merger — Appraisal or Dissenters’ Rights in the Merger”;

•
the financial and other terms of the merger agreement, which were the product of arms-length negotiations between the parties; and

•
the fact that the Signature board is permitted to change its recommendation that Signature shareholders approve the merger agreement in certain circumstances.

In considering these, and other reasons, the Signature board also weighted a variety of potential risks, including, without limitation, the following:
•
the potential risk of diverting management’s attention and resources from the operation of Signature’s business to the merger, and the possibility of customer and/or employee attrition or adverse effects on customer and business relationships as a result of the announcement and pendency of the merger;

•
the risks that certain of the conditions to the consummation of the merger set forth in the merger agreement would not be satisfied in a timely manner, or at all;

•
the potential risks and costs associated with successfully integrating Signature’s business, operations and employees with those of Esquire, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frame;

•
the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•
that the announcement and/or consummation of the merger could result in key staff departures, potentially adversely impacting the operations of Signature Bank prior to the consummation of the merger and during the post-merger integration period;

•
the merger agreement provisions generally requiring Signature to conduct its business in the ordinary course and the other restrictions on the conduct of Signature’s business prior to consummation of the merger, which may delay or prevent Signature from undertaking business opportunities that may arise pending consummation of the merger;

•
the expected benefits and synergies sought in the merger, including potential cost savings and Esquire’s ability to successfully market its products and services to Signature’s customers, may not be realized within the expected time period, or at all;

•
that the per share stock consideration to be paid to Signature’s shareholders in accordance with the merger agreement could be adversely affected by a decrease in the trading price of Esquire common stock before the effective time;

•
that certain provisions of the merger agreement prohibit Signature from soliciting, and limit its ability to respond to, proposals for alternative strategic transactions;

•
Signature’s obligation to pay to Esquire a termination fee of $15.0 million under certain circumstances, which might discourage a potential competing acquiror from considering or proposing an acquisition of all or a significant part of Signature;

•
the possible negative effects on Signature should the parties fail to consummate the merger, including the incurrence of significant transaction expenses and opportunity costs;

•
the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluation of those factors, and the expectations that such approvals could be received in a reasonably timely manner and without the imposition of burdensome conditions;

•
that the exchange ratio is subject to adjustment based on the disposition of certain loans held by Signature Bank prior to the closing based on the proceeds from the sale of such loans;

•
the right of Signature’s shareholders to exercise dissenters’ rights, as further described under “The Merger — Appraisal or Dissenters’ Rights in the Merger”;

•
the fact that the certain of Signature’s directors and officers have interests in the merger that are different from or in addition to those of Signature’s shareholders; and

•
the fact that the receipt of the merger consideration is expected to provide favorable tax treatment to Signature’s shareholders, based on the expected tax treatment of the merger and the second-step merger as a “reorganization” for U.S. federal income tax purposes, as further described under “Material U.S. Federal Income Tax Consequences of the Merger.”

The foregoing discussion of the information and factors considered by the Signature board is not intended to be exhaustive, but includes a summary of all material factors considered by the Signature board. The Signature board, in approving the merger agreement, further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by the Signature board in connection with its evaluation of the merger, the Signature board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The Signature board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of factors that each of them considered appropriate, that the merger is in the best interests of Signature and Signature’s shareholders and that the benefits expected to be achieved from the merger were achievable and outweigh the potential risks and vulnerabilities. The Signature board realized that there can be no assurance about future results, including results expected or considered in the factors listed above.
After considering the foregoing and other relevant factors and risks, and their overall impact on the shareholders and other constituencies of Signature, the Signature board concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, the Signature board unanimously approved and deemed advisable the merger agreement and the merger, and the Signature board unanimously recommends that Signature shareholders vote “FOR” the Signature merger proposal and “FOR” the Signature adjournment proposal.
It should be noted that this explanation of the Signature board’s reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
Signature shareholders should also be aware that directors and executive officers of Signature may have interests in the merger that are different from, or in addition to, those of other Signature shareholders. See “— Interests of Signature’s Executive Officers and Directors in the Merger.”
Opinion of Signature’s Financial Advisor
Signature retained Raymond James as its financial advisor on July 11, 2025. Signature selected Raymond James as its financial advisor because it is a globally recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the Signature board of directors requested that Raymond James evaluate and deliver an opinion regarding the fairness, from a financial point of view, to the holders of Signature common stock (other than excluded shares) of the adjusted exchange ratio to be received by such holders in the transaction pursuant to the merger agreement. Pursuant to the merger agreement, the exchange ratio is subject to adjustment based on the completed sales of two of the Schedule A Loans and an assumed scenario for the remaining Schedule A Loans and, with Signature’s consent, Raymond James assumed such adjusted exchange ratio to be 2.544 for purposes of its analyses and opinion. Furthermore, should the actual sale proceeds of the remaining Schedule A Loans differ from the assumed scenario, the exchange ratio adjustment provision in the merger agreement provides for an adjustment to the exchange ratio, with the exchange ratio ranging between 2.50 and 2.80 based on the actual sales proceeds received from the sale of the Schedule A Loans. The exchange ratio will increase commensurate with the greater amount of equity capital (on an after-tax basis) Signature would deliver if the proceeds of the Schedule A Loan sales are greater than the assumed scenario, based on the incremental shares delivered as valued at the time of the execution of the merger agreement. The exchange ratio will decrease commensurate with the lesser amount of equity capital (on an after-tax basis) Signature would deliver if the proceeds of the Schedule A Loan sales are less than the assumed scenario, based on the incremental shares withheld as valued at the time of the execution of the merger agreement. Based on Signature’s sale of two of the Schedule A Loans and, with respect to the remaining Schedule A Loans, assumed valuation scenarios ranging from 10% of par to 100% of par, the exchange ratio will range between 2.544 and 2.715. The exchange ratio of 2.544 reflects the assumed scenario provided by Signature for purposes of the opinion, under which the remaining Schedule A Loans are valued at 10% of par, which, together with the proceeds from the sold loans, represents an aggregate valuation of approximately 24% of par.
On May 4, 2026, representatives of Raymond James rendered Raymond James’ opinion to the Signature board of directors (solely in its capacity as such), that, as of such date, the adjusted exchange ratio to be received by the holders of Signature common stock (other than excluded shares) in the transaction pursuant to the merger agreement was fair, from a financial point of view, to such holders, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated May 4, 2026, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein (the “Opinion”). Any summary of the Opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written Opinion. Holders of Signature common stock are urged to read the entire Opinion carefully and in its entirety in connection with their consideration of the adjusted exchange ratio. Raymond James’ Opinion speaks only as of the date of such opinion and does not reflect any developments that may occur or have occurred after the date of its Opinion and prior to the completion of the transaction.
Raymond James provided its Opinion for the information of the Signature board of directors (solely in its capacity as such) in connection with, and for purposes of, the Signature board of directors’ consideration of the adjusted exchange ratio to be received by holders of Signature common stock in the transaction pursuant to the merger agreement and its opinion only addressed whether the adjusted exchange ratio in the transaction pursuant to the merger agreement was fair, from a financial point of view, to the holders of Signature common stock (other than excluded shares) as of the date of the Opinion. The Opinion of Raymond James did not address any other term or aspect of the merger agreement or the transaction contemplated thereby. The Raymond James Opinion did not constitute a recommendation to the Signature board of directors or to any Signature shareholder or Esquire stockholder as to how the Signature board of directors, such shareholder or stockholder or any other person should vote or otherwise act with respect to the transaction or any other matter.
In connection with its review of the proposed transaction and the preparation of its Opinion, Raymond James reviewed, analyzed and relied upon information bearing upon the financial and operating condition of Signature and Esquire, among other things:

•
the financial terms and conditions as stated in the executed Agreement and Plan of Merger, dated as of March 11, 2026 (the “merger agreement”);

•
certain information related to the historical financial condition and prospects of Signature and Esquire, as made available to Raymond James by or on behalf of Signature, including, but not limited to, (a) financial projections for each of Signature and Esquire which were reviewed and approved for Raymond James’ use by the management of Signature (together, the “Projections”), and (b) certain forecasts and estimates of potential cost savings, transaction expenses, purchase accounting adjustments and other adjustments expected to result from the Transaction, which were provided by Esquire’s financial advisor and reviewed and approved for Raymond James’ use by the management of Signature (the “Pro Forma Financial Adjustments”);

•
Signature’s and Esquire’s (a) audited consolidated financial statements for the years ended December 31, 2025, December 31, 2024, and December 31, 2023; and (b) unaudited consolidated financial statements for the three-month periods ended March 31, 2026, September 30, 2025, June 30, 2025, and March 31, 2025;

•
Signature’s and Esquire’s recent public filings and certain other publicly available information regarding Signature and Esquire;

•
the financial and operating performance of Signature and Esquire and those of other selected public companies that Raymond James deemed to be relevant;

•
certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•
the current and historical market prices for shares of Esquire Common Stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•
other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•
a certificate addressed to Raymond James from members of senior management of Signature regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Signature; and

•
discussions with members of the senior management of Signature and Esquire relating to the aforementioned and any other matters which Raymond James deemed relevant to Raymond James’ inquiry including, but not limited to, the past and current business operations of Signature and Esquire and the financial condition, future prospects and operations of Signature and Esquire.

With Signature’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information, whether publicly available or not, supplied by or on behalf of Signature or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did it, independently verify any such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Signature or Esquire is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Signature or Esquire is a party or may be subject. With Signature’s consent, the Raymond James opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James has not made or obtained an independent appraisal or valuation of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of Signature or Esquire, and has not been furnished or provided with any such appraisals or valuations, except with respect to the Schedule A Loans, for which Raymond James expressed no opinion. Raymond James is not an expert in generally accepted accounting principles in the United States (GAAP) in general and also specifically regarding the evaluation of credit portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With Signature’s consent, Raymond James assumed that the Projections, the Pro Forma Financial Adjustments and such other information and data provided to or otherwise reviewed by or discussed with Raymond James had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Signature, and Raymond James relied upon Signature to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the Pro Forma Financial Adjustments, or the assumptions on which they were based. Raymond James assumed that there have been no changes to the executed merger agreement, and that the Transaction would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to Raymond James’ analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed, or amendments, modifications or waivers made, that would have an effect on the Transaction, Signature or Esquire that would be material to Raymond James’ analyses or its Opinion.
Raymond James’ Opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of May 1, 2026. The credit, financial and stock markets have been experiencing unusual volatility arising from factors that are outside the control of the parties to the Transaction (including, without limitation, general economic conditions and uncertainty, global tensions and political unrest, prevailing interest rates and inflation, tariffs and government responses or nonresponses to the foregoing), and Raymond James expressed no opinion or view as to any potential effects of such volatility on the Transaction, Signature or Esquire. Although subsequent developments may occur, Raymond James is under no obligation to update, revise or reaffirm its analyses or its Opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Signature or Esquire since the respective dates of the most recent financial statements or other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or its Opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
Raymond James expressed no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. Raymond James provided advice solely to the Signature board of directors with respect to the proposed Transaction. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. The Opinion of Raymond James did not express any opinion as to the likely trading range of Esquire common stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Esquire at that time. The Opinion of Raymond James was limited to the fairness, from a financial point of view, of the adjusted Exchange Ratio to be received by the holders of Signature common stock (other than excluded shares) in the transaction pursuant to the merger agreement.
Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Signature board of directors to approve or consummate the transaction. Furthermore, no opinion, counsel or interpretation was intended by Raymond James to apply to matters that require legal, accounting, regulatory or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from Signature’s appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Signature board of directors, on the fact that Signature was assisted by legal, accounting, regulatory and tax advisors and, with the consent of the Signature board of directors, relied upon and assumed the accuracy and completeness of the assessments by Signature and its advisors as to all legal, accounting, regulatory and tax matters with respect to Signature and the transaction, including, without limitation, that the transaction would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating its Opinion, Raymond James considered only what Raymond James understood to be the adjusted exchange ratio to be received by the holders of Signature common stock (other than excluded shares) in the transaction as described above, and Raymond James did not consider and its Opinion did not address the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of Signature’s officers, directors or employees), or class of such persons, whether relative to the consideration to be received by the holders of Signature common stock (other than excluded shares) or otherwise. Raymond James was not requested to opine as to, and its Opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of Signature, or to any other party, except and only to the extent expressly set forth in the last sentence of Raymond James’ opinion, or (2) the fairness of the transaction to any one class or group of Signature’s or any other party’s security holders or other constituencies vis-a-vis any other class or group of Signature’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the transaction amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the transaction on the solvency or viability of Signature or Esquire or the ability of Signature or Esquire to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the Signature board of directors on May 4, 2026, which analyses were considered by Raymond James in rendering its Opinion. No company or transaction used in the analyses described below is identical or directly comparable to Signature, Esquire or the contemplated transaction.
Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis of Esquire and Signature based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2030 as the final year for the analysis and applied multiples ranging from 13.0x to 17.0x for Esquire and 9.0x to 11.0x for Signature to 2030 adjusted net income in order to derive a range of terminal values.
For Esquire, Raymond James assumed discount rates ranging from 9.5% to 12.5%. For Signature, Raymond James assumed discount rates ranging from 11.5% to 14.5%. Raymond James arrived at its discount rate ranges by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the U.S. Cost of Capital Navigator by Kroll. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Esquire and Signature and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Signature common stock by the minimum implied per share value of Esquire common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Signature common stock by the maximum implied per share value of Esquire common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:
Implied per Share Value
	Esquire		Signature		Implied Exchange Ratio
Metric	Low	High	Low	High	Low/High	High/Low
Price per Share	$86.98	$119.11	$248.88	$322.00	2.09x	3.70x
Adjusted Exchange Ratio in the Transaction					2.544x
Selected Companies Analysis.   Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. The selected groups represent companies Raymond James believed relevant to each of Esquire and Signature. For Esquire, Raymond James analyzed the relative valuation multiples of eleven (11) high performing specialty banks that (i) were covered by equity research, (ii) traded on a major exchange, (iii) had total assets between $1.0 billion and $20.0 billion, and (iv) had noninterest income / operating revenue greater than 13%. For Signature, Raymond James analyzed the relative valuation multiples of eleven (11) major exchange-traded banks headquartered in the Midwest that (i) were covered by equity research, and (ii) had total assets between $1.0 billion and $5.0 billion.
Information for the comparable institutions was based on the most recently available balance sheet and income statement data and on a consolidated basis where available, otherwise on bank-level data. The selected companies (and respective valuation metrics) that Raymond James deemed relevant included the following:
Selected Companies for Esquire	Price / TBVPS	Price / LTM EPS	Price / 2026E EPS
Community Financial System, Inc.	309%	15.4x	14.0x
Nicolet Bankshares, Inc.	251%	17.2x	15.0x
First Financial Bankshares, Inc.	286%	17.7x	16.0x
BancFirst Corporation	223%	15.4x	15.4x
Park National Corporation	224%	15.9x	14.6x
Stock Yards Bancorp, Inc.	236%	14.8x	14.5x

Selected Companies for Esquire	Price / TBVPS	Price / LTM EPS	Price / 2026E EPS
Triumph Financial, Inc.	318%	NM	NM
City Holding Company	274%	13.6x	13.6x
Coastal Financial Corporation	233%	23.9x	14.5x
First Community Bankshares, Inc.	228%	16.3x	16.0x
Cass Information Systems, Inc.	274%	18.0x	15.7x

Source: S&P Capital IQ Pro. Data shown on a consolidated basis where available, bank-level data shown otherwise; financial data as of March 31, 2026; “NM” denotes P/E multiples greater than 40.0x. Major exchange-traded includes NYSE, NYSEAM and NASDAQ. Excludes merger targets.
Selected Companies for Signature	Price / TBVPS	Price / LTM EPS	Price / 2026E EPS
ChoiceOne Financial Services, Inc.	147%	8.3x	8.5x
Civista Bancshares, Inc.	129%	9.2x	8.9x
West Bancorporation, Inc.	151%	11.7x	9.3x
Farmers & Merchants Bancorp, Inc.	131%	10.4x	9.7x
LCNB Corp.	130%	10.1x	9.7x
Isabella Bank Corporation	162%	15.1x	11.5x
Ames National Corporation	132%	11.9x	10.7x
CF Bankshares Inc.	103%	10.8x	8.0x
Finward Bancorp	93%	14.0x	11.9x
Citizens Community Bancorp, Inc.	126%	13.6x	11.5x
SB Financial Group, Inc.	118%	8.5x	8.8x

Source: S&P Capital IQ Pro. Data shown on a consolidated basis where available, bank-level data shown otherwise; financial data as of most recently available period. Major exchange-traded includes NYSE, NYSEAM and NASDAQ. Excludes merger targets. Midwest region includes Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin.
Raymond James calculated various financial multiples for each selected public company, including price per share as of May 1, 2026 compared to: (i) tangible book value per share (adjusted for Schedule A Loan loss of $34.5 million after-tax and net of specific reserve, for Signature); (ii) LTM earnings per share; and (iii) consensus estimated 2026 earnings per share. Raymond James reviewed the 25th and 75th percentile relative valuation multiples of the selected public companies. For Signature, Raymond James also applied the 25th and 75th percentile 2026E EPS multiples to Signature’s 2026E EPS excluding the Schedule A Loan loss. The results of the selected companies analysis for each of Esquire and Signature are summarized below:
	Selected Companies for Esquire		Selected Companies for Signature
Metric	25th Percentile	75th Percentile	25th Percentile	75th Percentile
Tangible Book Value per Share (Adjusted for Schedule A Loan loss)	231%	280%	122%	140%
LTM Earnings per Share	15.4x	17.6x	9.7x	12.8x
2026E Earnings per Share	14.5x	15.6x	8.9x	11.1x
2026E EPS (Excl. Sched. A Loan loss)	14.5x	15.6x	8.9x	11.1x
Furthermore, Raymond James applied the 25th and 75th percentile relative valuation multiples to the corresponding financial data for each of Esquire and Signature. Raymond James reviewed the ranges of implied per share values and calculated the ranges of implied exchange ratios indicated below:

	Implied Per Share Values
	Selected Companies for Esquire		Selected Companies for Signature		Implied Exchange Ratio
Metric	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/High	High/Low
TBV per Share (Adjusted for Schedule A Loan loss)	$80.46	$97.67	$181.27	$207.51	1.86x	2.58x
LTM Earnings per Share	$91.81	$104.52	$252.50	$333.87	2.42x	3.64x
2026E Earnings per Share	$91.88	$99.28	$33.14	$41.45	0.33x	0.45x
2026E EPS (Excl. Schedule A Loan loss)	$91.88	$99.28	$263.23	$329.20	2.65x	3.58x
Adjusted Exchange Ratio in the Transaction					2.544x
Selected Transactions Analysis.   Raymond James analyzed publicly available information relating to selected transactions announced since January 1, 2025 involving depository institution targets headquartered in the Midwest with total assets between $1.0 billion and $5.0 billion. The selected transactions excluded transactions without publicly disclosed pricing and mergers of equals. Financial data for the selected targets was based on the most recent twelve month period prior to transaction announcement and on a consolidated basis where available, otherwise on bank-level data. The selected transactions that Raymond James deemed relevant included:
Date Announced	Acquiror	Target	Deal Value ($MM)	DV / TBV	DV / LTM Net Income	Core Deposit Premium
04/29/26	OppFi Inc.	BNCCORP, Inc.	129	121%	14.8x	2.6%
11/12/25	Richmond Mutual Bancorporation, Inc.	Farmers Bancorp	85	112%	9.2x	1.3%
10/30/25	First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.	93	110%	10.6x	0.9%
10/22/25	Farmers National Banc Corp.	Middlefield Banc Corp.	297	162%	14.0x	7.6%
10/20/25	HBT Financial, Inc.	CNB Bank Shares, Inc.	170	120%	10.5x	2.5%
09/25/25	First Merchants Corporation	First Savings Financial Group, Inc.	241	135%	11.2x	4.4%
09/02/25	Equity Bancshares, Inc.	Frontier Holdings, LLC*	122	117%	13.8x	3.0%
08/11/25	First Financial Bancorp.	BankFinancial Corporation	142	91%	NM	NM
07/18/25	Bank First Corporation	Centre 1 Bancorp, Inc.	174	231%	28.6x	8.3%
06/23/25	First Financial Bancorp.	Westfield Bancorp	324	142%	17.4x	6.1%
02/25/25	Old Second Bancorp, Inc.	Bancorp Financial, Inc.	197	131%	38.7x	7.4%

Source: S&P Capital IQ Pro. Financial data at announcement shown on a consolidated basis where available, otherwise shown at bank-level. Excludes transactions without publicly disclosed pricing and mergers of equals; OppFi Inc. is a non-bank financial technology company and not a depository institution. “NM” denotes deal value / LTM earnings multiples greater than 40.0x. Midwest region includes Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin. (*) Frontier Holdings, LLC was an S-corporation and LTM earnings were adjusted using an effective tax rate of 21%.
Raymond James examined valuation multiples of deal value compared to the target companies’: (i) most recent quarter tangible book value at announcement; (ii) LTM net income at announcement; and (iii) premium to most recent quarter core deposits (defined as total deposits less time deposits greater than $100,000) at announcement. Raymond James applied the 25th and 75th percentile multiples to the corresponding Signature metrics to create the range of implied exchange ratios used for its analysis based on financial data as of March 31, 2026 and Esquire’s closing stock price as of May 1, 2026 ($107.01). The results of the selected transactions analysis are summarized below:

		Selected Transactions Metrics		Implied Exchange Ratio
Metric	Signature Metrics ($000s)	25th Percentile	75th Percentile	25th Percentile	75th Percentile
Tangible Book Value (Adjusted for Schedule A Loan loss)	$191,931	115%	139%	1.60x	1.93x
LTM Net Income	$34,723	10.7x	16.7x	2.62x	4.08x
Premium to Core Deposits	$1,694,304	2.5%	7.0%	1.66x	2.18x
Adjusted Exchange Ratio in the Transaction				2.544x
Contribution Analysis.   Raymond James analyzed the relative contribution of Esquire and Signature to certain financial and operating metrics for the pro forma combined company resulting from the Transaction. The financial and operating metrics included: (i) total assets; (ii) total gross loans; (iii) total deposits; (iv) tangible book value (adjusted for Schedule A Loan loss); (v) LTM net income; (vi) estimated 2026 net income; (vii) estimated 2026 net income, excluding the Schedule A Loan loss; (viii) LTM noninterest income; and (ix) LTM operating revenue. Unless otherwise noted, balance sheet and income statement metrics were shown at or for the twelve months ended March 31, 2026. The results of this analysis are summarized below:
	Relative Contribution		Implied Exchange Ratio
Metric	Esquire	Signature
Total Assets	55.3%	44.7%	5.25x
Total Gross Loans	57.1%	42.9%	4.88x
Total Deposits	55.2%	44.8%	5.27x
Tangible Book Value (Adjusted for Schedule A Loan loss)	61.1%	38.9%	4.15x
LTM Net Income	59.8%	40.2%	4.38x
2026E Net Income	91.8%	8.2%	0.64x
2026E Net Income (Excl. Sched. A Loan loss)	58.6%	41.4%	4.60x
LTM Noninterest Income	72.8%	27.2%	2.46x
LTM Operating Revenue	63.1%	36.9%	3.81x
Adjusted Exchange Ratio in the Transaction			2.544x
Pro Forma Impact Analysis.   Raymond James performed a pro forma financial impact analysis that combined the projected September 30, 2026 balance sheet and the estimated earnings per share and dividends per share for the years ended December 31, 2027 and 2028 for Esquire and Signature. Such analysis took into account: (i) the Pro Forma Financial Adjustments, (ii) Signature financial projections based on management-prepared bank-level budget for the year 2026, with further years extrapolated based on appropriate long-term growth rates (with an additional 3.50% opportunity cost applied on the incremental loss on Schedule A loans); and (iii) Esquire financial projections based on analyst consensus estimates for 2026 and 2027 prior to the announcement of the proposed Transaction, with further years extrapolated based on appropriate long-term growth rates. Items (i)  – (iii) above were all reviewed and approved for Raymond James’ use by Signature management and the board of directors. Raymond James analyzed the estimated financial impact of the Transaction on certain projected financial results. This analysis indicated that the Transaction could be accretive to Esquire’s estimated 2027 and 2028 earnings per share and tangible book value per share at close. The analysis also indicated that, as adjusted for the 2.544x adjusted Exchange Ratio, the Transaction could be dilutive to Signature’s estimated 2027 and 2028 earnings per share and tangible book value per share at close. For all of the above analyses, the actual results achieved by the pro forma company following the Transaction may vary from the projected results, and the variations may be material.
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not readily susceptible to partial analysis or summary description. Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of the analyses, analytic methods or factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its Opinion.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the transaction. Any estimates of value contained in the analyses are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities of Signature and Esquire are not appraisals and may not reflect the prices at which any assets, businesses or securities may actually be sold. The analyses performed by Raymond James were provided to the Signature board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James regarding the fairness, from a financial point of view, to the holders of Signature common stock (other than excluded shares) of the adjusted exchange ratio to be received by such holders in the Transaction pursuant to the merger agreement. The Opinion of Raymond James was one of many factors taken into account by the Signature board of directors in making its determination to approve the Transaction. Neither Raymond James’ Opinion nor the analyses described above should be viewed as determinative of the Signature board of directors’ or Signature management’s views with respect to Signature, Esquire or the Transaction.
For services rendered in connection with the delivery of its March 11, 2026 opinion, Signature paid Raymond James a non-refundable cash opinion fee of $400,000 upon delivery of its opinion. For services rendered in connection with the delivery of its May 4, 2026 opinion, Signature paid Raymond James a non-refundable cash opinion fee of $125,000 upon delivery of its Opinion. Signature will also pay Raymond James a customary transaction fee for advisory services in connection with the transaction equal to approximately $4.7 million (less the fee paid upon the delivery of the March 11, 2026 opinion only), which is contingent upon closing of the transaction. Signature also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Signature and Esquire for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the two years preceding the date of Raymond James’ written Opinion, except in connection with the transaction as noted above, Raymond James had not received material compensation from Signature or Esquire. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Signature and/or Esquire or other participants in the transaction in the future, for which Raymond James may receive compensation.
Certain Unaudited Prospective Financial Information
Esquire and Signature do not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain financial measures for the current year and certain future years in their respective earnings conference calls, investor conference presentations and other investor materials.
However, in connection with the merger, Esquire and Signature senior management prepared or approved for use certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”) with respect to Esquire and Signature on a standalone basis and without giving effect to the merger (except as expressly set forth below under “— Certain Estimated Synergies Attributable to the Merger”), which were provided to and used by Piper Sandler (Esquire’s financial advisor) and Raymond James (Signature’s financial advisor) for the purpose of performing financial analyses in connection with their respective opinions, as described in this joint proxy/prospectus under the headings “The Merger — Opinion of Esquire’s Financial Advisor” and “The Merger — Opinion of Signature’s

Financial Advisor” beginning on pages 65 and 78, respectively, and the boards of directors of Esquire and Signature in connection with their respective evaluations of the merger. A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Esquire stockholders and Signature shareholders access to certain nonpublic information made available to Esquire and Signature and their respective boards of directors and financial advisors.
The prospective financial information was prepared in good faith and on a reasonable basis based on the best information available to the preparers at the time of its preparation. However, there can be no assurance that the forecasts or projections will be realized, and actual results may vary materially from those shown in the prospective financial information. Neither Esquire nor Signature endorses the prospective financial information as necessarily predictive of actual future results.
Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Esquire and Signature senior management, as applicable, at the time such prospective financial information was prepared or approved for the financial advisors to use. The prospective financial information represents Esquire and senior management’s evaluation of Esquire’s expected future financial performance on a stand-alone basis and Signature and senior management’s evaluation of Signature’s expected future financial performance on a stand-alone basis, without reference to the merger. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Esquire and Signature operate and the risks and uncertainties described under “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29 of this joint proxy statement/prospectus and in the reports that Esquire files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Esquire and Signature and will be beyond the control of Esquire following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Esquire or Signature could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Esquire, Signature or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Esquire stockholders or Signature shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.
This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. Except as expressly set forth below under “— Certain Estimated Synergies Attributable to the Merger,” the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Esquire or Signature of the merger or the recent developments and events in the financial services industry and related market volatility, and does not attempt to predict or suggest actual future results of the combined company following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Esquire or Signature of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the prospective financial information together for the two (2) companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Esquire nor Signature nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Esquire or Signature compared to the information contained in the prospective financial information. Neither Esquire, Signature nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any Esquire stockholder to vote in favor of the Esquire share issuance proposal or the Esquire adjournment proposal or to induce any Signature shareholder to vote in favor of the Signature merger proposal or the Signature adjournment proposal.
The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.
Subject to the above, the prospective financial information included in this section has been provided by Esquire’s management and Signature’s management as described in this section. Neither Crowe LLP (the independent registered public accounting firm of Esquire), RSM US LLP (the independent registered public accounting firm of Signature), nor any other independent registered public accounting firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information and, accordingly, Crowe LLP and RSM US LLP do not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by Crowe LLP incorporated by reference in this joint proxy statement/prospectus relates to Esquire’s previously issued financial statements. The report by RSM US LLP included in this proxy statement/prospectus relates to Signature’s previously issued financial statements. The reports by Crowe LLP and RSM US LLP do not extend to the prospective financial information and should not be read to do so.
In light of the foregoing, and taking into account that the Esquire special meeting and the Signature special meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, Esquire stockholders and Signature shareholders are strongly cautioned not to place unwarranted reliance on such information, and Esquire and Signature urge all Esquire stockholders and Signature shareholders to review Esquire’s most recent SEC filings for descriptions of Esquire’s reported financial results and the financial information of Signature included in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.
Certain Stand-Alone Esquire Prospective Financial Information
The following table presents publicly available median analyst consensus “street estimates” for Esquire’s full-year 2026 and 2027 EPS that were (i) provided to Piper Sandler and approved by Esquire for Piper

Sandler’s use and reliance and (ii) provided to Raymond James and approved by Signature for Raymond James’s use and reliance, in each case in connection with such financial advisor’s financial analyses performed in connection with its opinion.
For the Year Ended	2026E	2027E
EPS	$6.35	$6.95
Esquire management also provided Piper Sandler and Raymond James with (and Esquire management directed Piper Sandler to use and Signature management directed Raymond James to use) (i) an estimated long-term annual earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 of 10.0% and (ii) estimated dividends per share of $0.80 for each of the years ending December 31, 2026 through December 31, 2030.
Certain Stand-Alone Signature Prospective Financial Information
The following table presents Signature’s estimated full-year 2026 EPS and net income, that were provided to Piper Sandler and approved by Esquire for Piper Sandler’s use and reliance in connection with Piper Sandler’s financial analyses performed in connection with its opinion.
For the Year Ended	2026E
EPS	$28.99
Net Income ($000s)	$37,400
Esquire management also provided Piper Sandler with (and Esquire management directed Piper Sandler to use) an estimated net income growth rate for the years ending December 31, 2027 through December 31, 2028 of 7.5% and an estimated net income growth rate for the years ending December 31, 2029 through December 31, 2030 of 5.5%, respectively.
The following table presents Signature’s estimated full-year 2026 EPS and net income, that were provided to Raymond James and approved by Signature for Raymond James’ use and reliance in connection with Raymond James’ financial analyses performed in connection with its opinion.
For the Year Ended	2026E
EPS	$30.06
Net Income ($000s)	$40,000
Signature management also provided Raymond James with (and Signature management directed Raymond James to use) an estimated net income growth rate for the years ending December 31, 2027 through December 31, 2030 of 8.0%.
Certain Estimated Synergies Attributable to the Merger
The management of Esquire and the management of Signature developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies to be realized by, Esquire following the completion of the merger beginning in 2026. Such prospective financial information also was (i) provided by Esquire to Piper Sandler and approved by Esquire for Piper Sandler’s use and reliance and (ii) provided by Signature to Raymond James and approved by Signature for Raymond James’ use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “— Opinion of Esquire’s Financial Advisor” and “— Opinion of Signature’s Financial Advisor.”
Such prospective financial information included, among other things, (i) annual pre-tax cost savings of $2.1 million, or approximately 5% of Signature’s total non-interest expense, phased in 50% during 2027 and 100% in 2028 and thereafter and (ii) one-time, pre-tax transaction costs of $35.5 million, mostly consisting of vendor and employment contract termination costs and investment banker and other professional fees, fully reflected in tangible book value at the completion of the merger. Such prospective financial information assumed a hypothetical September 30, 2026 closing date for the merger.

See above in this section for further information regarding the uncertainties underlying the prospective financial information, including the synergy estimates, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 29 and 31, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.
Interests of Certain Esquire Directors and Executive Officers in the Merger
In considering the recommendation of the Esquire board of directors to vote for the Esquire share issuance proposal, Esquire stockholders should be aware that the directors and executive officers of Esquire may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of Esquire stockholders generally and that may create potential conflicts of interest. The Esquire board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to Esquire stockholders that they vote for the Esquire share issuance proposal. For more information, see “— Background of the Merger” beginning on page 56 and “— Esquire’s Reasons for the Merger; Recommendation of Esquire’s Board of Directors” beginning on page 62. Such interests are described in more detail below.
These interests include that all eight of the current Esquire directors will continue to serve on the Esquire board of directors.
Interests of Certain Signature Directors and Executive Officers in the Merger
In considering the recommendations of the Signature board with respect to the merger, you should be aware that certain directors and executive officers of Signature have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of Signature. The Signature board was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that Signature’s shareholders vote in favor of the merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger). These interests, as well as significant interests of other persons, are described in more detail below, and certain of them are quantified in the narrative below.
Signature Stock Ownership
As of April 29, 2026, Signature’s directors and executive officers collectively held approximately 225,169 shares of Signature common stock, representing approximately 17.45% of the outstanding shares of Signature common stock. For more information, see “Security Ownership of Certain Signature Beneficial Owners and Management.”
Treatment of Signature Stock Options
At the effective time of the merger, each Signature Option granted under the Signature Stock Incentive Plan that is outstanding immediately prior to the effective time, will vest (except for any Signature Option granted after the date of the merger agreement) and be assumed by Esquire and converted into a stock option that is exercisable for a number of shares of Esquire common stock equal to the number of shares of Signature common stock underlying the Signature Option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share, with an exercise price per share of Esquire common stock equal to the exercise price applicable to the underlying Signature Option immediately prior to the effective time divided by the exchange ratio, rounded up to the nearest cent. Each Assumed Option will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Signature Option immediately prior to the effective time. As of the date of the merger agreement, stock options to purchase 85,193 shares of Signature’s common stock were outstanding. For more information, see “Security Ownership of Certain Signature Beneficial Owners and Management” and “The Merger — Treatment of Signature Equity Awards”.
Existing Employment Agreements
Messrs. O’Rourke, Bastuga and Duncan previously entered into employment agreements with Signature that included certain change in control provisions. Pursuant to the change in control provisions of these employment agreements, each of Messrs. O’Rourke, Bastuga and Duncan will be entitled to receive a change in control payment of $4,249,000 upon closing of the merger. In connection with the payment of such change in control benefits, each executive officer has entered into a Settlement and Release Agreement with Signature and Esquire providing for the payment of such change in control benefit at closing, termination of the applicable existing employment agreement between the executive and Signature as of the closing, and a general release of legal claims in favor of Signature and Esquire. In addition, Messrs. O’Rourke, Bastuga and Duncan has also entered into new employment agreements with Esquire that will become effective upon the completion of the merger. See “— New employment Agreements with Esquire” below.
New Employment Agreements with Esquire
In connection with the mergers, Mr. O’Rourke will join Esquire Bank as President of Signature, a division of Esquire Bank, Mr. Bastuga will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank, and Mr. Duncan, will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank. In connection with these roles, Esquire Bank has entered into an employment agreement with each of Messrs. O’Rourke, Bastuga and Duncan, each of which will become effective upon the completion of the merger. A description of the agreements is set forth below, and a copy of each of the agreements is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. The description set forth below is qualified in its entirety by the full text of the agreements which is incorporated by reference herein.
Each employment agreement entered into by Messrs. O’Rourke, Bastuga and Duncan with Esquire Bank contains substantially the same terms, except for the difference in titles noted above and the responsibilities associated with such titles. Each employment agreement provides for an initial two (2) year term that is automatically extended by one (1) day for each day of work completed, so that the term remains a two (2) year term, provided that Esquire Bank may provide notice of non-renewal as set forth in the employment agreement. In addition, each agreement provides for an annual base salary of $650,000 for each executive, a target annual bonus which will not be less than 25% of the executive’s base salary for such year (assuming achievement of the minimum threshold level of performance for the principal designated performance target(s) and/or goal(s) for such year), the opportunity to participate in any equity or equity-based compensation plans as may be adopted by Esquire’s board of directors under which awards may be granted to senior officers or employees of Esquire Bank, and customary employee benefits.
Upon a termination of the executive without “cause” or by the executive for “good reason,” the employment agreement provides for severance equal to (i) the greater of (A) the remaining salary owed through the end of the then-current term of the employment agreement or (B) one (1) year of salary, plus (ii) the amount of the bonus received by the executive for the most recently completed calendar year preceding the year in which the termination occurs, multiplied by the greater of (A) the number of years (including partial years) included in the period extending from January 1 of the calendar year in which the termination occurs until the end of the then-current term, or (b) one (1). In addition, upon a termination of the executive without “cause” or by the executive for “good reason,” Esquire Bank will also pay the cost of executive’s continuing medical and dental coverage, as in effect on the date of termination for a period of eighteen (18) months following such termination. Further, if there is a change in control of Esquire or Esquire Bank and the executive’s employment is (i) terminated by Esquire or its successor within 24 months following the change in control, (ii) terminated by the executive within 24 months following the change in control for good reason (as defined in the employment agreement), or (iii) terminated by the executive within 12 months for any reason, other than good reason, then the executive will be entitled to receive a change in control payment equal to two (2) times the executive’s average annual compensation (i.e., base salary and taxable income) over the five (5) most recently completed calendar years ending with the year immediately preceding the calendar year in which the effective date of such change in control occurs. In addition, under each employment agreement, the executive is subject to a twelve (12) month non-competition and non-solicitation agreement following termination of the employment agreement, as well as customary non-disclosure and non-disparagement provisions.
The description of the employment agreements set forth above is qualified in its entirety by the full text of the agreement, which is incorporated by reference herein. A copy of Mr. O’Rourke’s employment agreement is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

Lock-Up Agreements
Each of Messrs. O’Rourke, Bastuga and Duncan also entered into a Lock-Up Agreement with Esquire pursuant to which each executive agreed to refrain from selling certain of the shares of Esquire common stock that they receive as merger consideration in the transaction, including shares of Esquire common stock underlying options that were converted to options to acquire Esquire common stock at closing, for a three year period following the closing of the transaction. Specifically, each executive has agreed that from the closing of the transaction until the first anniversary of the transaction, he may not sell or transfer more than five percent (5%) of such shares of Esquire common stock acquired by executive in the transaction. From the date immediately following the first anniversary of the closing until the second anniversary of the closing, each executive has agreed that he may not sell or transfer more than 33% of the shares of Esquire common stock acquired by the executive in the transaction. From the date immediately following the second anniversary of the closing until the third anniversary of the closing, each executive has agreed to that he may not sell or transfer more than 66% of the shares of Esquire common stock acquired by the executive in the transaction.
Each Lock-Up Agreement also contains standard exceptions that allow each executive to make certain transfers during the term of the Lock-Up Agreement (i) by will or operation of law as a result of the death of the executive, (ii) for bona fide estate planning purposes to affiliates or family members of the executive, provided such affiliate or family member agrees to be bound by the Lock-Up Agreement, (iii) to Esquire in connection with the vesting, settlement or exercise of options to acquire Signature common stock that were converted to options to acquire Esquire common stock as part of the transaction, or (iv) upon Esquire’s determination that the executive has suffered a disability. In addition, each Lock-Up Agreement also includes standard termination provisions that provide for the termination of the Lock-Up Agreement if (i) the merger agreement is terminated, (ii) the executive’s employment is terminated by Esquire Bank without cause (as defined in the Lock-Up Agreement), (iii) the executive terminates his employment for good reason (as defined in the Lock-Up Agreement) or (iv) Esquire completes a change in control transaction.
The description of Lock-Up Agreement set forth above is qualified in its entirety by the full text of the agreement, which is incorporated by reference herein, and a copy of which is filed as an exhibit to the merger agreement attached as Annex A to this joint proxy statement/prospectus.
Indemnification and Insurance
The merger agreement provides that, upon completion of the merger, Esquire will indemnify, defend and hold harmless, and advance expenses to, the directors and officers of Signature and its subsidiaries against all costs and liabilities arising out of or pertaining to matters existing or occurring at or prior to the completion of the merger, to the extent such persons are indemnified or entitled to such advancement of expenses as of the date of the merger agreement by Signature pursuant to Signature’s governing documents and applicable law.
The merger agreement also provides that for a period of six (6) years after the merger is completed, Esquire will maintain directors’ and officers’ liability insurance covering each person covered by Signature’s existing directors’ and officers’ liability insurance policy with respect to claims against such directors and officers arising from acts or omissions which occurred at or before the completion of the merger, provided that the total premium therefor is not in excess of 200% of the annual premium paid by Signature for the policy in place as of the date of the merger agreement.
Voting Agreements
In connection with the merger agreement, each director and executive officer of Signature, solely in such director’s or executive officer’s capacity as a shareholder of Signature, has entered into a voting agreement with Esquire. Pursuant to the voting agreement, among other things, each such director or officer has agreed to vote his or her shares of Signature common stock in favor of the Signature merger proposal, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. As of the record date for the Signature special meeting, these directors and officers collectively and beneficially owned approximately 17.24% of the outstanding shares of Signature common stock subject to the voting agreements. See “The Merger Agreement — Voting and Support Agreements” for additional information about these agreements.
Board Representation
Pursuant to the merger agreement, Esquire will appoint each of Mr. Caronia and Mr. O’Rourke, current directors of Signature and Signature Bank, to the boards of directors of both Esquire and Esquire Bank as of the effective time of the merger, to serve a term expiring at the next Esquire annual meeting of stockholders, at which time (and subject to its applicable fiduciary duties), the Esquire boards of directors will nominate (and recommend to Esquire’s stockholders) that each of Mr. Caronia and Mr. O’Rourke serve a three (3) year term. If, as a result of Esquire’s staggered board, it is not reasonably practicable to nominate one or both of Mr. Caronia and Mr. O’Rourke to a three year term, then Esquire has agreed to nominate them to a two year or one year term, provided that, at subsequent annual meetings of stockholders of Esquire, the Esquire boards will nominate and recommend to Esquire’s stockholders the re-election of each of Mr. Caronia and Mr. O’Rourke such that each director serves no less than three years on the Esquire boards of directors (subject to election by the Esquire stockholders) following such initial board appointment.
Governance of the Combined Company After the Merger
Boards of Directors of the Combined Company and the Combined Bank
As discussed above in more detail under “Interests of Certain Signature Directors and Executive Officers in the Merger — Signature Directors to Join Esquire and Esquire Bank Boards of Directors,” the merger agreement provides for certain arrangements related to the boards of directors of Esquire and Esquire Bank after the merger. As required by the merger agreement, Esquire will take all actions necessary to cause the number of directors that will comprise the full board of directors of the surviving corporation at the effective time of the second-step merger (the “second-step merger effective time”), to be increased by two members and shall appoint to the board of directors of the surviving corporation Michael G. O’Rourke and Leonard Caronia (such directors the “new board members”). At the next annual meeting of stockholders of Esquire, and subject to its applicable fiduciary duties, the Esquire board of directors will use reasonable best efforts to nominate (and recommend to Esquire’s stockholders) the new board members to serve a three year term; provided that if it is not reasonably practicable to nominate one or both of the new board members to a three year term as a result of Esquire reasonably seeking to have the number of directors in each class be as equal in number as is reasonably possible, then Esquire will nominate such new board member(s) to a two year or one year term, provided that, subject to its applicable fiduciary duties, at subsequent annual meetings of stockholders of Esquire, the Esquire board of directors will nominate and recommend to Esquire’s stockholders the re-election of such new board member(s) as necessary so that each new board member serves no less than three years on the Esquire board of directors (subject to election by the Esquire stockholders) following such new board member’s initial appointment to the Esquire board of directors.
Esquire Bank will take all actions necessary to cause the number of directors that will comprise the full board of directors of the surviving bank at the effective time of the bank merger (the “bank merger effective time”) to be increased by two members and will appoint to the board of directors of the surviving bank the new board members. The Esquire Bank board of directors will appoint each of the new board member for a term to expire at the next annual meeting of the shareholders of Esquire Bank and, subject to its fiduciary duties, at subsequent annual shareholder meetings the Esquire Bank board of directors will nominate and recommend to Esquire Bank’s sole shareholder, Esquire, and Esquire will vote to approve, each of the new board members for election to the Esquire Bank Board of Director, such that each new board member will serve no less than three years on the board of directors of Esquire Bank following such new board member’s initial appointment to the Esquire Bank board of directors.
Management of the Combined Bank after the Bank Merger
The officers of Esquire as of immediately prior to the second step merger effective time will be the officers of the surviving corporation. At Esquire Bank, as the continuing bank, the officers will be the officers of Esquire Bank as of immediately prior to the bank merger effective time. Additionally, in connection with the merger, Michael G. O’Rourke, President and Chief Executive Officer of Signature, will join Esquire Bank as President of Signature, a division of Esquire Bank, Kevin P. Bastuga, Co-Founder and Executive Vice President of Signature, will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank, and Bryan D. Duncan, Co-Founder and Executive Vice President of Signature, will join Esquire Bank as Executive Vice President of Signature, a division of Esquire Bank. In connection with these roles, Esquire Bank has entered into an employment agreement with each of Messrs. O’Rourke, Bastuga and Duncan, each of which agreement will become effective upon the completion of the mergers.
Accounting Treatment
Esquire and Signature prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Signature by Esquire under the acquisition method of accounting, and Esquire will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger, Esquire and Signature need to obtain approvals or consents from, or make filings with, or receive waivers of formal application and approval requirements from, U.S. federal bank regulatory agencies. Subject to the terms of the merger agreement, Esquire and Signature have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger, the second-step merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve Board, the OCC, and the Illinois Department of Financial and Professional Regulation (the “Illinois Department”) and as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the merger, the second-step merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving entity in the mergers.
Under the terms of the merger agreement, Esquire and Signature, and their respective subsidiaries, will not be required or, without the written consent of the other party, permitted to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving entity and its subsidiaries, taken as a whole, after giving effect to the merger, second-step merger, and the bank merger (a “materially burdensome regulatory condition”).
The approval of an application or the waiver of an application requirement means only that the regulatory criteria for approval or waiver have been satisfied or waived. It does not mean that the approving or waiving authority has determined that the consideration to be received by Signature shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the mergers.
Esquire and Signature believe that the mergers do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the requisite regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving entity and its subsidiaries. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board and the OCC
If a waiver is not obtained, the merger and second-step merger are subject to the approval of the Federal Reserve Board under Section 3 of the BHC Act. The bank merger is subject to the approval of the OCC under the Bank Merger Act and the National Bank Act. In connection with the bank merger, Esquire Bank is also applying for the OCC’s approval to operate Signature Bank’s main office and branches as licensed branches of Esquire Bank.
The Federal Reserve Board and the OCC take into consideration a number of factors when acting on applications under the BHC Act and the Bank Merger Act and National Bank Act, respectively. These factors include the effect of the mergers on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the directors and officers, and the records of compliance with applicable laws and regulations) and future prospects of the combined company. The Federal Reserve Board and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
In considering an application under the respective provisions of the BHC Act, the Bank Merger Act and the National Bank Act, the Federal Reserve Board and the OCC also review the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board and the OCC must also take into account the record of performance of each of Esquire and Signature in meeting the credit needs of the respective communities, including low- and moderate-income neighborhoods, served by Esquire Bank and Signature Bank. As part of the application review process in merger transactions, the Federal Reserve Board and the OCC each may receive comment letters from members of the public. In its most recent CRA performance evaluation, Esquire Bank received an overall “outstanding” regulatory rating, and Signature Bank received an overall “satisfactory” regulatory rating.
In addition, in connection with an interstate merger transaction, the Federal Reserve Board and the OCC consider certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the relevant state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The initial submission of the application to the OCC occurred on April 10, 2026. The public portion of the OCC application was also provided to the Illinois Department on April 10, 2026.
Esquire will seek a waiver from the Federal Reserve Board from application requirements associated with the merger and second-step merger pursuant to 12 C.F.R. § 225.12(d), which authorizes the Federal Reserve Board to waive application requirements associated with a bank holding company merger or a bank holding company acquiring a new subsidiary bank if the transaction involves a bank merger and certain other conditions are met, including that the bank merger will be approved under the Bank Merger Act. If the Federal Reserve Board does not provide this waiver, Esquire will seek the requisite approval from the Federal Reserve Board to consummate the merger and second-step merger.
Department of Justice
In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the U.S. Department of Justice (the “DOJ”) conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the mergers would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze their effect on competition differently than the Federal Reserve Board or the OCC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Additional notifications and/or applications requesting approval may be submitted to various other regulatory authorities and self-regulatory organizations in connection with the mergers.
Stock Exchange Listing
Esquire common stock is listed for trading on Nasdaq under the symbol “ESQ.”
Under the terms of the merger agreement, Esquire will cause the shares of Esquire common stock to be issued in the merger to be admitted for listing on Nasdaq, subject to official notice of issuance. The merger agreement provides that neither Esquire nor Signature will be required to complete the merger if such shares are not admitted for listing on Nasdaq, subject to official notice of issuance. Following the merger, shares of Esquire common stock will continue to be traded on Nasdaq.
Appraisal or Dissenters’ Rights in the Merger
Esquire
Esquire stockholders are not entitled to appraisal rights under the MGCL for the merger.
Signature
General.   Dissenters’ rights with respect to Signature common stock are governed by Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (which we refer to as the “IBCA”). Signature common stockholders have the right to dissent from the merger and to obtain payment of the fair value of their shares in the event the merger is completed. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the merger agreement, the parties could elect to terminate the merger agreement even if it is approved by Signature common shareholders, thus terminating dissenters’ rights available to Signature common shareholders.
Signature urges any Signature common shareholder who contemplates exercising his, her or its right to dissent to read carefully the provisions of Sections 11.65 and 11.70 of the IBCA, which are attached to this joint proxy statement/prospectus as Annex B. A more detailed discussion of the provisions of the statute is included below. This discussion describes the steps that each Signature common shareholder must take to exercise his, her or its right to dissent. Each Signature common shareholder who wishes to dissent should read both the summary and the full text of the law. Signature cannot give any Signature common shareholder legal advice. To completely understand this law, each Signature common shareholder may want, and Signature encourages any Signature common shareholder seeking to dissent, to consult with his, her or its legal counsel.
If you comply with the provisions of Sections 11.65 and 11.70 of the IBCA, then upon completion of the sale, you are entitled to receive payment in cash from Esquire, as successor to Signature, for the fair value of your shares as of the closing date, with accrued interest. The term “fair value” means the proportionate interest of the shareholder in Signature, without discount for minority status or, absent extraordinary circumstances, lack of marketability, immediately before the closing of the sale excluding any appreciation or depreciation in anticipation of the sale, unless the exclusion would be inequitable. If Esquire and you cannot agree on the fair value of your shares or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value determined by an Illinois court may be more or less than the value you might ultimately receive in cash distributions from Esquire after the closing of the sale. If you desire to exercise dissenters’ rights, you should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure that you comply strictly with the applicable statutory provisions.
If you desire to submit the written objection required by Sections 11.65 and 11.70 of the IBCA prior to the Signature special meeting, send or deliver such objection to Signature Bancorporation, Inc., Attn: Corporate Secretary, 9450 W. Bryn Mawr, Suite 300 Rosemont, Illinois 60018. Signature urges any shareholder who wishes to dissent to act carefully. Signature cannot and does not accept the risk of late or undelivered written objections. Signature’s common shareholders bear the risk of non-delivery and of untimely delivery.
Summary of Sections 11.65 and 11.70 of the IBCA.   To exercise dissenters’ rights under Sections 11.65 and 11.70 of the IBCA and be entitled to appraisal and payment of the fair value of his, her or its shares under the IBCA, a shareholder must:
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before the vote on the merger is taken, deliver to Signature a written demand for payment of your shares;

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not vote in favor of the merger (note, however, that solely a vote, in person or by proxy, against approval of the merger agreement will not constitute a written demand for appraisal); and

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continue to hold your shares of Signature common stock through the effective time of the merger.

Your failure to vote against the proposal to approve the merger agreement will constitute a waiver of your dissenters’ rights under the IBCA. However, a vote against approval of the merger agreement will not by itself be sufficient to satisfy your obligations if you are seeking an appraisal. You must follow the procedures set forth in Sections 11.65 and 11.70 of the IBCA to obtain dissenters’ rights.
Each outstanding share of Signature common stock for which a legally sufficient demand in accordance with Sections 11.65 and 11.70 of the IBCA has been made and that was not voted in favor of approval of the sale will, after the effective time of the sale, represent only the rights of a dissenting shareholder under the IBCA. This includes the right to obtain payment for the fair value of those shares as provided under the IBCA.
If you make a legally sufficient demand, within 10 days after the effective date of the merger or 30 days after you have delivered your written demand for payment, whichever is later, Esquire, as the surviving corporation, will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you the estimated fair value for your shares. If you do not agree with the opinion of Esquire as to the estimated fair value of the shares, then within 30 days of your receipt of Esquire’s valuation statement, you must notify Esquire of your estimated fair value of your shares and demand the difference between your estimated fair value and the amount of the proposed payment by Esquire.
If within 60 days from delivery of Esquire’s notice to the dissenting shareholders you and Esquire have not agreed in writing to the fair value of your shares, Esquire either will pay the difference in value demanded by you, or file a petition in the circuit court requesting the court to determine the fair value of the shares. Esquire will be required to then make all dissenters to the merger a party to this proceeding. If Esquire does not commence the action, you are permitted by law to commence an action.
In a proceeding brought by Esquire to determine value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the price that Esquire estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against Esquire. If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may also be awarded to the dissenter if the court finds that Esquire did not substantially comply with the procedure to dissent in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily, vexatiously or not in good faith with respect to the dissenter’s rights.
A share for which you have properly exercised your dissenters’ rights and followed the correct procedures in the IBCA will no longer constitute a share of the common stock of Signature. None of these dissenting shares after the effective time of the sale will be entitled to vote for any purpose or receive any dividends or other distributions. If, however, you, as the holder of the shares fail to properly perfect, effectively withdraw, waive or lose or otherwise become ineligible to exercise dissenters’ rights under the IBCA, then at that time the shares held by you will again constitute issued and outstanding shares of Signature’s common stock.
The foregoing does not purport to be a complete statement of the provisions of IBCA relating to statutory dissenters’ rights and is qualified in its entirety to the dissenters rights provisions, which are reproduced in full in Annex B to this joint proxy statement/prospectus and which are incorporated herein by reference. If any Signature common shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Annex B carefully.
Lock-Up Agreements with Signature Executives
Simultaneously with the execution of the merger agreement, Esquire entered into a lock-up agreement with each Signature Executive. Pursuant to the lock-up agreement, each Executive has agreed, among other things, to (i) other than with respect to 5% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement, not sell or dispose of any shares of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement for 365 days following the effective time; (ii) not sell or dispose of more than 33% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement between 366 days and 730 days following the effective time; and (iii) not sell or dispose of more than 66% of the Esquire common stock received by or to be received by the Executive pursuant to the merger agreement between 731 days and 1,095 days following the effective time.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Esquire or Signature. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Esquire makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/ prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Esquire and Signature contained in this joint proxy statement/prospectus or in the public reports of Esquire filed with the SEC may supplement, update or modify the factual disclosures about Esquire and Signature contained in the merger agreement. The merger agreement contains representations and warranties by Signature, on the one hand, and by Esquire, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Esquire, Merger Sub and Signature were made solely for the benefit of the parties to the merger agreement and are qualified and subject to important limitations agreed to by Esquire and Signature in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party or parties prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Esquire and Signature each delivered in connection with the merger agreement and certain documents filed by Esquire with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Esquire and Signature at the time they were made or otherwise.
Structure of the Merger
Each of Signature’s and Esquire’s respective board of directors has unanimously approved and adopted the merger agreement. Under the merger agreement, Merger Sub will merge with and into Signature, with Signature as the surviving entity (the “merger”), and immediately following the merger, Signature will merge with and into Esquire, with Esquire as the surviving entity (the “second-step merger”). Immediately following the second-step merger, Signature Bank will merge with and into Esquire Bank, with Esquire Bank as the surviving bank (the “bank merger” and, together with the merger and the second-step merger, the “mergers”).
Prior to the consummation of the merger, Esquire and Signature may, by mutual agreement, change the method or structure of effecting the combination of Esquire and Signature if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change may (i) alter or change the exchange ratio or the number of shares of Esquire common stock received by Signature shareholders in exchange for each share of Signature common stock; (ii) adversely affect the tax treatment of Esquire’s stockholders or Signature’s shareholders pursuant to the merger agreement; (iii) adversely affect the tax treatment of Esquire or Signature pursuant to the merger agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
Under the terms and subject to the conditions set forth in the merger agreement, each share of Signature common stock issued and outstanding immediately prior to the effective time, except for dissenting shares, shares owned by Signature as treasury stock, or shares owned by Esquire or Signature (excluding, in each case, shares of Signature common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties; or (ii) held, directly or indirectly, by Signature, Esquire or Merger Sub in respect of debts previously contracted), will be converted into the right to receive 2.630 shares of Esquire common stock, subject to adjustment. Under the terms of the merger agreement, the exchange ratio is subject to adjustment based on the disposition of the Schedule A Loans prior to closing based on the proceeds from the sale of such loans, with a maximum possible exchange ratio of 2.800 and a minimum possible exchange ratio of 2.500. The total par value of such loans is approximately $70 million. For more information, see “The Merger — Terms of the Merger” beginning on page 55
As of the date of this joint proxy statement/prospectus, two of the Schedule A Loans, having an aggregate principal balance of $30.3 million, have been sold, with aggregate sales proceeds totaling $12.6 million, for an aggregate recovery rate of 42%. Assuming that the remaining two Schedule A Loans, totaling $40 million, are sold prior to closing and that 100% of the principal balance of these unsold Schedule A Loans is recovered, the exchange ratio would be 2.715. If no further Schedule A Loans are sold prior to closing, or if the recovery rate on the sale of the remaining Schedule A Loans is 10% or less, the exchange ratio would be 2.544.
No assurance can be made as to whether Signature will successfully sell the remaining Schedule A Loans prior to closing and what proceeds, if any, Signature would receive upon the sale of either of the remaining Schedule A Loans. Therefore, at the time of the Esquire special meeting and the Signature special meeting, Esquire stockholders and Signature shareholders may not know the exact exchange ratio nor the exact market value of the merger consideration that Signature shareholders will receive at the effective time.
If, prior to the effective time, the outstanding shares of common stock of either Esquire or Signature are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Esquire stockholders and Signature shareholders the same economic effect as contemplated by the merger agreement prior to such event.
Appraisal or Dissenters’ Rights
Any shares of Signature common stock that are issued and outstanding immediately prior to the effective time and are held by a shareholder who (i) has duly and validly demanded appraisal of such shares in connection with the merger in accordance with Illinois law; and (ii) as of the effective time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) shall not be converted into or represent the right to receive any portion of the merger consideration but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such shares under Illinois law. For more information, see “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 96.
Esquire stockholders are not entitled to appraisal rights under the provisions of the MGCL.
Fractional Shares
Esquire will not issue any fractional shares of Esquire common stock in connection with the mergers. Instead, Esquire will pay to each former holder of Signature common stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent). This cash amount will be determined by multiplying (i) the average of the closing-sale prices of Esquire common stock on Nasdaq, as reported by The Wall Street Journal, for the consecutive period of five (5) full trading days preceding the closing date by (ii) the fraction of a share (after taking into account all shares of Signature common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of Esquire common stock which such holder would otherwise be entitled to receive.
Governing Documents
The articles of incorporation and bylaws of Esquire, as in effect immediately prior to the second effective time, will be the articles of incorporation and bylaws of the surviving entity until amended thereafter in accordance with the terms of such governing documents and applicable law.
Treatment of Signature Equity Awards
Upon the terms and subject to the conditions of the merger agreement, at the effective time, each Signature Option granted under the Signature Stock Incentive Plan that is outstanding immediately prior to the effective time, shall vest (except for any Signature Option granted after the date of the merger agreement) and be assumed by Esquire and converted into a stock option that is exercisable for a number of shares of Esquire common stock equal to the number of shares of Signature common stock underlying the Signature option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share, with an exercise price per share equal to the exercise price applicable to the underlying Signature Option immediately prior to the effective time divided by the exchange ratio, rounded up to the nearest cent. Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Signature Option immediately prior to the effective time.
Closing and Effective Time of the Merger
The merger will become effective at such date and time specified in the articles of merger to be filed with the Secretary of State of the State of Illinois and the articles of merger to be filed with the Maryland State Department of Assessments and Taxation, respectively, on the closing date. The closing will occur remotely by electronic exchange of documents at 10:00 a.m., New York City time on (i)(a) the first business day of the month immediately following the date on which all of the conditions set forth in the merger agreement are satisfied (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), if such date is at least five (5) business days prior to the first business day of the following month, or (b) five (5) business days following the date on which all of the conditions set forth in the merger agreement are satisfied (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), if such date is fewer than five (5) business days prior to the first business day of the following month; or (ii) at such other date, time or place as Esquire and Signature may mutually agree upon, in writing, after all such conditions have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof) (referred to herein as the “closing date”).
The merger agreement further provides that, following the receipt of all requisite regulatory approvals and the expiration of any statutory waiting periods, Signature may request to extend the closing date for up to thirty (30) days, provided that the closing date may not be extended past September 1, 2026.
Exchange of Shares
Exchange Procedures
As promptly as practicable after the effective time, but in no event later than five (5) business days thereafter, Esquire and Signature will cause the exchange agent to mail to each holder of record of one (1) or more old certificates (which, for purposes of this joint proxy statement/prospectus, will be deemed to include book-entry account statements) representing shares of Signature common stock immediately prior to the effective time that have been converted into the right to receive the merger consideration a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this joint proxy statement/prospectus, will be deemed to include certificates or, at Esquire’s option, evidence of shares in book-entry form) representing the number of whole shares of Esquire common stock and any cash in lieu of fractional shares, which the shares of Signature common stock represented by such old certificate(s) will have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “— Dividends and Distributions” below.
If an old certificate for Signature common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration and any cash in lieu of fractional shares, as well as any dividends or distributions to be paid as described in “— Dividends and Distributions” below, upon receipt of (i) an affidavit of that fact by the claimant; and (ii) if required by Esquire or the exchange agent, the posting of a bond in an amount as Esquire or the exchange agent may determine is reasonably necessary, customary or appropriate as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no further transfers on the stock transfer books of Signature of the shares of Signature common stock that were issued and outstanding immediately prior to the effective time. At and after the effective time, each share of Esquire common stock issued and outstanding immediately prior to the effective time shall remain an issued and outstanding share of Esquire common stock and shall not be affected by the merger.
Withholding
Esquire will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Esquire common stock, any dividends or distributions or any other consideration payable under the merger agreement to any holder of Signature common stock or Signature stock options the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Esquire common stock will be paid to the holder of any unsurrendered old certificate representing shares of Signature common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole shares of Esquire common stock, which the shares of Signature common stock represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by Esquire and Merger Sub to Signature, and by Signature to Esquire and Merger Sub, relating to a number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization, including with respect to stock options and other equity awards;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

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required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

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reports to regulatory agencies;

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financial statements, disclosure controls, books and records, and absence of undisclosed liabilities;

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broker’s fees payable in connection with the merger;

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the absence of certain changes or events;

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legal proceedings or settlements;

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tax matters;

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employee matters and employee benefit matters;

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compliance with applicable laws;

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agreements with regulatory agencies;

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risk management instruments;

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environmental matters;

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investment securities and commodities;

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real property;

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intellectual property, computer systems and cybersecurity;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the mergers from qualifying as a reorganization under Section 368(a) of the Code;

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opinions from each party’s respective financial advisor(s);

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the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

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loan portfolio matters;

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insurance matters;

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no investment advisor subsidiaries or broker-dealer subsidiaries; and

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the absence of additional representations or warranties.

The merger agreement contains additional representations and warranties made by Signature with respect to:
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certain contracts;

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related party transactions; and

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subordinated indebtedness.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by each of Esquire and Signature to the other; and (ii) with respect to representations and warranties by Esquire and Merger Sub, qualified by the reports of Esquire filed with the SEC during the period from January 1, 2023 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the “Risk Factors” section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
In addition, certain representations and warranties of Esquire, Merger Sub and Signature are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Esquire or Signature, or Esquire, as the surviving entity in the mergers, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

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changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements;

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changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

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changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event;

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public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers, vendors or employees) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

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a decline in the trading price of a party’s common stock, or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

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the expenses incurred by Esquire and Signature in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate).

The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Consummation of the Merger
Each of Esquire and Signature has agreed to customary covenants, including, among others, covenants relating to (i) the conduct of its business during the interim period between the execution of the merger agreement and the effective time; (ii) in the case of Esquire, its obligation to call a meeting of its stockholders to approve the issuance of shares of Esquire common stock pursuant to the merger agreement and, subject to its fiduciary duties, the obligation of its board of directors to recommend that its stockholders approve the Esquire share issuance; (iii) in the case of Signature, its obligation to call a meeting of its shareholders to approve the merger agreement, and, subject to certain exceptions, the obligation of its board of directors to recommend that its shareholders approve the merger agreement; and (iv) Signature’s non-solicitation obligations related to third party acquisition proposals (see “— Agreement Not to Solicit Other Offers” below). Esquire and Signature have also agreed to use their reasonable best efforts to prepare and file all applications, notices and other documents to obtain all necessary consents and approvals for consummation of the mergers and other transactions contemplated by the merger agreement.
Signature Affirmative Covenants.   Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in Signature’s confidential disclosure schedules), required by law, or as consented to in writing by Esquire, Signature will, and will cause its subsidiaries to (i) conduct its business in the ordinary course in all material respects and consistent with past practice; (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; and (iii) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Esquire or Signature to obtain any necessary approvals of any regulatory agency or other governmental entity required for the mergers, to perform its respective covenants and agreements under the merger agreement, or to consummate the transactions contemplated by the merger agreement on a timely basis.
Signature Forbearances.   Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in Signature’s disclosure schedules), required by law or as consented to in writing by Esquire (such consent not to be unreasonably withheld or delayed), Signature will not take, and will not permit any of its subsidiaries to take, any of the following actions:
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other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months; and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Signature to any of its wholly owned subsidiaries, or of any wholly owned subsidiary of Signature to Signature), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

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adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except with respect to (i) dividends paid by any subsidiary of Signature, either to Signature or any other wholly owned subsidiary of Signature; or (ii) the acceptance of shares of Signature common stock as payment for withholding taxes or exercise price incurred in connection with the vesting or settlement of equity compensation awards, in each case as in accordance with past practice and the terms of the applicable award agreements;

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Signature or any of its subsidiaries;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Signature or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Signature or its subsidiaries, except pursuant to the vesting or settlement terms of Signature stock options;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned subsidiary of Signature;

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except for transactions in the ordinary course of business, terminate, materially amend, renew or waive any material provision of, any Signature contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to Signature, or enter into any contract that would constitute a Signature contract if it were in effect on the date of the merger agreement;
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except as required under the terms of any Signature benefit plan existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a Signature benefit plan if in effect on the date of the merger agreement; (ii) amend (whether in writing or orally) any Signature benefit plan, except to comply with applicable law; (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed four percent (4%) of any individual’s annual base salary or wage rate in effect as of the date of the merger agreement; (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation; (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation; (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement; (vii) fund any rabbi trust or similar arrangement; (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000; or (x) waive, release or limit any restrictive covenant obligation of any current or former employee or contractor of Signature or any of its subsidiaries;

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settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of Signature or its subsidiaries, or, following the closing, the surviving entity;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

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enter into any new line of business;

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make any construction or land development loan;

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make any loan or extension of credit or grant additional credit to a current borrower of Signature, except in each case, in the ordinary course of business consistent with past practice; provided that (i) any new individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit to an existing borrower, in each case, in excess of $1,000,000 (such that the total credit exposure is in in excess of such amount) that was not, as of the date of the merger agreement, approved and committed; and (ii) any new individual secured loan or secured extension of credit or grant of additional secured credit to an existing borrower (without regard to type of collateral or method of security), in each case, in excess of $5,000,000 (such that the total credit exposure is in in excess of such amount) that is not, as of the date of the merger agreement, approved and committed, shall require the prior written approval of Esquire’s Chief Credit Officer or another designated officer (which approval or rejection shall be given in writing within two (2) business days after the loan package is delivered to such individual, or it shall be deemed approved);

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take any action that is intended or expected to result in any of representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the mergers set forth in the merger agreement not being satisfied, or in a violation of any provision of the merger agreement;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans; (ii) investment, deposit pricing, risk and asset liability management or other banking and operational matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof); or (iii) hedging, in each case, except as required by law or as required or requested by a governmental entity;

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make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;

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make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, enter into any closing agreement with respect to any material tax or refund or amend any material tax return;

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apply for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or

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agree to take, make any commitment to take, or adopt any resolutions of Signature’s board of directors or similar governing body in support of, any of the prohibited actions above.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Esquire will not take, and will not permit any of its subsidiaries to, without the prior written consent of Signature, take any of the following actions:
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adjust, split, combine or reclassify any capital stock of Esquire;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries in a manner that would materially and adversely affect the holders of Signature common stock, as prospective holders of Esquire common stock relative to other holders of Esquire common stock;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

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knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Esquire or its Subsidiaries to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement (or the bank merger agreement) or the requisite Esquire vote or to perform its covenants and agreements under the merger agreement (or the bank merger agreement) or to consummate the transactions contemplated thereby;

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take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the mergers set forth in the merger agreement not being satisfied, or in a violation of any provision of the merger agreement; provided Esquire may issue additional shares of common stock or issuing debt securities prior to the closing; or

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agree to take, make any commitment to take, or adopt any resolutions of Esquire’s board of directors or similar governing body in support of, any of the prohibited actions above.

Regulatory Matters
Esquire and Signature have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings to obtain, as promptly as practicable, all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger, the second-step merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. Esquire agreed to use its reasonable best efforts to make any initial application filings with governmental entities within forty-five (45) days from the date of the merger agreement.
Each of Esquire and Signature has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. In no event, however, will Esquire or any of its subsidiaries be required, and Signature and its subsidiaries will not be permitted (without the written consent of Esquire), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, waivers, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving entity and its subsidiaries, taken as a whole, after giving effect to each of the mergers.
Esquire and Signature have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement, as well as to consult with each other and keep each other apprised of the status of matters related to mergers and the transactions contemplated by the merger agreement.
To the extent permitted by applicable law, Esquire and Signature have also agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the mergers that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
Employee Matters
The merger agreement provides that employees of Signature and its subsidiaries that are employed by the surviving entity (“continuing employees”) as of the effective time will receive base salaries and wages that are substantially comparable, in the aggregate, to the base salaries and wages provided to similarly situated employees of Esquire and its subsidiaries, or that are at least substantially comparable to no less than the base salaries and wages provided by Signature or its subsidiaries to such continuing employees immediately prior to the effective time.
During the period from the effective time to the first anniversary thereof (the “continuation period”), all continuing employees will receive employee benefits and health insurance that are substantially similar in the aggregate to the employee benefits and health insurance provided to similarly situated employees of Esquire and its subsidiaries, except for any defined benefit pension plan. Until Esquire fully integrates continuing employees into its, or the surviving entity’s, plans, Esquire may provide such continuing employees with employee benefits and health insurance that are substantially comparable in the aggregate to the employee benefits and health insurance as had been provided by Signature or its subsidiaries to such employees immediately prior to the effective time.
The merger agreement also provides that employees of Signature and its subsidiaries may be offered retention bonuses by either Esquire or Signature as incentive to remain employed by Signature through, or by Esquire following, the closing date. Such employees would enter into retention agreements to be provided by Esquire and that are reasonably acceptable to Signature. The amounts of each such retention incentive and the terms of each such retention agreement are to be mutually determined by Esquire’s and Signature’s respective chief executive officer.
The merger agreement also provides that, with respect to any employee benefit plans of Esquire or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), Esquire and its subsidiaries will (or Esquire will cause the surviving entity to), using reasonable best efforts:
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waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any new plans (except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Signature benefit plan);

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provide each continuing employee and their eligible dependents with credit for any co-payments and deductibles paid during the calendar year in which the effective time occurs under a Signature benefit plan (to the same extent that such credit was given under the analogous Signature benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under any new plan; and

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recognize all service of continuing employees with Signature and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous Signature benefit plan prior to the effective time.

The merger agreement provides that the foregoing service recognition will not apply (i) to the extent it would result in duplication of benefits for the same period of service; (ii) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits; or (iii) to any benefit plan that is a frozen plan or provides grandfathered benefits.
The merger agreement provides that, unless Esquire and Signature mutually agree otherwise, at least ten (10) days prior to the closing date, Signature will terminate the Signature Bank 401(k) Plan (the “Signature 401(k) plan”) effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. At least two (2) business days prior to the closing, Signature will provide Esquire with resolutions adopted by Signature’s board of directors terminating the 401(k) Plan, the form and substance of which will be subject to the prior written approval of Esquire, which will not be unreasonably withheld. Esquire and Signature will take any and all actions as may be required, including amendments to the Esquire 401(k) plan, to permit the continuing employees to make rollover contributions to Esquire’s 401(k) plan of “eligible rollover distributions” from the Signature 401(k) plan in the form of cash, in kind benefits (if permitted by Esquire’s 401(k) plan), outstanding participant loans or a combination thereof.
As of the effective time, Esquire will (i) assume and honor any vacation or personal time off (excluding sick leave) (“PTO”) that has accrued but is unused under the applicable policies of Signature and its subsidiaries (including any PTO carried over from a prior year in accordance with Signature’s PTO policies); (ii) provide additional accruals to continuing employees following the effective time under Esquire’s PTO policies in the same manner as provided to similarly situated employees of Esquire or its subsidiaries; and (iii) recognize all service of any continuing employee with Signature and its subsidiaries for purposes of determining PTO under Esquire’s PTO policies. Esquire has further agreed to assume and honor all employment and change in control agreements that Signature and its subsidiaries have with their current and former officers, directors, and employees.
To each eligible continuing employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments whose employment is terminated without cause during the continuation period, Esquire will, or will cause the surviving entity to, provide severance benefits upon such eligible continuing employees’ execution and non-revocation of a release of claims against Esquire.
Nothing in the merger agreement will confer upon any employee, officer, director, independent contractor or consultant of Signature or any of its subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, Signature, Esquire, or any subsidiary or affiliate thereof, nor will it interfere with or restrict in any way the rights of the surviving entity, Signature, Esquire, or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Signature or any of its subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any Signature benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement; or (ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular Signature benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time.
Director and Officer Indemnification and Insurance
The merger agreement requires Esquire, as the surviving entity in the mergers, to maintain for a period of up to six (6) years after consummation of the mergers, “tail” coverage relating to Signature’s existing directors’ and officers’ liability insurance policy, in such amount and with terms and conditions that are no less advantageous than the directors and officers liability policy of Signature as of the date of the merger agreement. Esquire, however, is not required to spend annually more than two hundred percent (200%) of the current premium for Signature’s existing directors and officers liability insurance policy (the “premium cap”), however, if Esquire is unable to obtain and maintain such policy as a result of such limitations, it will obtain as much comparable insurance as is available at such time for the premium cap. Esquire may substitute for the tail coverage policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the effective date of the merger covering persons who are covered by such insurance immediately prior to the effective date.
Former Signature Bank Branches
The former main office and branch offices of Signature Bank will be operated as branches of the surviving bank immediately following the effective time under the name “Signature Bank, a Division of Esquire Bank, National Association.”
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Esquire common stock to be issued in the mergers, access to Signature information, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, the treatment of Signature’s obligations under the Signature subordinated notes, coordination and cooperation between the parties prior to the effective time, and public announcements with respect to the transactions contemplated by the merger agreement.
Combined Company Governance
Boards of Directors and Committees of the Combined Company and the Combined Bank
The merger agreement provides for certain arrangements related to the boards of directors of Esquire and Esquire Bank, described below. Esquire will take all actions necessary to cause the number of directors that will comprise the full board of directors of the surviving corporation at the second step effective time to be increased by two members and shall appoint to the board of directors of the surviving corporation Michael G. O’Rourke and Leonard Caronia (such directors the “New Board Members”). At the next annual meeting of stockholders of Esquire, and subject to its applicable fiduciary duties, the Esquire board of directors will use reasonable best efforts to nominate (and recommend to Esquire’s stockholders) the New Board Members to serve a three year term; provided that if it is not reasonably practicable to nominate one or both of the New Board Members to a three year term as a result of Esquire reasonably seeking to have the number of directors in each class be as equal in number as is reasonably possible, then Esquire will nominate such New Board Member(s) to a two year or one year term, provided that, subject to its applicable fiduciary duties, at subsequent annual meetings of stockholders of Esquire, the Esquire board of directors will nominate and recommend to Esquire’s stockholders the re-election of such New Board Member(s) as necessary so that each New Board Member serves no less than three years on the Esquire board of directors (subject to election by the Esquire stockholders) following such New Board Member’s initial appointment to the Esquire board of directors.
Esquire Bank will take all actions necessary to cause the number of directors that will comprise the full board of directors of the surviving bank at the bank merger effective time to be increased by two members and will appoint to the board of directors of the surviving bank the New Board Members. The Esquire Bank board of directors will appoint each of the New Board Member for a term to expire at the next annual meeting of the shareholders of Esquire Bank and, subject to its fiduciary duties, at subsequent annual shareholder meetings the Esquire Bank board of directors will nominate and recommend to Esquire Bank’s sole shareholder, Esquire, and Esquire will vote to approve, each of the New Board Members for election to the Esquire Bank Board of Director, such that each New Board Member will serve no less than three years on the board of directors of Esquire Bank following such New Board Member’s initial appointment to the Esquire Bank board of directors.
Management of the Combined Company after the Merger
The officers of Esquire as of immediately prior to the second step effective time will be the officers of the surviving entity. At Esquire Bank, as the continuing bank, the officers will be the officers of Esquire Bank as of immediately prior to the bank merger effective time, with the addition of three of Signature’s current executive officers: (i) Michael G. O’Rourke, President and Chief Executive Officer of Signature, will join the continuing bank as President of Signature, a division of Esquire Bank; (ii) Kevin P. Bastuga, Co-Founder and Executive Vice President of Signature, will join the continuing bank as Executive Vice President of Signature, a division of Esquire Bank; (iii) and Bryan D. Duncan, Co-Founder and Executive Vice President of Signature, will join the continuing bank as Executive Vice President of Signature, a division of Esquire Bank. In connection with these roles, Esquire Bank has entered into an employment agreement with each of Messrs. O’Rourke, Bastuga and Duncan, each of which agreement will become effective upon the completion of the mergers.
Meetings; Recommendations of Esquire’s and Signature’s Boards of Directors
Each of Esquire and Signature has agreed to call a meeting of its stockholders and shareholders, respectively, for the purpose of voting upon the approval of the Esquire share issuance, in the case of the Esquire stockholders (the “requisite Esquire vote”) and the merger agreement, in the case of the Signature shareholders (the “requisite Signature vote”), and to use reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on such dates as mutually agreed to by Esquire and Signature. If Esquire and Signature mutually agree, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby may also be held. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party, as applicable.
Each of Esquire and Signature and their respective boards of directors has agreed to use its reasonable best efforts to obtain from Esquire stockholders and Signature shareholders, respectively, the requisite Esquire vote and requisite Signature vote, including by communicating to stockholders and shareholders, as applicable, (i) the recommendation of Esquire’s board of directors that Esquire stockholders approve the issuance of shares of Esquire common stock in connection with the mergers (the “Esquire board recommendation”); and (ii) the recommendation of Signature’s board of directors that Signature shareholders approve the merger agreement and the transactions contemplated thereunder (the “Signature board recommendation”).
Subject to the exercise of its fiduciary duties under applicable law, Esquire and its board of directors has agreed not (i) withhold, withdraw, modify or qualify in a manner adverse to Signature the Esquire board recommendation or (ii) fail to make the Esquire board recommendation.
Signature and its boards of directors has agreed to not (i) withhold, withdraw, modify or qualify in a manner adverse to Esquire the Signature board recommendation; (ii) fail to make the Signature board recommendation; (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “— Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal, or (b) reaffirm the Signature board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Signature shareholder meeting) after an acquisition proposal is made public or any request by Esquire to do so; or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).
However, subject to certain termination rights described in “— Termination of the Merger Agreement” below, if the Signature board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Signature board recommendation, then, prior to the receipt of the requisite Signature vote, the board of directors may submit the merger agreement to its shareholders without the Signature board recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) such action is taken in response to an acquisition proposal that is not withdrawn as of the time of taking such action and such acquisition proposal constitutes a superior proposal and did not result from a breach by Signature; and (ii) Signature’s board of directors (a) gives Esquire at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including the basis for determining that such acquisition proposal constitutes a superior proposal and the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof), (b) during such three (3) business day period, Signature has considered and negotiated (and has caused its representatives to consider and negotiate) with Esquire in good faith (to the extent that Esquire desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of the merger agreement, and (c) at the end of such period, takes into account any amendment or modification to the merger agreement proposed by Esquire (if applicable) and, after receiving the advice of Signature’s outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (1) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Signature board recommendation, and (2) such acquisition proposal continues to constitute a superior proposal.
Subject to applicable law, Signature must adjourn or postpone the Signature shareholder meeting if there are insufficient shares of Signature common stock represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Signature has not received proxies representing a sufficient number of shares necessary to obtain the requisite Signature vote, and subject to the terms and conditions of the merger agreement, Signature will continue to use reasonable best efforts to solicit proxies from its shareholders, provided, however, that Signature will not be required to adjourn or postpone the Signature shareholder meeting more than two (2) times. Notwithstanding any recommendation change by the Signature board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, Signature is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders.
Agreement Not to Solicit Other Offers
Signature has agreed that it will not, and will cause its subsidiaries and officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal; (ii) engage or participate in any negotiations concerning any acquisition proposal; (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, other than its representatives and Esquire and Esquire’s representatives; or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Signature and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Signature; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Signature or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Signature; or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Signature or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Signature.
For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that Signature’s board of directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors); (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Signature’s common stock or all, or substantially all, of the assets of Signature; (ii) would result in a transaction that (a) involves consideration to the holders of the shares of Signature’s common stock that is, after accounting for payment of the termination fee that may be required (as described below in “— Termination Fee”), more favorable from a financial point of view than the merger consideration to be paid to Signature’s shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining financing, and (b) is, in light of the other terms of such proposal, more favorable to Signature’s shareholders than the mergers and the other transactions contemplated by the merger agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.
However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Signature shareholder vote, Signature receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the Signature board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (i) such acquisition proposal constitutes or is reasonable likely to lead to a superior proposal; and (ii) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, Signature has provided such information to Esquire and entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Signature and Esquire, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Signature.
Signature has also agreed to (i) promptly (within twenty-four (24) hours) advise Esquire following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will provide Esquire with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal in connection with such inquiry or acquisition proposal, and will keep Esquire apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal; and (ii) use its reasonable best efforts to (a) enforce any existing confidentiality or standstill agreements to which Signature or any of its subsidiaries is a party, and (b) request and confirm the return or destruction of any confidential information provided to any person pursuant to any such agreement within five (5) business days after the date thereof.

Conditions to Complete the Merger
Esquire’s and Signature’s respective obligations to complete the mergers are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
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the requisite Esquire vote and the requisite Signature vote having been obtained;

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the listing on Nasdaq, subject to official notice of issuance, of the Esquire common stock to be issued in the merger;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer’s certificate from the other party to such effect);

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receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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the dissenting shares, if any, do not represent more than ten percent (10%) of the total outstanding shares of Signature common stock.

Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Signature vote or the requisite Esquire vote, in the following circumstances:
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by mutual written consent of Esquire and Signature;

•
by either Esquire or Signature if any governmental entity that must grant a requisite regulatory approval has denied approval of the mergers and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the mergers, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Esquire or Signature if the merger has not been completed on or before March 11, 2027 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Esquire or Signature (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Signature, in the case of a termination by Esquire, or on the part of Esquire, in the case of a termination by Signature, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);
•
by Esquire, if (i) Signature or the Signature board of directors has made a recommendation change; or (ii) Signature or the Signature board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Signature board recommendation (see “The Merger Agreement — Meetings; Recommendation of Esquire’s and Signature’s Boards of Directors” beginning on page 111 for additional information);

•
by Esquire or Signature, following the Esquire special meeting (including any adjournments or postponements thereof), if Esquire failed to obtain the requisite Esquire vote at the Esquire special meeting or at any adjournment or postponement thereof at which a vote on the adoption of merger agreement was taken;

•
by Esquire or Signature, following the Signature special meeting (including any adjournments or postponements thereof), if Signature (i) has not breached in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Signature board recommendation; and (ii) failed to obtain the requisite Signature vote at the Signature special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken; or

•
by Signature, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied: (i) the Purchaser Ratio is less than 0.80; and (ii) the Purchaser Ratio is less than the Index Ratio; provided that if Signature chooses to exercise this termination right, Esquire has the option, within five business days of receipt of notice from Signature, to adjust the exchange ratio and prevent termination under this provision.

Neither Esquire nor Signature is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Esquire common stock or Signature common stock.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) none of Esquire, Merger Sub, or Signature, nor any of their respective subsidiaries, directors or officers, will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement; and (ii) designated provisions of the merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses, the confidential treatment of information, governing law and choice of forum, specific performance, and the termination fee described below.
Termination Fee
Signature will be required to pay a termination fee to Esquire equal to $15.0 million, in cash (the “termination fee”), if the merger agreement is terminated in the following circumstances:
•
if, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Signature board of directors or Signature’s senior management, or to Signature shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Signature shareholder meeting) an acquisition proposal, and (i)(a) thereafter the merger agreement is terminated by either Esquire or Signature because the merger has not been completed prior to the termination date, and Signature has not obtained the requisite Signature vote (but all other conditions to Signature’s obligation to complete the merger had been or were capable of being satisfied prior to such termination), or (b) thereafter the merger agreement is terminated by Esquire based on a willful breach of the merger agreement by Signature that would constitute the failure of an applicable closing condition, or the merger agreement is terminated by either party due to the failure to obtain the requisite Signature vote; and (ii) prior to the date that is twelve (12) months after the date of such termination, Signature enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Esquire on the earlier of the date Signature enters into such definitive agreement and the date of consummation of such transaction; or
•
if the merger agreement is terminated by Esquire pursuant to the fifth bullet set forth under “— Termination of the Merger Agreement” above, the termination fee must be paid by Signature to Esquire within two (2) business days of the date of termination.

The termination fee constitutes liquidated damages and is not a penalty, and except in the case of fraud or willful and material breach, will be the sole monetary remedy of Esquire in the event of a termination of the merger agreement under the specified circumstances.
Amendment, Extension and Waiver of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Esquire vote or the requisite Signature vote, except that after the receipt of such votes, there may not be, without further approval of Esquire’s stockholders or Signature’s shareholders, as applicable, any amendment to the merger agreement that requires such approval.
At any time prior to the effective time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of Esquire or Merger Sub, in the case of Signature, or Signature, in the case of Esquire; and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Esquire vote or the requisite Signature vote, there may not be, without further approval of Esquire’s stockholders or Signature’s shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.
Expenses and Fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC or any other governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement will be borne equally by Esquire and Signature.
Governing Law
The merger agreement is governed by and construed in accordance with the laws of the state of Maryland, without regard to any applicable conflicts of law, except that matters relating to the fiduciary duties of Signature’s board of directors are subject to the laws of the state of Illinois.
Specific Performance
Esquire and Signature will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the mergers), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger and the second-step merger to U.S. holders (as defined below) of Signature common stock that exchange their shares of Signature common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Luse Gorman, PC and Vedder Price P.C.
This discussion addresses only those Signature shareholders that hold their shares of Signature common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including:
•
a financial institution;

•
a tax-exempt organization;

•
a pass-through entity for U.S. federal income tax purposes (and investors therein);

•
an insurance company;

•
a pension fund, retirement plan or other tax-deferred accounts;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects mark-to-market treatment;

•
a holder of Signature common stock that received Signature common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that is not a U.S. holder;

•
a person that has a functional currency other than the U.S. dollar;

•
a real estate investment trust;

•
a regulated investment company;

•
a holder of Signature common stock that holds Signature common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•
a person holding Signature stock as part of a “straddle,” hedge or similar transaction.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger and the second-step merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger and the second-step merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Signature or Esquire. You should consult with your own tax advisor as to the tax consequences of the merger and the second-step merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Signature common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Signature common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Signature common stock should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the matters discussed below.
Tax Consequences of the Merger and the Second-Step Merger Generally
The parties intend for the merger and the second-step merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Esquire’s obligation to complete the merger and the second-step merger that Esquire receive an opinion from Luse Gorman, PC, dated the closing date, to the effect that the merger and the second-step merger, taken together will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Signature’s obligation to complete the merger and the second-step merger that Signature receive an opinion from Vedder Price, P.C., dated the closing date, to the effect that the merger and the second-step merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be subject to customary qualifications and assumptions, including that the merger and the second-step merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of Esquire and Signature, are, as of the effective time, true and complete without qualification and that the representation letters of Esquire and Signature are executed by appropriate and authorized officers of Esquire and Signature. Neither of the opinions described above will be binding on the IRS. Esquire and Signature have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and the second-step merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger and the second-step merger could be adversely affected. Accordingly, each holder of Signature common stock should consult its tax advisor with respect to the particular tax consequences of the merger and the second-step merger to such holder.
As a “reorganization,” the material U.S. federal income tax consequences of the merger and the second-step merger to U.S. holders of Signature common stock are set forth in the remainder of this discussion:
•
a holder who receives solely shares of Esquire common stock (or receives Esquire common stock and cash solely in lieu of a fractional share) in exchange for shares of Signature common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Esquire common stock;

•
the aggregate tax basis of the Esquire common stock received in the merger (including fractional share interests in Esquire common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Signature common stock for which it is exchanged;

•
the holding period of Esquire common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Signature common stock for which it is exchanged.

If holders acquired different blocks of Signature common stock at different times and at different prices, a holder’s tax basis and holding period in Esquire common stock may be determined with reference to each block of Signature common stock.
Cash Instead of a Fractional Share
A holder of Signature common stock who receives cash instead of a fractional share of Esquire common stock will be treated as having received the fractional share of Esquire common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Esquire common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of Signature common stock surrendered therefor) is greater than one (1) year. The deductibility of capital losses is subject to limitations.
Backup Withholding
Payments of cash to a non-corporate holder of Signature common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). A holder of Signature common stock generally will not be subject to backup withholding, however, if the holder:
•
furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined consolidated financial information and explanatory notes present how the combined financial statements of Esquire and Signature may have appeared had the businesses actually been combined. The unaudited pro forma condensed combined consolidated financial information presented reflects that, at the effective date of the merger, each share of Signature common stock will be converted into the right to receive 2.630x shares of Esquire common stock. The unaudited pro forma condensed combined consolidated financial information shows the impact of the merger of Esquire and Signature on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with Esquire treated as the acquirer. Under this method of accounting, the assets and liabilities of Signature will be recorded by Esquire at their estimated fair values as of the date the merger is completed.
The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the transaction had occurred on December 31, 2025. The unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2025, give effect to the merger as if these transactions had been completed on January 1, 2025.
The unaudited pro forma condensed combined consolidated financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined consolidated financial information are preliminary and are subject to revision. This information also does not reflect the benefits of the opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future.
The information presented below should be read together with the historical consolidated financial statements of Esquire and Signature, including the related notes, included or incorporated by reference in this joint proxy statement/prospectus (refer to the Section “Where You Can Find More Information” for additional information) and together with the consolidated historical financial information for Esquire and Signature and the other pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONDITION
	December 31, 2025
(in thousands)	Esquire (“ESQ”)	Signature	Accounting Adjustments	Pro Forma
ASSETS
Cash and cash equivalents	$235,887	$308,642	$(27,900)(1)	$516,629
Investment securities	306,698	374,464	—	681,162
Loans held for investment	1,758,427	1,278,362	(8,344)(2)	3,028,445
Less: allowance for credit losses	24,022	13,038	35,208(3)	72,268
Loans, net of allowance	1,734,405	1,265,324	(43,552)	2,956,177
Goodwill	—	—	185,209(4)	185,209
Core deposit intangibles	—	—	36,311(5)	36,311
Other assets	88,671	46,023	2,112(6)	136,806
Total assets	$2,365,661	$1,994,453	$152,180	$4,512,294
LIABILITIES
Deposits:
Noninterest-bearing	$576,455	$578,253	$—	$1,154,708
Interest-bearing	1,486,552	1,140,132	170(7)	2,626,854
Total deposits	2,063,007	1,718,385	170	3,781,562
Borrowings	—	17,691	—	17,691
Subordinated notes	—	7,000	—	7,000
Other liabilities	13,056	31,576	—	44,632
Total liabilities	2,076,063	1,774,652	170	3,850,885
STOCKHOLDERS’ EQUITY
Common stock and additional paid-in capital	109,976	36,910	362,801(8)	509,687
Retained earnings	197,787	226,184	(254,084)(9)	169,887
Accumulated other comprehensive loss	(8,489)	(40,642)	40,642(10)	(8,489)
Treasury stock	(9,676)	(2,651)	2,651(11)	(9,676)
Total equity capital	289,598	219,801	152,010	661,409
Total liabilities and equity capital	$2,365,661	$1,994,453	$152,180	$4,512,294

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT OF INCOME
	For the Year Ended December 31, 2025
(In thousands, except for per share data)	Esquire (“ESQ”)	Signature	Accounting Adjustments	Pro Forma
Interest income
Interest and fees on loans	$119,576	$86,405	$2,804(12)	$208,785
Other interest income	19,841	23,432	8,816(13)	52,089
Total interest income	139,417	109,837	11,620	260,874
Interest expense
Deposits	17,932	26,795	(170)(14)	44,557
Subordinated notes	—	541	—	541
Borrowings	4	1,531	—	1,535
Total interest expense	17,936	28,867	(170)	46,633
Net interest income	121,481	80,970	11,790	214,241
Provision for credit losses	9,675	1,415	—	11,090
Net interest income after provision for credit losses	111,806	79,555	11,790	203,151
Noninterest income	25,080	8,889	—	33,969
Noninterest expenses
Salaries and employee benefits	42,314	23,516	—	65,830
Amortization of core deposit intangibles	—	—	6,602(15)	6,602
Merger expenses	—	—	35,500(16)	35,500
Other noninterest expenses	28,920	13,596	—(17)	42,516
Total noninterest expenses	71,234	37,112	42,102	150,448
Income before income tax expense	65,652	51,332	(30,312)	86,672
Income tax expense	14,830	14,149	(6,121)(18)	22,858
Net income	$50,822	$37,183	$(24,191)	$63,814
Earnings per common share:
Basic	$6.30			$5.57(19)
Diluted	5.87			5.23(19)
Weighted average number of common shares outstanding:
Basic	8,062		3,393	11,455(19)
Diluted	8,662		3,530	12,192(19)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1)
Reflects the estimated after tax merger expenses of $27.9 million. On a pretax basis, these expenses are estimated to be $35.5 million where an income tax rate of 28.50% was applied on the tax deductible portion of these expenses.

(2)
Reflects interest rate mark on the Signature loan portfolio. Accretable interest rate marks are recognized over the expected life of the loans.

(3)
Reflects a $48.2 million credit fair value mark, which includes a $35.2 million credit mark on $70.3 million Schedule A loans identified for disposition, net of a $13.0 million reversal of the Signature allowance for credit losses. Esquire adopted ASU 2025-08 as of January 1, 2026, and it was applied to the proforma financial statements presented.

(4)
Reflects $185.2 million in preliminary goodwill for the transaction based on an estimated exchange ration of 2.630x. The following table sets forth estimated goodwill associated with the merger of $185.2 million, calculated as the fair value of consideration paid in the acquisition of Signature, less amounts allocated to fair value of identifiable assets acquired and liabilities assumed. The 2.630x exchange ratio is subject to an adjustment based on the disposition value of certain Signature loans (Schedule A) with a par value $70.3 million. The adjusted exchange ratio will be no higher than 2.800x and no lower than 2.500x. A sensitivity analysis assuming the maximum and minimum exchange ratios with its impact on the pro forma goodwill is presented in the table below. The preliminary purchase price allocations assuming estimated, maximum and minimum exchange ratios are as follows:

(In thousands except share and per share data)	Minimum Exchange Ratio	Estimated Exchange Ratio	Maximum Exchange Ratio
Purchase price consideration:
Signature Bancorporation shares to be exchanged for ESQ shares	1,290,275	1,290,275	1,290,275
Exchange ratio	2.500	2.630	2.800
ESQ shares issued to Signature Bancorporation shareholders	3,225,688	3,393,423	3,612,770
Esquire stock price at April 13, 2026 market close	$113.22	$113.22	$113.22
Purchase price determination of common stock issued in acquisition	$365,212	$384,203	$409,038
Value of Signature Bancorporation stock options converted to options to acquire shares of ESQ common stock	14,254	15,508	17,147
Purchase price consideration	$379,466	$399,711	$426,185
Less: Net fair value adjustments to Signature net assets acquired:
Net fair value adjustment to loans:
Interest rate adjustment to record loans at fair value	$(8,344)	$(8,344)	$(8,344)
Less: Gross credit mark on loans	(76,308)	(48,246)	(13,038)
Plus: CECL reserve gross up adjustment	76,308	48,246	13,038
Net fair value adjustment to loans	(8,344)	(8,344)	(8,344)
Adjustment to record allowance for credit losses at fair value:
Reversal of Signature Allowance for credit losses	13,038	13,038	13,038
Less: CECL reserve gross up adjustment	(76,308)	(48,246)	(13,038)
Adjustment to record allowance for credit losses at fair value	(63,270)	(35,208)	—
Value of core deposit intangible	36,311	36,311	36,311
Yield mark on time deposits	(170)	(170)	(170)
Deferred taxes (net) on above tangible asset adjustments	20,459	12,461	2,427
Deferred taxes on Signature Core Deposit Intangible	(10,349)	(10,349)	(10,349)
Deferred taxes (net)	10,110	2,112	(7,922)

(In thousands except share and per share data)	Minimum Exchange Ratio	Estimated Exchange Ratio	Maximum Exchange Ratio
Less: Net fair value adjustments to Signature net assets acquired	$(25,363)	$(5,299)	$19,875
Less: Signature Stockholders’ Equity	(219,801)	(219,801)	(219,801)
Goodwill recorded in acquisition	$185,029	$185,209	$186,509

(5)
Adjustments to record estimated core deposit intangible assets associated with the merger, which is amortized using the sum-of-the years’ digits method for 10 years.

(6)
Reflects the estimate of net deferred tax assets related to the estimated fair value purchase accounting adjustments and the net impact related to the recording of the core deposit intangible.

(7)
Reflects the estimated fair value on time deposits, which amortizes based on the maturities of those deposits.

(8)
Reflects Esquire’s stock-based purchase price consideration issued in exchange for Signature Bancorporation shares (as described in footnote (4)) and the elimination of Signature’s common stock and additional paid-in capital.

(9)
Reflects the elimination of $226.2 million of Signature retained earnings and $27.9 million of after-tax merger costs as described in footnote (1).

(10)
Adjustment to eliminate Signature’s accumulated other comprehensive loss.

(11)
Adjustment to eliminate Signature’s treasury stock.

(12)
Accruing yield adjustment for the estimated loan fair value interest rate marks. The yield adjustments are recognized over the expected life of the loan portfolio.

(13)
Reflects a $9.8 million accruing yield adjustment for estimated available for sale securities partially offset by the opportunity cost of cash payments on merger related costs of $1.0 million. The securities yield adjustments are recognized over the expected life of the acquired securities portfolio.

(14)
Accruing yield adjustment for the estimated fair value marks and resultant impact on interest expense. The adjustments are recognized over the expected life of those deposits.

(15)
Reflects the estimated amortization of other intangible assets from the acquired other intangible assets amortized using sum-of-years-digits over 10 years.

(16)
Reflects the estimated nonrecurring pretax merger expenses of $35.5 million where an income tax rate of 28.50% was applied on the tax deductible portion of these expenses.

(17)
Other noninterest expenses does not reflect estimated cost efficiencies of $1.1 million to be recognized during the first year of merged operations.

(18)
Reflects income tax expense on adjustments utilizing a 28.50 % rate which does not consider discrete tax items recognized in 2025 by Esquire and Signature.

(19)
Reflects the number of basic and diluted common shares to be issued by ESQ in its purchase consideration for Signature, which is comprised of Signature shares and contractual conversion of Signature stock options being exchanged for ESQ common stock at an exchange ratio of 2.630x. The exchange ratio, as discussed in footnote (4), will be no higher than 2.800x and no lower than 2.500x. A sensitivity analysis assuming the maximum and minimum exchange ratios with its impact on the pro forma weighted average basic and diluted common shares and earnings per share is as follows:

	Minimum Exchange Ratio	Estimated Exchange Ratio	Maximum Exchange Ratio
Earnings per common share:
Basic	$5.65	$5.57	$5.47
Diluted	$5.31	$5.23	$5.14
Weighted average number of common shares outstanding:
Basic	11,288	11,455	11,675
Diluted	12,013	12,192	12,426

DESCRIPTION OF ESQUIRE CAPITAL STOCK
As a result of the merger, Signature shareholders who receive shares of Esquire common stock in the merger will become Esquire stockholders. Your rights as an Esquire stockholder will be governed by Maryland law, Esquire’s articles of incorporation and Esquire’s bylaws. The following description of the material terms of Esquire’s capital stock, including the common stock to be issued in the mergers, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Maryland law, and Esquire’s articles of incorporation and bylaws, and federal law governing bank holding companies carefully and in their entirety.
General
As of the date of this joint proxy statement/prospectus, Esquire has 17,000,000 shares of authorized capital stock, consisting of 15,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Within the limits of applicable law and Nasdaq listing rules, these shares are available to be issued, without prior stockholder approval, in series. As of April 29, 2026, there were 8,639,431 shares of Esquire common stock and no shares of Esquire preferred stock issued and outstanding, and 344,148 shares of Esquire common stock reserved for issuance under various stock based equity plans. All outstanding shares of Esquire capital stock are duly authorized, fully paid, validly issued and non-assessable.
Common Stock
Voting Rights.   Holders of Esquire common stock have exclusive voting rights in Esquire and are entitled to elect Esquire’s board of directors and to act on other matters that are presented to stockholders, whether as required under Maryland law, or that are otherwise presented by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.
Holders of Esquire preferred stock generally do not have voting rights except in certain limited circumstances, although Esquire’s board of directors may provide voting rights for any newly created series of preferred stock. Under FRB regulations, if the holders of any series of Esquire preferred stock become entitled to vote for the election of directors, that series may then be considered a class of voting securities.
Liquidation.   In the event of liquidation, dissolution or winding up of Esquire, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Esquire available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Dividends.   Esquire generally may pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business; or (ii) its total assets exceed the sum of its liabilities and the amount needed, if Esquire were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of Esquire common stock are entitled to receive and share equally in dividends as may be declared by Esquire’s board of directors out of funds legally available therefor. If Esquire issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. The payment of dividends by Esquire is also subject to limitations that are imposed by federal law, regulation and policy.
Preemptive Rights.   Esquire stockholders are not entitled to preemptive rights with respect to any shares that may be issued. Esquire common stock is not subject to redemption, subject to the allotment of a class or series of common stock with a fixed redemption price.
Listing.   Esquire common stock is listed on the Nasdaq Capital Market under the symbol “ESQ.” The transfer agent for Esquire common stock is Equiniti Trust Company, LLC.
For more information regarding the rights of Esquire stockholders, please see the description captioned “Comparison of the Rights of Esquire Stockholders and Signature Shareholders,” beginning on page 128 of this joint proxy statement/prospectus.

Anti-Takeover Measures; Restrictions on Acquisition
Esquire’s articles of incorporation and bylaws contain several provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Esquire. Such provisions include, among other things, special procedural rules regarding nomination for election to the board of directors or the introduction of new business at meetings of stockholders, a staggered board of directors, and prohibiting cumulative voting for any purpose. The foregoing provisions could impede a change of control. In particular, classification of Esquire’s board of directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the board.
Additionally, in certain instances, the issuance of authorized but unissued shares of common stock or preferred stock may have an anti-takeover effect. The authority of Esquire’s board of directors to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable it to prevent a change of control despite a shift in ownership of Esquire common stock. In addition, the board of director’s authority to issue additional shares of Esquire common stock may help deter or delay a change of control by increasing the number of shares needed to gain control of Esquire.
As permitted by the MGCL, Esquire’s articles of incorporation eliminate the liability of Esquire directors and officers to Esquire or its stockholders to the fullest extent permitted by law. The MGCL provides that the liability of a director or officer in a proceeding brought by or in the right of stockholders, or on behalf of stockholders may be eliminated, except that the liability of a director or officer may not be eliminated if the officer or director received an improper benefit or profit, or if a judgment against the director or officer is based on a finding that such person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against such person.
Esquire’s articles of incorporation also provide that, to the full extent permitted by the MGCL and other applicable law, Esquire must indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer, and the board of directors may contract in advance to indemnify any director or officer. The MGCL provides that, except as limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The MGCL further provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding unless (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful, provided however, that if the proceeding was by or in the right of the corporation, no indemnification may be made if the director is adjudged liable to the corporation. The board of directors may also indemnify an employee or agent of the corporation who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the corporation.
Bank Holding Company Act.   The Bank Holding Company Act generally would prohibit any company that, together with its affiliates, is not solely engaged in activities that are permissible for a bank holding company or a financial holding company from acquiring control of Esquire. For these purposes, “control” is generally defined as ownership, control or the ability to vote 25% or more of any class of voting stock of, control of the election of a majority of the directors of or other exercise of a controlling influence over a bank holding company. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of Esquire’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by regulations of the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Esquire, is presumed to constitute acquisition of control of the bank holding company for purposes of the Change in Bank Control Act of 1978.
Maryland Anti-Takeover Provisions.   Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

COMPARISON OF THE RIGHTS OF ESQUIRE STOCKHOLDERS AND SIGNATURE SHAREHOLDERS
If the merger is completed, Signature shareholders will receive shares of Esquire common stock in the merger, and they will cease to be Signature shareholders.
Signature is organized under the laws of the State of Illinois. Esquire is organized under the laws of the State of Maryland. The following is a summary of certain material differences between (i) the current rights of Signature shareholders under the Signature articles of incorporation and Signature bylaws and Illinois law and (ii) the current rights of Esquire stockholders under the Esquire articles of incorporation and Esquire bylaws and Maryland law.
Esquire and Signature believe that this summary describes the material differences between the rights of Esquire stockholders as of the date of this joint proxy statement/prospectus and the rights of Signature shareholders as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Esquire’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
	Signature	Esquire
Authorized Capital Stock
The authorized capital stock of Signature consists of 2,500,000 shares of common stock, par value $1.00 per share and 100,000 shares of preferred stock, par value $0.01 per share.
As of April 29, 2026, there were 1,354,837 shares issued and 1,290,525 shares outstanding of Signature’s common stock, and no shares of preferred stock issued or outstanding.

The authorized capital stock of Esquire consists of 15,000,000 shares of Esquire common stock and 2,000,000 shares of preferred stock, $0.01 par value per share.
As of April 29, 2026, there are 8,639,431 shares of common stock outstanding and no shares of preferred stock outstanding.

Voting
Signature shareholders entitled to vote on a matter are entitled to one (1) vote per share.
Signature shareholders do not have cumulative voting rights.
Signature’s articles of incorporation do not include a vote limit provision or otherwise limit the vote of shareholders who beneficially own in excess of ten percent (10%) of then-outstanding shares of common stock of Signature.

Esquire stockholders entitled to vote on a matter are entitled to one (1) vote per share.
Esquire stockholders do not have cumulative voting rights.
Esquire’s articles of incorporation do not include a vote limit provision or otherwise limit the vote of shareholders who beneficially own in excess of ten percent (10%) of then-outstanding shares of common stock of Esquire.
Esquire’s articles of incorporation authorize the board of directors to issue common stock as either voting or non-voting common stock. Non-voting common stock may not vote on any matter submitted to stockholders or receive notice of stockholder meetings, subject to applicable law. For purposes of this comparison, unless otherwise noted, the term “common stock” as used herein refers to voting common stock.

	Signature	Esquire
Rights of Preferred Stock
Signature’s board of directors may issue shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Illinois, establish from time to time the number of shares to be included in each such series, and fix the voting powers, designations, preferences, and other special rights of such shares and any qualifications, limitations or restrictions thereof, without shareholder approval.
Signature’s articles of incorporation may be amended to increase or decrease the number of authorized shares of preferred stock (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of common stock, unless otherwise required by law or in any preferred stock designation.

Esquire’s board of directors may issue shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Maryland, establish from time to time the number of shares to be included in each such series, and fix the voting powers, designations, preferences, and other special rights of such shares and any qualifications, limitations or restrictions thereof, without stockholder approval.
The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Esquire’s common stock, without a vote of the holders of Esquire’s preferred stock, unless otherwise required by law or in any preferred stock designation.

Size of board of directors	Signature’s bylaws provide that the number of directors will be eight (8), which number may be increased or decreased from time to time by amendment of the bylaws. Signature’s board of directors currently has eight (8) directors.	Esquire’s bylaws provide that the number of directors may be fixed from time to time exclusively by vote of the board of directors; provided, however, that such number shall never be less than one (1). The Esquire board of directors currently has nine (9) directors.
Classes of Directors	Signature’s articles of incorporation provide that directors are divided into three (3) classes and are elected for three (3)-year staggered terms.	Esquire’s articles of incorporation and bylaws provide that directors are divided into three (3) classes, as nearly equal in number as reasonably possible, and are elected for three (3)-year staggered terms.
Director Eligibility and Mandatory Retirement	Signature’s articles of incorporation and bylaws do not provide for director qualifications or mandatory retirement. Directors need not be shareholders or residents of Illinois.	Esquire’s bylaws provide that any person appointed or elected to the board of directors must own, in their own name, capital stock of Esquire with an aggregate par value of $1,000, an aggregate stockholders’ equity of $1,000, or an aggregate fair market value of $1,000, at the time of the person’s appointment or election as a director.
Election of Directors	The affirmative vote of the majority of the shares represented and entitled to vote at a meeting of Signature’s shareholders at which a quorum is present shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Illinois Business Corporation Act	Esquire’s bylaws provide that directors shall be elected by a plurality of the votes cast at a meeting of shareholders at which a quorum is present.

	Signature	Esquire
of 1983, as amended, Signature’s articles of incorporation or its bylaws.
Vacancies on the board of directors
Signature’s bylaws provide that any vacancy occurring on the board of directors, including due to an increase in the number of directors, may be filled by election at an annual meeting or special meeting of shareholders called for that purpose, provided that the board may properly fill one or more vacancies arising between shareholder meetings.
A director elected by the shareholders to fill a vacancy shall serve until the next annual meeting at which his or her class is to be elected or until a successor shall have been elected and qualified. A director appointed by the board of directors to fill a vacancy shall serve until the next shareholder meeting at which directors or to be elected or until a successor shall have been elected and qualified.
Esquire’s bylaws provide that, by virtue of its election to be subject to Section 3-804(c) of the MGCL, any vacancies resulting from an increase in the size of the board of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. No decrease in the number of directors shall shorten the term of any incumbent director.
Calling Special Meetings of Shareholders	Signature’s bylaws provide that special meetings of shareholders may be called at any time by the chairman of the board of directors, the president, or the secretary, and shall be called at the written request of (i) a majority of the board of directors; or (ii) the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called.	Esquire’s bylaws provide that special meetings of stockholders may be called by the president or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors (including any vacancies on the board of directors). Special meetings of the stockholders shall be called by the secretary at the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.
Quorum for Shareholder Meetings
Signature’s bylaws provide that a majority of the outstanding shares entitled to vote on a matter represented at a meeting, in person or by proxy, constitutes a quorum, except as otherwise provided by law.
If a quorum fails to attend any meeting, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.
Esquire’s bylaws provide that the holders of at least a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Unless Esquire’s articles of incorporation provide otherwise, where a separate vote by a class or classes is required, a majority of the shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

	Signature	Esquire
If a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock who are present at the meeting, in person or by proxy, may, in accordance with the bylaws, adjourn the meeting to another place, date or time.
Notice of Shareholder Meetings	Signature’s bylaws provide that written or printed notice stating the place, date and time of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, or in the case of a merger or consolidation, share exchange, dissolution or sale, lease or exchange of all or substantially all of the assets of Signature, other than in the usual and regular course of business, not less than twenty (20) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board of directors, the president, the secretary or the persons calling the meeting, to each shareholder of record entitled to vote at such meeting.
Esquire’s bylaws provide that, not less than ten (10) nor more than ninety (90) days before each stockholders’ meeting, the secretary shall give notice in writing or by electronic transmission of the meeting to each stockholder entitled to vote at the meeting and to each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting, and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting.
Notice is given to a stockholder when it is personally delivered to the stockholder, left at the stockholder’s usual place of business, mailed to the stockholder at his or her address as it appears on the records of Esquire, or transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.

Advance Notice of Shareholder Nominations	Signature’s governing documents do not include provisions for the advanced notice by shareholders of nominations for directors.
Esquire’s bylaws provide that advance notice of stockholder nominations for the election of directors or other business to be considered at any annual meeting may be given by any stockholder of Esquire who is a stockholder of record on the date of giving such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. The notice must be given timely, in writing, to Esquire’s secretary, and such business must otherwise be a proper matter for action by stockholders.
To be timely, a stockholder’s notice must be received by the secretary at the

	Signature	Esquire

principal executive office of Esquire at least ninety (90) days prior to the anniversary of Esquire’s proxy materials for the preceding year’s annual meeting. If, however, the date of the meeting is advanced or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, the stockholder’s notice must be received by Esquire not later than the close of business on the tenth (10th) day following the day on which the public announcement of the date of the meeting was first made.
A stockholder’s notice shall set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on Esquire’s books, of the stockholder who proposed such business; (iii) the class and number of shares of Esquire capital stock that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business.

Anti-Takeover Provisions and Other Shareholder Protections
Signature’s articles of incorporation provide that, notwithstanding any provision of law to the contrary, authorization by Signature’s shareholders of any plan of merger, consolidation or share exchange, or any sale, lease, exchange, or other disposition of all or substantially all of Signature’s property and assets, other than in the usual and regular course of business, or any voluntary dissolution or amendment of Signature’s articles of incorporation, requires the affirmative vote of holders of at least 66% of Signature’s outstanding shares, unless such transaction is approved by two-thirds of the number of Signature’s directors.
Signature’s articles of incorporation also provide that the articles of incorporation may be amended by a vote of the holders of a majority of the shares of Signature’s common stock, however, any such amendment relating to the amendment
Section 3-602 of the MGCL prohibits Esquire from engaging in a business combination with an interested shareholder (defined as a person or an affiliate of such person that is the beneficial owner of 10% of more of the voting power of the outstanding voting stock of the corporation) for a period of five (5) years following the most recent date on which such interested shareholder became an interested shareholder unless (i) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation (including two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by such interested shareholder and its affiliates and associates) approves the business combination; (ii) such business combination was approved or exempted by a corporation’s board of directors prior to the time that the interested shareholder became an interested

	Signature	Esquire
of Signature’s bylaws, the number and classification of members of the board of directors, certain business combinations with interested shareholders, written consents by shareholders, the calling of shareholders’ meetings, the evaluation of other factors in connection with the acquisition of Signature, shareholder nominations for director or the required number of votes necessary to approve any amendment of any of the foregoing provisions will require the affiliative vote of holders of not less than 66% of Signature’s outstanding common stock entitled to vote thereon.
shareholder; or (iii) the consideration offered in the business combination meets certain valuation thresholds.
Furthermore, the MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. If voting rights are not approved, then the control shares are subject to redemption by the corporation. “Control shares” are outstanding voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy) greater than 10%.

Limitation of Personal Liability of Officers and Directors	Signature’s governing documents do not include provisions limiting the personal liability of its officers and directors, other than the indemnification provisions described below.
Esquire’s articles of incorporation provide that an officer or director of Esquire shall not be liable to Esquire or its stockholders for money damages, except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise provided by the MGCL.
If the MGCL is amended to further

	Signature	Esquire
eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of Esquire shall be eliminated or limited to the fullest extent permitted by the MGCL.
Indemnification of Directors and Officers and Insurance
Signature’s bylaws provide that Signature shall indemnify any person who was or is a part or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action by or in the right of Signature) by reason of the fact that the person is or was a director, officer, employee, or agent of Signature, or is or was serving at the request of Signature as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding; if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Signature and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Signature’s bylaws further provide that Signature shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of Signature to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of Signature, or is or was serving at the request of Signature as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, if he or she acted in good

Esquire’s bylaws provide that Esquire shall indemnify (i) its current and former directors and officers, whether serving Esquire or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (ii) other employees and agents to such extent as shall be authorized by the board of directors and permitted by law; provided, however, that, except with respect to proceedings to enforce rights to indemnification, Esquire shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of Esquire.
Esquire’s bylaws further provide that Esquire shall not be liable for any payment in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.
The rights to indemnification and to the advancement of expenses conferred in Esquire’s bylaws shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of such indemnitee’s heirs, executors and administrators.
Esquire’s bylaws provide that Esquire may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Esquire or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Esquire would have the power to indemnify such person against such

	Signature	Esquire

faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Signature. However, no indemnification shall be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to Signature unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court of common pleas or other court shall deem proper.
Signature’s bylaws authorize the purchase and maintenance of insurance on behalf of any person who is or was a director, officer, employee, or agent of Signature, or is or was serving at the request of Signature as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status in that capacity, whether or not Signature would have the power to indemnify him or her against liability under the provisions of Signature’s articles of incorporation or of Illinois laws governing business corporations.
expense, liability or loss under the MGCL.
Appraisal or Dissenters’ Rights	Any shares of Signature common stock that are issued and outstanding immediately prior to the effective time and are held by a shareholder who (i) has duly and validly demanded appraisal of such shares in connection with the merger in accordance with Illinois law; and (ii) as of the effective time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) shall not be converted into or represent the right to receive any portion of the merger consideration but instead shall be converted into the right to receive only	Sections 3-601 through 3-604 of the MGCL, as now and hereafter in force, does not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as now and hereafter in force), of Esquire. The holders of the stock of Esquire shall not be entitled to exercise the rights of an objecting stockholder under Section 3-202 of the MGCL, as now and hereafter in force.

	Signature	Esquire
such consideration as may be determined to be due with respect to such shares under Illinois law.
Dividends	Signature’s bylaws provide that the board of directors may authorize, and Signature may make distributions to its shareholders, subject to any restrictions in Signature’s articles of incorporation and or imposed by law.
Under Section 2-311 of the MGCL, Esquire may pay dividends or make other distributions from: (i) the net earnings for the fiscal year in which the distribution is made; (ii) the net earnings from the preceding fiscal year; or (iii) the sum of the net earnings for the preceding eight quarters.
Esquire may not pay dividends or make other distribution if it would be unable to pay its debts as they come due, or its assets would be less than the sum of its liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of any class of shares senior to the common stock.
Esquire’s bylaws provide that the board of directors may declare dividends from time to time in accordance with law.

Amendments to Articles and Bylaws
Signature’s articles of incorporation may be amended by a vote of the holders of a majority of the shares of Signature common stock, except relating to the amendment of the bylaws, or to (i) the number and classification of members of the board of directors; (ii) certain business combinations with interested shareholders; (iii) written consents by shareholders; (iv) calling of shareholder meetings; (v) the evaluation of other factors in connection with the acquisition of Signature; (vi) shareholder nominations for the position of director; or (vii) the required number of votes necessary to approve any amendment of the foregoing requires the affirmative vote of holders of not less than 66% of Signature common stock then outstanding entitled to vote thereon.
Signature’s bylaws may be altered, amended or repealed and new bylaws may be adopted by the board of directors or the shareholders of Signature.

Esquire may amend or repeal any provision contained in its articles of incorporation in the manner prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in Esquire’s articles of incorporation, of any of outstanding Esquire capital stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation.
Esquire’s board of directors, pursuant to a resolution approved by a majority of the whole board (rounded up to the nearest whole number), and without action by the stockholders, may amend Esquire’s articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Esquire has authority to issue.
No proposed amendment or repeal of any provision of Esquire’s articles of

	Signature	Esquire

incorporation shall be submitted to a stockholder vote unless the board of directors (i) approved the proposed amendment or repeal; (ii) determined that it is advisable; and (iii) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the whole board (rounded up to the nearest whole number). Any proposed amendment or repeal of any provision of Esquire’s articles of incorporation may be abandoned by the board of directors at any time before its effective time upon the adoption of a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number).
The amendment or repeal of any provision of Esquire’s articles of incorporation shall be approved by at least a majority of all votes entitled to be cast by the holders of shares of capital stock of Esquire entitled to vote on the matter.

Action by Written Consent of Shareholders	Signature’s bylaws provide that, subject to Signature’s articles of incorporation, any action which is required by law or by Signature’s bylaws to be taken at a meeting of shareholders, or any other action which may be taken at such a meeting, may be taken without a meeting and without a vote if a consent in writing, setting forth the action so taken, shall be signed (i) if five (5) days prior notice of the proposed action is given in writing to all of the shareholders entitled to vote with respect to the subject matter thereof, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting; or (ii) by all of the shareholders entitled to vote with respect to the subject matter thereof.	Esquire’s bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and is filed in paper or electronic format with the records of stockholder meetings. Unless Esquire’s articles of incorporation require otherwise, the holders of any class of Esquire capital stock, other than voting common stock, may take action or consent to any action by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the stockholders if Esquire gives notice of the action so taken to each stockholder not later than ten (10) days after the effective time of the action.

	Signature	Esquire
Shareholder Rights Plan	Signature does not currently have a rights plan in effect.	Esquire does not currently have a rights plan in effect.
Forum Selection Bylaw	Signature’s governing documents do not require any exclusive forum with respect to legal actions against or involving Signature.	Esquire’s governing documents do not require any exclusive forum with respect to legal actions against or involving Esquire.

LEGAL MATTERS
The validity of Esquire common stock to be issued in connection with the merger will be passed upon for Esquire by Luse Gorman, PC, Washington, D.C.
Luse Gorman, PC, Washington, D.C., counsel for Esquire, and Vedder Price, P.C., Chicago, Illinois, counsel for Signature, will provide prior to the effective time opinions regarding certain federal income tax consequences of the merger for Esquire and Signature, respectively.
EXPERTS
Esquire.   The consolidated financial statements of Esquire as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, have been incorporated by reference herein in reliance on the report of Crowe LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
Signature.   The consolidated financial statements of Signature as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, have been audited by RSM US LLP, an independent auditor, as stated in their report thereon, and included in this joint proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING ESQUIRE STOCKHOLDER PROPOSALS
Esquire
Esquire is holding its 2026 annual meeting of shareholders on May 28, 2026. Esquire will hold its 2027 annual meeting of shareholders (the “Esquire 2027 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at Esquire’s next annual meeting must be submitted to Esquire as set forth below.
SEC Rule 14a-8
In order for a shareholder proposal for the Esquire 2027 annual meeting to be eligible for inclusion in Esquire’s proxy statement pursuant to SEC Rule 14a-8, Esquire must have received the proposal and supporting statements at its principal executive offices no later than December 31, 2026 unless the date of Esquire’s 2027 annual meeting is changed by more than thirty (30) days from May 28, 2027 the one (1)-year anniversary of Esquire’s 2026 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Esquire begins to print and send its proxy materials. An Esquire stockholder must provide its proposal to Esquire in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Corporate Secretary of Esquire at Esquire Financial Holdings, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753.
Advance Notice Procedures
Pursuant to Esquire’s bylaws, any shareholder wishing to nominate a candidate for director must give written notice to Esquire’s Corporate Secretary at least 90 days prior to the anniversary of the previous year’s annual meeting. As a result, any notice given by or on behalf of a shareholder must be received by January 30, 2027. However, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting of May 28, 2026, notice by the shareholder must be delivered not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. The nomination notice must include certain information specified in Esquire’s charter.
In addition to the notice and information requirements contained in the Esquire bylaws, to comply with the SEC universal proxy rules, shareholders who, in connection with the Esquire 2027 annual meeting, intend to solicit proxies in support of director nominees other than Esquire’s nominees must provide notice to Esquire that sets forth the information required by the SEC’s Rule 14a-19 no later than March 29, 2027, unless the date of the Esquire 2027 annual meeting has changed by more than thirty (30) calendar days from May 26, 2027, the one (1)-year anniversary of Esquire’s 2026 annual meeting of shareholders, in which case such notice must be provided by the later of sixty (60) calendar days prior to the date of the 2027 annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by Esquire.
These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Esquire’s proxy statement pursuant to SEC Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION
Esquire files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Esquire, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Esquire, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge on Esquire’s website, www.esquirebank.com, under the heading “Investor Relations.” The web address of the SEC and Esquire are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
Esquire has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Esquire’s securities to be issued in the merger. This document constitutes the prospectus of Esquire filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Esquire to incorporate by reference into this document documents filed with the SEC by Esquire. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Esquire incorporates by reference the documents listed below and any documents filed by Esquire under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and until the date that the offering of Esquire common stock is terminated:
Esquire filings (SEC File No. 001-38131)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2025, filed on March 13, 2026
Current Reports on Form 8-K	Filed on January 30, 2026
Filed on March 12, 2026
April 2, 2026
April 30, 2026
Definitive Proxy Statement on Schedule 14A	Filed on April 30, 2026
The description of Esquire common stock set forth in its registration statement on Form 8-A, filed on June 26, 2017, including any amendment or report filed with the SEC for the purpose of updating this description.
You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
Esquire Financial Holdings, Inc.
Attn: Gary Lax
Senior Vice President, Chief Legal Officer and Corporate Secretary
100 Jericho Quadrangle, Suite 100, Jericho, New York 11753
Telephone: (516) 535-2002

Signature does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you have questions concerning Signature or would like to request copies of Signature’s audited historical consolidated financial statements or quarterly financial information, please contact:
Signature Bancorporation, Inc.
9450 W. Bryn Mawr, Suite 300
Rosemont, Illinois 60018
Attn: John T. McEnroe, Corporate Secretary
Telephone: (847) 268-1001
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Esquire’s and Signature’s affairs since the date of this document. Esquire provided the information contained in this document with respect to Esquire and Signature provided the information contained in this document with respect to Signature.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
ESQUIRE FINANCIAL HOLDINGS, INC.,
SIGNATURE BANCORPORATION, INC.
and
ESQUIRE MERGER SUB, INC.

Dated as of March 11, 2026

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
Page
Acquisition Proposal	66
affiliate	77
Aggregate Schedule A Loan Balance	3
Agreement	1
Appraisal Demand	5
Average Closing Price	73
Bank Merger	1
Bank Merger Agreement	1
Bank Merger Certificates	8
Bank Merger Effective Time	8
BHC Act	11
BOLI	34
Borrower	32
business day	77
Chosen Courts	78
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	58
Continuation Period	60
Continuing Employees	60
Determination Date	73
DIF	12
Dissenting Shares	4
DOL	21
Effective Time	3
Enforceability Exceptions	15
Environmental Laws	28
ERISA	21
Esquire	1
Esquire 401(k) Plan	62
Esquire Bank	1
Esquire Benefit Plans	43
Esquire Board Recommendation	58
Esquire Common Stock	3
Esquire Contract	40
Esquire Disclosure Schedule	35
Esquire Equity Awards	36
Esquire ERISA Affiliate	44
Esquire Financial PTO Policy	62
Esquire Leased Real Property	47

A-iv

Page
Esquire Meeting	58
Esquire Owned Properties	47
Esquire Real Estate Leases	47
Esquire Regulatory Agreement	46
Esquire Reports	40
Esquire Restricted Stock Awards	36
Esquire Share Issuance	16
Esquire Stock Options	36
Esquire Stock Plans	36
Esquire Subsidiary	36
Esquire Systems	48
Exchange Act	32
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
FDIC	12
Federal Reserve Board	15
Final Index Price	73
First Step Articles of Merger	3
First Step Illinois Articles of Merger	3
GAAP	12
Governmental Entity	16
IBCA	2
Illinois Department	15
Illinois Secretary	3
Index Price	73
Index Ratio	73
Intellectual Property	30
Interim Surviving Corporation	1
IRS	21
Joint Proxy Statement	16
knowledge	77
Laws	24
Liens	14
Litigation	65
Loan Participation	33
Loans	32
Maryland SDAT	3
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	57
Merger	1
Merger Consideration	3
Merger Sub Charter	36

A-v

Page
Merger Sub Common Stock	6
Mergers	1
MGCL	2
Multiemployer Plan	22
Multiple Employer Plan	22
NASDAQ	10
New Board Members	7
New Certificates	8
New Plans	61
Next Annual Meeting	7
OCC	15
Old Certificate	4
PBGC	21
Permitted Encumbrances	29
person	77
Personal Data	31
Piper Sandler	42
Premium Cap	64
PTO	62
Purchaser Ratio	72
Raymond James	18
Recommendation Change	59
Regulatory Agencies	16
Representatives	65
Requisite Esquire Vote	38
Requisite Regulatory Approvals	56
Requisite Signature Vote	14
Restrictive Covenant	24
S-4	16
Schedule A Loans	3
SEC	15
Second Effective Time	6
Second Step Articles of Merger	6
Second Step Illinois Articles of Merger	6
Second Step Maryland Articles of Merger	6
Second Step Merger	1
Security Breach	31
Signature	1
Signature 401(k) Plan	62
Signature Articles	6
Signature Bank	1
Signature Benefit Plans	21
Signature Board Recommendation	59

A-vi

Page
Signature Bylaws	6
Signature Common Stock	3
Signature Contract	27
Signature Disclosure Schedule	11
Signature Equity Plan	5
Signature ERISA Affiliate	21
Signature Indemnified Parties	63
Signature Leased Real Property	29
Signature Lock-Up Agreements	2
Signature Meeting	58
Signature Owned Properties	29
Signature PTO Policies	62
Signature Qualified Plans	21
Signature Real Estate Leases	29
Signature Regulatory Agreement	27
Signature Stock Option	5
Signature Subsidiary	12
Signature Systems	30
Signature Voting Agreements	2
SRO	16
Starting Date	73
Starting Price	73
Subsidiary	12
Superior Proposal	66
Surviving Bank	8
Surviving Entity	1
Takeover Statutes	32
Tax	20
Tax Return	20
Taxes	20
Termination Date	72
Termination Fee	74
Total Borrower Commitment	32

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2026 (this “Agreement”), by and among Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”), Signature Bancorporation, Inc., an Illinois corporation (“Signature”), and Esquire Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Esquire (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Esquire, Merger Sub and Signature have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Signature (the “Merger”), so that Signature is the surviving corporation (hereinafter sometimes referred to in such capacity, the “Interim Surviving Corporation”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Corporation will, subject to the terms and conditions set forth herein, merge with and into Esquire (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that Esquire is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, in furtherance thereof, the respective Boards of Directors of Esquire, Merger Sub and Signature have approved this Agreement and the transactions contemplated hereby and, in the case of Esquire, have resolved to submit the Esquire Share Issuance to its stockholders for approval and to recommend that its stockholders approve the Esquire Share Issuance and, in the case of Signature, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;
WHEREAS, immediately following the consummation of the Mergers, Signature Bank, an Illinois-chartered non-member bank and a wholly owned direct Subsidiary of Signature (“Signature Bank”), will merge (the “Bank Merger”) with and into Esquire Bank, National Association, a national banking association and a wholly owned Subsidiary of Esquire (“Esquire Bank”), so that Esquire Bank is the surviving entity in the Bank Merger and is a wholly owned direct Subsidiary of Esquire, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Esquire Bank and Signature Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Esquire to enter into this Agreement, all of the directors and executive officers of Signature have entered into separate Voting Agreements with Esquire, substantially in the form attached hereto as Exhibit B (collectively, the “Signature Voting Agreements”) in connection with the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Esquire to enter into this Agreement, certain shareholders of Signature have entered into separate Lock-Up Agreements with Esquire, substantially in the form attached hereto as Exhibit C (collectively, the “Signature Lock-Up Agreements”) in connection with the Merger; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law, as amended (the “MGCL”) and the Illinois Business Corporation

Act, as amended (the “IBCA”), at the Effective Time, Merger Sub shall merge with and into Signature. Signature shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Illinois. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on the first business day of the month following the month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), provided that if such date is less than five (5) business days following the date that the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), then the Closing Date shall be within five (5) business days following the date that the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as Esquire and Signature may mutually agree in writing after all of such conditions have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Provided further, that the Closing Date may be extended for up to thirty (30) days following the receipt of all Requisite Regulatory Approvals and the expiration of any statutory waiting period in respect thereof, but in no event later than September 1, 2026, at the written request of Signature.
1.3   Effective Time.   The Merger shall become effective as set forth in the articles of merger (the “First Step Illinois Articles of Merger”) to be filed with the Secretary of State of the State of Illinois (the “Illinois Secretary”) and the articles of merger (the “First Step Maryland Articles of Merger,” and together with the First Step Illinois Articles of Merger, the “First Step Articles of Merger) to be filed with the Maryland State Department of Assessments and Taxation (the “Maryland SDAT”), in each case on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the First Step Articles of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL, IBCA and this Agreement.
1.5   Conversion of Signature Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Esquire, Signature, Merger Sub or the holder of any securities thereof:
(a)   Subject to Section 2.2(e), each share of the common stock, $1.00 par value, of Signature (the “Signature Common Stock”) issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares and shares of Signature Common Stock owned by Signature as treasury shares or owned by Esquire, or Signature or Merger Sub (in each case other than shares of Signature Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Signature, Esquire or Merger Sub in respect of debts previously contracted), shall be converted into the right to receive 2.63 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $0.01 par value, of Esquire (the “Esquire Common Stock”), subject to adjustment as follows:
(i)   The Exchange Ratio shall be adjusted based on sales of the loans listed in Signature Disclosure Schedule 1.5(a) (the “Schedule A Loans”) prior to the Closing Date. If any Schedule A Loans are sold prior to the Closing Date, then the Exchange Ratio shall be adjusted based on the aggregate loan sales proceeds (sometimes herein referred to the “recovery” of the Aggregate Schedule A Loan Balance) relative to the aggregate outstanding principal amount of such loans as of the date hereof (the “Aggregate Schedule A Loan Balance”), with a maximum Exchange Ratio of 2.80, based on the sale of all Schedule A Loans and on a one hundred percent recovery of the Aggregate Schedule A Loan Balance, and a minimum Exchange Ratio of 2.50. Esquire Disclosure Schedule 1.5(a) illustrates the application of this Exchange Ratio adjustment mechanism based on aggregate proceeds of sale of the Schedule A Loans. Any sale of a Schedule A Loan must qualify as an arms-length, non-recourse true sale under GAAP with no seller financing and no retention of seller ownership interest in order to constitute a sale hereunder. For purposes of this Agreement, references to the “Exchange Ratio” shall mean the Exchange Ratio as may be adjusted per this Section 1.5(a).
(b)   All of the shares of Signature Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Signature Common Stock) previously representing any such shares of Signature Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined below) representing the number of whole shares of Esquire Common Stock which such shares of Signature Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Signature Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(e), without any interest thereon. If, prior to the Effective Time, the outstanding shares of Esquire Common Stock or Signature Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Esquire and the holders of Signature Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Signature or Esquire to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Signature Common Stock owned by Signature as treasury shares or owned by Signature, Esquire or Merger Sub (in each case other than shares of Signature Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Signature, Esquire or Merger Sub in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Esquire Common Stock or other consideration shall be delivered in exchange therefor.
1.6   Dissenters’ Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Signature Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Illinois law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Illinois law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Entity.
(b)   Notwithstanding the provisions of Section 1.6(a), if any holder of Signature Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Illinois law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 hereto with respect to such shares pursuant to and in accordance with this Agreement.
(c)   Signature shall give Esquire reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Signature Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to Illinois law and received by Signature that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Esquire shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Signature shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time without the prior written approval of Esquire.
1.7   Treatment of Signature Equity Awards.   At the Effective Time, each option granted by Signature to purchase shares of Signature Common Stock under the Signature Stock Incentive Plan (the “Signature Equity Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Signature Stock Option”) shall vest and shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Signature Common Stock and shall be converted automatically into an option to purchase a number of shares of Esquire Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Signature Common Stock subject to such Signature Stock Option and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Signature Common Stock of such Signature Stock Option divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Esquire Common Stock purchasable pursuant to the Signature Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Signature Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Esquire Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each such stock option shall continue to be governed by the same terms and conditions (including exercisability terms) as were applicable to such Signature Stock Option immediately prior to the Effective Time.
1.8   Esquire Common Stock.   At and after the Effective Time, each share of Esquire Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Esquire Common Stock and shall not be affected by the Merger.
1.9   Merger Sub Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Esquire, Signature, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Interim Surviving Corporation and shall constitute the only outstanding capital stock of the Interim Surviving Corporation.
1.10   Articles of Incorporation of Interim Surviving Corporation.   At the Effective Time, the Articles of Incorporation of Signature (the “Signature Articles”), as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with its terms and applicable law.
1.11   Bylaws of Interim Surviving Corporation.   At the Effective Time, the Bylaws of Signature (the “Signature Bylaws”) shall be the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with their terms and applicable law.
1.12   Directors and Officers of Interim Surviving Corporation.   The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors, respectively, of the Interim Surviving Corporation, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

1.13   Second Step Merger.
(a)   The Second Step Merger.   Immediately following the Effective Time and as part of a single, integrated transaction, in accordance with the MGCL and the IBCA, Esquire shall cause the Interim Surviving Corporation to be merged with and into Esquire, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall terminate. In furtherance of the foregoing, Esquire shall cause to be filed with (i) the Maryland SDAT, in accordance with the MGCL, the articles of merger with respect to the Second Step Merger (the “Second Step Maryland Articles of Merger”) and (ii) the Illinois Secretary, in accordance with the IBCA, the articles of merger with respect to the Second Step Merger (the “Second Step Illinois Articles of Merger” and, together with the Second Step Maryland Articles of Merger, the “Second Step Articles of Merger”). The Second Step Merger shall become effective at such time specified in the Second Step Articles of Merger in accordance with the relevant provisions of the MGCL and the IBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).
(b)   Interim Surviving Corporation Common Stock.   At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Esquire, the Interim Surviving Corporation or any holder of securities thereof, each share of common stock of the Interim Surviving Corporation shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)   Esquire Stock.   At and after the Second Effective Time, each share of Esquire Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Esquire Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, Esquire Common Stock, including the shares issued to former holders of Signature Common Stock, shall be the common stock of the Surviving Entity.
(d)   Articles of Incorporation of Surviving Entity.   At the Second Effective Time, the articles of incorporation of Esquire, as in effect immediately prior to the Second Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.
(e)   Bylaws of Surviving Entity.   At the Second Effective Time, the bylaws of Esquire, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.
(f)   Officers and Directors of Surviving Entity.   At the Second Effective Time, the officers and directors of Esquire immediately prior to the Second Effective Time shall be the officers and directors, respectively, of the Surviving Entity, provided that, prior to the Second Effective Time, the Esquire Board of Directors shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Entity immediately after the Second Effective Time to be increased by two (2) directors, with the vacancies to be filled by Michael O’Rourke and Leonard Caronia (or, in the event either of such individuals is unavailable, such other person(s) from the Signature board of directors as mutually agreed to by Signature and Esquire), (together, the “New Board Members”), and each New Board Member shall serve until the next annual meeting of stockholders (the “Next Annual Meeting”). At the Next Annual Meeting, and subject to its applicable fiduciary duties, the Esquire Board of Directors shall use reasonable best efforts to nominate (and recommend to Esquire’s stockholders) the New Board Members to serve a three (3) year term; provided that if it is not reasonably practicable to nominate one or both New Board Members to a three year term as a result of Esquire reasonably seeking to have the number of directors in each class be as equal in number as is reasonably possible, then Esquire shall nominate such New Board Member(s) to a two year or one year term, provided that, subject to its applicable fiduciary duties, at subsequent annual meetings of stockholders of Esquire, the Esquire Board shall nominate and recommend to Esquire’s stockholders the re-election of such new Board Member(s) as necessary so that each New Board Member serves no less than three years on the Esquire Board of Directors (subject to election by the Esquire stockholders) following such New Board Member’s initial appointment to the Esquire Board of Directors.

1.14   Bank Merger.
(a)   Immediately following the consummation of the Second Step Merger, Esquire Bank and Signature Bank will consummate the Bank Merger pursuant to which Signature Bank will merge with and into Esquire Bank pursuant to the Bank Merger Agreement. Esquire Bank shall be the surviving bank in the Bank Merger (herein sometimes referred to as the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Signature Bank shall cease. The Bank Merger shall become effective immediately after the Second Step Merger or at such later time as Esquire may determine. Prior to the Second Effective Time, Signature shall cause Signature Bank, and Esquire shall cause Esquire Bank, to execute such certificates of merger and such other documents and certificates as are necessary, required or desirable to make the Bank Merger effective (the “Bank Merger Certificates”) at the time specified in the foregoing sentence.
(b)   At the effective time of the Bank Merger (the “Bank Merger Effective Time”), the directors of the Surviving Bank immediately prior to the Bank Merger Effective Time shall continue to be the directors of the Surviving Bank, provided that, prior to the Bank Merger Effective Time, the Esquire Bank Board of Directors shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Bank immediately following the Bank Merger Effective Time to be increased by two (2) directors, with such new director vacancies to be filled by the New Board Members. The Esquire Bank Board of Directors shall appoint each of the New Board Member for a term to expire at the next annual meeting of the shareholders of Esquire Bank and, subject to its fiduciary duties, at subsequent annual shareholder meetings the Esquire Bank Board of Directors shall nominate and recommend to Esquire Bank’s sole shareholder, Esquire, and Esquire shall vote to approve, each of the New Board Members for election to the Esquire Bank Board of Director, such that each New Board Member shall serve no less than three years on the Board of Directors of Esquire Bank following such New Board Member’s initial appointment to the Esquire Bank Board of Directors.
1.15   Tax Consequences.   It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
ARTICLE II
EXCHANGE OF SHARES
2.1   Esquire to Make Merger Consideration Available.   At or prior to the Effective Time, Esquire shall deposit, or shall cause to be deposited, with an exchange agent designated by Esquire and acceptable to Signature (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Esquire’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Esquire Common Stock to be issued to holders of Signature Common Stock pursuant to Article I and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Esquire and Signature shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Signature Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Esquire Common Stock and any cash in lieu of fractional shares which the shares of Signature Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to

Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Esquire Common Stock to which such holder of Signature Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate (other than Old Certificates with respect to Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Esquire Common Stock which the shares of Signature Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to Esquire Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Esquire Common Stock which the shares of Signature Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)   If any New Certificate representing shares of Esquire Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Esquire Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of Signature of the shares of Signature Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares (other than Old Certificates with respect to Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Esquire Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Esquire Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Esquire Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Esquire. In lieu of the issuance of any such fractional share, Esquire shall pay to each former holder of Signature Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Esquire Common Stock on the NASDAQ Capital Market (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Signature Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Esquire Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of Signature Common Stock for twelve (12) months after the Effective Time shall be paid to Esquire. Any former holders of Signature Common Stock who have not theretofore complied with this Article II shall thereafter look only to Esquire for payment of the shares of Esquire Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Esquire Common Stock deliverable in respect of each former share of Signature Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Esquire, Signature, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Signature Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Esquire shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Esquire Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Signature Common Stock or Signature Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Esquire or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Signature Common Stock or Signature Stock Options in respect of which the deduction and withholding was made by Esquire or the Exchange Agent, as the case may be.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Esquire or the Exchange Agent, the posting by such person of a bond in such amount as Esquire or the Exchange Agent may determine is reasonably necessary, customary or appropriate as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Esquire Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SIGNATURE
Except as disclosed in the disclosure schedule delivered by Signature to Esquire concurrently herewith (the “Signature Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Signature Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Signature that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, Signature hereby represents and warrants to Esquire as follows:
3.1   Corporate Organization.
(a)   Signature is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Signature has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Signature is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Signature. As used in this Agreement, “Material Adverse Effect” means, with respect to Esquire, Signature or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, vendors or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (G) the expenses incurred by Signature or Esquire in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in Section 2(d) of the BHC Act. True and complete copies of the Signature Articles and the Signature Bylaws, as in effect as of the date of this Agreement, have previously been made available by Signature to Esquire.
(b)   Signature Bank is an Illinois state chartered non-member bank, duly organized, validly existing and in good standing under the laws of the State of Illinois. The deposits of Signature Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
(c)   Each Subsidiary of Signature (a “Signature Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Signature, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Signature to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than Signature Bank and those Subsidiaries set forth in Section 3.1(c) of the Signature Disclosure Schedule, there are no Signature Subsidiaries. True and complete copies of the organizational documents of each Signature Subsidiary as in effect as of the date of this Agreement have previously been made available by Signature to Esquire. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Signature other than the Signature Subsidiaries.
3.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Signature consists of (i) 2,500,000 shares of Signature Common Stock and (ii) 100,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, there are (i) 1,290,275 shares of Signature Common Stock issued and outstanding, (ii) 65,497 shares of Signature Common Stock held in treasury, (iii) 85,193 shares of Signature Common Stock reserved for issuance upon the exercise of the outstanding Signature Stock Options, and (iv) no other shares of capital stock or other equity securities of Signature issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Signature Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Signature may vote. Except as set forth on Section 3.2(a) of the Signature Disclosure Schedule, no trust preferred or subordinated debt securities of Signature are issued or outstanding. Other than Signature Stock Options issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Signature, or contracts, commitments, understandings or arrangements by which Signature may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Signature, or that otherwise obligate Signature to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Except as set forth and described on Section 3.2(a) of the Signature Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Signature is a party or is bound with respect to the voting or transfer of Signature Common Stock or other equity interests of Signature, other than the Signature Support Agreements (Section 3.2(a) of the Signature Disclosure Schedule sets forth the number, date and price of shares of Signature Common Stock purchased by Signature from any Signature shareholder during the past two years pursuant to any shareholder agreement or otherwise (other than in connection with shares of equity compensation withheld to pay applicable taxes)). Section 3.2(a) of Signature Disclosure Schedule sets forth a true, correct and complete list of all Signature Stock Options issued and outstanding under the Signature Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such Signature Stock Option, (C) grant date of each such Signature Stock Option, (D) vesting schedule for each such Signature Stock Option, (E) exercise price for each such Signature Stock Option, and (F) expiration date for each such Signature Stock Option. Other than the Signature Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Signature or any of its Subsidiaries) are outstanding. The Signature Equity Plan is the only plan pursuant to which equity awards may be or have been issued or granted to employees, officers or directors of Signature or its affiliates. No equity awards other than Signature Stock Options have been granted or issued under the Signature Equity Plan.
(b)   Signature owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Signature Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Signature Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such

Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3   Authority; No Violation.
(a)   Signature has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Board of Directors of Signature. The Board of Directors of Signature has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair and in the best interests of Signature and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to Signature’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of Signature approve this Agreement and the transactions contemplated hereby, and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of the holders of at least sixty-six and two thirds percent (66.67%) of all of the votes entitled to be cast at the Signature Meeting by the holders of shares entitled to vote thereon (the “Requisite Signature Vote”), and (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Signature Bank, and the approval of the Bank Merger Agreement by Signature as the sole shareholder of Signature Bank, no other corporate proceedings on the part of Signature are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Signature and (assuming due authorization, execution and delivery by Esquire and Merger Sub) constitutes a valid and binding obligation of Signature, enforceable against Signature in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by Signature nor the consummation by Signature of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Signature with any of the terms or provisions hereof, will (i) violate any provision of the Signature Articles or the Signature Bylaws, or the Charter and Bylaws of Signature Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Signature or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Signature Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Signature or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Signature or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Signature.
(c)   The Board of Directors of Signature Bank has approved the Bank Merger Agreement. Signature, as the sole shareholder of Signature Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Signature Bank and (assuming due authorization, execution and delivery by Esquire Bank) constitutes a valid and binding obligation of Signature Bank, enforceable against Signature Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices with the NASDAQ and the approval of the listing of such Esquire Common Stock on the NASDAQ,

(b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC)” and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation (the “Illinois Department”) and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Signature’s shareholders and Esquire’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Esquire in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the First Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL, the First Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, the Second Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL and the Second Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Esquire Common Stock pursuant to this Agreement (the “Esquire Share Issuance”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Signature of this Agreement, (ii) the consummation by Signature of the Mergers and the other transactions contemplated hereby, (iii) the execution and delivery by Signature Bank of the Bank Merger Agreement, or (iv) the consummation by Signature Bank of the Bank Merger. As of the date hereof, Signature is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5   Reports.   Signature and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the Illinois Department, (iv) the FDIC, (v) any foreign regulatory authority, and (vi) any SRO ((i) — (vi), along with the OCC, are collectively referred to as the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Signature. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature. Subject to Section 9.14 and except as set forth on Section 3.5 of the Signature Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Signature and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Signature, investigation into the business or operations of Signature or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Signature or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Signature or any of its Subsidiaries since January 1, 2022, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature.
3.6   Financial Statements.
(a)   The audited consolidated balance sheet as of December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025 and the related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025 of Signature and its Subsidiaries have been made available to Esquire and (i) have been prepared from, and are in accordance with, the books and records of Signature and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Signature and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Signature and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2022, no independent public accounting firm of Signature has resigned (or informed Signature that it intends to resign) or been dismissed as independent public accountants of Signature as a result of, or in connection with, any disagreements with Signature on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Signature Bank included in the consolidated reports of condition and income (call reports) of Signature Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature, neither Signature nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Signature for the fiscal year ended December 31, 2022, December 31, 2023, December 31, 2024 or December 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Signature and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Signature or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Signature. Signature (i) has implemented and maintains disclosure controls and procedures sufficient to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP, and (B) ensure that material information relating to Signature, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Signature by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Signature’s independent registered public accounting firm and the audit committee of Signature’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which would reasonably be expected to adversely affect Signature’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Signature, any fraud, whether or not material, that involves management or other employees who have a significant role in Signature’s internal controls over financial reporting. These disclosures were made in writing by management to Signature’s independent registered public accounting firm and audit committee.
(d)   Since January 1, 2022, (i) neither Signature nor any of its Subsidiaries, nor, to the knowledge of Signature, any director, officer, auditor, accountant or representative of Signature or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Signature or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Signature or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Signature or any of its Subsidiaries, whether or not employed by Signature or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Signature or any of its officers, directors, employees or agents to the Board of Directors of Signature or any committee thereof or, to the knowledge of Signature, to any director or officer of Signature.
3.7   Broker’s Fees.   With the exception of the engagement of Raymond James & Associates, Inc. (“Raymond James”), neither Signature nor any Signature Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Signature has disclosed to Esquire as of the date hereof the aggregate fees provided for in connection with the engagement by Signature of Raymond James related to the Mergers and the other transactions contemplated hereby and has made available to Esquire the engagement agreement between Signature and Raymond James.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature.
(b)   Except as set forth on Section 3.8(b) of the Signature Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2024, Signature and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
(c)   Except with respect to matters set forth in Section 3.8(c) of the Signature Disclosure Schedule, since December 31, 2024 neither Signature nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms.
3.9    Legal Proceedings.
(a)   Except as set forth in Section 3.9(a) of the Signature Disclosure Schedule, neither Signature nor any of its Subsidiaries is a party to any, and there are no pending or, to Signature’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Signature or any of its Subsidiaries or any of their current or former directors or executive officers, (i) which if determined adversely to Signature would have a material impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Signature, any of its Subsidiaries or the assets of Signature or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to Signature and its Subsidiaries, taken as a whole.
3.10   Taxes and Tax Returns.
(a)   Each of Signature and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)   All material Taxes of Signature and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Signature and its Subsidiaries included (or incorporated by reference) in Signature Reports (including the related notes, where applicable). Each of Signature and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.
(c)   No claim has been made in writing by any Governmental Entity in a jurisdiction where Signature or any of its Subsidiaries does not file Tax Returns that Signature or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)   There are no Liens for Taxes on any of the assets of Signature or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(e)   Neither Signature nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no pending or threatened disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Signature and its Subsidiaries or the assets of Signature and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.
(f)   Neither Signature nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
(g)   Neither Signature nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Signature and its Subsidiaries). Neither Signature nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Signature was the common parent) or (ii) any liability for the Taxes of any person (other than Signature or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(h)   Neither Signature nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(i)   Neither Signature nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). Signature is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(j)   As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
(k)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of the Signature Disclosure Schedule sets forth a true, correct and complete list of all Signature Benefit Plans. For purposes hereof, “Signature Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all other pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements

(and any amendments thereto) to or with respect to which Signature or any Subsidiary or any trade or business of Signature or any of its Subsidiaries, whether or not incorporated, all of which together with Signature would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Signature ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Signature or Signature ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Signature or any Signature ERISA Affiliate.
(b)   Signature has made available to Esquire true, correct and complete copies of the following documents with respect to each of Signature Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Signature Benefit Plan, (iii) where any Signature Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules, (v) the most recently received IRS determination letter, if any, relating to any Signature Benefit Plan and (vi) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).
(c)   Each Signature Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither Signature nor any of its Subsidiaries has made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Signature Benefit Plan, and neither Signature nor any of its Subsidiaries has any knowledge of any fact or occurrence that would qualify for correction under any such program.
(d)   Section 3.11(d) of the Signature Disclosure Schedule sets forth a true, correct, and complete list of each Signature Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Signature Qualified Plans”). Each Signature Qualified Plan has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Signature, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Signature Qualified Plan or the exempt status of the related trust. Except as set forth in Section 3.11(d) of the Signature Disclosure Schedule, no trust funding any Signature Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)   Each Signature Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance in all material respects with the requirements of Section 409A of the Code. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance in all material respects with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Signature nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Signature Benefit Plan, or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Signature Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1) (B) of the Code that may be currently due or triggered in the future.
(f)   With respect to each Signature Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Signature Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Signature Benefit Plan’s actuary with respect to such Signature Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Signature Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Signature or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Signature Benefit Plan.
(g)   None of Signature, its Subsidiaries nor any Signature ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Signature and its Subsidiaries nor any Signature ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(h)   Neither Signature nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(i)   All contributions required to be made to any Signature Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Signature Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Signature.
(j)   There are no pending or, to Signature’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Signature’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against Signature Benefit Plans, any fiduciaries thereof with respect to their duties to Signature Benefit Plans or the assets of any of the trusts under any of Signature Benefit Plans that could reasonably be expected to result in any material liability of Signature or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Signature Benefit Plan, or any other party.
(k)   None of Signature and its Subsidiaries nor any Signature ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of Signature Benefit Plans or their related trusts, Signature, any of its Subsidiaries, any Signature ERISA Affiliate or any person that Signature or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)   Except as set forth in Section 3.11(l) of the Signature Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Signature or any of its Subsidiaries, or result in any limitation on the right of Signature or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Signature Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth in Section 3.11(l) of the Signature Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Signature or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Signature nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Signature or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)   Except as set forth in Section 3.11(m) of Signature Disclosure Schedule, no Signature Benefit Plan provides for the gross-up or reimbursement of Taxes, under Section 409A or 4999 of the Code or otherwise.
(n)   There are no pending or, to Signature’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Signature or any of its Subsidiaries, or any strikes or other material labor disputes against Signature or any of its Subsidiaries. Neither Signature nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Signature or any of its Subsidiaries and, to the knowledge of Signature, there are no organizing efforts by any union or other group seeking to represent any employees of Signature or any of its Subsidiaries and no employees of Signature or any of its Subsidiaries are represented by any labor organization.
(o)   To the knowledge of Signature, no current or former employee or independent contractor of Signature or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (a “Restrictive Covenant”), or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to (i) Signature or any of its Subsidiaries, or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for Signature or any of its Subsidiaries, or (B) the knowledge or use of trade secrets or proprietary information.
(p)   Neither Signature nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of Signature or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of Signature or any of its Subsidiaries. To the knowledge of Signature, since December 31, 2020, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of Signature or any of its Subsidiaries.
3.12   Compliance with Applicable Law.   Signature and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Signature, and, to the knowledge of Signature, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Signature and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to Signature or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, the Illinois Banking Act and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of Signature’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of Signature or any of its

Subsidiaries, or to the knowledge of Signature, no director, officer, employee, agent or other person acting on behalf of Signature or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Signature or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Signature or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Signature or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Signature or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Signature or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Signature or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Signature: (i) Signature and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Signature, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.13   Certain Contracts.
(a)   Except as set forth in Section 3.13(a) of Signature Disclosure Schedule, as of the date hereof, neither Signature nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)   with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by Signature or a Subsidiary without the payment of severance;
(ii)   that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Esquire, Signature, the Surviving Entity, or any of their respective Subsidiaries to any officer or employee thereof;
(iii)   that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Signature or any of its affiliates or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business;
(iv)   with or to a labor union or guild (including any collective bargaining agreement);
(v)   any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi)   that relates to the incurrence of indebtedness by Signature or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of

$250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(vii)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Signature or its Subsidiaries;
(viii)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $75,000 per annum (other than any such contracts which are terminable by Signature or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(ix)   that includes an indemnification obligation of Signature or any of its Subsidiaries with a maximum potential liability in excess of $75,000; or
(x)   that involves aggregate payments or receipts by or to Signature or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by Signature or any Subsidiary of Signature of any material penalty.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Signature Disclosure Schedule, is referred to herein as a “Signature Contract”, and neither Signature nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Signature Contract by any of the parties thereto.
(b)   Signature has made available to Esquire a true, correct and complete copy of each written Signature Contract and each written amendment to any Signature Contract. Section 3.13(b) of the Signature Disclosure Schedule sets forth a true, correct and complete description of any oral Signature Contract and any oral amendment to any Signature Contract.
(c)   Each Signature Contract is valid and binding on Signature or one of its Subsidiaries, as applicable, and is in full force and effect. Each Signature Contract is enforceable in all material respects against Signature or the applicable Subsidiary and, to the knowledge of Signature, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Signature and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Signature Contract. To the knowledge of Signature, each third-party counterparty to each Signature Contract has in all material respects performed all obligations required to be performed by it under such Signature Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Signature or any of its Subsidiaries under any such Signature Contract. Neither Signature nor any Subsidiary of Signature has received or delivered any notice of cancellation or termination of any Signature Contract.
3.14   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither Signature nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request, recommendation, or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Signature Disclosure Schedule, a “Signature Regulatory Agreement”), nor has Signature or any of its Subsidiaries been advised in writing, or to Signature’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Signature Regulatory Agreement, nor does Signature believe that any such Signature Regulatory Agreement is likely to be initiated, ordered or requested. Signature and its Subsidiaries are in compliance in all material respects with each Signature Regulatory Agreement to which it is a party or is subject. Signature and its Subsidiaries have not received any notice from any Governmental Entity indicating that Signature or its Subsidiaries is not in compliance in any material respect with any Signature Regulatory Agreement.

3.15   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Signature, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Signature, any of its Subsidiaries or for the account of a customer of Signature or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Signature or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect, and (b) Signature and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Signature’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Signature, Signature and its Subsidiaries are in compliance, and have complied since January 1, 2022, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Signature, any private environmental investigations or remediation activities or investigations by a Governmental Entity of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Signature or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Signature. To the knowledge of Signature, there is no reasonable basis for any such proceeding, claim, action or investigation by a Governmental Entity that would impose any liability or obligation on Signature. Signature is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing.
3.17   Investment Securities and Commodities.
(a)   Each of Signature and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Signature Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Signature or its Subsidiaries. Such securities and commodities are valued on the books of Signature in accordance with GAAP in all material respects.
(b)   Signature and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Signature believes are prudent and reasonable in the context of such businesses, and Signature and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Signature has made available to Esquire the material terms of such policies, practices and procedures.
3.18   Real Property.
(a)   Section 3.18(a) of the Signature Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by Signature and its Subsidiaries (collectively, “Signature Owned Properties”). Signature has good and marketable title to all Signature Owned Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due or Liens for real property Taxes not yet due and payable), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).
(b)   Section 3.18(b) of the Signature Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Signature or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Signature or any of its Subsidiaries on the date hereof (collectively, the “Signature Leased Real Property”), whether in Signature’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Signature Real Estate Leases”). Signature or its Subsidiaries has valid leasehold interests in the Signature Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Signature Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Signature, the lessor, and (ii) enforceable against Signature or the applicable Subsidiary and, to the knowledge of Signature, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Signature and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Signature Real Estate Lease, and to the knowledge of Signature, each counterparty to each Signature Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Signature Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Signature or any of its Subsidiaries under any Signature Real Estate Lease. Signature has made available to Esquire a true, correct and complete copy of each written Signature Real Estate Lease and each written amendment or modification to any Signature Real Estate Lease.
(c)   Neither Signature nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Signature Owned Property or Signature Leased Real Property. There are no pending or, to the knowledge of Signature, threatened condemnation proceedings against the Signature Owned Property or Signature Leased Real Property. Signature Disclosure Schedule 3.18(c) lists each Real Estate Lease that will require approval from the landlord as the result of the Mergers or the Bank Merger.
3.19   Intellectual Property; Company Systems.
(a)   Signature Disclosure Schedule 3.19(a) lists any Intellectual Property owned or licensed by Signature in the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Signature, (a) (i) the use of any Intellectual Property by Signature and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Signature or any Signature Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Signature that Signature or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Signature, infringing on or otherwise violating, any right of Signature or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Signature or its Subsidiaries, and (c) neither Signature nor any Signature Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Signature or any Signature Subsidiary, and Signature and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Signature and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(b)   The computer, information technology and data processing systems, facilities and services used by Signature or any Signature Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Signature Systems”), are reasonably sufficient for the conduct of the respective businesses of Signature and the Signature Subsidiaries as currently conducted, and the Signature Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Signature and the Signature Subsidiaries as currently conducted. Except as set forth on Section 3.19(b) of the Signature Disclosure Schedule, to Signature’s knowledge, since January 1, 2022, no third party has gained unauthorized access to any Signature Systems owned or controlled by Signature or any of the Signature Subsidiaries. Signature and the Signature Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Signature Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Signature and the Signature Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Signature and the Signature Subsidiaries.
(c)   Each of Signature and the Signature Subsidiaries has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)   Signature maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Signature, Signature has not experienced any material Security Breach. To the knowledge of Signature, there are no material data security or other technological vulnerabilities with respect to Signature’s information technology systems or networks.
3.20   Related Party Transactions.   Except as set forth in Section 3.20 of the Signature Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of Signature and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of Signature made available to Esquire, and (z) benefits due under any Signature Benefit Plan), between or among (a) Signature or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of Signature or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) 5% or more of the outstanding Signature Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.
3.21   State Takeover Laws.   No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Signature Support

Agreements, the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement under the IBCA or any other Law.
3.22   Reorganization.   Signature has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23   Opinion.   Prior to the execution of this Agreement, the Board of Directors of Signature has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Signature Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24   Signature Information.   The information relating to Signature and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Signature and its Subsidiaries that is provided by Signature or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.25   Loan Portfolio.
(a)   As of the date hereof, except as set forth in Section 3.25(a) of the Signature Disclosure Schedule, neither Signature nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which Signature or any Subsidiary of Signature is a creditor which as of December 31, 2025, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2025, ninety (90) days or more delinquent in payment of principal or interest or otherwise categorized as “non-accrual”, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Signature or any of its Subsidiaries, or to the knowledge of Signature, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Signature Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Signature and its Subsidiaries that, as of December 31, 2025, were classified by Signature as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Signature or any of its Subsidiaries that, as of December 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Section 3.25(b) of the Signature Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2025, of each Loan of Signature or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.
(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Signature, each Loan of Signature and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Signature and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)   Each outstanding Loan of Signature or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Signature and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(e)   None of the agreements pursuant to which Signature or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   There are no outstanding Loans made by Signature or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Signature or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)   Since January 1, 2022, neither Signature nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26   Insurance.
(a)   Signature and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Signature reasonably has determined to be prudent and consistent with industry practice, and Signature and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26(a) of the Signature Disclosure Schedule, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Signature and its Subsidiaries, Signature or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
(b)   Section 3.26(b) of the Signature Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Signature Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Signature Reports in accordance with GAAP.
3.27   Subordinated Indebtedness.   Signature has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 3.27 of the Signature Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
3.28   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No Signature Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No Signature Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Signature is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
3.29   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Signature in this Article III, neither Signature nor any other person makes any express or implied representation or warranty with respect to Signature, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Signature hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Signature nor any other person makes or has made any representation or warranty to Esquire or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Signature, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Signature in this Article III, oral or written information presented to Esquire or any of its affiliates or representatives in the course of their due diligence investigation of Signature, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Signature acknowledges and agrees that neither Esquire, Merger Sub nor any other person has made or is making any express or implied representation or warranty with respect to Esquire, Merger Sub, their Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ESQUIRE AND MERGER SUB
Except (a) as disclosed in the disclosure schedule delivered by Esquire and Merger Sub to Signature concurrently herewith (the “Esquire Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Esquire Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Esquire that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Esquire Reports filed by Esquire after January 1, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Esquire and Merger Sub hereby represents and warrants to Signature as follows:
4.1   Corporate Organization.
(a)   Esquire is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Esquire and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Esquire is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire. True and complete copies of the Esquire Articles and the Esquire Bylaws, the Articles of Incorporation of Merger Sub (the “Merger Sub Charter”, the Bylaws of Merger Sub (the “Merger Sub Bylaws”) as in effect as of the date of this Agreement, have previously been made available by Esquire to Signature.
(b)   Each Subsidiary of Esquire (an “Esquire Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Esquire, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Esquire to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Esquire that is an insured depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Esquire other than Esquire Bank that have or are required to have deposit insurance. Section 4.1(b) of the Esquire Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Esquire as of the date hereof. True and complete copies of the organizational documents of each Esquire Subsidiary as in effect as of the date of this Agreement have previously been made available by Esquire to Signature. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Esquire other than the Esquire Subsidiaries.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Esquire consists of 15,000,000 shares of Esquire Common Stock and 2,000,000 shares of preferred stock, $0.01 par value per share. As of the date hereof, there are (i) 8,636,809 shares of Esquire Common Stock outstanding, including 377,524 shares of restricted Esquire Common Stock granted in respect of outstanding Esquire restricted stock awards (“Esquire Restricted Stock Awards”), (ii) 156,518 shares of Esquire Common Stock held in treasury, (iii) 301,094 shares of Esquire Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Esquire Common Stock granted under the Esquire Stock Plans (“Esquire Stock Options”, and together with the Esquire Restricted Stock Awards, the “Esquire Equity Awards”), (iv) 344,148 shares of Esquire Common Stock reserved for issuance under Esquire Stock Plans, and (v) no shares of Esquire preferred shares outstanding. As of the date of this Agreement, there are no other shares of capital stock or other equity or voting securities of Esquire issued, reserved for issuance or outstanding. As used herein, the “Esquire Stock Plans” means the Esquire Financial Holdings, Inc. 2011 Stock Compensation Plan, the Esquire Financial Holdings, Inc. 2017 Equity Incentive Plan, the Esquire Financial Holdings, Inc. 2019 Equity Incentive Plan, the Esquire Financial Holdings, Inc. 2021 Equity Incentive Plan, and the Esquire Financial Holdings, Inc. 2024 Equity Incentive Plan. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Esquire. Merger Sub has not conducted any business other than (1) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement, and (2) in relation to this Agreement, the Mergers and the other transactions contemplated hereby. All of the issued and outstanding shares of Esquire Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Esquire or Merger Sub may vote. No trust preferred or subordinated debt securities of Esquire are issued or outstanding. Other than Esquire Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Esquire, or contracts, commitments, understandings or arrangements by which Esquire may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Esquire, or that otherwise obligate Esquire to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Esquire is a party or is bound with respect to the voting or transfer of Esquire Common Stock or other equity interests of Esquire.

(b)   Esquire owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Esquire Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Esquire Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   Each of Esquire and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Boards of Directors of Esquire and Merger Sub. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has recommended adoption and approval of this Agreement and the transactions contemplated hereby by its sole stockholder and has adopted a resolution to the foregoing effect. The Board of Directors of Esquire has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of Esquire and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers and the Esquire Share Issuance), (iii) has directed that the Esquire Share Issuance be submitted to Esquire’s stockholders for approval at a duly called and convened meeting of such stockholders, (iv) has recommended that its stockholders approve the Esquire Share Issuance, and (v) has adopted resolutions to the foregoing effect. Except for (i) the approval of the Esquire Share Issuance as contemplated by this Agreement by a vote of the majority of all votes cast at a meeting of the stockholders of Esquire at which a quorum exists (the “Requisite Esquire Vote”), and (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Esquire Bank and the approval of the Bank Merger Agreement by Esquire as Esquire Bank’s sole stockholder, no other corporate proceedings on the part of Esquire or Merger Sub is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Esquire and Merger Sub and (assuming due authorization, execution and delivery by Signature) constitutes a valid and binding obligation of Esquire and Merger Sub, enforceable against Esquire and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Esquire Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Esquire Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Esquire will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by Esquire or Merger Sub, nor the consummation by Esquire of the transactions contemplated hereby (including the Mergers, the Bank Merger and the Esquire Share Issuance), nor compliance by Esquire or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Esquire Articles, Esquire Bylaws, the Merger Sub Charter or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Esquire, any of the Esquire Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Esquire or any of the Esquire Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Esquire or any of the Esquire Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire.
(c)   The Board of Directors of Esquire Bank has approved the Bank Merger Agreement. Esquire, as the sole shareholder of Esquire Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Esquire Bank and (assuming due authorization, execution and delivery by Signature Bank) constitutes a valid and binding obligation of Esquire Bank, enforceable against Esquire Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices with the NASDAQ and the approval of the listing of such Esquire Common Stock on the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices, (d) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (e) the filing of the First Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL, the First Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, the Second Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL and the Second Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Esquire Share Issuance, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Esquire and Merger Sub of this Agreement, (ii) the consummation by Esquire and Merger Sub of the Mergers and the other transactions contemplated hereby, (iii) the execution and delivery by Esquire Bank of the Bank Merger Agreement, or (iv) the consummation by Esquire Bank of the Bank Merger. As of the date hereof, Esquire is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and the Bank Merger on a timely basis.
4.5   Reports; Certain Contracts.
(a)   Esquire and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire. Subject to Section 9.14, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Esquire and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Esquire, investigation into the business or operations of Esquire or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Esquire or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Esquire or any of its Subsidiaries since January 1, 2022; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Esquire to the SEC since December 31, 2022 pursuant to the Securities Act or the Exchange Act (the “Esquire Reports”) is publicly available. No such Esquire Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Esquire Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Esquire has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Esquire Reports.
(c)   Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Esquire or any of its Subsidiaries is a party or by which Esquire or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Esquire, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, an “Esquire Contract”) and neither Esquire nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Esquire, oral notice of, any violation of any Esquire Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Esquire. (i) Each Esquire Contract is valid and binding on Esquire or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire, (ii) Esquire and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Esquire Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire, (iii) to the knowledge of Esquire, each third-party counterparty to each Esquire Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Esquire Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire, (iv) neither Esquire nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Esquire Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Esquire or any of its Subsidiaries or, to the knowledge of Esquire, any other party thereto, of or under any such Esquire Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire.
4.6   Financial Statements.
(a)   The financial statements of Esquire and its Subsidiaries included (or incorporated by reference) in the Esquire Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Esquire and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Esquire and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Esquire and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2022, no independent public accounting firm of Esquire has resigned (or informed Esquire that it intends to resign) or been dismissed as independent public accountants of Esquire as a result of, or in connection with, any disagreements with Esquire on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Esquire Bank included in the consolidated reports of condition and income (call reports) of Esquire Bank complied, as of their respective dates of filing with the OCC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire, neither Esquire nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Esquire included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Esquire and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Esquire or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire. Esquire (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Esquire, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Esquire by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Esquire’s outside auditors and the audit committee of Esquire’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Esquire’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Esquire’s internal controls over financial reporting. Any such disclosures were made in writing by management to Esquire’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Signature. To the knowledge of Esquire, there is no reason to believe that Esquire’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)   Since January 1, 2022, (i) neither Esquire nor any of its Subsidiaries, nor, to the knowledge of Esquire, any director, officer, auditor, accountant or representative of Esquire or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Esquire or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Esquire or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Esquire or any of its Subsidiaries, whether or not employed by Esquire or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Esquire or any of its officers, directors, employees or agents to the Board of Directors of Esquire or any committee thereof or, to the knowledge of Esquire, to any director or officer of Esquire.
4.7   Broker’s Fees.   With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Esquire nor any Esquire Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire.
(b)   Except as set forth on Section 4.8(b) of the Esquire Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2024, Esquire and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
4.9   Legal Proceedings.
(a)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire, neither Esquire nor any of its Subsidiaries is a party to any, and there are no pending or, to Esquire’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Esquire or any of its Subsidiaries or any of their current or former directors or executive officers (i) which if determined adversely to Esquire would have a material impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Esquire, any of its Subsidiaries or the assets of Esquire or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Esquire or any of its affiliates) that would reasonably be expected to be material to Esquire and its Subsidiaries, taken as a whole.
4.10   Taxes and Tax Returns(c).
(a)   Each of Esquire and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)   All material Taxes of Esquire and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Esquire and its Subsidiaries included (or incorporated by reference) in the Esquire Reports (including the related notes, where applicable). Each of Esquire and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.
4.11   Employees and Employee Benefit Plans.
(a)   For purposes of this Agreement, “Esquire Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Esquire or any Subsidiary or any trade or business of Esquire or any of its Subsidiaries, whether or not incorporated, all of which together with Esquire would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “Esquire ERISA Affiliate”) is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Esquire or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Esquire or any Esquire ERISA Affiliates.

(b)   Each Esquire Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code.
(c)   There are no pending or, to Esquire’ knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Esquire’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Esquire Benefit Plans, any fiduciaries thereof with respect to their duties to the Esquire Benefit Plans or the assets of any of the trusts under any of the Esquire Benefit Plans that would reasonably be expected to result in any liability of Esquire or any of its Subsidiaries in an amount that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire.
(d)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire, none of Esquire and its Subsidiaries nor any Esquire ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Esquire Benefit Plans or their related trusts, Esquire, any of its Subsidiaries or any Esquire ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
4.12   Compliance with Applicable Law.   Esquire and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire, and, to the knowledge of Esquire, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Esquire and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Laws of any Governmental Entity relating to Esquire or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of Esquire’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of Esquire or any of its Subsidiaries, or to the knowledge of Esquire, no director, officer, employee, agent or other person acting on behalf of Esquire or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Esquire or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Esquire or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Esquire or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Esquire or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Esquire or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Esquire or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire: (i) Esquire and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Esquire, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.13   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither Esquire nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request, recommendation or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Esquire Disclosure Schedule, an “Esquire Regulatory Agreement”), nor has Esquire or any of its Subsidiaries been advised in writing, or to Esquire’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Esquire Regulatory Agreement, nor does Esquire believe that any such Esquire Regulatory Agreement is likely to be initiated, ordered or requested. Esquire and its Subsidiaries are in compliance in all material respects with each Esquire Regulatory Agreement to which it is a party or is subject. Esquire and its Subsidiaries have not received any notice from any Governmental Entity indicating that Esquire or its Subsidiaries is not in compliance in any material respect with any Esquire Regulatory Agreement.
4.14   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Esquire, any of its Subsidiaries or for the account of a customer of Esquire or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Esquire or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Esquire and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Esquire’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.15   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire, Esquire and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all Environmental Laws.
4.16   Investment Securities and Commodities.
(a)   Each of Esquire and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Esquire Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Esquire or its Subsidiaries. Such securities and commodities are valued on the books of Esquire in accordance with GAAP in all material respects.
(b)   Esquire and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Esquire believes are prudent and reasonable in the context of such businesses, and Esquire and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.
4.17   Real Property.
(a)   Esquire has good and marketable title to all the real property owned by Esquire and its Subsidiaries (collectively, “Esquire Owned Properties”), free and clear of all Liens except Permitted Encumbrances.
(b)   Esquire or its Subsidiaries has valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Esquire or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Esquire or any of its Subsidiaries on the date hereof (collectively, the “Esquire Leased Real Property”), whether in Esquire’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Esquire Real Estate Leases”), free and clear of all Liens, except Permitted Encumbrances. Each Esquire Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Esquire, the lessor, and (ii) enforceable against Esquire or the applicable Subsidiary and, to the knowledge of Esquire, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Esquire and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Esquire Real Estate Lease, and to the knowledge of Esquire, each counterparty to each Esquire Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Esquire Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Esquire or any of its Subsidiaries under any Esquire Real Estate Lease.
(c)   There are no pending or, to the knowledge of Esquire, threatened condemnation proceedings against the Esquire Owned Property or Esquire Leased Real Property.
4.18   Intellectual Property; Company Systems.
(a)   Esquire and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire, (a) (i) the use of any Intellectual Property by Esquire and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Esquire or any Esquire Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Esquire, no person has asserted in writing to Esquire that Esquire or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Esquire, infringing on or otherwise violating, any right of Esquire or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Esquire or its Subsidiaries, and (c) neither Esquire nor any Esquire Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Esquire or any Esquire Subsidiary, and Esquire and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Esquire and its Subsidiaries.
(b)   The computer, information technology and data processing systems, facilities and services used by Esquire or any Esquire Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Esquire Systems”), are reasonably sufficient for the conduct of the respective businesses of Esquire and the Esquire Subsidiaries as currently conducted and Esquire Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Esquire and the Esquire Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire, to the knowledge of Esquire, since January 1, 2022, no third party has gained unauthorized access to any Esquire Systems owned or controlled by Esquire or any of the Esquire Subsidiaries. Esquire and the Esquire Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Esquire Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Esquire and the Esquire Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Esquire and the Esquire Subsidiaries.
(c)   Each of Esquire and the Esquire Subsidiaries has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)   Esquire maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data. To the knowledge of Esquire, Esquire has not experienced any material Security Breach. To the knowledge of Esquire, there are no material data security or other technological vulnerabilities with respect to Esquire’s information technology systems or networks.
4.19   State Takeover Laws.   No Takeover Statute is applicable to this Agreement, the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement under the MGCL or any other Law. With respect to the transactions contemplated hereby, no holder of the capital stock of Esquire or Merger Sub is entitled to exercise any appraisal rights under the MGCL or any successor statute, or any similar dissenter’s or appraisal rights.
4.20   Reorganization.   Esquire has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.21   Opinion.   Prior to the execution of this Agreement, the Board of Directors of Esquire has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Mergers is fair from a financial point of view to Esquire. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.22   Esquire Information.   The information relating to Esquire and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Esquire and its Subsidiaries that is provided by Esquire or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Signature or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Signature or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.23   Loan Portfolio.
(a)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire, each Loan of Esquire and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Esquire and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire, each outstanding Loan of Esquire or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Esquire and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c)   None of the agreements pursuant to which Esquire or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d)   Since January 1, 2022, neither Esquire nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.24   Insurance.   Esquire and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Esquire reasonably has determined to be prudent and consistent with industry practice, and Esquire and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Esquire and its Subsidiaries, Esquire or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
4.25   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No Esquire Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No Esquire Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Esquire is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
4.26   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Esquire and Merger Sub in this Article IV, neither Esquire nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Esquire, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Esquire and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Esquire nor Merger Sub nor any other person makes or has made any representation or warranty to Signature or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Esquire, Merger Sub, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Esquire and Merger Sub in this Article IV, oral or written information presented to Esquire or any of its affiliates or representatives in the course of their due diligence investigation of Esquire, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Esquire and Merger Sub acknowledge and agree that neither Signature nor any other person has made or is making any express or implied representation or warranty with respect to Signature, its

Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Signature Disclosure Schedule), required by law or as consented to in writing by Esquire, Signature shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Signature or Esquire to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2   Signature Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Signature Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Signature shall not, and Signature shall not permit any of its Subsidiaries to, without the prior written consent of Esquire, which consent shall not be unreasonably withheld, delayed or denied:
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Signature or any of its wholly-owned Subsidiaries to Signature or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) dividends paid by any of the Subsidiaries of Signature to Signature or any of its wholly owned Subsidiaries, or (B) the acceptance of shares of Signature Common Stock as payment for withholding Taxes or exercise price incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;
(iii)   except as set forth on Section 5.2(b)(ii) of the Signature Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Signature or any of its Subsidiaries;
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Signature or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Signature or its Subsidiaries, except pursuant to the vesting or settlement of Signature Stock Options in accordance with their terms;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned Subsidiary of Signature;
(e)   in each case except for transactions in the ordinary course of business, terminate, materially amend, renew, or waive any material provision of, any Signature Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to Signature, or enter into any contract that would constitute a Signature Contract if it were in effect on the date of this Agreement;
(f)   except as required under the terms of any Signature Benefit Plan existing as of the date hereof or as set forth on Section 5.2(f) of the Signature Disclosure Schedule or applicable law, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a Signature Benefit Plan if in effect on the date hereof, (ii) amend (whether in writing or orally) any Signature Benefit Plan, except to comply with applicable law, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, four percent (4%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of Signature or any of its Subsidiaries;
(g)   settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of Signature or its Subsidiaries, or, after the consummation of the Mergers, Esquire and its Subsidiaries;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)   materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(k)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)   (i) enter into any new line of business, (ii) make any construction or land development loan, or (iii) make any other loan or extension of credit or grant additional credit to a current borrower, except in each case, in the ordinary course of business consistent with past practice; provided that any new individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit to an existing borrower, in each case, in excess of $1,000,000 (as to additional credit, such that the total credit exposure is in in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Esquire), and any new individual secured loan or secured extension of credit or grant of additional secured credit to an existing borrower (without regard to type of collateral or method of security), in each case, in excess of $5,000,000 (as to additional credit, such that the total credit exposure is in in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Esquire) shall require the prior written approval of the Chief Credit Officer of Esquire or another officer designated in writing by Esquire, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;
(m)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(n)   merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(o)   make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operational matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof), or (iii) hedging, in each case, except as required by Law or required or requested by a Governmental Entity;
(p)   make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;
(q)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;
(r)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(s)   materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or
(t)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   Esquire Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Esquire Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Esquire shall not, and Esquire shall not permit any of its Subsidiaries to, without the prior written consent of Signature:
(a)   adjust, split, combine or reclassify any capital stock of Esquire;
(b)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c)   amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries in a manner that would materially and adversely affect the holders of Signature Common Stock, as prospective holders of Esquire Common Stock relative to other holders of Esquire Common Stock;
(d)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(e)   knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Esquire or its Subsidiaries to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Esquire Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or
(f)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, provided nothing herein shall be construed to limit or prohibit Esquire from issuing additional shares of common stock or issuing debt securities prior to the Closing; or
(g)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Promptly after the date of this Agreement, Esquire shall prepare and file with the SEC, and Signature shall cooperate in the preparation of, the Joint Proxy Statement, and Esquire shall prepare and file with the SEC, and Signature shall cooperate in the preparation of, the S-4, in which the Joint Proxy Statement will be included as a prospectus. Esquire shall use its reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Esquire and Signature shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Esquire and Signature shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders, as applicable. Esquire shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Signature shall furnish all information concerning Signature and the holders of Signature Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Esquire shall use its reasonable best efforts to make any initial application filings with Governmental Entities within forty-five (45) days from the date hereof. Esquire and Signature shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Signature or Esquire, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, non-objections, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the OCC, and the Illinois Department and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(c)   Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Esquire or its Subsidiaries, and Signature or its Subsidiaries shall not be permitted (without the written consent of Esquire), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Mergers and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
(d)   Esquire and Signature shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Esquire, Signature or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   Esquire and Signature shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, Signature, for the purposes of verifying Signature’s representations and warranties and preparing for the Mergers, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Esquire, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with Esquire in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, Signature shall, and shall cause its Subsidiaries to, make available to Esquire (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Signature is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Esquire may reasonably request. Notwithstanding the foregoing, Signature nor any of its Subsidiaries shall not be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of Signature’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Esquire shall hold all information furnished by or on behalf of Signature or any of Signature’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Nondisclosure Agreement, dated July 2, 2025, by and between Esquire and Signature, as amended, restated or otherwise modified (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein.
6.3   Non-Control.   Nothing contained in this Agreement shall give either Esquire or Signature, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Esquire and Signature shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4   Stockholder Approval and Shareholder Approvals.
(a)   Each of Signature and Esquire shall call, give notice of, convene and hold a meeting of its shareholders, respectively (the “Signature Meeting” and the “Esquire Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of Signature, the Requisite Signature Vote and, in the case of Esquire, the Requisite Esquire Vote, respectively, required in connection with this Agreement, the Esquire Share Issuance and the Mergers, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of Signature and Esquire shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on such dates as mutually agreed to by the Parties. Such meetings may be held virtually, subject to applicable law and the organizational documents of Signature and Esquire, as applicable.
(b)   Subject to Section 6.4(c), each of Esquire and Signature and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Esquire and the shareholders of Signature, respectively, the Requisite Esquire Vote and the Requisite Signature Vote, respectively, including by communicating to the respective shareholders of Esquire and shareholders of Signature its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Esquire, the shareholders of Esquire approve the issuance of shares of Esquire Common Stock in connection with the Mergers as contemplated by this Agreement (the “Esquire Board Recommendation”) and, in the case of Signature, that the shareholders of Signature approve this Agreement and the transactions contemplated hereby (the “Signature Board Recommendation”). Subject to Section 6.4(c), Signature and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Esquire the Signature Board Recommendation, (ii) fail to make the Signature Board Recommendation, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Signature Board Recommendation, within ten (10) business days (or such fewer number of days as remains prior to the Signature Meeting, as applicable) after an Acquisition Proposal is made public or any request by Esquire to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”). In addition, subject to the exercise of its fiduciary duties under applicable law, Esquire and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Signature the Esquire Board Recommendation or (ii) fail to make the Esquire Board Recommendation, in the Joint Proxy Statement.
(c)   Subject to Section 8.1 and Section 8.2, if the Board of Directors of Signature, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Signature Board Recommendation, the Signature Board of Directors may prior to the receipt of the Requisite Signature Vote, submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Signature Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Signature Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.12, and (ii) the Signature Board of Directors (A) gives Esquire at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) business day period, Signature has considered and negotiated (and has caused its Representatives to consider and negotiate) with Esquire in good faith (to the extent that Esquire desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Esquire (if applicable) and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Signature Board Recommendation and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).
(d)   Subject to applicable law, Signature shall adjourn or postpone the Signature Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Signature Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Signature has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Signature Vote, and subject to the terms and conditions of this Agreement, Signature shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Signature Vote; provided however, that Signature shall not be required to adjourn or postpone the Signature Meeting more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Signature Meeting shall be convened and this Agreement shall be submitted to the shareholders of Signature at the Signature Meeting and nothing contained herein shall be deemed to relieve Signature of such obligation.
6.5   Legal Conditions to Merger.   Subject in all respects to Section 6.1(c) of this Agreement, each of Esquire and Signature shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, non-objection, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Esquire or Signature or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.
6.6   Stock Exchange Listing.   Esquire shall cause the shares of Esquire Common Stock to be issued in the Merger to have been authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.7   Employee Matters.
(a)   During the period commencing on the Closing Date and ending on the first anniversary thereof (the “Continuation Period”), Esquire shall or shall cause the Surviving Entity to provide the employees of Signature and its Subsidiaries who continue to be employed by Esquire or its Subsidiaries (including, for the avoidance of doubt, the Surviving Entity and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by Esquire, the Surviving Entity or its Subsidiaries after the Effective Time, with base salaries and wages that are substantially comparable in the aggregate to the base salaries and wages provided to similarly situated employees of Esquire and its Subsidiaries; provided that Esquire may satisfy its obligation under this Section 6.7(a) by providing or causing the Surviving Entity to provide such Continuing Employees with base salaries and wages that are substantially comparable to no less than the base salaries and wages provided by Signature or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(b)   Except as otherwise set forth in this Section 6.7(b), during the Continuation Period, Esquire shall or shall cause the Surviving Entity to provide the Continuing Employees, while employed by the Surviving Entity or its Subsidiaries after the Effective Time, with employee benefits and health insurance that are substantially similar in the aggregate to the employee benefits and health insurance provided to similarly situated employees of Esquire and its Subsidiaries, provided that, for purposes of this Section 6.7(b), employee benefits shall not include any defined benefit pension plan; provided further that until such time as Esquire fully integrates Continuing Employees into its plans, Esquire may satisfy its obligation under this Section 6.7(b) by providing or causing the Surviving Entity to provide such Continuing Employees with employee benefits and health insurance that are substantially comparable in the aggregate to the employee benefits and health insurance provided by Signature or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(c)   Esquire and Signature may provide retention incentives to certain employees of Signature or its Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees, amounts, and specific terms of such retention bonuses to be mutually determined by the President and Chief Executive Officer of Esquire Financial and the President and Chief Executive Officer of Signature. Such designated employees will enter into retention agreements to be provided by Esquire and reasonably acceptable to Signature.
(d)   From and after the Effective Time, Esquire or the Surviving Entity shall assume and honor all employment and change in control agreements that Signature and its Subsidiaries have with their current and former officers, directors and employees as listed in Section 6.7(d) of the Signature Disclosure Schedule, it being understood that the transactions contemplated by this Agreement constitute a “change in control” (or equivalent term) for purposes of such employment and change in control agreements and other Signature Benefit Plans.
(e)   With respect to any employee benefit plans of Esquire or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Esquire shall or shall cause the Surviving Entity to use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Signature Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a Signature Benefit Plan (to the same extent that such credit was given under the analogous Signature Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with Signature and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Signature Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(f)   Unless otherwise agreed between Esquire and Signature, no later than ten (10) days prior to the Closing Date, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Mergers, Signature shall terminate the Signature Bank 401(k) Plan (the “Signature 401(k) Plan”). Signature shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Signature 401(k) Plan effective as of the Closing Date. The Surviving Entity shall take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the Closing Date, all employee and employer contributions to the Signature 401(k) Plan on behalf of each Continuing Employee in respect of all periods of service ending on or prior to the Closing Date. At least two (2) business days prior to the Closing Date, Signature shall provide Esquire with resolutions adopted by Signature’s Board of Directors terminating the Signature 401(k) Plan, the form and substance of which shall be subject to the prior written approval of Esquire, which will not be unreasonably withheld. Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Esquire or one of its Subsidiaries (“Esquire 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Esquire and Signature shall take any and all actions as may be required, including amendments to any Esquire 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Esquire 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in kind benefits (if permitted by the Esquire 401(k) Plan), outstanding participant loans or a combination thereof.
(g)   As of the Effective Time, Esquire shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of Signature and its Subsidiaries (the “Signature PTO Policies”) (including any PTO carried over from a prior year in accordance with Signature PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of Esquire (“Esquire PTO Policy”) in the same manner as provided to similarly situated employees of Esquire or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with Signature and its Subsidiaries for purposes of determining PTO under the Esquire PTO Policy.
(h)   To each eligible Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments whose employment is terminated without cause on or within twelve (12) months following the Closing Date, Esquire shall or shall cause the Surviving Entity to provide severance benefits provided under Section 6.7(h) of the Esquire Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.
(i)   As of the date of this Agreement, Esquire will enter into an employment agreement with each of Michael O’Rourke, Kevin Bastuga and Bryan Duncan, substantially in the forms set forth under Section 6.7(i) of the Esquire Disclosure Schedule, with such employment agreements to be effective as of the Closing Date. In addition, Esquire and Signature will enter into a settlement and release agreement with each of Michael O’Rourke, Kevin Bastuga and Bryan Duncan and in the forms set forth under Section 6.7(i) of the Esquire Disclosure Schedule, which will be signed and dated by the parties on the same date this Agreement is executed, and which will provide for the termination of each individual’s employment agreement with Signature and a corresponding payment in connection with the termination of such employment agreement on the Closing Date. Moreover, as of the date of this Agreement, Esquire and each of Michael O’Rourke, Kevin Bastuga and Bryan Duncan will enter into lock-up agreements with respect to the shares of Esquire Common Stock to be received by each of them in accordance with Sections 1.5(a) and 1.6 of this Agreement.

(j)   Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Signature or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Signature, Esquire or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Signature, Esquire or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Signature or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Signature Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Signature Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.
6.8   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Signature pursuant to the Signature Articles, Signature Bylaws, the governing or organizational documents of any Subsidiary of Signature, any indemnification agreements in existence as of the date hereof that have been disclosed to Esquire, or the IBCA, each present and former director or officer of Signature and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Signature Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Signature or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Signature Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such Signature Indemnified Party is not entitled to indemnification.
(b)   For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Signature (provided, that the Surviving Entity may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Signature or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Signature for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Signature, in consultation with, but only upon the consent of Esquire, may (and at the request of Esquire, Signature shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year prepaid “tail” policy under Signature’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Esquire shall not have any further obligations under this Section 6.8(b), other than to maintain such prepaid “tail” policy.
(c)   The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Signature Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8. The obligations of the Surviving Entity under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect the Signature Indemnified Parties or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Signature Indemnified Party or affected person.
6.9   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Esquire, on the one hand, and a Subsidiary of Signature, on the other) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Esquire.
6.10   Advice of Changes.   Esquire and Signature shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.11   Litigation.   Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either Esquire, Signature, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Subsidiaries and affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Subsidiaries or affiliates.
6.12   Acquisition Proposals.
(a)   Signature agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Signature Vote,

Signature receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.12, Signature may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, prior to doing so, the Board of Directors of Signature concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Signature shall have provided such information to Esquire and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Signature. Signature will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Esquire with respect to any Acquisition Proposal. Signature will promptly (within twenty-four (24) hours) advise Esquire following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Esquire with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep Esquire apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Signature shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Esquire and its Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Signature and its Subsidiaries or 25% or more of any class of equity or voting securities of Signature or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Signature, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Signature or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Signature, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Signature or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Signature. As used in this Agreement, “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that Signature’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Signature’s common stock or all, or substantially all, of the assets of Signature, (y) would result in a transaction that (i) involves consideration to the holders of the shares of Signature’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of Signature’s common stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the shareholders of Signature than the Mergers and the other transactions contemplated by this Agreement, and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.
(b)   Nothing contained in this Agreement shall prevent Signature or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13   Public Announcements.   Esquire and Signature agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Esquire and Signature. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby (including written employee and customer communications) shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.13; provided that, in the case of any such public releases, announcements or statements issued by Esquire, Esquire shall only be required to provide Signature with the portions of such releases, announcements or statements that reference Signature or the transactions contemplated hereby.
6.14   Change of Method.   Signature and Esquire shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Signature and Esquire (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Esquire Common Stock received by holders of Signature Common Stock in exchange for each share of Signature Common Stock, (b) adversely affect the Tax treatment of holders of Signature Common Stock or Esquire Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Signature or Esquire pursuant to this Agreement, or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.15   Takeover Statutes.   None of Signature, Esquire, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Signature Support Agreements, the Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.16   Treatment of Signature Debt.   Prior to the Effective Time, Esquire and Signature shall use commercially reasonable efforts for Esquire to enter into a supplemental indenture or other documents necessary or appropriate to provide for assumption by Esquire, upon the Effective Time, of Signature’s obligations under the Signature subordinated notes due 2028. Further, following receipt of all Requisite Regulatory Approvals, the Requisite Esquire Vote and the Requisite Signature Vote, and if requested by Esquire, Signature shall take such actions as necessary in order for the Signature subordinated notes due 2028 to be redeemed promptly following the Closing Date.
6.17   Operating Functions.   To the extent permitted by Law and upon Esquire’s request, Signature shall (and shall cause its Subsidiaries to) regularly discuss and reasonably cooperate with Esquire and Esquire Bank in connection with (a) planning for the efficient and orderly combination of Signature and Esquire

(including the combination of Esquire Bank and Signature Bank) and the operation of the Surviving Entity and its Subsidiaries, and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Esquire may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.
6.18   Exemption from Liability under Section 16(b).   The Board of Directors of Esquire, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause any acquisitions of Esquire Common Stock by any holders of Signature Common Stock who, immediately following the Mergers, will be officers or directors of Esquire subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19   Conduct of Merger Sub.   Esquire shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Mergers.   The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   The Requisite Esquire Vote and the Requisite Signature Vote shall have been obtained.
(b)   NASDAQ Listing.   The shares of Esquire Common Stock that shall be issuable pursuant to this Agreement shall have been admitted for listing on the NASDAQ, subject to official notice of issuance.
(c)   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.).
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligations of Esquire and Merger Sub.   The obligations of Esquire and Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Esquire at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Signature set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Signature set forth in Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Signature set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Signature or the Surviving Entity. Esquire shall have received a certificate dated as of the Closing Date signed on behalf of Signature by the Chief Executive Officer and the Chief Financial Officer of Signature to the foregoing effect.
(b)   Performance of Obligations of Signature.   Signature shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Esquire shall have received a certificate dated as of the Closing Date signed on behalf of Signature by the Chief Executive Officer and the Chief Financial Officer of Signature to such effect.
(c)   Federal Tax Opinion.   Esquire shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Esquire, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Esquire and Signature, reasonably satisfactory in form and substance to such counsel.
(d)   No Materially Burdensome Condition.   No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(e)   Dissenting Shares.   Dissenting Shares shall represent not more than ten percent (10%) of the outstanding shares of Signature Common Stock.
7.3   Conditions to Obligations of Signature.   The obligation of Signature to effect the Mergers is also subject to the satisfaction or waiver by Signature at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Esquire and Merger Sub set forth in Sections 4.2(a), 4.8(a) and 4.19 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Esquire set forth in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Esquire set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Esquire. Signature shall have received a certificate dated as of the Closing Date signed on behalf of Esquire by the Chief Executive Officer and the Chief Financial Officer of Esquire to the foregoing effect.
(b)   Performance of Obligations of Esquire.   Esquire shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Signature shall have received a certificate dated as of the Closing Date signed on behalf of Esquire by the Chief Executive Officer and the Chief Financial Officer of Esquire to such effect.
(c)   Federal Tax Opinion.   Signature shall have received the opinion of Vedder Price P.C., in form and substance reasonably satisfactory to Signature, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Esquire and Signature, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Esquire Vote or the Requisite Signature Vote:
(a)   by mutual written consent of Esquire and Signature;
(b)   by either Esquire or Signature if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either Esquire or Signature if the Mergers shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)   by either Esquire or Signature (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Signature, in the case of a termination by Esquire, or Esquire or Merger Sub, in the case of a termination by Signature, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Esquire, or Section 7.3, in the case of a termination by Signature, and which is not cured within forty-five (45) days following written notice to Signature, in the case of a termination by Esquire, or Esquire, in the case of a termination by Signature, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by Esquire prior to such time as the Requisite Signature Vote is obtained, if (i) Signature or the Board of Directors of Signature shall have made a Recommendation Change or (ii) Signature or the Board of Directors of Signature shall have breached its obligations under Sections 6.4 or 6.12 in any material respect.
(f)   by Esquire or Signature, following the Esquire Meeting (including any adjournments or postponements thereof), if Esquire failed to obtain the Requisite Esquire Vote at the Esquire Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or
(g)   by Esquire or Signature, following the Signature Meeting (including any adjournments or postponements thereof), if Signature (i) has not breached any of its obligations under Section 6.4 or Section 6.12 in any material respect, and (ii) failed to obtain the Requisite Signature Vote at the Signature Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.
(h)   By Signature, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:
(i)   The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Purchaser Ratio”) shall be less than 0.80; and
(ii)   (x) the Purchaser Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);
subject, however, to the following three sentences. If Signature elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Esquire (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Esquire shall have the option to increase the consideration to be received by the holders of Signature Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Purchaser Ratio. If Esquire so elects within such five-day period, it shall give prompt written notice to Signature of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).
For purposes of this Section 8.1(h) the following terms shall have the meanings indicated:
“Average Closing Price” means the volume weighted average closing price of Esquire Common Stock as reported on the NASDAQ for the twenty (20) consecutive full trading days ending on the fifth trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent.
“Determination Date” shall mean the date on which the last required Requisite Regulatory Approval is obtained with respect to the Mergers and Bank Merger, without regard to any requisite waiting period.
“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the fifth trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent.

“Index Price” shall mean the closing price of the NASDAQ Bank Index on the Starting Date.
“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.
“Starting Price” shall mean the closing price of the Esquire Common Stock as reported on the NASDAQ on the Starting Date.
The party desiring to terminate this Agreement pursuant to clauses (b) through (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Esquire or Signature as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Esquire, Signature, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Esquire, Merger Sub or Signature shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)
(i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Signature or shall have been made directly to the shareholders of Signature generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Signature Meeting) an Acquisition Proposal, in each case with respect to Signature and (A) (x) thereafter this Agreement is terminated by either Esquire or Signature pursuant to Section 8.1(c) without the Requisite Signature Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 having been satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by Esquire pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by Signature, or (z) this Agreement is terminated by either Esquire or Signature pursuant to Section 8.1(g), and (B) prior to the date that is twelve (12) months after the date of such termination, Signature enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Signature shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Esquire, by wire transfer of same day funds, a fee equal to $15.0 million (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii)   In the event that this Agreement is terminated by Esquire pursuant to Section 8.1(e), then Signature shall pay Esquire, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.
(c)   Notwithstanding anything to the contrary herein, but without limiting the right of Esquire to recover liabilities or damages arising out of Signature’s fraud or its willful and material breach of any provision of this Agreement, in no event shall Signature be required to pay the Termination Fee more than once.
(d)   Each of Esquire and Signature acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Esquire would not enter into this Agreement; accordingly, if Signature fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Esquire commences a suit which results in a judgment against Signature for the Termination Fee or any portion thereof,

Signature shall pay the costs and expenses of Esquire (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Signature fails to pay the amounts payable pursuant to this Section 8.2, then Signature shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amount payable by Signature pursuant to Section 8.2(b) and this Section 8.2(d) constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Esquire in the event of a termination of this Agreement specified in such applicable section.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Esquire Vote or the Requisite Signature Vote; provided, that after the receipt of the Requisite Esquire Vote or the Requisite Signature Vote, there may not be, without further approval of the stockholders of Esquire or the shareholders of Signature, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of Esquire or Merger Sub, in the case of Signature, or Signature, in the case of Esquire, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the receipt of the Requisite Esquire Vote or the Requisite Signature Vote, there may not be, without further approval of the stockholders of Esquire or the shareholders of Signature, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further stockholder or shareholder approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4   Expenses.   Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Mergers or the Bank Merger shall be borne equally by Esquire and Signature.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)
if to Esquire or Merger Sub, to:

Esquire Financial Holdings, Inc.
100 Jericho Quadrangle, Suite 100
Jericho, NY 11753
Attention:
Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President

Email:
andrew.sagliocca@esqbank.com

(b)
With copies (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:
John J. Gorman
Marc Levy

Email:
jgorman@luselaw.com
mlevy@luselaw.com

and
Esquire Financial Holdings, Inc.
100 Jericho Quadrangle, Suite 100
Jericho, NY 11753
Attention:
Gary Lax, Senior Vice President, Chief Legal Officer and Corporate Secretary

Email:
gary.lax@esqbank.com

(c)
if to Signature, to:

Signature Bancorporation, Inc.
9450 W. Bryn Mawr, Suite 300
Rosemont, IL 60018
Attention:
Michael O’Rourke, President and Chief Executive Officer

Email:
morourke@signaturebank.bank

With copies (which shall not constitute notice) to:
Vedder Price P.C.
222 North LaSalle Street, Suite 2600
Chicago, IL 60601
Attention:
James W. Morrissey

Email:
jmorrissey@vedder.com

9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Signature means the actual knowledge of any of the officers of Signature listed on Section 9.6 of the Signature Disclosure Schedule, and the “knowledge” of Esquire means the actual knowledge of any of the officers of Esquire listed on Section 9.6 of the Esquire Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, (ii) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger, and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. The Signature Disclosure Schedule and the Esquire Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Signature shall be subject to the laws of the State of Illinois).
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Montgomery County, in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Signature, in the case of Esquire or Merger Sub, or Esquire, in the case of Signature. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 4.32(b), 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.5(g)(8), or 205 ILCS 5/48.3) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law and regulation. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Esquire, Merger Sub and Signature have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
ESQUIRE FINANCIAL HOLDINGS, INC.
By:
/s/ Andrew C. Sagliocca

Name:
Andrew C. Sagliocca

Title:
Vice Chairman, Chief Executive Officer and President

ESQUIRE MERGER SUB, INC.
By:
/s/ Andrew C. Sagliocca

Name:
Andrew C. Sagliocca

Title:
President

SIGNATURE BANCORPORATION, INC.
By:
/s/ Michael G. O’Rourke

Name:
Michael G. O’Rourke

Title:
Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A
[Form of Bank Merger Agreement]

PLAN OF BANK MERGER
This PLAN OF BANK MERGER (this “Agreement”) is dated as of            , 2026, by and between Esquire Bank, National Association, a national banking association (“Esquire Bank”), and Signature Bank, an Illinois-chartered non-member bank (“Signature Bank”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Parent Merger Agreement (as defined below).
WHEREAS, Esquire Bank is the wholly owned subsidiary of Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”);
WHEREAS, Signature Bank is the wholly owned subsidiary of Signature Bancorporation, Inc., an Illinois corporation (“Signature”);
WHEREAS, Esquire, Esquire Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Esquire (“Merger Sub”), and Signature have executed and delivered an Agreement and Plan of Merger, dated as of March 11, 2026 (the “Parent Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into Signature, with Signature as the surviving entity (the “Merger”), and (ii) as soon as reasonably practicable following the Merger, Signature will merge with and into Esquire, with Esquire as the surviving entity (the “Second Step Merger”), in each case, on the terms and subject to the conditions of the Parent Merger Agreement;
WHEREAS, Esquire, Signature, Esquire Bank and Signature Bank desire that, immediately after the consummation of the Second Step Merger, Signature Bank merge with and into Esquire Bank, with Esquire Bank surviving; and
WHEREAS, the boards of directors of each of Esquire Bank and Signature Bank each unanimously approved this Agreement and authorized the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Esquire Bank and Signature Bank agree as follows:
Section 1   The Bank Merger.   Subject to the terms and conditions set forth in this Agreement and in the Parent Merger Agreement, pursuant to applicable laws and regulations, at the Effective Time (as defined in Section 6 of this Agreement), Signature Bank shall merge with and into Esquire Bank (the “Bank Merger”). Esquire Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Bank Merger and shall continue its corporate existence as a national banking association regulated by the Office of the Comptroller of the Currency (the “OCC”) following consummation of the Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of Signature Bank shall cease.
(a)   Closing Date.   A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time, or at such other place and at such other time and on such other date as Esquire Bank and Signature Bank shall mutually agree, which date shall be the Effective Date.
(b)   Name and Purpose.   At the Effective Time, the name of the Surviving Bank shall be “Esquire Bank, National Association”. The purpose of the Surviving Bank shall be to exist as a national banking association and to engage in activities incidental thereto in a manner consistent with federal laws and regulations applicable to national banking associations.
(c)   Articles of Association.   From and after the Effective Time, the Articles of Association of Esquire Bank, as amended and in effect immediately prior to the Effective Time, shall be the Articles of Association of the Surviving Bank until amended in accordance with applicable law.
(d)   Bylaws.   From and after the Effective Time, the Bylaws of Esquire Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.
(e)   Capital Stock.   From and after the Effective Time, (i) each share of Signature Bank Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of

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common stock, par value $10.00 per share, of Esquire Bank (“Esquire Bank Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Bank Merger, until thereafter amended in accordance with applicable law and the Articles of Association of the Surviving Bank. No shares of Esquire Bank Stock shall be allocated to the sole shareholder of Signature Bank in the Bank Merger and no cash shall be paid to the sole shareholder of Signature Bank in the Bank Merger. As of the date of this Agreement, the capital stock of Esquire Bank consists of 2,000,000 shares of Esquire Bank Stock, for a total of $20,000,000 in outstanding capital stock of Esquire Bank.
(f)   Directors.   The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of the Surviving Bank immediately prior to the Effective Time, provided that, prior to the Effective Time, the Esquire Bank Board of Directors shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Bank immediately following the Effective Time to be increased by two (2) directors, with the new director vacancies to be filled by Michael O’Rourke and Leonard Caronia (or, in the event either of such individuals is unavailable, such other person(s) from the Signature board of directors as mutually agreed upon by Esquire and Signature) (together, the “New Board Members”). The Esquire Bank Board of Directors shall appoint each of the New Board Members for a term to expire at the next annual meeting of the sole shareholder of Esquire Bank and, subject to its fiduciary duties, at subsequent annual shareholder meetings, the Esquire Bank Board of Directors shall nominate and recommend to Esquire Bank’s sole shareholder, Esquire, each of the New Board Members for election to the Esquire Bank Board of Directors, such that each New Board Member shall serve no less than three years on the Board of Directors of Esquire Bank. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Association and Bylaws of the Surviving Bank. In accordance with its Articles of Association and Bylaws, the total number of directors at any one time holding office shall not be less than five (5) nor more than twenty-five (25).
(g)   Officers.   The officers of the Surviving Bank immediately after the Effective Time shall consist of the officers of the Surviving Bank in office immediately prior to the Effective Time; provided that, without any action by the Board of Directors of Surviving Bank, Michael G. O’Rourke shall be appointed as President of Signature Bank, a Division of Esquire Bank, and Kevin P. Bastuga and Bryan D. Duncan shall each be appointed as an Executive Vice President of Signature Bank, a Division of Esquire Bank.
Section 2   Effects of the Bank Merger.   At and after the Effective Time, the Bank Merger shall have the effects provided herein and set forth in the applicable provisions of law and any regulations promulgated thereunder.
(a)   Surviving Bank.   Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Esquire Bank and Signature Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of Esquire Bank and of Signature Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Esquire Bank and of Signature Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of Esquire Bank or Signature Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of Esquire Bank or Signature Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Esquire Bank or Signature Bank if the Bank Merger had not occurred. The location of the main office of Esquire Bank, the Surviving Bank, shall be in Jericho, New York.

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(b)   Deposits.   All deposit accounts of Signature Bank shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of any deposit account in the Surviving Bank shall be provided by the Surviving Bank to the relevant deposit account holder of Signature Bank, as necessary, after consummation of the Bank Merger. All deposit accounts of Esquire Bank prior to consummation of the Bank Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Bank Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.
(c)   Offices.   At the Effective Time, the main office of the Surviving Bank shall be located in Jericho, New York. The former main office and branch offices of Signature Bank shall be operated as branches of the Surviving Bank immediately following the Effective Time under the name “Signature Bank, a Division of Esquire Bank, National Association.”
Section 3   Approvals Required.   The consummation of the Bank Merger contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, consents, waivers or non-objections, including, but not limited to, the approvals, consents, waivers or non-objections of the FRB, the OCC, and the Illinois Department of Financial and Professional Regulation, and the expiration of all applicable waiting periods with respect to the Bank Merger.
Section 4   Conditions Precedent.   The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable law; (ii) the approval of this Agreement by Esquire in its capacity as sole stockholder of Esquire Bank; (iii) the approval of this Agreement by Signature in its capacity as sole shareholder of Signature Bank; and (iv) the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Time of each of the conditions set forth in Article VII of the Parent Merger Agreement.
Section 5   Representations.   Each of Esquire Bank and Signature Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 6   Effective Date and Effective Time.   The Bank Merger provided for herein shall become effective on the date and at the time specified in the Certification Letter provided by the OCC, which the OCC issues after all required documentation is provided to the OCC, provided, however, that submission of such documentation to the OCC in order to receive a Certification Letter shall not occur until all of the events set forth in Section 4 have taken place. The date specified in the Certification Letter for closing of the Bank Merger is herein called the “Effective Date.” The “Effective Time” of the Bank Merger shall be as specified in the Certification Letter or required documentation filed with or submitted to the OCC.
Section 7   Amendments.   To the extent permitted by applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.
Section 8   Termination.   This Agreement shall terminate and forthwith become void automatically and without any action on the part of Esquire Bank or Signature Bank immediately upon the termination of the Parent Merger Agreement in accordance with Article VIII thereof and, except as set forth in Article VIII of the Parent Merger Agreement, there shall be no further liability on the part of Esquire Bank or Signature Bank upon such termination.
Section 9   Entire Agreement.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed

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by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
Section 10   Successors.   This Agreement shall be binding on the successors of Esquire Bank and Signature Bank.
Section 11   Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, without regard for conflict of law provisions.
(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
ESQUIRE BANK, NATIONAL ASSOCIATION
By:

Name:
Andrew C. Sagliocca

Title:
President and Chief Executive Officer

SIGNATURE BANK
By:

Name:
Michael G. O’Rourke

Title:
President and Chief Executive Officer

[Signature Page to Plan of Bank Merger]

Exhibit B
[Form of Signature Support Agreement]

FORM OF VOTING AGREEMENT
March 11, 2026
Signature Bancorporation, Inc.
9450 W. Bryn Mawr, Suite 300
Rosemont, IL 60018
Ladies and Gentlemen:
The undersigned shareholder (the “Shareholder”) of Signature Bancorporation, Inc., an Illinois corporation (the “Signature”), in the Shareholder’s capacity as a shareholder of Signature, and not in his or her capacity as a director or officer of Signature, as applicable, hereby acknowledges that Signature, Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”), and ESQ Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Esquire (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the same date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Signature, with Signature as the surviving corporation (the “Interim Surviving Corporation”) in such merger (the “Merger”) and, immediately following the Merger, the Interim Surviving Corporation will merge with and into Esquire, with Esquire as the surviving corporation of such Merger (the “Second Step Merger”, and together with the Merger, the “Mergers”). A copy of the Merger Agreement has been provided to the Shareholder. Capitalized terms used but not defined herein are to be deemed to have the same meanings assigned to them in the Merger Agreement.
As an inducement to and condition of Esquire’s willingness to enter into the Merger Agreement, the Shareholder hereby agrees, represents and warrants as follows:
1.   Owned Shares.   As of the date hereof, the Shareholder owns (of record or beneficially) and has the full power and authority to vote [•] shares of Signature Common Stock (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the Shareholder acquires beneficial or record ownership after the date hereof. The Owned Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations or compliance with the restrictions under this agreement. The Shareholder does not beneficially own any shares of Signature Common Stock other than the Owned Shares.
2.   Agreement to Vote Owned Shares.   The Shareholder agrees that, at the Signature Meeting or any other meeting or action of the shareholders of Signature, including a written consent solicitation, the Shareholder will (a) appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, (b) vote all of the Owned Shares (or otherwise provide a proxy, consent or voting instruction or direction) in favor of (i) approval of the Merger Agreement, the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the transactions contemplated by the Merger Agreement and (ii) the adjournment or postponement of Signature Meeting, (c) not initiate any proxy solicitation or undertake any other efforts against the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement, and (d) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal with respect to Signature or any action that is intended to, or could reasonably be expected to, impede, interfere with, or delay or otherwise adversely affect the Mergers or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this agreement, the parties acknowledge that (x) this agreement is entered into by the Shareholder solely in his or her capacity as a holder of the Owned Shares and not in his or her capacity as a director and/or officer of Signature or Signature Bank, and that nothing in this agreement shall prevent the Shareholder from discharging his or her fiduciary duties as an executive officer or director of Signature, as applicable, and (y) the taking of any actions (or failures to act) by any of the undersigned in such person’s capacity as an executive officer or director of Signature shall not be deemed to constitute a breach of this agreement, including without limitation, the taking of any action permitted by and in accordance with Section 6.4 or Section 6.12 of the Merger Agreement.

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3.   Transfer of Owned Shares and Signature Common Stock.   From the date hereof until the Effective Time, the Shareholder agrees that he or she will not, without the prior written consent of Esquire, directly or indirectly, sell, offer for sale, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, agreement, option, commitment, derivative or other arrangement or understanding with respect to any sale, offer for sale, transfer, pledge, assignment, encumbrance or other disposition (each, a “Transfer”) of any of the Owned Shares or the voting rights thereunder, other than (i) any Transfer made for bona fide estate planning purposes, (ii) any Transfer to an Affiliate of such Shareholder, or (iii) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any equity awards, stock options, warrants or the conversion of any convertible securities; provided that, in the case of the foregoing subclauses (i) and (ii) only, as a condition to such Transfer, such transferee agrees in writing to be bound by the applicable terms hereof and notice of such Transfer is provided to Esquire.
4.   Further Assurances.   The Shareholder will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions as reasonably necessary, in order to fulfill his or her agreements and obligations contemplated hereby, including, without limitation, the agreement of the Shareholder to vote the Owned Shares in accordance with Section 2 hereof.
5.   No Solicitation.   The Shareholder agrees that he or she shall not, and the Shareholder shall direct and use his or her reasonable best efforts to cause his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal with respect to Signature, (b) engage or participate in any negotiations with any person concerning any Acquisition Proposal with respect to Signature, (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an Acquisition Proposal with respect to Signature, (d) enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, stock acquisition or disposition agreement, or other agreement (whether written or oral, binding or non-binding) in connection with or relating to any Acquisition Proposal with respect to Signature, or (e) solicit proxies or initiate a shareholder vote with respect to an Acquisition Proposal with respect to Signature or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to Signature, except in each case to notify a person that has made or, to the knowledge of the Shareholder, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5. Notwithstanding the foregoing, in the event Signature is engaging in discussions or negotiations with a person making an Acquisition Proposal in accordance with Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal, the Shareholder and his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) shall be entitled to engage in any discussions or negotiations that Signature is permitted to engage in pursuant to Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal.
6.   Specific Performance.   The parties agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions or temporary restraining order to prevent breaches or threatened breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
7.   Public Announcements.   The Shareholder agrees that no public release or announcement or statement concerning this agreement or concerning the transactions contemplated by the Merger Agreement shall be issued by the Shareholder without the prior written consent of Esquire (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the Shareholder is subject, in which case the Shareholder shall consult with Esquire about, and allow Esquire reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or

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statements that are consistent with other such releases, announcements or statements made after the date of this agreement in compliance with this Section 7.
8.   Termination of this Agreement.   This agreement will terminate automatically upon the earliest to occur of: (i) the termination of the Merger Agreement by either or both of Signature or Esquire pursuant to Section 8.1 of the Merger Agreement, (ii) the Effective Time, and (iii) the mutual written agreement of the parties; provided, however, that this Section 8 and Sections 11 through 25 of this agreement shall survive such termination. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.
9.   Certain Representations and Warranties.
(a)   The Shareholder hereby represents and warrants to Esquire that the Shareholder has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of, constitute a default under, result in the creation of any Lien on any Owned Shares pursuant to any contract or other instrument; this agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution, and delivery hereof by Esquire, constitutes a legal, valid and binding agreement of the Shareholder, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions); there is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person, in each case, that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the performance by the Shareholder of his or her covenants, agreements and obligations hereunder.
(b)   Esquire hereby represents and warrants to the Shareholder that Esquire is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; Esquire has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of any contract; and this agreement has been duly executed and delivered by Esquire and, assuming due authorization, execution, and delivery hereof by the Shareholder, constitutes a legal, valid and binding agreement of Esquire, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions).
10.   Appraisal/Dissenters Rights.   To the extent permitted by applicable law, the Shareholder hereby irrevocably and unconditionally waives and agrees not to exercise or perfect any rights of appraisal or rights to dissent from the Merger that the Shareholder may have with respect to the Owned Shares under applicable law.
11.   Governing Law.   This agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law.
12.   Counterparts.   This agreement may be executed in two or more counterparts (including by electronic means, including a “.pdf” format data file), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
13.   Chosen Courts.   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this agreement or the transactions that are the subject of this agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 22.

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14.   Severability.   Whenever possible, each provision or portion of any provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
15.   Electronic Transmission.   This agreement and any signed agreement or instrument entered into in connection with this agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of email delivery of a “.pdf” format data file to deliver a signature to this agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
16.   Amendment.   Subject to compliance with applicable law, this agreement may be amended by the parties hereto. This agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
17.   Extension; Waiver.   The Shareholder, with respect to Esquire, and Esquire, with respect to the Shareholder, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Esquire (in the case of the Shareholder) or the Shareholder (in the case of Esquire), (b) waive any inaccuracies in the representations and warranties of Esquire (in the case of the Shareholder) or the Shareholder (in the case of Esquire) contained herein, and (c) waive compliance with any of the agreements or satisfaction of any conditions of Esquire (in the case of the Shareholder) or the Shareholder (in the case of Esquire) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
18.   Interpretation.   The parties have participated jointly in negotiating and drafting this agreement. In the event that an ambiguity or a question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this agreement. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. Whenever the words “include,” “includes” or “including” are used in this agreement, they shall be deemed to be followed by the words “without limitation.” This agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
19.   Entire Agreement.   This agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
20.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.
21.   Assignment; Third-Party Beneficiaries.   Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
22.   Notices.   All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other parties shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent at or prior to 5:00 p.m. local time of the recipient, and on the next business day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any “bounceback” or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 22):
(a)
If to the Shareholder, to:

c/o Signature Bancorporation, Inc.
9450 W. Bryn Mawr, Suite 300
Rosemont, IL 60018
Attention:
Michael G. O’Rourke, President and Chief Executive Officer

Email:
morourke@signaturebank.bank

With copies (which shall not constitute notice) to:
Vedder Price P.C.
222 North LaSalle Street, Suite 2600
Chicago, IL 60601
Attention:
James W. Morrissey

Email:
jmorrissey@vedder.com

(b)
if to Esquire, to:

Esquire Financial Holdings, Inc.
100 Jericho Quadrangle, Suite 100
Jericho, NY 11753
Attention:
Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President

Email:
andrew.sagliocca@esqbank.com

With copies (which shall not constitute notice) to:
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:
John J. Gorman
Marc Levy

Email:
jgorman@luselaw.com
mlevy@luselaw.com

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and
Esquire Financial Holdings, Inc.
100 Jericho Quadrangle, Suite 100
Jericho, NY 11753
Attention:
Gary Lax, Senior Vice President, Chief Legal Officer and Corporate Secretary

Email:
gary.lax@esqbank.com

23.   Expenses.   All costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
24.   No Ownership.   Nothing contained in this agreement shall be deemed to vest in Esquire any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Shareholder, and Esquire shall have no authority to direct the Shareholder in the voting or disposition of any of the Owned Shares, except as provided herein.
[Remainder of this page intentionally left blank. Signature page follows this page]

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The undersigned has executed and delivered this agreement as of the day and year first above written.
SHAREHOLDER
By:

Name:
Title:
Accepted as of the Date first above written: ESQUIRE FINANCIAL HOLDINGS, INC.
By:

Name:
Andrew C. Sagliocca

Title:
Vice Chairman, Chief Executive Officer and President

Exhibit C
[Form of Signature Lock-Up Agreement]

FORM OF
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Lock-Up Agreement”), dated as of March 11, 2026, is entered into by and between Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”), and the undersigned shareholder (the “Shareholder”) of Signature Bancorporation, Inc., an Illinois corporation (the “Company”).
WHEREAS, in connection with the proposed acquisition of the Company by Esquire, and in consideration of the Company, Esquire, and Merger Sub entering into that certain Agreement and Plan of Merger dated as of March 11, 2026, (the “Merger Agreement”), the receipt and sufficiency of such consideration being hereby acknowledged and accepted, and in order to induce Esquire to enter into the Merger Agreement, the Shareholder, who will (i) receive the number of shares of Esquire Common Stock and (ii) the number of shares of Esquire Common Stock underlying the Shareholder’s options to purchase shares of Esquire Common Stock (that will be converted from options to purchase shares of Company Common Stock) to be determined at Closing (as defined in the Merger Agreement) in accordance with Section 1.5 of the Merger Agreement(i) and (ii) together, the “Executive Esquire Shares”) in connection with the Merger, hereby agrees with Esquire as follows:
1.   Lock-Up Periods.
a.   During the period commencing on the date on which the Effective Time occurs and ending at 5:00 p.m. Eastern Time on the date which is 365 days following the date on which the Effective Time occurs (the “Year 1 Lock-Up Period”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any Executive Esquire Shares received by or to be received by the Shareholder pursuant to the Merger Agreement, other than the Shareholder having the ability to sell, transfer, pledge or otherwise dispose of 5% of the Executive Esquire Shares during the Year 1 Lock-Up Period;
b.   During the period commencing on the date on which is 366 days following the date on which the Effective Time occurs and ending at 5:00 p.m. Eastern Time on the date which is 730 days following the date on which the Effective Time occurs (the “Year 2 Lock-Up Period”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of more than 33% of the Executive Esquire Shares received by or to be received by the Shareholder pursuant to the Merger Agreement;
c.   During the period commencing on the date on which is 731 days following the date on which the Effective Time occurs and ending at 5:00 p.m. Eastern Time on the date which is 1,095 days following the date on which the Effective Time occurs (the “Year 3 Lock-Up Period, and together with the Year 1 Lock-Up Period and the Year 2 Lock-Up Period, the “Lock-Up Period”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of more than 66% of the Executive Esquire Shares received by or to be received by the Shareholder pursuant to the Merger Agreement;
d.   During the Lock-Up Period, the restrictions on disposition set forth in 1.a, b and c above shall apply to any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Executive Esquire Shares, whether any such transaction is to be settled by delivery of Esquire Common Stock or other securities, in cash, or otherwise; or

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e.   During the Lock-up Period, the Shareholder will not publicly disclose an intention to effect any transaction contemplated by this Section 1.
2.   Any attempted transfer of the Executive Esquire Shares in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the stock transfer records of Esquire.
3.   This Lock-Up Agreement shall not prohibit the Shareholder from making transfers of Executive Esquire Shares:
a.   (i) by will or operation of law as a result of the death of the Shareholder, (ii) for bona fide estate planning purposes to the Shareholder’s (x) affiliates (as defined in the Merger Agreement) or (y) immediate family members (as defined below) (each, a “Permitted Transferee”), (iii) to Esquire in connection with the vesting, settlement or exercise of the Signature Stock Options (which were converted to Esquire Stock Options pursuant to the Merger Agreement) to satisfy any purchase price, exercise price and withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise; or (iv) upon the determination by Esquire that the Shareholder has suffered a Disability; provided that, in the case of the foregoing subclause (ii) only, as a condition to such transfer, such Permitted Transferee shall be required to duly execute and deliver to Esquire a joinder to this Agreement (in form and substance reasonably satisfactory to Esquire); provided, further, that, in the case of the foregoing subclause (ii) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such permitted transferee of the terms hereof. An immediate family member of Shareholder means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of Shareholder, and any person (other than a tenant or employee) sharing the household of Shareholder.
4.   The Shareholder also agrees and consents to the entry of stop transfer instructions with Esquire and its transfer agent and registrar against the transfer of the Executive Esquire Shares, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, Esquire and its transfer agent are each hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Esquire may cause a legend in the form set forth below, or a legend substantially equivalent thereto, to be placed upon any certificates or other documents, ledgers, or instruments evidencing the Shareholder’s ownership of the Executive Esquire Shares:
THE SHARES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF ESQUIRE FINANCIAL HOLDINGS, INC.
5.   If (i) the Merger Agreement is terminated without the consummation of the Merger, (ii) the Shareholder is terminated by Esquire Bank and the termination is deemed to be a Termination Not for Cause, (iii) the Shareholder terminates his employment with Esquire Bank for Good Reason, or (iv) Esquire completes a Change-in-Control transaction, this Lock-Up Agreement shall automatically terminate and shall be of no further force and effect.
6.   Esquire agrees that upon the earlier of (i) the termination of the Merger Agreement or (ii) the expiration of the Lock-Up Period, it shall immediately and solely at Esquire’s own expense instruct Esquire’s transfer agent to remove any legend placed upon any certificates or other documents, ledgers, or instruments evidencing the Shareholder’s ownership of Executive Esquire Shares pursuant to the terms of this Lock-Up Agreement.
7.   The Shareholder hereby represents and warrants that the Shareholder has full power and authority and legal capacity to enter into this Lock-Up Agreement. Upon request, the Shareholder will execute any additional documents necessary in connection with the enforcement hereof. The Shareholder may not assign or delegate this Lock-Up Agreement or any of the Shareholder’s rights, interests, duties, or obligations hereunder without the prior written consent of Esquire. Subject to the preceding sentence, this Lock-Up Agreement and any obligations of the Shareholder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, successors, and permitted assigns of the Shareholder.

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8.   The Shareholder understands that Esquire will proceed with the Merger in reliance on this Lock-Up Agreement. Moreover, the Shareholder understands and agrees that Esquire and the Company are relying upon the accuracy, completeness, and truth of the Shareholder’s representations, warranties, agreements, and certifications contained in this Lock-Up Agreement.
9.   Esquire and the Shareholder agree that irreparable damage would occur if this Lock-Up Agreement is not performed in accordance with the terms hereof and that Esquire shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity. Furthermore, each of Esquire and the Shareholder hereby further waives any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief. Additionally, if either party institutes any legal suit, action, or proceeding (a “Legal Proceeding”) against the other party to enforce, or otherwise arising out of, this Lock-Up Agreement, the party instituting such enforcement action shall be entitled to receive, in addition to all other damages to which it may be entitled, all costs such party incurs in connection with such Legal Proceeding, including attorneys’ fees and expenses and court costs, if the non-instituting party is found by a court to be at fault and liable.
10.   All notices, requests, consents, and other communications required or permitted under or related to this Lock-Up Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, or if by e-mail, upon confirmation of receipt, (ii) on the fifth Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case addressed to, in the case of the Shareholder, the Shareholder’s address set forth on the signature page hereto, and, in the case of Esquire or the Company, their respective addresses set forth in the Merger Agreement.
11.   This Lock-Up Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Maryland, without regard to conflict of laws principles.
12.   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Lock-Up Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in Montgomery County, Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Lock-Up Agreement or the transactions that are the subject of this Lock-Up Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.
13.   This Lock-Up Agreement represents the entire understanding of Esquire and the Shareholder with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, and arrangements, whether written or oral, between Esquire and the Shareholder with respect to such subject matter.
14.   This Lock-Up Agreement may not be amended except by an instrument in writing signed on behalf of or by each of Esquire and the Shareholder.
15.   Capitalized terms used and not otherwise defined in this Lock-Up Agreement shall have the meanings ascribed to such terms in the Merger Agreement; provided, however, that “Termination Not for Cause”, “Good Reason”, “Disability”, and “Change-in-Control” shall have the meanings ascribed to such terms in the Employment Agreement by and between the Shareholder and Esquire Bank, dated March 11, 2026. Whenever the words “include,” “includes,” and “including” are used in this Lock-Up Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Lock-Up Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Lock-Up Agreement shall be deemed to include all genders. Esquire and the Shareholder have participated jointly in the negotiation and drafting of this Lock-Up Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Lock-Up Agreement shall be construed as if drafted jointly by Esquire and the Shareholder and no presumption or burden of proof shall arise favoring or disfavoring either Esquire or the Shareholder by virtue of the authorship of any of the provisions of this Lock-Up Agreement.

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16.   This Lock-Up Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Lock-Up Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.
[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Lock-Up Agreement effective as of the date first set forth above.
ESQUIRE FINANCIAL HOLDINGS, INC.
By:

Andrew C. Sagliocca
President and Chief Executive Officer
SHAREHOLDER:

[•]
Address:

Annex B
SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT
Section 11.65. Right to Dissent.
(a)   A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:
(1)   consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;
(2)   consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;
(3)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)   alters or abolishes a preferential right of such shares;
(ii)   alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;
(iii)   in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or
(4)   any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.
(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.
(c)   A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.
Section 11.70. Procedure to Dissent.
(a)   If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.
(b)   If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.
(c)   Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
(d)   A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.
(e)   If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
(f)   If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.
(g)   The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.
(h)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i)   The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:
(1)   Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).
(2)   Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.
(j)   As used in this Section:
(1)   “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
(2)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Annex C
March 11, 2026
Board of Directors
Esquire Financial Holdings, Inc.
100 Jericho Quadrangle, Suite 100
Jericho, NY 11753
Ladies and Gentlemen:
Esquire Financial Holdings, Inc. (“Esquire”), Esquire Merger Sub, Inc., a wholly owned subsidiary of Esquire (“Merger Sub”), and Signature Bancorporation (“Signature”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Signature (the “Merger”), with Signature as the surviving entity and, as soon as reasonably practical following the Merger and as part of a single integrated transaction, Signature will, subject to the terms and conditions set forth in the Agreement, merge with and into Esquire (the “Second Step Merger”, and together with the Merger, the “Mergers”) so that Esquire is the surviving entity. As set forth in the Agreement, each share of Signature Common Stock issued and outstanding immediately prior to the Effective Time (other than certain shares of Signature Common Stock as set forth in the Agreement) shall be converted into the right to receive 2.63 shares (the “Exchange Ratio”) of Esquire Common Stock, subject to adjustment. The Agreement provides, generally, that the Exchange Ratio shall be adjusted based on sales of the Schedule A Loans prior to the Closing Date and based on the aggregate loan sales proceeds relative to the Aggregate Schedule A Loan Balance, with a maximum Exchange Ratio of 2.80, based on the sale of all Schedule A Loans and on one hundred percent recovery of the Aggregate Schedule A Loan Balance, and a minimum Exchange Ratio of 2.50. At the direction of Esquire and with Esquire’s consent, we have assumed for purposes of our analyses and in rendering this opinion the maximum Exchange Ratio of 2.80. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Esquire.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Esquire that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Signature that we deemed relevant; (iv) publicly available median analyst earnings per share estimates for Esquire for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual loan and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated annual dividends per share for Esquire for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Esquire; (v) certain financial projections for Signature for the year ending December 31, 2026, as well as estimated long-term annual loan and net income growth rates for the years ending December 31, 2027 through December 31, 2030, as provided by the senior management of Esquire; (vi) the relative contribution of loans, assets, deposits and equity of Esquire and Signature to the combined company in the Mergers; (vii) the pro forma financial impact of the Mergers on Esquire based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Esquire; (viii) the publicly reported historical price and trading activity for Esquire Common Stock, including a comparison of certain stock trading information for Esquire Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for Esquire and Signature with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Esquire the business, financial condition, results of operations and prospects of Esquire and held similar discussions with certain members of the senior management of Signature and its representatives regarding the business, financial condition, results of operations and prospects of Signature.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Esquire, Signature or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Esquire and Signature that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Esquire or Signature, nor have we been furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Esquire or Signature or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for credit losses of Esquire or Signature, any of their respective subsidiaries, or the combined entity after the Mergers, and we have not reviewed any individual credit files relating to Esquire or Signature or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for both Esquire and Signature are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available median analyst earnings per share estimates for Esquire for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual loan and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated annual dividends per share for Esquire for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Esquire. In addition, Piper Sandler used certain financial projections for Signature for the year ending December 31, 2026, as well as estimated long-term annual loan and net income growth rates for the years ending December 31, 2027 through December 31, 2030, as provided by the senior management of Esquire. Piper Sandler also received and used in its pro forma analysis certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Esquire. With respect to the foregoing information, the senior management of Esquire confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of Esquire and Signature, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Esquire’s or Signature’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Esquire and Signature will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Mergers, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Esquire, Signature, the Mergers or any related transactions, and (iii) the Mergers and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Esquire has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Mergers and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Esquire Common Stock at any time, or what the value of Esquire Common Stock will be once it is actually received by the holders of Signature Common Stock.
We have acted as Esquire’s financial advisor in connection with the Mergers and will receive a fee for our services, which fee is contingent upon consummation of the Mergers. We will also receive a fee for rendering this opinion, which fee will be credited in full towards the advisory fee which will become due and payable upon consummation of the Mergers. Esquire has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Esquire in the two years preceding the date of this opinion. Piper Sandler did not provide any investment banking services to Signature in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Esquire, Signature and their respective affiliates. We may also actively trade the equity and debt securities of Esquire and Signature for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Esquire in connection with its consideration of the Agreement and the Mergers. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Esquire and does not address the underlying business decision of Esquire to engage in the Mergers, the form or structure of the Mergers or any other transactions contemplated in the Agreement, the relative merits of the Mergers as compared to any other alternative transactions or business strategies that might exist for Esquire or the effect of any other transaction in which Esquire might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Mergers by any Esquire officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder, if any. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the registration statement and the Joint Proxy Statement to be filed with the SEC and mailed to shareholders in connection with the Mergers.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Esquire.
Very truly yours,

Annex D
May 4, 2026
Board of Directors
Signature Bancorporation, Inc.
9450 West Bryn Mawr Avenue, Suite 300
Rosemont, IL 60018
Members of the Board of Directors:
We understand that Signature Bancorporation, Inc. (the “Company” or “Signature”) and Esquire Financial Holdings, Inc. (“Esquire”) have entered into an Agreement (defined below) pursuant to which, among other things, Esquire Merger Sub, Inc., a wholly owned subsidiary of Esquire (“Merger Sub”), will be merged with and into the Company, with the Company as the surviving entity, and, as soon as reasonably practicable thereafter, the Company will be merged with and into Esquire, with Esquire as the surviving entity (collectively, the “Transaction”), and that, in connection with the Transaction, each outstanding share of common stock, $1.00 par value per share, of the Company (“Signature Common Stock”), except for Excluded Shares (as defined below), will be converted into the right to receive 2.63 shares of common stock, $0.01 par value per share, of Esquire (“Esquire Common Stock”) (the “Exchange Ratio”), subject to adjustment in accordance with the Agreement. Pursuant to the Agreement, the Exchange Ratio shall be adjusted based on the aggregate sale proceeds of the loans identified in Schedule 1.5(a) to the Agreement (the “Schedule A Loans”), with a minimum Exchange Ratio of 2.50 and a maximum Exchange Ratio of 2.80.
We previously provided the Board of Directors of the Company (the “Board”) with our opinion that, as of March 11, 2026, the adjusted Exchange Ratio of 2.73 shares of Esquire Common Stock to be received by the holders of Signature Common Stock (other than Excluded Shares) in the Transaction pursuant to the Agreement was fair, from a financial point of view, to such holders (the “Initial Opinion”). Since the date of the Initial Opinion, the Company has sold two of the Schedule A Loans and, with respect to the remaining Schedule A Loans, assumed valuation scenarios ranging from 10% to 100% of par result in an Exchange Ratio range of 2.544 to 2.715, respectively. In addition, the Company has provided an assumed scenario for the remaining Schedule A Loans valued at 10% of par, which, together with the proceeds from the sold loans, reflects an aggregate valuation of approximately 24% of par and results in an adjusted Exchange Ratio of 2.544. The Board has requested that Raymond James & Associates, Inc. (“Raymond James,” “we,” “us,” or “our”) provide a subsequent opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the adjusted Exchange Ratio to be received by the holders of Signature Common Stock (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders. We have assumed, with the consent of the Company, for purposes of this Opinion an adjusted Exchange Ratio of 2.544.
Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. “Excluded Shares” means Dissenting Shares and shares of Signature Common Stock owned by the Company as treasury shares or owned by Esquire, the Company or Merger Sub (in each case other than shares of Signature Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by the Company, Esquire or Merger Sub in respect of debts previously contracted).
880 Carillon Parkway // Saint Petersburg, FL 33716
T 727.567.5012 // raymondjames.com

For purposes of this Opinion, and with your consent, we have assumed that as of the date of this Opinion there are approximately 1.29 million shares of Signature Common Stock issued and outstanding and approximately 8.64 million shares of Esquire Common Stock issued and outstanding. We have further assumed that there are 84,943 outstanding Signature stock options with a weighted average exercise price of$115.92 per share and 300,869 outstanding Esquire stock options with a weighted average exercise price of $40.08 per share.
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.
reviewed the financial terms and conditions as stated in the executed Agreement and Plan of Merger, dated as of March 11, 2026 (the “Agreement”);

2.
reviewed certain information related to the historical financial condition and prospects of the Company and Esquire, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for each of the Company and Esquire which were reviewed and approved for our use by the management of the Company (together, the “Projections”), and (b) certain forecasts and estimates of potential cost savings, transaction expenses, purchase accounting adjustments, and other adjustments expected to result from the Transaction, which were reviewed and approved for our use by the management of the Company (the “Pro Forma Financial Adjustments”);

3.
reviewed the Company’s and Esquire’s (a) audited consolidated financial statements for the years ended December 31, 2025, December 31, 2024 and December 31, 2023; and (b) unaudited consolidated financial statements for the three-month periods ended March 31, 2026, September 30, 2025, June 30, 2025, and March 31, 2025;

4.
reviewed the Company’s and Esquire’s recent public filings and certain other publicly available information regarding the Company and Esquire;

5.
reviewed the financial and operating performance of the Company and Esquire and those of other selected public companies that we deemed to be relevant;

6.
considered certain publicly available financial terms of certain transactions we deemed to be relevant;

7.
reviewed the current and historical market prices for shares of Esquire Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.
received a certificate addressed to Raymond James from members of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.
discussed with members of the senior management of the Company and Esquire certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and Esquire and the financial condition, future prospects and operations of the Company and Esquire.

With your consent, we have assumed and relied upon the accuracy and completeness of all information, whether publicly available or not, supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Esquire is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Esquire is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal or valuation of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of the Company or Esquire, and have not been furnished or provided with any such appraisals or valuations, except with respect to the Schedule A Loans, for which we express no opinion. We are not experts in generally accepted accounting principles in the United States (GAAP) in general and also specifically regarding the evaluation of credit portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. Accordingly, we express no opinion with respect to the foregoing. With respect to the Projections, the Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, the Pro Forma Financial Adjustments, and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Projections, the Pro Forma Financial Adjustments, or the assumptions on which they are based.
We have assumed that there have been no changes to the Agreement, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed, or amendments, modifications or waivers made, that would have an effect on the Transaction, the Company or Esquire that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 1, 2026. The credit, financial and stock markets have been experiencing unusual volatility arising from factors that are outside the control of the parties to the Transaction (including, without limitation, general economic conditions and uncertainty, global tensions and political unrest, prevailing interest rates and inflation, tariffs, and government responses or nonresponses to the foregoing) and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Company, or Esquire. Although subsequent developments may develop, Raymond James is under no obligation to update, revise or reaffirm its analyses or this Opinion. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Esquire since the respective dates of the most recent financial statements or to other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice solely to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This Opinion does not express any opinion as to the likely trading range of Esquire Common Stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Esquire at that time. Our opinion is limited to the fairness, from a financial point of view, of the adjusted Exchange Ratio to be received by the holders of Signature Common Stock (other than Excluded Shares) in the Transaction pursuant to the Agreement.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James to apply to matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the Company’s appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting, regulatory and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, regulatory and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating our opinion, we have considered only what we understand to be the adjusted Exchange Ratio to be received by the holders of Signature Common Stock (other than Excluded Shares) as described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Company’s officers, directors or employees), or class of such persons, whether relative to the consideration received by the holders of Signature Common Stock (other than Excluded Shares) or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion, or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Esquire or the ability of the Company or Esquire to pay their respective obligations when they come due.
The delivery of this Opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee (the “Transaction Fee”) as compensation for these services, a substantial portion of which is contingent upon consummation of the Transaction. Upon the delivery of the Initial Opinion, Raymond James received an additional fee, which is to be credited to any Transaction Fee but which is not contingent upon the successful completion of the Transaction or on the conclusion reached therein. Upon the delivery of this Opinion, Raymond James will receive an additional fee, which shall be in addition to any Transaction Fee and which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and Esquire for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this Opinion, except in connection with the Transaction as noted above, Raymond James has not received material compensation for services provided to the Company or Esquire. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Esquire or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this Opinion is for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or Esquire regarding how said director or shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this Opinion should not be construed as creating any fiduciary duty on the part of Raymond James to the Board or any such party. This Opinion may not be disclosed, published, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a joint proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such joint proxy statement/prospectus.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the adjusted Exchange Ratio to be received by the holders of Signature Common Stock (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

Annex E
SIGNATURE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the financial condition and results of operations of Signature as of and for the years ended December 31, 2024 and 2025. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and Signature’s consolidated audited financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus.
Management’s discussion and analysis is presented to assist the reader in understanding and evaluating the consolidated financial condition and results of operations of Signature. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect Signature. This discussion and analysis should be read in conjunction with Signature’s consolidated audited financial statements included as Annex F hereto.
Signature is a bank holding company providing community banking through its wholly-owned subsidiary, Signature Bank, headquartered in Rosemont, Illinois. Signature Bank was organized in 2006, and is engaged in the general commercial banking business and provides full service banking products and services to individuals and businesses, which include checking, savings, money market and time deposit accounts, as well as commercial loans, real estate loans and consumer loans, primarily in the Chicago MSA. Signature and Signature Bank are subject to the oversight and regulation of certain bank regulatory agencies and undergo periodic examination by those regulatory authorities.
As of December 31, 2025, Signature had $2.0 billion in total assets, $1.7 billion in total deposits, $1.3 billion in net loans, and $220.0 million in stockholders’ equity.
Significant Accounting Policies
The accounting and reporting policies of Signature conform to accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses for the reporting period. The significant estimate that is particularly susceptible to change in a short period of time relates to the determination of the allowance for credit losses, and management has identified the allowance for credit losses as an accounting policy critical in understanding Signature’s financial statements. Actual results could differ from those estimates. In addition, GAAP itself may change from one previously acceptable method to another method.
Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included as Annex F to this joint proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Certain items in the consolidated financial statements for the year ended December 31, 2024 were reclassified to conform to the presentation for the year ended December 31, 2025, with no impact on net income, comprehensive income or stockholders’ equity. Recent accounting pronouncements and standards that have impacted or could potentially affect Signature are also discussed in Note 1 of our audited consolidated financial statements included with this joint proxy statement/prospectus.
Allowance for Credit Losses.   Expected credit losses are estimated on a collective basis for loans that are not individually evaluated. For collectively evaluated loans, we use a statistically based model that employs assumptions surrounding current and future economic conditions throughout the contractual life which were developed from historical observations and capturing various macroeconomic risk conditions through a full economic cycle. The process of estimating expected credit losses is based on three key parameters: the probability of a loan defaulting (PD), the exposure at default (EAD) and the expected loss given default (LGD). To determine its reasonable and supportable forecast, management may leverage macroeconomic forecasts obtained from various reputable sources, which may include, but is not limited to, the Federal Open Market Committee forecast and other publicly available forecasts from well recognized, leading economists or firms. External baseline forecasts are supplemented with an assessment of the likelihood of standard alternative scenarios occurring over the forecast period. We utilize an economic forecast over a 4-quarter period with a 4-quarter straight line reversion in which the economic variables revert to a historical equilibrium.
In addition, the allowance methodology incorporates a variety of risk considerations which are developed based on historical credit loss experience and qualitative factors. These include adjustments for changes in policies or procedures in underwriting, changes in economic trends, risk ratings, and underlying collateral, changes in lending and risk management personnel, trends in adversely classified assets, results of internal audit and loan quality control reviews, concentrations of credit risk, and other external factors. The evaluation process also includes the on-going assessment of credit quality metrics, and a comparison of certain allowance benchmarks to current performance.
Allowances for individually evaluated loans that are collateral-dependent are measured based on the fair value of the underlying collateral, less expected costs to sell where applicable. Allowances for individually evaluated loans that are not collateral dependent are measured based on the present value of expected cash flows of the loan, discounted at the effective interest rate. Specific reserves on individually evaluated commercial loans are reviewed quarterly and adjusted as necessary based on the collateral condition.
When establishing the allowance for credit losses, management categorizes loans into homogenous categories generally based on the nature of the collateral and the basis of repayment. These categories and the relevant risk characteristics are (1) commercial and industrial loans, (2) nonfarm nonresidential loans, (3) construction and land development loans, (4) 1 – 4 family residential loans, (5) multi-family (5+) residential loans, and (6) consumer loans.
The allowance for credit losses consists of allocated and general components. The allocated component relates to loans that are classified as individually evaluated. For those loans that are classified as individually evaluated, an allowance is established when the collateral (or discounted cash flows or observable market price) of the individually evaluated loan is lower than the carrying value of the loan.
A loan is considered individually evaluated when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as individually evaluated. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration circumstances surrounding the loan and the borrower, including the length of the delays, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
As part of the on-going monitoring of the credit quality of the loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. We consider current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit’s risk profile. For Special Mention, Substandard, and Doubtful credit classifications, the frequency of review is increased to no less than quarterly, in order to determine potential impact on credit loss estimates.
On an annual basis, an independent loan review is completed on a sample of commercial and industrial, nonfarm nonresidential, construction and land development and multi-family (5+) residential loans. The reviews are completed in enough detail to, at a minimum, validate the risk rating. Additionally, the reviews determine whether any documentation exceptions exist, appropriate written analysis is included in the loan file, and whether credit policies have been properly adhered to. Annually, an independent review is also conducted for a sample of 1 – 4 family residential loans as well as consumer loans in order to assess underwriting quality and adherence to policy.
In addition, various regulatory agencies periodically review the allowance for credit losses. These agencies may require us to make additions to the allowance for credit losses based on their judgments of collectability based on information available to them at the time of their examination.
Results of Operations — Comparison of Results for the Years Ended December 31, 2025 and December 31, 2024
Net Income.   Net income increased $2.9 million, or 8.31%, to $37.2 million for the year ended December 31, 2025, from $34.3 million for the year ended December 31, 2024. Details of significant changes are discussed below.
Net Interest Income.   Net interest income increased $3.9 million, or 4.98%, to $81.0 million for the year ended December 31, 2025, from $77.1 million for the year ended December 31, 2024. The increase was driven primarily by the reduction in cost of funds which was only partially offset by the reduction in the yield on earning assets.
Interest Income.   Total interest income decreased $7.3 million, or 6.23%, to $109.8 million for the year ended December 31, 2025, from $117.1 million for the year ended December 31, 2024. The yield on loans receivable decreased 47 basis points to 7.00% for the year ended December 31, 2025, from 7.47% for the year ended December 31, 2024. This decrease was driven primarily by the lower yield on floating rate loans tied to the Prime lending rate, which decreased from an average of 8.31% in 2024 to an average 6.99% in 2025.
Interest Expense.   Interest expense decreased $11.1 million, or 27.85%, to $28.9 million for the year ended December 31, 2025, from $40.0 million for the year ended December 31, 2024. This decrease was primarily the result of lower average interest rates on interest-bearing liabilities reflecting decreases in market interest rates combined with an $85 million reduction in average Federal Home Loan Bank advances during 2025.
Provision for Credit Losses.   Signature’s provision for credit losses was $1.40 million for the year ended December 31, 2025, and $2.9 million for the year ended December 31, 2024. The provision for credit losses for the year ended December 31, 2025 and 2024 were related to management’s estimation of the allowance for credit losses, as described above in the “Allowance for Credit Losses” section. Signature’s historically strong credit quality is evidenced by our average charge off ratio of 0.05% over the last 10 years.
Noninterest Income.   Signature’s primary sources of noninterest income are generated mainly from account analysis fees on commercial checking accounts and interchange income from corporate credit cards and our automated accounts payable platform. Noninterest income increased $0.4 million, or 4.17% to $8.9 million for the year ended December 31, 2025, from $8.5 million for the year ended December 31, 2024.
The following table provides a comparison of the components of noninterest income for the year ended December 31, 2025 and 2024:
	For the Year Ended December 31,		Change ($)	Change (%)
	2025	2024
	(Dollars in thousands)
Account analysis fees on commercial accounts	$4,658	$3,833	825	21.52%
Interchange income	2,103	2,309	(206)	(8.92)%
The growth in account analysis fees resulted from new account growth and a lower earnings credit rate paid on commercial accounts. Interchange income was down due to a large corporate credit card client moving their credit card program to a competitor.
Noninterest Expense.   Signature’s primary components of noninterest expense are salary and employee benefits, data processing expense, occupancy and equipment costs and professional fees. Noninterest expense increased $2.3 million, or 6.72% to $37.1 million for the year ended December 31, 2025, from $34.8 million for the year ended December 31, 2024.
The following table provides a comparison of the components of noninterest expense for the year ended December 31, 2025 and 2024:
	For the Year Ended December 31,		Change ($)	Change (%)
	2025	2024
	(Dollars in thousands)
Salaries and employee benefits	$23,516	$22,686	$830	3.66%
Occupancy and equipment expense	1,935	1,870	65	3.48%
Data processing	2,271	1,829	442	24.17%
Credit cards	838	785	53	6.75%
Marketing	541	386	155	40.16%
Professional fees	1,125	1,276	(151)	(11.83)%
Other real estate expense, net	12	—	12	—
FDIC insurance assessments	928	1,110	(182)	(16.40)%
Other expense	5,947	4,834	1,113	23.02%
Total noninterest expense	$37,113	$34,776	$2,337	6.72%
Notable variances in the noninterest expense table above are as follows:
•
Salary and employee benefits increased primarily as a result of cost of living and merit adjustments.

•
Data processing fees increased primarily due to the implementation of a new online banking and mobile banking platform.

•
Other expense increased due primarily to litigation related expenses on matters closed in 2025, loan related origination expenses and wire transfer processing fees.

Income Tax Expense.   Income tax expense increased $0.7 million, or 4.87%, to $14.1 million for the year ended December 31, 2025, from $13.5 million for the year ended December 31, 2024. This increase was due to an increase in the effective tax rate, which increased 96 basis points to 27.56% for the year ended December 31, 2025, from 26.60% for the year ended December 31, 2024, as well as an increase in pretax earnings, which increased by $3.5 million, or 7.3%, to $51.3 million for the year ended December 31, 2025, from $47.8 million for the year ended December 31 2024.
Financial Condition
Total Assets.   Total assets decreased $180.4 million, or 8.29%, to $2.0 billion at December 31, 2025 from $2.2 billion at December 31, 2024. The changes in the various asset categories are discussed below.
Cash and Due From Banks.   Cash and due from banks decreased by $1.7 million, or 12.42%, to $12.2 million at December 31, 2025, from $14.0 million at December 31, 2024.
Interest-bearing Deposits Held at Other Financial Institutions.   Interest-bearing deposits held at other financial institutions decreased by $211.6 million, or 41.66%, to $296.4 million at December 31, 2025, from $508.0 million at December 31, 2024. This decrease was a result of the repayment of FHLB advances and a slight decrease in total deposits partially offset by loan growth.
Investment Securities.   The carrying value of total investment securities decreased $18.0 Million, or 4.59%, to $374.5 million at December 31, 2025, from $392.5 million at December 31, 2024. The decrease in investment securities was primarily attributable to scheduled maturities and paydowns that were not reinvested.

The following tables show the fair value and weighted average yield of available for sale securities as of December 31, 2025 and December 31, 2024 according to contractual maturity.
	December 31, 2025
	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
	(Dollars in thousands)
U.S. government sponsored agency and corporation securities	$—	$9,888	$30,911	$—	$40,799
U.S. government sponsored mortgage-backed securities and collateralized mortgage obligations	8	1,890	8,447	302,111	312,456
State and political subdivisions in the U.S.	—	—	6,143	15,066	21,209
Total securities	$8	$11,778	$45,501	$317,177	$374,464
Weighted average yield:
U.S. government sponsored agency and corporation securities	0.0%	2.03%	4.47%	0.0%	3.86%
U.S. government sponsored mortgage-backed securities and collateralized mortgage obligations	2.01	2.97	1.46	2.04	2.03
State and political subdivisions in the U.S.	—	—	4.17	2.97	3.30
Total securities					2.27%
	December 31, 2024
	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
	(Dollars in thousands)
U.S. government sponsored agency and corporation securities	$—	$19,735	$24,280	$—	$44,015
U.S. government sponsored mortgage-backed securities and collateralized mortgage obligations	15	978	9,596	317,513	328,102
State and political subdivisions in the U.S.	—	—	2,079	18,281	20,360
Total securities	$15	20,713	$35,955	$335,794	$392,477
Weighted average yield:
U.S. government sponsored agency and corporation securities	—%	3.24%	5.23%	—%	4.32%
U.S. government sponsored mortgage-backed securities and collateralized mortgage obligations	1.70	2.40	1.81	2.08	2.08
State and political subdivisions in the U.S.	—	—	3.24	3.33	3.32
Total securities					2.35%
The weighted average yield is calculated using the purchased yield and amortized cost at each period presented. No adjustments have been made to adjust to a taxable-equivalent yield.
As of December 31, 2025, the securities portfolio consisted of 175 securities, 167 of which were in an unrealized loss position. The unrealized losses relate primarily to changes in interest rates and are expected to vary with the movement of interest rates. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment within a one-year time frame. As of December 31, 2025, we had no intent to sell any securities that were in an unrealized loss position nor is it expected that we would be required to sell the securities prior to their anticipated maturities. Therefore, no allowance has been recorded on available-for-sale securities.
Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties, therefore we do not provide a schedule of maturities for mortgage-backed securities. Included in the portfolio are 26 municipal securities with an amortized cost of $16.7 million and fair value of $15. 1 million which have a maturity greater than 10 years.
There were no sales of securities during the years ended December 31, 2025 and 2024.
Deposits.   Our main source of funding is comprised of deposits received from individuals and businesses located within Signature Bank’s service area. Deposit accounts include demand deposits, savings, money market and certificates of deposit.
Deposits decreased $131.1 million, or (7.09%), to $1.7 billion at December 31, 2025, from $1.8 billion at December 31, 2024. This decrease was due to reductions in demand deposits and money market accounts as commercial clients utilized cash balances to invest in their businesses. IOLTA accounts were also down due to the timing of large settlement awards to our attorney clients.
The following table sets forth the average balance amounts and the average rates paid on deposits for the periods presented:
	For the year ended December 31, 2025		For the year ended December 31, 2024
	(Dollars in thousands)
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing deposits	$572,012	0.00%	$621,258	0.00%
Interest-bearing demand	1,076,138	2.26%	970,457	3.11%
Time deposits	66,010	3.71%	90,841	4.32%
Total interest bearing deposits	$1,142,148	2.35%	$1,061,298	3.21%
The following table sets forth the portion of certificates and other time deposits, by account, which are in excess of the FDIC insurance limit (currently $250,000), by remaining time until maturity, as of December 31, 2025:
(Dollars in thousands)	December 31, 2025	December 31, 2024
Three months or less	$4,563	$5,386
Over three months through six months	1,128	—
Over six months through year	25,318	4,728
Over year	25,573	50,550
Total	$56,582	$60,664
As of December 31, 2025 and December 31, 2024, approximately $1.15 billion and $1.20 billion, respectively, of total deposits were uninsured. The uninsured amounts are estimates used for regulatory reporting requirements. The aggregate amount of time deposits, each with a minimum denomination over $250,000 as of December 31, 2025 and December 31, 2024 was $56.6 million and $60.7 million, respectively. Signature had $49.7 million of brokered CD’s issued as of December 31, 2025 and 2024. As of December 31, 2025 and 2024, the balance of brokered deposits represents 2.9% and 2.7% of total deposits. Signature also had $2.8 million and $2.6 million of customer CDARS reciprocal deposits and $201.0 million and $287.2 million customer ICS reciprocal deposits at December 31, 2025 and 2024.
Short-term borrowings.   Short-term borrowings decreased $112.9 million, or 86.46%, to $17.7 million at December 31, 2025, from $130.6 million at December 31, 2024. The decrease in short-term borrowings was attributable to Federal Home Loan Bank advance paydowns which matured in 2025.
Signature Bank established membership in the Federal Home Loan Bank of Chicago (FHLB) in 2018. Under this membership, we can borrow from the FHLB based on the market value of eligible pledged loans and securities. As of December 31, 2025 and 2024, we had $1.1 billion of loans and securities pledged, respectively. As of December 31, 2025 and 2024, we had an outstanding balance of $17.7 million at a weighted average of 3.26% and $130.6 million at a weighted average of 3.98%, respectively.

Stockholders’ Equity.   Total stockholders’ equity increased $50.1 million, or 29.54%, to $219.8 million at December 31, 2025, from $169.7 million at December 31, 2024. This increase was primarily attributed to an increase in net income and to a lesser extent reductions in our investment portfolio’s unrealized loss recognized through other comprehensive income.
Loans.   Net loans increased by $62.2 million, or 5.17%, to $1.3 billion at December 31, 2025 from $1.2 billion at December 31, 2024. This increase was primarily attributable to a $42 million or 8.34% increase in Commercial & Industrial loans and a $26 million or 128% increase in consumer loans secured by cash value of life insurance policies.
Loan Portfolio
The loan portfolio consists primarily of loans made to commercial customers in numerous diverse industries, including professional service firms, real estate, manufacturing, aviation, among others. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any unamortized deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method. Accrued interest is excluded from the amortized cost basis and reported in accrued interest receivable and other assets on the consolidated balance sheets.
The loan portfolio is segmented as follows:
•
Commercial and industrial

•
Nonfarm nonresidential

•
Construction and land development

•
1 – 4 family residential

•
Multi-family (5+) residential

•
Consumer

Commercial and industrial — Commercial and industrial loans are for commercial, corporate and business purposes, including issuing letters of credit. The commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by accounts receivable, inventory, equipment, machinery and other business assets. Commercial business loans generally have terms of five years or less and interest rates that float in accordance with a designated published index.
Commercial and industrial loans generally have greater credit risks compared to residential real estate loans, since they usually involve larger loan balances secured by business assets. Repayment of these loans typically relies on the successful operation of a business and is therefore more sensitive to adverse conditions in the economy and real estate market. Many of these loans are secured and backed by the personal guarantees of the owners of the business.
Nonfarm nonresidential — Nonfarm nonresidential loans are primarily secured by office and industrial buildings, warehouses, and various special purpose properties. Although terms vary, nonfarm nonresidential loans generally have amortizations of 15 to 25 years, as well as balloon payments of three to five years, and terms which provide for fixed interest rates. Nonfarm nonresidential loans generally have greater credit risks compared to residential real estate loans, since they usually involve larger loan balances secured by non-homogeneous or specific use properties. Repayment of these loans typically relies on the successful operation of a business or the generation of lease income by the property and is therefore more sensitive to adverse conditions in the economy and real estate market. We have established minimum underwriting standards that include: down payments, debt service requirements, and amortization schedules.
Construction and land development — Construction and land development loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of one year to eighteen months during the construction period and interest rates based on a designated index.
1 – 4 family residential — 1 – 4 family residential loans are generally smaller in size and are homogenous because they exhibit similar characteristics. These loans are secured by nonfarm property containing one to four family dwelling units which include individual condominium dwelling units secured by an interest in the individual housing unit. 1 – 4 family residential loans generally carry less risk than other loan types as they tend to be smaller balance loans without concentrations to a single borrower or group of borrowers. Repayment depends on the individual borrower’s capacity to repay the loan. When there is deterioration in the market value of residential real estate, there is risk of loss if actions such as foreclosure become necessary to collect the unpaid loan balance. We have established minimum underwriting standards that include: down payments, debt service requirements, and amortization schedules that conform to widely accepted standards.
Included in this segment are also home equity lines of credit. Home equity lines of credit are secured by residential real estate with a term normally less than ten years. Due to higher risk involved, home equity and second mortgage loans generally have higher interest rates than residential real estate mortgages.
Multi-family (5+) residential — Multi-family (5+) residential loans generally involve a greater degree of credit risk than residential real estate loans due to the reliance on the successful operation of the project. This loan type is sensitive to adverse economic conditions.
Consumer — The risk involved in consumer loans is the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans include secured and unsecured loans that have been made for a variety of consumer purposes.
The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. Demand loans, loans having no stated repayment schedule and stated maturity date, and overdraft loans were reported as being due in one year or less. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:
	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
	(Dollars in thousands)
As of December 31, 2025
Commercial & industrial	$222,609	$100,121	$155,848	$59,883	$20,480	$—	$—	$558,941
Nonfarm nonresidential	142,583	231,933	31,048	68,509	—	—	4,742	478,815
Construction & land development	73,339	6,547	25,741	—	3,477	—	—	109,104
1 – 4 family residential	11,509	20,199	10,504	—	2,482	—	—	44,694
Multi-family residential	4,228	35,517	—	1,013	—	—	—	40,758
Consumer	3,294	125	43,825	8	—	—	—	47,252
Total loans	$457,562	$394,442	$266,966	$129,413	$26,439	$—	$4,742	$1,279,564

	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
	(Dollars in thousands)
As of December 31, 2024
Commercial & industrial	$206,616	$103,841	$142,331	$32,379	$28,404	$—	$—	$513,571
Nonfarm nonresidential	135,233	245,552	23,117	78,499	1,815	4,290	4,834	493,340
Construction & land development	67,496	8,883	25,740	—	10,639	—	—	112,758
1 – 4 family residential	9,571	23,941	11,398	—	1,075	—	—	45,985
Multi-family residential	8,326	21,416	—	1,047	—	—	—	30,789
Consumer	1,922	2,353	16,448	12	—	—	—	20,735
Total loans	$429,164	$405,986	$219,034	$111,937	$41,933	$4,290	$4,834	$1,217,178
There was one commercial customer with an overdraft balance of $8.15 million at December 31, 2025, which represents a loan past due 90 days or more. There were no loans past due ninety days or more and still accruing interest as of December 31, 2025 and 2024.
In February 2026, a commercial borrower filed for protection under Chapter 11 of the U.S. Bankruptcy Code. We believe our exposure of $35.2 million, as of February 28, 2026, is adequately protected by the underlying collateral, a 100-acre infill parcel of real estate that represents the borrower’s primary asset. Based on current information, management believes the probability of collection remains satisfactory and no adjustment to the consolidated financial statements is required as of December 31, 2025.
The following table represents the unpaid balance of loans on nonaccrual status as of December 31, 2025 and 2024:
	December 31, 2025	December 31, 2024
	(Dollars in thousands)
Nonaccrual Loans
Commercial & industrial	$760	$4,985
Nonfarm nonresidential	35,150	11,730
Construction & land development	—	3,903
1 – 4 family residential	—	1,600
Multi-family residential	—	—
Consumer	—	—
Total loans	$35,910	$22,218
For commercial loans, the credit quality indicator is internally assigned risk ratings. Each commercial loan is assigned a risk rating upon origination. The risk rating is reviewed on a periodic basis depending on the specific circumstances of the loan.
For 1 – 4 family residential and consumer loans, the credit quality indicator is performance determined by delinquency status. When a loan becomes delinquent 90 days, the status is updated based on the Company’s credit quality indicators.

The following tables present the risk category of loans evaluated by segment based on the most recent analysis performed at December 31, 2025 and 2024:
	2025
	(Dollars in thousands)
	Pass	Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$544,408	$13,772	$—	$760	$—	$558,940
Nonfarm nonresidential	421,941	21,673	50	35,151	—	478,815
Construction and land development	109,104	—	—	—	—	109,104
1 – 4 Family Residential	44,693	—	—	—	—	44,693
Multi-family (5+) residential	40,759	—	—	—	—	40,759
Consumer	47,253	—	—	—	—	47,253
Total loans	$1,208,158	$35,445	$50	$35,911	$0	$1,279,564
	2024
	(Dollars in thousands)
	Pass	Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$499,960	$8,625	$—	$4,985	$—	$513,570
Nonfarm nonresidential	466,777	14,778	54	11,730	—	493,339
Construction and land development	108,855	—	—	3,903	—	112,758
1 – 4 Family Residential	44,386	—	—	1,600	—	45,986
Multi-family (5+) residential	30,790	—	—	—	—	30,790
Consumer	20,735	—	—	—	—	20,735
Total loans	$1,171,503	$23,403	$54	$22,218	$—	$1,217,178
For the years ended December 31, 2025 and 2024 there were no loans with financial difficulty modifications. There were no residential real estate loans in process of foreclose as of December 31, 2025 and 2024. Collateral dependent loans are loans for which the repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment. Loans are written down to the lower of cost or fair value of underlying collateral, less estimated costs to sell. Signature had $34.3 million and $19.6 million of collateral dependent loans secured by real estate or business assets as of December 31, 2025 and 2024, respectively.
Allowance for Credit Losses on Loans.   The allowance for credit losses was $13.0 million, or 1.02% of total loans at December 31, 2025. The allowance for credit losses was $13.0 million, or 1.07% of total loans, at December 31, 2024.

The following table presents, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:
	Year Ended December 31, 2025	Year Ended December 31, 2024
(Dollars in thousands)
Average loans outstanding	$1,248,160	$1,176,015
Total loans outstanding at the end of the period	1,278,362	1,261,104
Allowance for credit losses on loans at the beginning of the period	12,976	12,145
Provision for credit losses	1,380	2,918
Charge-offs:
Commercial & industrial	213	1,965
Nonfarm nonresidential	1,246	—
Construction & land development	—	175
1 – 4 family residential	—	—
Multi-family residential	—	—
Consumer	5	—
Total charge-offs for all loan types	$1,464	$2,140
Recoveries::
Commercial & industrial	126	35,914
Nonfarm nonresidential	12	8,559
Construction & land development	—	—
1 – 4 family residential	8	7,900
Multi-family residential	—	—
Consumer	—	140
Total recoveries for all loan types	$146	$53
Net (recoveries) charge-offs	$1,234	$2,087
Allowance for credit losses on loans at the end of the period:	$13,038	$12,976
Allowance for credit losses on loans to total loans outstanding	1.02%	1.07%
Nonaccrual loans to total loans outstanding	2.81%	1.83%
Allowance for credit losses on loans to nonaccrual loans	36.31%	58.40%
Net charge-offs to average loans outstanding:
Commercial & industrial	0.02%	0.38%
Nonfarm nonresidential	0.25%	0.04%
Construction & land development	—	—
1 – 4 family residential	(0.02)%	(0.02)%
Multi-family residential	—	—
Consumer	0.02%	—
Total loans	0.11%	0.18%
The following table shows the allocation of the allowance for credit losses among loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance for credit losses is available to absorb losses from any loan category.

	As of December 31, 2025		As of December 31, 2024
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Commercial & industrial	$4,254	0.76%	$5,782	1.13%
Nonfarm nonresidential	5,750	2.34%	5,201	2.04%
Construction & land development	1,900	3.22%	1,065	1.95%
1 – 4 family residential	217	0.95	210	0.90
Multi-family residential	578	1.42	586	1.90
Consumer	341	0.72	133	0.64
Total loans	$13,040	1.02%	$12,977	1.07%
Indebtedness.   Debt consisted of the following components at the dates set forth below:
(Dollars in thousands)	December 31, 2025	December 31, 2024
Federal Home Loan Bank advances	$17,691	$130,641
Subordinated notes	7,000	7,000
Signature Bank established membership in the FHLB in 2018. Under this membership, we can borrow from the FHLB based on the market value of eligible pledged loans and securities. As of December 31, 2025 and 2024, we had $1.1 billion of loans and securities pledged. As of December 31, 2025 and 2024, we had an outstanding balance of $17.7 million at a weighted average of 3.26% and $130.6 million at a weighted average of 3.98%, respectively. Signature Bank also participates in the Federal Reserve Bank’s Discount Window Borrower-In-Custody Program. Under this program, we can borrow from the Federal Reserve based on the value of eligible pledged loans. As of December 31, 2025 and 2024, we had $103.2 million and $71.8 million of loans pledged, respectively. We had no outstanding loan balance with the Fed as of December 31, 2025 and 2024.
We also have a Pledge Agreement with an unaffiliated financial institution. Under the agreement, we can borrow funds based on a discounted value of eligible pledged investment securities. As of December 31, 2025 and 2024, we had $2.0 million and 2.3 million of pledged investments, respectively. We had no outstanding balance on this loan facility as of December 31, 2025 and 2024.
On May 31, 2018, Signature completed a $15.0 million private placement of fixed-to-floating rate subordinated notes. On May 14, 2021, Signature provided the Federal Reserve Bank of Chicago (FRB) with a request to repurchase outstanding subordinated debt of $8.0 million. In 2021, Signature repurchased $7.0 million of the outstanding subordinated debt. In 2022, we repurchased an additional $1.0 million of subordinated debt to complete the repurchase approved by the FRB. The outstanding balance of $7.0 million as of December 31, 2025, continues to bear interest at 90-day SOFR + 3.26% that will reset quarterly. At December 31, 2025, the interest rate was 7.31%. Quarterly interest payments are expected until maturity which is consistent among all the original debt holders. Unless redeemed earlier, the remaining notes will mature on June 1, 2028. Proceeds from the notes meet the requirements to qualify as regulatory Tier 2 capital for Signature and as regulatory Tier 1 capital for the portion of the net proceeds that are invested in Signature Bank.
Capital.   We seek to maintain a strong capital base to support current operations. As of December 31, 2025, Signature Bank’s total risk based capital and Tier 1 leverage ratios were 17.20% and 12.18%, respectively. These ratios are in excess of required regulatory minimums to be considered “well capitalized.”
Signature Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Signature’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Signature Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Signature Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
The federal banking agencies have adopted regulations that substantially amend the capital regulations currently applicable to us. These regulations implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act.
In addition to the minimum common equity Tier 1 (CET1), Tier 1 and total capital ratios, Signature Bank will have to maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions.
As of December 31, 2025, we maintained Basel III capital ratios in excess of the well capitalized standards established by the Federal Reserve regulatory framework. To be categorized as well capitalized, we must maintain minimum CET 1 risk based, Tier 1 risk based, and Tier 1 leverage capital ratios
Signature Bank’s actual capital amounts and ratios and minimum regulatory amounts and ratios established by regulations are set forth below:
	Actual		Minimum for Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	(Dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025
CET1 Risk-Based Capital Ratio	$255,700	16.31%	$109,767	7.0%	$101,927	6.5%
Total Risk-Based Capital Ratio	269,644	17.20%	164,651	10.5%	156,810	10.0%
Tier 1 Risk-Based Capital Ratio	255,700	16.31%	133,289	8.5%	125,448	8.0%
Tier 1 Leverage Ratio	255,700	12.18%	83,984	4.0%	104,980	5.0%
As of December 31, 2024
CET1 Risk-Based Capital Ratio	$217,625	14.91%	$102,162	7.0%	$94,865	6.5%
Total Risk-Based Capital Ratio	231,472	15.86%	153,243	10.5%	145,946	10.0%
Tier 1 Risk-Based Capital Ratio	217,625	14.91%	124,054	8.5%	116,757	8.0%
Tier 1 Leverage Ratio	217,625	9.96%	87,380	4.0%	109,225	5.0%
Contractual Commitments.   Signature Bank makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. At December 31, 2025 and December 31, 2024, unfunded commitments to extend credit were $600.4 million, and $492.9 million, respectively.
In addition to commitments to extend credit, Signature Bank also issues standby letters of credit that are assurances to a third party that it will not suffer a loss if the customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled approximately $15.7 million and $18.7 million at December 31, 2025 and 2024, respectively. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity discussed above, we believe that we will have the necessary resources to meet these obligations should the need arise.
Liquidity.   Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, investments and loans maturing within one year. Signature Bank’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of Signature Bank’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Bank maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.
Signature Bank is required to maintain a sufficient level of liquid assets, as determined by management and reviewed for adequacy by the FDIC and IDFPR during regular examinations. We frequently monitor our liquidity position primarily using the ratio of cash and cash equivalents and unpledged available for sale investments securities as a percentage of total liabilities (which we refer to as the “liquidity ratio”). Signature Bank’s liquidity ratio as of December 31, 2025 was 17.99%. We adjust liquidity levels to meet funding needs for deposit outflows, payment of real estate taxes, repayment of borrowings and loan fundings. As of December 31 2025, Signature Bank had $641.4 million of additional borrowing capacity available with the FHLB of Chicago.
Additional sources of liquidity available to Signature Bank include, but are not limited to, brokered CD issuances, loan repayments, the ability to obtain deposits through the adjustment of interest rates and the purchase of federal funds. To further meet its liquidity needs, the Bank also maintains lines of credit with its primary correspondent financial institution, the Federal Reserve Bank of Chicago and the FHLB of Chicago.
Signature is a legal entity, separate and distinct from Signature Bank. There are various legal limitations applicable to the payment of dividends by Signature Bank to Signature and to the payment of dividends by Signature to its shareholders. The payment of dividends by Signature Bank or Signature may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Regulatory agencies have the authority to prohibit Signature Bank or Signature from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of Signature Bank, or Signature, could be deemed to constitute such an unsafe or unsound practice. In addition, under the current supervisory practices of the Federal Reserve, Signature should inform and consult with the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in a material adverse change to Signature’s capital structure.
Transfers of funds from Signature Bank to Signature in the form of loans, advances, and cash dividends are restricted by federal and state regulatory authorities. At December 31, 2025, the aggregate amount of unrestricted funds which could be transferred from Signature Bank to Signature, without prior regulatory approval, totaled $103.1 million. The amount of unrestricted funds is generally determined by subtracting the total dividend payments of Signature Bank from its net income for that year, combined with Signature Bank’s retained net income for the preceding two years.
For the years ended December 31, 2025 and 2024, the aforementioned restrictions on Signature Bank’s ability to transfer funds to Signature have not had and are not reasonably likely to have in the future, an impact on the ability of Signature to meet its cash obligations. Signature does not anticipate any material cash requirements outside of the ordinary course of business, other than those related to the merger.
The following table sets forth certain information from Signature relating to the average balance sheet and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. Such yields and cost are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

	For years ended December 31,
	2025			2024
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	(Dollars in thousands)
Interest Earning Assets
Loans	1,248,160	87,233	6.99%	1,176,015	87,761	7.46%
Securities	393,225	10,577	2.69%	372,138	9,240	2.48%
Interest earning cash and other	293,582	12,027	4.10%	399,913	20,136	5.04%
Total interest earning assets	1,934,967	109,837	5.68%	1,948,066	117,137	6.01%
Non interest earning assets	44,696			46,554
Total average assets	1,979,663			1,994,620
Interest Bearing Liabilities
Savings, Now, money market deposits	1,076,138	24,349	2.26%	970,457	30,195	3.11%
Time deposits	66,010	2,446	3.71%	90,841	3,922	4.32%
Total interest bearing deposits	1,142,148	26,795	2.35%	1,061,298	34,117	3.21%
Short term borrowings	43,673	1,531	3.51%	128,400	5,289	4.12%
Subordinated debt	7,000	541	7.73%	7,000	606	8.66%
Total interest bearing liabilities	1,192,821	28,867	2.42%	1,196,698	40,012	3.34%
Noninterest Bearing Liabilities
Noninterest bearing deposits	572,012			621,258
Other	18,095			20,625
Total noninterest bearing liabilities	590,107			641,883
Stockholders’ equity	196,735			156,039
Total liabilities and equity	1,979,663			1,994,620
Net interest income		80,970			77,125
Net interest spread			3.26%			2.67%
Net interest margin			4.18%			3.96%
Deposits (including noninterest bearing)	1,714,160	26,795	1.56%	1,682,556	34,117	2.03%
	Years Ended December 31, 2025 vs. 2024
	Increase (Decrease) due to		Total Increase (Decrease)
	Volume	Rate
	(Dollars in thousands)
Interest earned on:
Loans	$5,216	$(5,744)	$(528)
Securities	541	796	1,337
Interest earning cash and other	(4,767)	(3,342)	(8,109)
Total interest income	990	(8,290)	(7,300)
Interest paid on:
Savings, NOW, money market deposits	3,032	(8,878)	(5,846)
Time deposits	(972)	(504)	(1,476)
Total interest bearing deposits	2,060	(9,382)	(7,322)
Short term borrowings	(3,066)	(692)	(3,758)
Subordinated debt	—	(65)	(65)
Total interest expense	(1,006)	(10,139)	(11,145)
Change in net interest income	$1,996	$1,849	$3,845

Annex F
Signature Bancorporation, Inc.
and Subsidiary
Consolidated Financial Report
December 31, 2025

Independent Auditor’s Report
Board of Directors
Signature Bancorporation, Inc. and Subsidiary
Opinion
We have audited the consolidated financial statements of Signature Bancorporation, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ RSM US LLP
Chicago, Illinois
March 11, 2026

Signature Bancorporation, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2025 and 2024
	2025	2024
Assets
Cash and due from banks	$12,228,701	$13,962,834
Interest-bearing deposits held at other financial institutions	296,413,320	508,038,837
Total cash and cash equivalents	308,642,021	522,001,671
Interest-bearing time deposits held at other financial institutions	9,902,721	12,144,721
Investment securities, available-for-sale	374,463,824	392,476,650
Federal Home Loan Bank stock	1,858,400	6,625,000
Loans	1,278,361,874	1,216,104,123
Allowance for credit losses	(13,038,051)	(12,976,274)
Net loans	1,265,323,823	1,203,127,849
Other real estate owned	1,890,000	—
Leasehold improvements and equipment, net	1,298,567	1,423,575
Accrued interest receivable and other assets	31,074,088	37,049,642
	$1,994,453,444	$2,174,849,108
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$578,252,678	$644,176,582
Interest-bearing	1,140,131,841	1,205,302,955
Total deposits	1,718,384,519	1,849,479,537
Short-term borrowings	17,691,487	130,641,487
Subordinated notes	7,000,000	7,000,000
Accrued interest payable and other liabilities	31,576,234	18,046,616
Total liabilities	1,774,652,240	2,005,167,640
Commitments and Contingencies (Note 13)
Stockholders’ equity
Common stock, $1 par value; authorized 2,500,000 shares; issued and outstanding 1,354,837 shares	1,354,837	1,354,837
Additional paid-in capital	35,554,980	35,170,689
Retained earnings	226,184,081	189,001,062
Accumulated other comprehensive loss	(40,641,563)	(53,104,237)
	222,452,335	172,422,351
Treasury stock, 64,562 and 65,497 shares as of December 31, 2025 and 2024, respectively	(2,651,131)	(2,740,883)
Total stockholders’ equity	219,801,204	169,681,468
	$1,994,453,444	$2,174,849,108
See Notes to Consolidated Financial Statements.

Signature Bancorporation, Inc. and Subsidiary
Consolidated Statements of Income
Years Ended December 31, 2025 and 2024
	2025	2024
Interest and dividend income:
Loans, including fees	$86,404,737	$86,962,560
Investment securities	10,576,867	9,240,074
Federal Home Loan Bank stock	238,308	579,145
Interest-bearing time deposits held at other financial institutions	12,616,859	20,355,320
Total interest income	109,836,771	117,137,099
Interest expense:
Deposits	26,795,449	34,116,458
Subordinated notes	540,573	606,264
Federal funds purchased and other borrowings	1,530,871	5,289,014
Total interest expense	28,866,893	40,011,736
Net interest income	80,969,878	77,125,363
Provision for credit losses	1,380,130	2,918,044
Provision for unfunded loan commitments	34,425	142,495
Net interest income after provision for credit losses	79,555,323	74,064,824
Noninterest income:
Service charges and fees on customer accounts	7,255,634	6,736,304
Credit card income	1,633,647	1,796,993
Realized loss on available-for-sale securities	—	(20)
Total noninterest income	8,889,281	8,533,277
Noninterest expenses:
Salaries and employee benefits	23,515,889	22,686,439
Occupancy and equipment expense	1,935,602	1,869,833
Data processing	2,270,648	1,829,120
Credit cards	838,298	784,691
Marketing	541,397	386,288
Professional fees	1,124,638	1,276,030
Other real estate expense, net	11,518	—
FDIC insurance assessment	927,952	1,109,800
Other expense	5,946,862	4,834,471
Total noninterest expenses	37,112,804	34,776,672
Net income before income tax expense	51,331,800	47,821,429
Income tax expense	14,148,781	13,491,570
Net income	$37,183,019	$34,329,859
See Notes to Consolidated Financial Statements.

Signature Bancorporation, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2025 and 2024
	2025	2024
Net income	$37,183,019	$34,329,859
Other comprehensive income:
Unrealized net holding gain (loss) arising during the period before tax	17,402,702	(4,502,330)
Reclassification adjustment for net realized loss on AFS Securities	—	(20)
Income tax applicable to other comprehensive (loss) income	(4,940,029)	878,716
Other comprehensive income (loss), net of tax	12,462,673	(3,623,634)
Comprehensive income	$49,645,692	$30,706,225
See Notes to Consolidated Financial Statements.

Signature Bancorporation, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2025 and 2024
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balance, December 31, 2023	$1,354,837	$34,735,203	$154,671,203	$(49,480,603)	$(2,593,047)	$138,687,593
Net income	$—	$—	$34,329,859	$—	$—	34,329,859
Other comprehensive loss	—	—	—	(3,623,634)	—	(3,623,634)
Stock-based compensation	—	435,486	—	—	—	435,486
Option exercise	—	—	—	—	40,786	40,786
Sale of treasury stock	—	—	—	—	378	378
Repurchase of treasury stock	—	—	—	—	(189,000)	(189,000)
Balance, December 31, 2024	1,354,837	35,170,689	189,001,062	(53,104,237)	(2,740,883)	169,681,468
Net income	—	—	37,183,019	—	—	37,183,019
Other comprehensive income	—	—	—	12,462,674	—	12,462,674
Stock-based compensation	—	384,291	—	—	—	384,291
Option exercise	—	—	—	—	89,753	89,753
Balance, December 31, 2025	$1,354,837	$35,554,980	$226,184,081	$(40,641,563)	$(2,651,130)	$219,801,205
See Notes to Consolidated Financial Statements.

Signature Bancorporation, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2025 and 2024
	2025	2024
Cash Flows From Operating Activities
Net income	$37,183,019	$34,329,859
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization on investment securities	404,827	333,023
Stock-based compensation	384,291	435,486
Depreciation and amortization	(457,365)	(438,092)
Deferred income taxes	47,791	(614,971)
Provision for credit losses	1,380,130	2,918,044
Provision for unfunded loan commitments	34,425	142,496
Decrease in accrued interest receivable and other assets	987,733	3,292,347
Increase in accrued interest payable and other liabilities	13,529,618	3,708,149
Net cash provided by operating activities	53,494,469	44,106,341
Cash Flows From Investing Activities
Decrease in interest-bearing time deposits held at other financial institutions	2,242,000	2,222,841
Purchases of investment securities, net of unsettled security trades	(13,887,185)	(50,135,963)
Sales of Federal Home Loan Bank stock	4,766,600	—
Proceeds from maturities and prepayments of investment securities	48,897,887	30,892,818
Net increase in loans	(65,500,529)	(67,178,513)
Purchases of leasehold improvements and equipment	582,373	454,278
Net cash used in investing activities	(22,898,854)	(83,744,539)
Cash Flows From Financing Activities
Net (decrease) increase in noninterest-bearing deposits	(65,923,904)	13,542,824
Net (decrease) increase in interest-bearing deposits	(65,171,114)	329,016,251
Proceeds of FHLB advances	2,000,000	5,641,487
Payments of FHLB advances	(114,950,000)	—
Option exercise	89,753	40,786
Net activity in treasury stock	—	(188,622)
Net cash provided by financing activities	(243,955,265)	348,052,726
Net (decrease) increase in cash and cash equivalents	(213,359,650)	308,414,528
Cash and cash equivalents:
Beginning	522,001,671	213,587,143
Ending	$308,642,021	$522,001,671
Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$27,227,812	$34,162,679
Cash payments for income taxes	16,226,000	14,065,000
Lease liabilities arising from obtaining right-of-use assets	641,143	—
Transfer of loan to other real estate owned	(1,890,000)	—
See Notes to Consolidated Financial Statements.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies
Nature of business:   Signature Bank (the Bank) is a wholly-owned banking subsidiary of Signature Bancorporation, Inc. (the Company), headquartered in Rosemont, Illinois, that was organized in 2006. The Bank is engaged in the general commercial banking business and provides full service banking to individuals and businesses, which includes checking, savings, money market and time deposit accounts, as well as commercial loans, real estate loans, and consumer loans.
The Bank is subject to the regulations of certain governmental agencies and undergoes periodic examinations by those regulatory authorities.
Principles of consolidation:   The consolidated financial statements include the accounts of the Company and the Bank. All intercompany transactions and balances have been eliminated.
Basis of financial statement presentation and accounting estimates:   The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). In preparing the accompanying consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses for the reporting period. The significant estimate that is particularly susceptible to change in a short period of time relates to the determination of the allowance for credit losses. Actual results could differ from those estimates.
Reclassifications:   Certain items in the prior year consolidated financial statements were reclassified to conform to the current year presentation with no impact on net income, comprehensive income or stockholders’ equity.
Cash and cash equivalents:   For purposes of reporting cash flows, the Company considers cash on hand, amounts due from banks, interest-bearing deposits held at other financial institutions, and highly liquid debt instruments purchased with maturities of three months or less to be cash and cash equivalents. Cash flows from loans, interest-bearing time deposits held at other financial institutions and deposits are reported net.
Interest-bearing time deposits held at other financial institutions:   Interest-bearing time deposits held at other financial institutions mature at various dates through 2026 and are carried at cost. These deposits are insured by the Federal Deposit Insurance Corporation (FDIC).
Investment securities:   Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available-for-sale securities are recorded at fair value, with unrealized gains and losses excluded from earnings and presented as a separate component of accumulated other comprehensive income (loss), net of tax. Decisions to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Purchases of securities are recognized on a trade date basis. For any purchases unsettled at month-end a corresponding liability is recorded by the Company.
Premiums and discounts representing the difference between original cost and par value at the time of purchase are amortized and reflected as interest income over the remaining term to maturity or earliest call date using the interest method. Realized gains and losses are reflected in the consolidated statements of income using the specific identification method.
The Company evaluates its available-for-sale investment securities portfolio on a quarterly basis for indicators of impairment with the Company’s external investment advisor. For available-for-sale securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the securities’ amortized cost basis is written down to fair value through income. For available-for-sale securities that do not meet this criteria management

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
specifically reviews the amount of unrealized loss, any implicit government guarantees, the credit rating history, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, an evaluation of the timing and amount of the expected cash flows is completed by the Bank’s investment advisor. Should an impairment exist, an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any remaining unrealized loss is recognized in other comprehensive income.
Federal Home Loan Bank stock:   The Company owns stock of the Federal Home Loan Bank of Chicago (FHLB). No ready market exists for this stock, and it has no quoted market values. The Bank, as a member of the FHLB, is required to maintain an investment in the capital stock of FHLB. The stock is redeemable at par by the FHLB and is, therefore, carried at cost and periodically evaluated for impairment.
Loans:   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any unamortized deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method. Accrued interest is excluded from the amortized cost basis and reported in accrued interest receivable and other assets on the consolidated balance sheets.
The Company’s loan portfolio is segmented as follows:
•
Commercial and industrial

•
Nonfarm nonresidential

•
Construction and land development

•
1 – 4 family residential

•
Multi-family (5+) residential

•
Consumer

Generally, loans are considered past due when contractual payments are delinquent for 31 days or greater.
Loans will generally be placed on nonaccrual status when the loan has become 90 days past due (unless the loan is well secured and in the process of collection), or if any of the following conditions exist:
•
It becomes evident that the borrower will not make payments, or will not or cannot meet the terms for renewal of a matured loan;

•
When full repayment of principal and interest is not expected;

•
When the loan meets the definition of “substandard” and the future accrual of interest is not protected by sound collateral values;

•
When the loan is graded “doubtful;”

•
When the borrower files bankruptcy and an approved plan of reorganization or liquidation is not anticipated in the near future; or

•
When foreclosure action is initiated.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method until qualifying for return to accrual.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
Nonaccrual loans may be restored to accrual status provided the following criteria are met:
•
The loan is current, and all principal and interest amounts contractually due have been made;

•
The loan is well secured and in the process of collection; and

•
Prospects for future principal and interest payments are not in doubt.

Allowance for credit losses:   Expected credit losses are estimated on a collective basis for loans that are not individually evaluated. For collectively evaluated loans, the Company uses a statistically based model that employs assumptions surrounding current and future economic conditions throughout the contractual life which were developed from historical observations and capturing various macroeconomic risk conditions through a full economic cycle. The process of estimating expected credit losses is based on three key parameters: the probability of a loan defaulting (PD), the exposure at default (EAD) and the expected loss given default (LGD). To determine its reasonable and supportable forecast, management may leverage macroeconomic forecasts obtained from various reputable sources, which may include, but is not limited to, the Federal Open Market Committee forecast and other publicly available forecasts from well recognized, leading economists or firms. External baseline forecasts are supplemented an assessment of the likelihood of standard alternative scenarios occurring over the forecast period. The Company utilizes an economic forecast over a 4-quarter period with a 4-quarter straight line reversion in which the economic variables revert to a historical equilibrium.
In addition, the Company’s allowance methodology incorporates a variety of risk considerations which are developed based on historical credit loss experience and qualitative factors. These include adjustments for changes in policies or procedures in underwriting, changes in economic trends, risk ratings, and underlying collateral, changes in lending and risk management personnel, trends in adversely classified assets, results of internal audit and loan quality control reviews, concentrations of credit risk, and other external factors. The Company’s evaluation process also includes the on-going assessment of credit quality metrics, and a comparison of certain allowance benchmarks to current performance.
Allowances for individually evaluated loans that are collateral-dependent are measured based on the fair value of the underlying collateral, less expected costs to sell where applicable. Allowances for individually evaluated loans that are not collateral dependent are measured based on the present value of expected cash flows of the loan, discounted at the effective interest rate. Specific reserves on individually evaluated commercial loans are reviewed quarterly and adjusted as necessary based on the collateral condition.
When establishing the allowance for credit losses, management categorizes loans into homogenous categories generally based on the nature of the collateral and the basis of repayment. These categories and the relevant risk characteristics are as follows:
Commercial and industrial — Commercial and industrial loans are for commercial, corporate and business purposes, including issuing letters of credit. The Company’s commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by accounts receivable, inventory, equipment, machinery and other business assets. Commercial business loans generally have terms of five years or less and interest rates that float in accordance with a designated published index.
Commercial and industrial loans generally have greater credit risks compared to residential real estate loans, since they usually involve larger loan balances secured by business assets. Repayment of these loans typically relies on the successful operation of a business and is therefore more sensitive to adverse conditions in the economy and real estate market. Many of these loans are secured and backed by the personal guarantees of the owners of the business.
Nonfarm nonresidential — Nonfarm nonresidential loans are primarily secured by office and industrial buildings, warehouses, and various special purpose properties. Although terms vary, nonfarm nonresidential

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
loans generally have amortizations of fifteen to twenty-five years, as well as balloon payments of three to five years, and terms which provide for fixed interest rates. Nonfarm nonresidential loans generally have greater credit risks compared to residential real estate loans, since they usually involve larger loan balances secured by non-homogeneous or specific use properties. Repayment of these loans typically relies on the successful operation of a business or the generation of lease income by the property and is therefore more sensitive to adverse conditions in the economy and real estate market. The Company has established minimum underwriting standards that include: down payments, debt service requirements, and amortization schedules.
Construction and land development — Construction and land development loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of one year to eighteen months during the construction period and interest rates based on a designated index.
1 – 4 family residential — 1 – 4 family residential loans are generally smaller in size and are homogenous because they exhibit similar characteristics. These loans are secured by nonfarm property containing one to four family dwelling units which include individual condominium dwelling units secured by an interest in the individual housing unit. 1 – 4 family residential loans generally carry less risk than other loan types as they tend to be smaller balance loans without concentrations to a single borrower or group of borrowers. Repayment depends on the individual borrower’s capacity to repay the loan. When there is deterioration in the market value of residential real estate, there is risk of loss if actions such as foreclosure become necessary to collect the unpaid loan balance. The Company has established minimum underwriting standards that include: down payments, debt service requirements, and amortization schedules that conform to widely accepted standards.
Included in this segment are also home equity lines of credit. Home equity lines of credit are secured by residential real estate with a term normally less than ten years. Due to higher risk involved, home equity and second mortgage loans generally have higher interest rates than residential real estate mortgages.
Multi-family (5+) residential — Multi-family (5+) residential loans generally involve a greater degree of credit risk than residential real estate loans due to the reliance on the successful operation of the project. This loan type is sensitive to adverse economic conditions.
Consumer — The risk involved in consumer loans is the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans include secured and unsecured loans that have been made for a variety of consumer purposes.
The allowance for credit losses consists of allocated and general components. The allocated component relates to loans that are classified as individually evaluated. For those loans that are classified as individually evaluated, an allowance is established when the collateral (or discounted cash flows or observable market price) of the individually evaluated loan is lower than the carrying value of that loan.
A loan is considered individually evaluated when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as individually evaluated. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration circumstances surrounding the loan and the borrower, including the length of the delays, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Company considers current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit’s risk profile. For Special Mention, Substandard, and Doubtful credit classifications, the frequency of review is increased to no less than quarterly, in order to determine potential impact on credit loss estimates.
Credit Quality Indicators:   The Company categorizes commercial and industrial, nonfarm nonresidential, construction and land development, and multi-family (5+) residential loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:
Pass — A Pass asset is well protected by the current worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.
Special Mention — A Special Mention asset has potential weaknesses that deserve management’s close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future, adversely affect the obligor. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.
Substandard — A Substandard asset is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the institution will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.
Doubtful — An asset that has all the weaknesses inherent in the Substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely likely, but it is not identified at this point due to pending factors.
Loss — An asset, or portion thereof, classified as Loss, is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about when the recovery would occur or how much would be recovered. As such, it is not practical or desirable to defer the write-off.
On an annual basis, an independent loan review is completed on a sample of commercial and industrial, nonfarm nonresidential, construction and land development and multi-family (5+) residential loans. The reviews are completed in enough detail to, at a minimum, validate the risk rating. Additionally, the reviews

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
determine whether any documentation exceptions exist, appropriate written analysis is included in the loan file, and whether credit policies have been properly adhered to.
Annually, an independent review is also conducted for a sample of 1 – 4 family residential loans as well as consumer loans in order to assess underwriting quality and adherence to policy.
Reserve for Unfunded Commitments:   The allowance for unfunded lending commitments (AULC) is maintained at a level calculated by management to be sufficient to absorb estimated expected credit losses related to unfunded credit facilities and is included in other liabilities within the Company’s Consolidated Balance Sheet. The determination of the adequacy of the reserve is based upon expected credit losses over the remaining contractual life of the commitments, taking into consideration the current funded balance and estimated exposure over the reasonable and supportable forecast period. This process takes into consideration the same risk elements that are analyzed in the determination of the adequacy of the Company’s allowance for credit losses as previously described.
Financial difficulty modifications:   Financial difficulty modifications exist when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession (either imposed by court order or agreement between the borrower and the Company) to the borrower that it would not otherwise consider. The modification of the terms of such loans includes one or more of the following: a reduction of the stated interest rate of the loan, an extension of the maturity date, a permanent reduction of the recorded investment of the loan, or an other-than-insignificant payment delay. All loans which have received a financial difficulty modification are classified as individually evaluated loans and are subject to the same allowance methodology as described previously for individually evaluated loans. Loans that received a financial difficulty modification are placed on accrual or nonaccrual status based on management’s assessment of collectability and the borrower’s ability to meet the payment terms of the modification.
Leasehold improvements and equipment:   Leasehold improvements and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for reporting purposes and accelerated methods for income tax purposes over the useful lives for equipment and the lesser of the term of the lease or the estimated useful life for leasehold improvements.
The Company maintains non-cancelable leases for corporate operations and local branch rents. These leases are all classified as operating due to the amount of time such spaces are occupied relative to the underlying assets useful lives. Many of these leases contain renewal options, which are not included in measurement of the right-of-use asset as they are not considered reasonably certain of exercise. Payments under these obligations are made on a monthly basis. Operating leases include a right-of-use assets and corresponding lease liabilities in the Company’s consolidated balance sheet.
A right-of-use asset represents the Company’s right to use an underlying asset for the lease term and the lease liability represents the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the contractual terms of the lease. In determining the present value of lease payments, the Company uses an implicit lease rate. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term in an amount equal to the lease payments in a similar economic environment. The Company has also elected not to recognize insignificant leases or original leases with terms of twelve months.
Transfers of financial assets:   Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
Other real estate owned:   Other real estate owned (OREO) includes assets that have been acquired in satisfaction of debt and are initially recorded at fair value less estimated costs to sell, establishing a new cost basis. Subsequently, valuations are periodically performed by management and the assets are carried at lower of carrying amount or fair value, less cost to sell. Realized gains/losses on sale are shown as gain on sale of other real estate owned on the consolidated statements of income. Unrealized losses and operations results from OREO are shown as other real estate expense, net; on the consolidated statements of income.
Income taxes:   Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in laws and rates on the date of enactment. The Company includes deferred taxes with accrued interest receivable and other assets in the accompanying consolidated balance sheets.
The Company has adopted the accounting guidance relating to accounting for Uncertainty in Income Taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. A tax position is recognized as a benefit only if it is “more-likely-than-not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more-likely-than-not” test, no tax benefit is recorded.
The Company would recognize interest and penalties on income taxes as a component of income tax expense.
The Company’s U.S. Federal, state, and local Income tax returns are primarily open and subject to audit examination for the 2022 tax return year forward under the standard statute of limitations.
Comprehensive income:   Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, net of the related tax effect, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.
Treasury stock:   Treasury stock is recorded at cost, determined on a first-in, first-out basis.
Stock-based compensation:   The Company estimates the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s consolidated statements of income, over the requisite service periods. Compensation expense for all share-based awards are recognized using the straight-line single-option method.
Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense may be reduced to account for estimated forfeitures. The Company estimates forfeitures at the time of the grant and revises them in subsequent periods if necessary, if actual forfeitures differ from those estimates.
Derivative financial instruments:   The Company’s derivatives consist of interest rate swap agreements, which are used as part of its asset liability management to help manage interest rate risk on long-term fixed rate loans. Derivative financial instruments are recognized as assets or liabilities at fair value with changes in fair value included in the consolidated statements of income.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
Significant Accounting Pronouncements Standards Issued but Not Yet Adopted:   In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Updated (ASU) 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This standard amends the disclosure requirements for income taxes in order to disclose additional information as part of the reconciliation of the effective tax rate to statutory tax rate, for federal, state, and foreign income taxes. It also requires additional disclosure surrounding individual reconciling items in the rate reconciliation to the extent the impact of those items exceeds a quantitative threshold if the effect of those reconciling items is greater than or equal to 5 percent of the amount computed by multiplying pretax income (loss) by the applicable statutory income tax rate. In addition, the ASU requires information pertaining to taxes paid net of refunds received to be disaggregated for federal, state, and foreign taxes and further disaggregated for specific jurisdictions to the extent the related amounts are greater than or equal to 5 percent of total income taxes paid net of refunds received. The amendments in this ASU are effective for annual periods beginning after December 15, 2025. Early adoption is permitted. The Company is in the process of evaluating the impact of the amended guidance on its Consolidated Financial Statement in which the Company does not anticipate a material impact.
Subsequent events:   The Company has evaluated subsequent events for potential recognition and/or disclosure through March 11, 2026, the date the consolidated financial statements were available to be issued.
In February 2026, a commercial borrower filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company believes its exposure of $35,156,000, as of February 28, 2026, is adequately protected by the underlying collateral, a 100-acre infill parcel of real estate that represents the borrower’s primary asset. Based on current information, management believes the probability of collection remains satisfactory and no adjustment to the consolidated financial statements is required.
Note 2.   Restrictions on Cash and Due From Banks
The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. There was no reserve balance requirement for the years ended December 31, 2025 and 2024.
Note 3.   Investment Securities
At December 31, 2025 and 2024, the amortized cost and fair value of investment securities were as follows:
	2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
U.S. government sponsored agency mortgage-backed securities	$195,621,385	$58,487	$(23,309,746)	$172,370,126
U.S. government sponsored collateralized mortgage obligations	211,765,355	11,087	(30,892,018)	180,884,424
States and political subdivisions in the U.S.	22,899,771	81,836	(1,772,333)	21,209,274
	$430,286,511	$151,410	$(55,974,097)	$374,463,824

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Investment Securities (continued)
	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
U.S. government sponsored agency mortgage-backed securities	$215,356,171	$489	$(33,497,423)	$181,859,237
U.S. government sponsored collateralized mortgage obligations	227,293,111	—	(37,036,203)	190,256,908
States and political subdivisions in the U.S.	23,052,758	—	(2,692,253)	20,360,505
	$465,702,040	$489	$(73,225,879)	$392,476,650
The following table shows the Company’s gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2025 and 2024:
	2025
	Continuous Unrealized Losses Existing for Less than 12 Months		Continuous Unrealized Losses Existing for Greater than 12 Months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government sponsored agency mortgage-backed securities	$498,172	$(4,568)	$164,984,722	$(23,305,178)	$165,482,894	$(23,309,746)
U.S. government sponsored collateralized mortgage obligations	12,469,887	(23,529)	159,591,478	(30,868,489)	172,061,365	(30,892,018)
States and political subdivisions in the U.S.	—	—	16,634,809	(1,772,333)	16,634,809	(1,772,333)
Total	$12,968,059	$(28,097)	$341,211,009	$(55,946,000)	$354,179,068	$(55,974,097)

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Investment Securities (continued)
	2024
	Continuous Unrealized Losses Existing for Less than 12 Months		Continuous Unrealized Losses Existing for Greater than 12 Months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government sponsored agency mortgage-backed securities	$18,458,649	$(207,240)	$162,898,848	$(33,290,182)	$181,357,497	$(33,497,423)
U.S. government sponsored collateralized mortgage obligations	34,265,495	(109,771)	155,991,413	(36,926,432)	190,256,908	(37,036,203)
States and political subdivisions in the U.S.	4,438,815	(53,285)	15,921,690	(2,638,968)	20,360,505	(2,692,253)
Total	$57,162,959	$(370,296)	$334,811,951	$(72,855,582)	$391,974,910	$(73,225,879)
Securities that have been in a continuous unrealized loss position for twelve months or more consist of agency mortgage backed securities (MBS), collateralized mortgage obligations (CMO), or municipal securities. During 2025 and 2024 these securities represented a loss of 14.13% and 20.44% for MBS, 19.34% and 23.67% for CMO, and municipals represented 10.65% and 16.57% of their carrying values, respectively.
As of December 31, 2025, the Company’s securities portfolio consisted of 175 securities, 167 of which were in an unrealized loss position. The unrealized losses relate primarily to changes in interest rates and are expected to vary with the movement of interest rates. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment within a one-year time frame. As of December 31, 2025, the Company had no intent to sell any securities that were in an unrealized loss position nor is it expected that the Company would be required to sell the securities prior to their anticipated recovery. Therefore, no allowance has been recorded on available-for sale securities.
Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties, therefore the Company does not provide a schedule of maturities for mortgage-backed securities. Included in the portfolio are twenty-six municipal securities with an amortized cost of $16,694,000 and fair value of $15,066,000 which have a maturity greater than ten years.
There were no sales of securities during the year ending December 31, 2025 and 2024.
Note 4.   Loans
The Company’s loan portfolio consists primarily of loans made to commercial customers in numerous diverse industries, including professional service firms, real estate, manufacturing, aviation, among others. The following table summarizes the carrying amount of loans by segments at December 31, 2025 and 2024:

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 4.   Loans (continued)
	2025	2024
Commercial and industrial	$558,940,370	$513,570,362
Nonfarm nonresidential	478,814,283	493,339,584
Construction and land development	109,103,959	112,758,054
1 – 4 family residential	44,693,221	45,985,799
Multi-family (5+) residential	40,759,342	30,789,808
Consumer	47,252,753	20,734,752
	1,279,563,928	1,217,178,359
Allowance for credit losses	(13,038,051)	(12,976,274)
Net deferred (costs), net	(1,202,054)	(1,074,236)
	$1,265,323,823	$1,203,127,849
The following tables present the contractual aging of the recorded investment by segment of loans at December 31, 2025 and 2024:
	2025
	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Loans Past Due 90 Days or More	Total	Nonaccrual Loans
Commercial and industrial	$542,502,135	$—	$7,000,000	$9,438,235	$558,940,370	$759,811
Nonfarm nonresidential	424,075,597	—	19,588,333	35,150,353	478,814,283	35,150,353
Construction and land development	109,103,959	—	—	—	109,103,959	—
1 – 4 family residential	44,693,221	—	—	—	44,693,221	—
Multi-family (5+) residential	40,759,342	—	—	—	40,759,342	—
Consumer	47,252,753	—	—	—	47,252,753	—
Total	$1,208,387,007	$—	$26,588,333	$44,588,588	$1,279,563,928	$35,910,164
	2024
	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Loans Past Due 90 Days or More	Total	Nonaccrual Loans
Commercial and industrial	$508,831,845	$—	$1,027,045	$3,711,472	$513,570,362	$4,984,764
Nonfarm nonresidential	482,402,595	—	795,000	10,141,989	493,339,584	11,730,425
Construction and land development	108,855,387	—	—	3,902,667	112,758,054	3,902,667
1 – 4 family residential	44,385,799	—	—	1,600,000	45,985,799	1,600,000
Multi-family (5+) residential	30,789,808	—	—	—	30,789,808	—
Consumer	20,734,752	—	—	—	20,734,752	—
Total	$1,196,000,186	$—	$1,822,045	$19,356,128	$1,217,178,359	$22,217,856

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 4.   Loans (continued)
There was one commercial customer with an overdraft balance of $8,150,000 at December 31, 2025 which represents a loan past due 90 days or more.
There were no loans past due ninety days or more and still accruing interest as of December 31, 2025 and 2024.
The following table represents the unpaid balance of loans on nonaccrual status and loans past due over 90 days still accruing as of December 31, 2025 and 2024:
	2025
	Nonaccrual With No Allowance for Credit Loss	Nonaccrual	Loans Past Due 90 Days or More Still Accruing
Commercial and industrial	$759,811	$759,811	$—
Nonfarm nonresidential	27,000,000	35,150,353	—
Construction and land development	—	—	—
1 – 4 family residential	—	—	—
Multi-family (5+) residential	—	—	—
Consumer	—	—	—
Total	$27,759,811	$35,910,164	$—
	2024
	Nonaccrual With No Allowance for Credit Loss	Nonaccrual	Loans Past Due 90 Days or More Still Accruing
Commercial and industrial	$2,924,872	$4,984,764	$—
Nonfarm nonresidential	8,615,909	11,730,425	—
Construction and land development	3,902,667	3,902,667	—
1 – 4 family residential	1,600,000	1,600,000	—
Multi-family (5+) residential	—	—	—
Consumer	—	—	—
Total	$17,043,448	$22,217,856	$—
For commercial loans, the Company’s credit quality indicator is internally assigned risk ratings. Each commercial loan is assigned a risk rating upon origination. The risk rating is reviewed on a periodic basis depending on the specific circumstances of the loan.
For 1 – 4 family residential and consumer loans, the Company’s credit quality indicator is performance determined by delinquency status. When a loan becomes delinquent 90 days, the status is updated based on the Company’s credit quality indicators.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 4.   Loans (continued)
The following tables present the risk category of loans evaluated by segment based on the most recent analysis performed at December 31, 2025 and 2024:
	2025
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$544,408,245	$13,772,314	$—	$759,811	$—	$558,940,370
Nonfarm nonresidential	421,940,497	21,673,159	50,274	35,150,353	—	478,814,283
Construction and land development	109,103,959	—	—	—	—	109,103,959
1 – 4 Family Residential	44,693,221	—	—	—	—	44,693,221
Multi-family (5+) residential	40,759,342	—	—	—	—	40,759,342
Consumer	47,252,753	—	—	—	—	47,252,753
Total	$1,208,158,017	$35,445,473	$50,274	$35,910,164	$—	$1,279,563,928
	2024
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$499,960,194	$8,625,404	$—	$4,984,764	$—	$513,570,362
Nonfarm nonresidential	466,776,811	14,778,049	54,299	11,730,425	—	493,339,584
Construction and land development	108,855,387	—	—	3,902,667	—	112,758,054
1 – 4 Family Residential	44,385,799	—	—	1,600,000	—	45,985,799
Multi-family (5+) residential	30,789,808	—	—	—	—	30,789,808
Consumer	20,734,752	—	—	—	—	20,734,752
Total	$1,171,502,751	$23,403,453	$54,299	$22,217,856	$—	$1,217,178,359
The following tables present additional detail of individually evaluated loans segregated by segment as of and for the years ended December 31, 2025 and 2024. The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The average recorded investment is calculated using monthly individually evaluated loan balances. The interest income recognized column represents all interest income reported either on a cash or accrued basis after the loan became individually evaluated.
	2025
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Allowance for Credit Losses Allocated	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$1,444,926	$759,811	$3,694,035	$—	$—
Nonfarm nonresidential	28,296,230	27,050,274	39,279,038	—	—
Construction and land development	—	—	3,898,912	—	—
1 – 4 family residential	—	—	1,600,000	—	—
Multi-family (5+) residential	—	—	—	—	—
Consumer	—	—	—	—	—
	29,741,156	27,810,085	48,471,985	—	—

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 4.   Loans (continued)
	2025
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Allowance for Credit Losses Allocated	Interest Income Recognized
With an allowance recorded:
Commercial and industrial	—	—	—	—	—
Nonfarm nonresidential	8,150,353	8,150,353	8,150,354	1,691,871	—
Construction and land development	—	—	—	—	—
1 – 4 family residential	—	—	—	—	—
Multi-family (5+) residential	—	—	—	—	—
Consumer	—	—	—	—	—
	8,150,353	8,150,353	8,150,354	1,691,871	—
	$37,891,509	$35,960,438	$56,622,339	$1,691,871	$—

	2024
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Allowance for Loan Losses Allocated	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$4,889,298	$2,924,872	$5,618,294	$—	$—
Nonfarm nonresidential	8,845,287	8,670,208	8,543,008	—	—
Construction and land development	3,902,667	3,902,667	3,858,214	—	—
1 – 4 family residential	1,600,000	1,600,000	1,600,000	—	—
Multi-family (5+) residential	—	—	—	—	—
Consumer	—	—	—	—	—
	19,237,252	17,097,747	19,619,516	—	—
With an allowance recorded:
Commercial and industrial	2,059,891	2,059,891	3,442,276	1,376,963	—
Nonfarm nonresidential	3,114,516	3,114,516	3,083,415	1,314,114	—
Construction and land development	—	—	—	—	—
1 – 4 family residential	—	—	—	—	—
Multi-family (5+) residential	—	—	—	—	—
Consumer	—	—	—	—	—
	5,174,407	5,174,407	6,525,691	2,691,077	—
	$24,411,659	$22,272,154	$26,145,207	$2,691,077	$—
For the years ended December 31, 2025 and 2024 there were no loans with financial difficulty modifications.
There are no residential real estate loans in process of foreclose as of December 31, 2025 and 2024.
Collateral dependent loans are loans for which the repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment. Loans are written down to the lower of cost or fair value of underlying collateral, less estimated costs to sell. The Company had

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 4.   Loans (continued)
$34,268,567 and $19,581,077 of collateral dependent loans secured by real estate or business assets as of December 31, 2025 and 2024, respectively.
The following tables provide additional detail of the activity in the allowance for credit losses, by portfolio segment as of and for the years ended December 31, 2025 and 2024.
	2025
	Commercial and Industrial	Nonfarm Nonresidential	Construction and Land Development	1 – 4 Family Residential	Multi-Family (5+) Residential	Consumer	Total
Balance, beginning	$5,781,634	$5,200,758	$1,064,717	$210,342	$586,233	$132,589	$12,976,273
Provision for credit losses	(1,440,172)	1,782,631	835,136	(1,506)	(8,704)	212,745	1,380,130
Loans charged-off	(213,720)	(1,245,956)	—	—	—	(4,818)	(1,464,494)
Recoveries of loans previously charged-off	126,052	12,159	—	7,900	—	31	146,142
Balance, ending	$4,253,794	$5,749,592	$1,899,853	$216,736	$577,529	$340,547	$13,038,051
AULC balance, beginning of period	$755,101	$72,122	$1,272	$13,874	$6,828	$22,230	$871,427
Provision for unfunded lending commitments	(37,046)	14,787	167	(13)	623	55,907	$34,425
AULC balance, end of period	$718,055	$86,909	$1,439	$13,861	$7,451	$78,137	$905,852
ACL balance, end of period	$4,971,849	$5,836,501	$1,901,292	$230,597	$584,980	$418,684	$13,943,903
Period-ended amount allocated to:
Individually evaluated for impairment	$—	$1,691,871	$—	$—	$—	$—	$1,691,871
Collectively evaluated for impairment	4,253,794	4,057,721	1,899,853	216,736	577,529	340,547	11,346,180
Ending balance	$4,253,794	$5,749,592	$1,899,853	$216,736	$577,529	$340,547	$13,038,051
Loans:
Individually evaluated for impairment	$759,811	$35,200,627	$—	$—	$—	$—	$35,960,438
Collectively evaluated for impairment	558,180,559	443,613,656	109,103,959	44,693,221	40,759,342	47,252,753	1,243,603,490
Ending balance	$558,940,370	$478,814,283	$109,103,959	$44,693,221	$40,759,342	$47,252,753	$1,279,563,928

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 4.   Loans (continued)
	2024
	Commercial and Industrial	Nonfarm Nonresidential	Construction and Land Development	1 – 4 Family Residential	Multi-Family (5+) Residential	Consumer	Total
Balance, beginning	$5,902,386	$3,665,960	$1,967,868	$305,825	$162,028	$141,155	$12,145,222
Provision for loan losses	1,807,760	1,701,318	(903,151)	(103,383)	424,205	(8,706)	2,918,043
Loans charged-off	(1,964,426)	(175,079)	—	—	—	—	(2,139,505)
Recoveries of loans previously charged-off	35,914	8,559	—	7,900	—	140	52,513
Balance, ending	$5,781,634	$5,200,758	$1,064,717	$210,342	$586,233	$132,589	$12,976,273
AULC balance, beginning of period	$623,816	$21,181	$64,047	$13,658	$1,529	$4,701	$728,932
Provision for unfunded lending commitments	131,285	50,941	(62,775)	216	5,299	17,529	$142,495
AULC balance, end of period	$755,101	$72,122	$1,272	$13,874	$6,828	$22,230	$871,427
ACL balance, end of period	$6,536,735	$5,272,880	$1,065,989	$224,216	$593,061	$154,819	$13,847,700
Period-ended amount allocated to:
Individually evaluated for impairment	$1,376,963	$1,314,114	$—	$—	$—	$—	$2,691,077
Collectively evaluated for impairment	4,404,671	3,886,644	1,064,717	210,342	586,233	132,589	10,285,196
Ending balance	$5,781,634	$5,200,758	$1,064,717	$210,342	$586,233	$132,589	$12,976,273
Loans:
Individually evaluated for impairment	$4,984,764	$11,784,724	$3,902,667	$1,600,000	$—	$—	$22,272,155
Collectively evaluated for impairment	508,585,598	481,554,860	108,855,387	44,385,799	30,789,808	20,734,752	1,194,906,204
Ending balance	$513,570,362	$493,339,584	$112,758,054	$45,985,799	$30,789,808	$20,734,752	$1,217,178,359
Regulation O is a Federal Reserve regulation that places limits and stipulations on the credit extensions that the Company can offer to its executive officers, principal shareholders, and directors also referred to as insiders/related parties. The regulation is designed to prevent these insiders from receiving favorable credit extensions not available to other loan customers. As of December 31, 2025 and 2024, the aggregate amount of loans to insiders was $24,187,000 and $26,671,000 respectively. Management review has determined that the term of these loans was comparable to that of unrelated parties.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 5.   Leasehold Improvements and Equipment
Leasehold improvements and equipment are summarized as follows at December 31, 2025 and 2024:
	2025	2024
Leasehold improvements	$1,323,403	$1,323,403
Furniture and equipment	2,046,913	1,980,043
	3,370,316	3,303,446
Less accumulated depreciation	2,071,749	1,879,871
	$1,298,567	$1,423,575
Depreciation of $457,365 and $438,092 on leasehold improvements and furniture and equipment is included in occupancy and equipment expense for the years ended December 31, 2025 and 2024, respectively.
Note 6.   Deposits
The composition of interest-bearing deposits is as follows at December 31, 2025 and 2024:
	2025	2024
NOW and money market accounts	$1,041,529,314	$1,113,966,380
Savings	35,739,573	23,345,548
Time certificates, $250,000 or more	56,581,222	60,663,881
Other time certificates	6,281,732	7,327,146
	$1,140,131,841	$1,205,302,955
The Company had $253,509,629 and $339,604,880 of brokered deposits at December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, the balance of brokered deposits represents 15% and 18% of total deposits, respectively. Included in this amount is $2,767,818 and $2,639,349 of customer CDARS deposits and $200,982,739 and $287,159,109 customer ICS deposits at December 31, 2025 and 2024, respectively.
At December 31, 2025, the scheduled maturities of time deposits are as follows:
2026	$36,417,476
2027	25,807,740
2028	581,931
2029	55,807
$62,862,954
Under regulatory guidance applicable to the Company, large depositors are those customers who own or control 2% or more of total deposits and comprise 10% or more of total assets. On-going review of these large depositors is completed by the Company due to potential deposit runoff risk given the size of the deposits. Management continues to demonstrate sound practices and stability surrounding concentration of large deposits. As of December 31, 2025 and 2024, there were two and four customers with balances of approximately 9% and 16% of total deposits and attribute a total of 7% and 12% of total assets, respectively.
Note 7.   Line of Credit
On October 26, 2016, the Company established a $3,000,000 unsecured line of credit with a senior lender. On October 22, 2020, the line increased to $5,000,000. The terms of the loan require the Company to pay quarterly interest payments on the outstanding principal balance at an annual rate based on the

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 7.   Line of Credit (continued)
Company’s option of 1) Prime, floating or 2) SOFR + 2.85%, floating. The line of credit expires on October 16, 2026, at which time all outstanding principal and accrued and unpaid interest shall be due and payable. The credit agreement requires the Company to meet certain quarterly financial covenants. There was no outstanding balance on the line of credit as of December 31, 2025 and 2024, and the Company was in compliance with all terms and conditions of the credit agreement for both years.
Note 8.   Borrowings
The Company participates in the Federal Reserve Bank’s Discount Window Borrower-In-Custody Program. Under this program, the Company can borrow from the Federal Reserve based on the value of eligible pledged loans. As of December 31, 2025 and 2024, the Company had $103,233,000 and $71,826,000 of loans pledged, respectively. The Company had no outstanding balance as of December 31, 2025 and 2024.
The Company established membership in the Federal Home Loan Bank of Chicago (FHLB) in 2018. Under this membership, the Company can borrow from the FHLB based on the market value of eligible pledged loans and securities. As of December 31, 2025 and 2024, the Company had $1,069,209,000 and $1,109,159,000 of loans and securities pledged, respectively. As of December 31, 2025 and 2024, the Company had an outstanding balance of $17,691,000 at a weighted average of 3.26% and $130,641,000 at a weighted average of 3.98%, respectively.
The Company has a Pledge Agreement with an unaffiliated financial institution. Under the agreement, the Company can borrow funds based on a discounted value of eligible pledged investment securities. As of December 31, 2024 and 2023, the Company has $2,037,000 and $2,319,000 of pledged investments, respectively. The Company had no outstanding balance as of December 31, 2025 and 2024.
Note 9.   Subordinated Notes
On May 31, 2018, the Company completed a $15,000,000 private placement of fixed-to-floating rate subordinated notes.
On May 14, 2021, the Company provided the Federal Reserve Bank of Chicago (FRB) with a request to repurchase outstanding subordinated debt of $8,000,000. In 2021, the Company repurchased $7,000,000 of the outstanding subordinated debt. In 2022, the Company repurchased an additional $1,000,000 of subordinated debt to complete the repurchase approved by the FRB. The outstanding balance of $7,000,000 as of December 31, 2025, will continue to bear interest at SOFR + 3% + 0.26161% benchmark that will reset quarterly. At December 31, 2025 the interest rate was 7.31%. Quarterly interest payments are expected until maturity which is consistent among all the original debt holders. Unless redeemed earlier, the remaining notes will mature on June 1, 2028. Proceeds from the notes meet the requirements to qualify as regulatory Tier 2 capital for the Company and as regulatory Tier 1 capital for the portion of the net proceeds that are invested in the Company.
Note 10.   Income Taxes
Income tax expense recognized is as follows for the years ended December 31, 2025 and 2024:
	2025	2024
Current	$14,100,990	$14,106,541
Deferred	47,791	(614,971)
	$14,148,781	$13,491,570

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 10.   Income Taxes (continued)
The table below presents a reconciliation of the amount of income taxes determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2025 and 2024:
	2025	2024
Federal income tax at statutory rate	$10,779,678	$10,042,500
Increase (decrease) due to:
State income tax, net of federal benefit	3,154,479	3,145,229
Stock options	60,965	75,432
Life insurance	5,147	5,147
Other nondeductible expenses	138,980	111,564
Tax exempt income	(102,373)	(63,383)
Other	111,905	175,081
	$14,148,781	$13,491,570
Deferred tax assets and liabilities as of December 31, 2025 and 2024, consist of:
	2025	2024
Deferred tax assets:
Allowance for credit losses	$3,514,035	$3,518,710
Deferred loan fees	323,979	291,295
Net unrealized losses on investment securities	15,045,415	19,856,153
Nonqualified stock options	109,833	85,018
Reserve for unfunded commitments	244,147	236,300
Interest on non-accrual loans	476,103	565,824
Deferred rent	72,937	81,102
FDIC expense	61,235	74,706
Accrued expenses	23,952	24,012
Total deferred tax assets	19,871,636	24,733,120
Deferred tax liabilities:
Depreciation	(196,635)	(239,979)
Prepaid expenses	(186,163)	(145,774)
Total deferred tax liabilities	(382,798)	(385,753)
Net deferred tax	$19,488,838	$24,347,367
Realization of deferred tax assets is dependent upon sufficient future taxable income during the period for which temporary differences and carryforwards are expected to be available to reduce taxable income.
Note 11.   Employee Benefit Plan
The Company has a 401(k) plan that covers substantially all employees. Participants may contribute a percentage of their compensation subject to certain limits based on federal tax laws. Company contributions are at the discretion of the Board of Directors. The Company matches 100% of employees’ contribution into the 401(k) plan up to 3% of their compensation and then a 50% match between 4% and 5% of their compensation. The Company made contributions to the plan in the amount of $407,209 and $407,370 for the years ended December 31, 2025 and 2024, respectively.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 12.   Stock Option Plan
The Company has a Stock Option Plan (the Plan) for the benefit of employees and directors with options to be granted at the fair value of the stock at the date of the grant. Under this plan, 304,006 shares of authorized but unissued common stock are reserved for the granting of options. Both incentive stock options and non-qualified stock options may be granted under the Plan. Options vest at 20% as of the first anniversary of the grant date and an additional 20% of the option is exercisable as of each successive anniversary of the grant date. Options must be exercised within ten years after the date of grant. The Company recognizes compensation cost relating to share-based payment transactions in the consolidated financial statements with measurement based upon the fair value of the equity or liability instruments issued. The Company recognized compensation expense in relation to stock options of $384,291 and $435,486 during the years ended December 31, 2025 and 2024, respectively. The amount of unrecognized compensation expense at December 31, 2025, was approximately $1,892,000, which will be recognized over five years.
There were 8,236 options granted during 2025. There were 8,240 options granted during 2024.
The following table summarizes data concerning stock options:
	Shares	Average Exercise Price
Outstanding at December 31, 2023	75,927	$99.91
Granted	8,240	189.00
Exercised	(365)	123.94
Forfeited	(80)	127.13
Outstanding at December 31, 2024	83,722	$99.91
Granted	8,236	216.00
Exercised	(935)	115.43
Forfeited	(5,900)	111.74
Outstanding at December 31, 2025	85,123	$115.74
Exercisable at December 31, 2025	61,328	$89.54
The weighted average remaining contractual life of all options outstanding at December 31, 2025, was 4.66 years.
As of December 31, 2025, the stock options had an intrinsic value of $8,542,000 and $7,756,000 based on outstanding and exercisable shares, respectively. As of December 31, 2024, the stock options had an intrinsic value of $6,732,000 and $5,914,000 based on outstanding and exercisable shares, respectively. The aggregate intrinsic value of a stock option represents the total pre-tax amount by which the current market value of the underlying stock exceeds the price of the option that would have been received by the option holders had all option holders exercised their options. The intrinsic value will change when the market value of the Company’s stock changes. The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. See table below for assumptions. The Company does not have an active market for its stock and therefore is limited in its determination of fair value.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 12.   Stock Option Plan (continued)
The fair value of option grants during 2025 and 2024 were estimated using the Black-Scholes option-pricing model with the following assumptions:
	2025	2024
Dividend yield	0.0%	0.0%
Expected volatility	35.4%	17.9%
Risk free rate of return	4.3%	4.5%
Expected life in years	10	10
The dividend yield assumption is based on Company history and expectation of dividend payouts at the time of the grant. The expected volatility is based on historical volatility of similarly sized banks. The risk-free interest rate is the 10 year U.S. Treasury rate at the time of the grant. The expected life is based on the contractual vesting period.
The following provides information pertaining to non-vested options:
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested options at December 31, 2023	28,023	$51.38
Granted	8,240	78.45
Vested	(8,662)	43.70
Forfeited	(80)	49.50
Non-vested options at December 31, 2024	27,521	$61.81
Granted	8,236	117.97
Vested	(5,992)	60.56
Forfeited	(5,900)	59.18
Non-vested options at December 31, 2025	23,865	$83.79
Note 13.   Commitments, Contingencies and Derivatives
The Company enters into interest rate swap agreements with certain loan customers and executes corresponding offsetting interest rate swaps with a third-party to economically mitigate its exposure to changes in interest rates. While these swaps are intended to offset interest rate risk, the Company does not designate these instruments as hedges for accounting purposes. Accordingly, all customer swaps and related offsetting derivatives are recorded at fair value, with changes in fair value recognized in earnings. The notional amounts of the swaps do not represent amounts exchanged by the parties.
The fair values of the interest rate swaps are recorded on the consolidated balance sheets. These instruments are marked to fair value monthly and changes in fair value are included on the consolidated statements of income which were not material for the years ended December 31, 2025 and 2024.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 13.   Commitments, Contingencies and Derivatives (continued)
Summary information as of December 31, 2025 and 2024, related to derivative financial instruments is as follows:
Derivatives not designated as hedging instruments
	2025	2024
Notional amounts	$55,807,101	$58,192,151
Fair value of interest rate swap agreements	1,686,198	3,634,494
Weighted-average fixed rates	5.09%	5.08%
Weighted-average maturity	3.39 years	4.38 years
The Company did not have any investment securities pledged in connection with the interest rate swap as of December 31, 2025 and 2024.
Financial instruments with off-balance-sheet risk:   In the normal course of business, the Company enters into various off-balance sheet arrangements to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows at December 31, 2025 and 2024:
	2025	2024
Commitments to extend credit	$600,434,000	$492,882,000
Standby letters of credit	15,699,000	18,654,000
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the party. Collateral held varies, but may include residential real estate, securities, accounts receivable, inventory, property and equipment, and income-producing commercial property.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral, which may include cash, accounts receivable, inventory, property and equipment, and income-producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the summary above. If the commitment were funded, the Company would be entitled to seek recovery from the customer. At December 31, 2025 and 2024, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 13.   Commitments, Contingencies and Derivatives (continued)
The nature of the Company’s business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.
Lease commitments:   The Company leases equipment and facilities under noncancelable operating leases which expire through August 2030. Rent expense was $977,864 and $905,444 for the years ended December 31, 2025 and 2024, respectively. The minimum rental commitment for future years at December 31, 2025, is as follows:
2026	$746,949
2027	682,540
2028	547,904
2029	541,136
2030	241,513
$2,760,042
As of December 31, 2025 the Company reported $1,897,000 right-of-use (ROU) assets and $1,897,000 of lease liabilities which is recorded in accrued interest receivable and other assets and accrued interest payable and other liabilities respectively in the Consolidated Balance Sheet. At December 31, 2025 the weighted average remaining lease term for the operating leases was 4.02 years and the weighted average discount rate was 2.37%.
Contingencies:   In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after considering the advice of its legal counsel, there is no pending or threatened legal action of any material consequence at December 31, 2025.
Note 14.   Dividend Restrictions and Regulatory Capital Requirements
Provisions of Illinois banking laws place restrictions upon the amount of dividends that can be paid to the Company by its subsidiary bank. The availability of dividends may be further limited because of the need to maintain capital ratios satisfactory to applicable regulatory agencies.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. These capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
The federal banking agencies have adopted regulations that substantially amend the capital regulations currently applicable to us. These regulations implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act.
In addition to the minimum common equity Tier 1 (CET1), Tier 1 and total capital ratios, the Bank will have to maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 14.   Dividend Restrictions and Regulatory Capital Requirements (continued)
As of December 31, 2025 the Company maintained Basel III capital ratios in excess of the well capitalized standards established by the Federal Reserve regulatory framework. To be categorized as well capitalized, the Company must maintain minimum CET 1 risk based, Tier 1 risk based, and Tier 1 leverage capital ratios.
The Bank’s capital amounts and ratios are presented in the table below:
	Actual		Minimum For Capital Adequacy Purposes With Capital Buffer		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2025
CET1 Risk-Based Capital Ratio	$255,700,000	16.31%	$109,767,000	7.00%	$101,927,000	6.50%
Total Risk-Based Capital Ratio	269,644,000	17.20%	164,651,000	10.50%	156,810,000	10.00%
Tier 1 Risk-Based Capital Ratio	255,700,000	16.31%	133,289,000	8.50%	125,448,000	8.00%
Tier 1 Leverage Ratio	255,700,000	12.18%	83,984,000	4.00%	104,980,000	5.00%
	Actual		Minimum For Capital Adequacy Purposes With Capital Buffer		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2024
CET1 Risk-Based Capital Ratio	$217,625,000	14.91%	$102,162,000	7.00%	$94,865,000	6.50%
Total Risk-Based Capital Ratio	231,472,000	15.86%	153,243,000	10.50%	145,946,000	10.00%
Tier 1 Risk-Based Capital Ratio	217,625,000	14.91%	124,054,000	8.50%	116,757,000	8.00%
Tier 1 Leverage Ratio	217,625,000	9.96%	87,380,000	4.00%	109,225,000	5.00%
Note 15.   Fair Value Measurements
The Company applies the accounting standard, Fair Value Measurements and Disclosures (Standard), for assets and liabilities measured and reported at fair value. The Standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Standard requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach in the determination of fair value. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the Standard establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
The fair value hierarchy is as follows:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 15.   Fair Value Measurements (continued)
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis:
Investment securities:   The fair value of the Company’s investment securities are determined using Level 2 inputs from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, treasury yield curve, trading levels, market consensus prepayment speeds, credit information and terms, among other factors.
Derivative contracts:   The fair values of both asset and liability derivative contracts are valued using a pricing model with inputs that are observable in the market or can be derived from or corroborated by observable market data.
The following tables summarize assets and liabilities measured at fair value on a recurring basis at December 31, 2025 and 2024, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.
	2025
	December 31, 2025	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. government sponsored agency mortgage-backed securities	$172,370,126	$—	$172,370,126	$—
U.S. government sponsored collateralized mortgage obligations	180,884,424	—	180,884,424	—
States and political subdivisions in the U.S.	21,209,274	—	21,209,274
Derivative contracts	1,686,198	—	1,686,198	—
Total	$376,150,022	$—	$376,150,022	$—
Liabilities:
Derivative contracts	$1,686,198	$—	$1,686,198	$—
	2024
	December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. government sponsored agency mortgage-backed securities	$181,859,237	$—	$181,859,237	$—
U.S. government sponsored collateralized mortgage obligations	190,256,908	—	190,256,908	—
States and political subdivisions in the U.S.	20,360,505	—	20,360,505
Derivative contracts	3,634,494	—	3,634,494	—
Total	$396,111,144	$—	$396,111,144	$—
Liabilities:
Derivative contracts	$3,634,494	$—	$3,634,494	$—

Signature Bancorporation, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 15.   Fair Value Measurements (continued)
There were no transfers of assets between Levels 1, 2, or 3 of the hierarchy during the years ended December 31, 2025 and 2024.
Assets and Liabilities Recorded at Fair Value on a Non-Recurring Basis:
Collateral dependent loans:   The Company does not record loans at fair value on a recurring basis. However, certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on customized accounting criteria.
Other real estate owned:   Assets acquired through loan foreclosure are initially recorded at estimated fair value less estimated selling costs. The estimated fair value of other real estate owned is evaluated regularly and any decreases in value along with holding costs, such as taxes, insurance and utilities, are reported in noninterest expense.
The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis at December 31, 2025 and 2024, are set forth below.
	2025
	December 31, 2025	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Collateral dependent loans	$34,268,567	$—	$—	$34,268,567
Other real estate owned	1,890,000	—	—	1,890,000
Total	$36,158,567	$—	$—	$36,158,567
	2024
	December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Collateral dependent loans	$19,581,077	$—	$—	$19,581,077
Total	$19,581,077	$—	$—	$19,581,077

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Articles 10 and 11 of the Articles of Incorporation of Esquire Financial Holdings, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
ARTICLE 10.   Indemnification, etc. of Directors and Officers.
A.   Indemnification.   The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in Section A of this Article 10 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the MGCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officers (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of a written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by a final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Section A of this Article 10 or otherwise.
B.   Procedure.   If a claim under Section A of this Article 10 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.   Non-Exclusivity.   The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
D.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.
E.   Miscellaneous.   The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 11 is in force.
ARTICLE 11.   Limitation of Liability.   An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the Personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.
We have also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 2-418 of the MGCL provides that a Maryland corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against liability under the provisions of the section.

Item 21.    Exhibits and Financial Statement Schedules
(a)
The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Esquire Financial Holdings, Inc., Esquire Merger Sub, Inc. and Signature Bancorporation, Inc., dated as of March 11, 2026 (Attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)
3.1	Articles of Incorporation of Esquire Financial Holdings, Inc. (incorporated by reference to Exhibit 3.1 in the Registration Statement on Form S-1 (File No. 333-218372) originally filed by the Company under the Securities Act of 1933 with the Commission on May 31, 2017, and all amendments or reports filed thereto)
3.2	Bylaws of Esquire Financial Holdings, Inc. (incorporated by reference to Exhibit 3.3 in the Registration Statement on Form S-1/A (File No. 333-218372) originally filed by the Company under the Securities Act of 1933 with the Commission on June 22, 2017, and all amendments or reports filed thereto)
4.1	Form of Common Stock Certificate of Esquire Financial Holdings, Inc. (incorporated by reference to Exhibit 4 in the Registration Statement on Form S-1 (File No. 333-218372) originally filed by the Company under the Securities Act of 1933 with the Commission on May 31, 2017, and all amendments or reports filed thereto)
4.2	Description of Esquire Financial Holdings, Inc. Common Stock (incorporated by reference to Exhibit 4.2 in the Annual Report on Form 10-K (File No. 001-38131) originally filed by the Company on March 12, 2020)
5.1	Opinion of Luse Gorman, PC as to validity of the securities being registered*
8.1	Opinion of Luse Gorman, PC regarding U.S. income tax aspects of the merger*
8.2	Opinion of Vedder Price, P.C. regarding U.S. income tax aspects of the merger*
10.1	Employment Agreement by and between Esquire Bank and Michael G. O’Rourke, dated March 11, 2026*
21	Subsidiaries of Esquire Financial Holdings, Inc., incorporated by reference to Exhibit 21.1 to Form 10-K filed March 13, 2026
23.1	Consent of Crowe LLP
23.2	Consent of RSM US LLP
23.3	Consent of Luse Gorman, PC (included as part of its opinion filed as Exhibit 5.1)*
23.4	Consent of Luse Gorman, PC (included as part of its opinion filed as Exhibit 8.1)*
23.5	Consent of Vedder Price, P.C. (included as part of its opinion filed as Exhibit 8.2)*
24.1	Powers of Attorneys of Directors and Officers of Esquire Financial Holdings, Inc. (included on signature page to this registration statement on Form S-4)*
99.1	Form of Proxy of Esquire Financial Holdings, Inc.
99.2	Form of Proxy of Signature Bancorporation, Inc.
99.3	Consent of Piper Sandler & Co.*
99.4	Consent of Raymond James & Associates, Inc.
99.5	Consent of Michael O’Rourke*
99.6	Consent of Leonard Caronia*
107	Filing Fee Table*

*
previously filed.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)
That every prospectus (i) that is filed pursuant to the paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on the 4th day of May, 2026.
Esquire Financial Holdings, Inc.
By:
/s/ Andrew C. Sagliocca

Andrew C. Sagliocca
Vice Chairman, Chief Executive Officer and President
(Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 4th day of May, 2026.
Signatures	Title
/s/ Andrew C. Sagliocca Andrew C. Sagliocca	Vice Chairman, Chief Executive Officer and President (Principal Executive Officer)
/s/ Michael Lacapria Michael Lacapria	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Anthony Coelho	Chairman
* Todd Deutsch	Director
* Raymond Kelly	Director
* Robert J. Mitzman	Director
* Rena Nigam	Director
* Richard T. Powers	Director

Signatures	Title
* Kevin C. Waterhouse	Director

* By:
/s/ Andrew C. Sagliocca

Andrew C. Sagliocca
(Attorney-in-Fact)
May 4, 2026